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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 16, 2008

Registration No. 333-151420

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

Pre-Effective
Amendment No. 2
To

FORM F-1
Registration Statement
Under
the Securities Act of 1933

BRITANNIA BULK HOLDINGS INC
(Exact Name of Registrant as Specified in its Charter)

Republic of the Marshall Islands (State or Other Jurisdiction of Incorporation or Organization)	4412 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

Dexter House
2 Royal Mint Court
London
EC3N 4QN
United Kingdom
+44 (0)20 7264 4900
(Address and telephone number of Registrant's Principal Executive Office)

CT Corporation System
111 Eighth Avenue, 13th Floor, New York, New York 10011
(212) 664-1666
(Name, address and telephone number of agent for service)

with copies to:

Peter Young Vinson & Elkins R.L.L.P. 33rd Floor, CityPoint One Ropemaker Street London EC2Y 9UE United Kingdom	Harald Halbhuber Davis Polk & Wardwell 99 Gresham Street London EC2V 7NG United Kingdom

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Shares of Britannia Bulk Holdings Inc, par value $0.01 per share.	$182,083,326	$7,155.87

(1)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o).

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXHIBIT INDEX ON PAGE II-2

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion. Dated June 16, 2008

8,333,333 Shares

Britannia Bulk Holdings Inc

Common Stock

        This is an initial public offering of shares of common stock of Britannia Bulk Holdings Inc.

        No public market currently exists for our common stock. We anticipate that the initial public offering price of our common stock will be between $17.00 and $19.00 per share. We have applied to list our common stock on the New York Stock Exchange under the symbol "DWT".

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 14 to read about factors that you should consider before buying our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial public offering price	$	$

Underwriting discount	$	$

Proceeds, before expenses, to Britannia Bulk Holdings Inc	$	$

        To the extent that the underwriters sell more than 8,333,333 shares of common stock, the underwriters have the option to purchase up to an additional 1,250,000 shares from the selling stockholders named in this prospectus at the initial public offering price less the underwriting discount. We will not receive any proceeds from the sale of shares by the selling stockholders.

Goldman, Sachs & Co.	Banc of America Securities LLC
Dahlman Rose & Company LLC	Oppenheimer & Co.

Prospectus dated              .

Main Baltic Dry Bulk Export Trades
Coal - Russia, Poland
Fertilizers - Russia, Poland
Iron Ore - Russia
Grain - Russia
Norwegian Sea
Murmansk
Kandalaksha
Arkhangelsk
SWEDEN
FINLAND
Trondheim
NORWAY
Sundsvall
Kokkola
Vysotsk
Helsinki
St. Petersburg
Bergen
Oslo
Tallinn
RUSSIA
Stockholm
ESTONIA
Moscow
North Sea
Ventspils
Riga
Hunterston
Goteborg
LATVIA
DENMARK
Baltic Sea
LITHUANIA
Copenhagen
Svendborg
Minsk
U. K.
Gdansk
Hamburg
Rostock
BELARUS
Bristol
Amsterdam
NETH.
London
Berlin
POLAND
Dunkirk
GERMANY
FRANCE
Paris
Baltic States
Key Ports

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the shares of common stock. In this prospectus, the "Company", the "group", "we", "our" and "us" refer to Britannia Bulk Holdings Inc and its consolidated subsidiaries.

        We have not taken any action to permit a public offering of the shares of common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this prospectus outside the United States.

        There are restrictions on the offer and sale of the shares of common stock offered hereby in the United Kingdom. All applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by any person in relation to shares of common stock offered hereby in, from or otherwise involving the United Kingdom must be complied with. See "Underwriting".

        We present our financial statements in U.S. dollars. In this prospectus, both amounts stated in U.S. dollars and derived from pounds sterling and amounts stated in pounds sterling derived from U.S. dollars, unless otherwise indicated, have been translated at a fixed rate, solely for convenience. These translations should not be construed as a representation by us that the pounds sterling amounts actually represent such U.S. dollar amounts, or vice versa, or that a conversion could be made at the rate indicated, or at any other rate, or at all. Unless otherwise indicated, these pounds sterling and U.S. dollar amounts have been translated at the rate of £1.00 per $1.9858, the noon buying rate in New York City for cable transfers in pounds sterling on March 31, 2008. The "noon buying rate" is the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York.

        Certain amounts and percentages included in this prospectus have been rounded.

        In this prospectus, unless otherwise indicated, all references to "fiscal year" are to a given 12-month period ended on December 31.

        Unless the context otherwise requires, the information in this prospectus (other than the historical financial statements) assumes that the underwriters will not exercise their option to purchase 1,250,000 additional shares and gives effect to the net 227-for-100 share exchange effected between May 27, 2008 and June 2, 2008.

i

PROSPECTUS SUMMARY

        You should read the following summary together with the more detailed information and our financial statements included elsewhere in this prospectus.

Our Company

        We are an international provider of drybulk shipping and maritime logistics services with a leading market position in transporting drybulk commodities in and out of the Baltic region. Our current owned fleet is diversified and consists of 22 vessels, including 13 drybulk vessels, five of which are ice-class, five ocean-going ice-class barges, and four ice-class tugs. Ice-class vessels are those that have been specifically constructed and certified for transportation in icy conditions, which are a particular feature of the Baltic region for approximately half of each year. We have contracted to purchase an additional six Panamax ice-class drybulk vessels, which are scheduled to be delivered between June 2009 and September 2010. Upon delivery of these additional vessels, based on our owned deadweight tonnage, or dwt, capacity as at March 31, 2008, we will increase our dwt capacity by approximately 72% to approximately 1,067,460 and our owned fleet will consist of 28 vessels, including 19 drybulk vessels, 11 of which will be ice-class. This expansion of our fleet will not only provide a base from which to significantly grow our revenue and earnings in the future, but will also extend our leading position in ice-class service. Based on our market knowledge, there are currently fewer than 10 ice-class Panamax drybulk vessels which are less than 10 years old and, following delivery of our new-builds, we believe we will own one of the largest and most modern fleets of ice-class Panamax drybulk vessels in the world.

        To complement our owned fleet, we actively charter-in a significant number of vessels to increase our overall dwt capacity and enhance our service to our customers. As at March 31, 2008, the number of chartered-in drybulk vessels under our control was 45, 11 of which were ice-class. These chartered-in vessels added dwt capacity of 2,197,891, significantly increasing our total fleet of controlled vessels. Revenues from our chartered-in tonnage have grown significantly in the last year as we have expanded our fleet, broker network and customer base. Furthermore, this growth has been aided by a stronger overall demand in the drybulk shipping market, coupled with strong freight rates and increased trade for the commodities that we transport. The combination of owning and chartering-in our fleet provides us with the flexibility to capitalize on profitable opportunities.

        Our managed drybulk vessels serve a wide variety of ports and carry multiple cargoes, while our tug and barge vessels provide the flexibility for us to serve ports that are too small or otherwise unable to accommodate traditional drybulk vessels. We derive a significant portion of our revenue from the short-haul transportation of coal, fertilizers, scrap metals, iron ore, grain and other bulk cargoes from ports in the Baltic region to countries in northern and western Europe, including the United Kingdom, Denmark and Germany. In addition, we transport these bulk cargoes from the Baltic region along global trade routes to India, Brazil and Argentina, and across South East Asia trade routes, from India to China, and from Australia to India. A typical long-haul trade route for us would involve the transportation of Baltic-sourced fertilizers to Brazil and Argentina, and the transportation of South American-sourced grain back to Europe.

        We have long-standing relationships with key customers, including Corus, Glencore International, Siberian Coal Energy Company (SUEK) and Weglokoks, and more recent relationships with BHP Billiton, Peabody Energy and Rio Tinto. Our customer base is diversified, and, in the three months ended March 31, 2008, no customer represented more than 9% of our revenues. A significant portion of our revenue with such customers is earned under fixed price contracts of affreightment, or COAs, more fully described below on page 2.

        In addition to vessel operation and chartering, we also provide maritime logistics services for our customers. These logistics services include port modification, fendering (the provision of materials used to prevent damage to vessels when docking), lightening, dredging of berths to accommodate larger vessels, maximizing vessel throughput in ports, provision of floating cranes and self-discharging equipment. We believe that our maritime logistics services enhance our profitability, add value and depth to the services that we can provide and result in stronger relationships with our customers, which in turn enhance our customer retention and create new and repeat business opportunities.

        In the three months ended March 31, 2008, approximately 74% of our revenue was earned from the shipment of drybulk commodities to and from the Baltic and Northern Europe regions, where we have significant operational expertise and capabilities. The Baltic region represents an attractive market in the international drybulk shipping industry with unique characteristics, such as a predominance of short-haul trades and icy conditions, for which our fleet is ideally suited. Drybulk transportation in this region has increased substantially in recent years due to increased exports of Russian coal to Europe. In addition, we have experienced recent growth in our involvement in the shipment of fertilizers and grain in and out of the region.

        A significant portion of our revenue is earned under fixed price COAs under which we deliver certain amounts of cargo for our customers over terms ranging from a few weeks to over a year, providing us with stable and predictable cash flows in the near to medium term. COAs are priced on a US$ per cargo tonne basis, as opposed to being priced on a per day basis, as with time charter contracts. We benchmark our COA rates against Time-Charter Equivalent (TCE) Rates. See "Operating and Financial Review and Prospects—Operational Metrics". We believe that the trade in the Baltic region relies on COAs rather than spot or time charters (under which we generate the balance of our revenue) because of the predominance of short-haul trades.

        The following table sets forth tonnes of cargo shipped under COA contracts for the periods indicated:

	Three months ended March 31,		Year ended December 31,
	2008	2007	2007	2006	2005
Tonnes shipped under COAs (millions)	2.8	1.3	4.6	5.6	4.4
Total tonnes of cargo shipped (millions)	5.3	2.5	11.8	10.7	8.0

        As at March 31, 2008, we had secured COAs for the shipment of over 8.6 million tonnes of cargo scheduled to be shipped in 2008, and 3.5 million tonnes in 2009.

        For the three-month period ended March 31, 2008, we generated revenue, EBITDA and net income of approximately $300.2 million, $46.5 million and $31.5 million, respectively. For the fiscal year ended December 31, 2007, we generated revenue, EBITDA and net income of approximately $566.6 million, $89.3 million and $46.0 million, respectively. For the definition of EBITDA and its reconciliation to net income, see footnote (1) under "Selected Consolidated Financial and Other Operating Data".

Our Fleet and Technical Management

Fleet

        Our owned fleet of drybulk vessels consists of Panamax, Handymax and Handysize vessels. The principal difference between the three categories of vessel is the carrying capacity:

  •
  Panamax vessels have a carrying capacity of between 60,000 – 100,000 dwt and generally operate along long-haul routes. They are specifically designed to be the largest vessels able to transit the Panama Canal locks.

  •
  Handymax vessels have a carrying capacity of 30,000 – 60,000 dwt and generally operate on a large number of global trade routes. They can conduct cargo operations in countries and ports with more limited infrastructure than required for Panamax vessels.

  •
  Handysize vessels have a carrying capacity of up to 30,000 dwt. They typically operate only on regional trading routes, often serving as trans-shipment feeders for larger vessels, and carry minor bulk cargoes. They can operate in ports lacking the infrastructure for cargo loading and unloading.

        The following table lists the vessels in our existing owned fleet, together with details of vessels that we have contracted to purchase:

Vessel Name	Year Built	Date Acquired/Estimated Delivery Date	Purchase Price ($ in thousands)	DWT
Drybulk Vessels:
Panamax
Navigator II	1998	February 27, 2007	28,500	69,146
Endurance II	1994	April 10, 2007	36,735	70,029
Endeavour II	1994	May 8, 2007	36,735	70,003
Panamax I(1)	2009	By June 30, 2009	59,400	74,500
Panamax II(2)	2009	By September 30, 2009	59,400	74,500
Panamax III(3)	2009	By December 31, 2009	59,400	74,500
Panamax IV(4)	2010	By March 31, 2010	59,400	74,500
Panamax V(5)	2010	By June 30, 2010	59,400	74,500
Panamax VI(6)	2010	By September 30, 2010	59,400	74,500
Handymax
Voyager II	1986	November 26, 2004	13,776	33,288
Explorer II	1977	November 30, 2004	2,100	39,814
Challenger II	1977	September 30, 2004	2,100	39,814
Adventure II	1980	May 27, 2004	7,100	38,871
Discovery II	1984	April 8, 2005	11,500	32,813
Commander II	1983	May 2, 2007	10,750	31,431

Ice Trader II	1995	February 14, 2008	35,500	43,705
Ice Power II	1995	February 18, 2008	35,500	43,705
Handysize
Enforcer II(7)	1981	July 11, 2007	6,244	23,794
Defiant II	1978	January 16, 2008	5,700	10,800
Barges:(8)
Drejoe II	1991	December 1, 2005	2,138	15,820
Hjortoe II	1992	December 1, 2005	2,138	15,820
Sioe II	1991	December 1, 2005	2,138	15,820
Skaroe II	1992	December 1, 2005	2,138	15,820
Iholm II	1978	October 2, 2006	1,400	9,330
Tugs:
Bregninge II	1983	December 1, 2005	1,584	106
Troense II	1983	December 1, 2005	1,584	105
Vindeby II	1980	December 1, 2005	1,584	105
Vornaes II	1970	February 9, 2007	1,000	321

(1)
We have entered into an agreement for the purchase of this vessel and expect to take delivery of such vessel by June 2009. We have paid a first installment on this vessel of $11.9 million.

(2)
We have entered into an agreement for the purchase of this vessel and expect to take delivery of such vessel by September 2009. We have paid a first installment on this vessel of $11.9 million.

(3)
We have entered into an agreement for the purchase of this vessel and expect to take delivery of such vessel by December 2009. We have paid a first installment on this vessel of $11.9 million.

(4)
We have entered into an agreement for the purchase of this vessel and expect to take delivery of such vessel by March 2010. We have paid a first installment on this vessel of $11.9 million.

(5)
We have entered into an agreement for the purchase of this vessel and expect to take delivery of such vessel by June 2010. We have paid a first installment on this vessel of $11.9 million.

(6)
We have entered into an agreement for the purchase of this vessel and expect to take delivery of such vessel by September 2010. We have paid a first installment on this vessel of $11.9 million.

(7)
Enforcer II is currently subject to an option to purchase, granted by us in favor of the current charterer of such vessel. The charterer has until September 2008 to exercise such option to purchase at a price of $9.5 million.

(8)
All of our barges are ocean-going.

        As at March 31, 2008, the number of chartered-in vessels under our control was 45, 11 of which were ice-class. These chartered-in vessels added dwt capacity of 2,197,891, significantly increasing our total fleet of controlled vessels. For additional information on the terms and charter-in rates of our chartered-in vessels as of March 31, 2008, see "Operating and Financial Review and Prospects—Contractual Obligations".

Technical and Commercial Management

        Through our wholly owned subsidiary Svendborg Ship Management A/S, which we call Svendborg, based in Denmark, we exclusively manage our vessels in-house with a team of technical experts who possess extensive expertise in vessel operation, particularly in icy conditions within the Baltic region. Svendborg carries out the critical ship management functions of vessel maintenance, crewing, shipyard supervision and financial management services for our fleet. Svendborg's particular expertise in operating vessels in icy and ice-restricted conditions, together with our growing fleet of ice-class vessels, provides us with a competitive advantage when competing for charter or contract opportunities. Commercial management of our vessels in Denmark is limited to those vessels owned or chartered-in by our Danish entity, whereas commercial management for the balance of our fleet is conducted out of the United Kingdom.

Our Competitive Strengths

        We believe our competitive strengths include the following:

  •  Leading Shipping Provider in the Baltic Market. We are a leading shipping provider in the Baltic region. We have expertise in providing customized shipping services to the specific needs of the Baltic drybulk shipping market, underpinned by long-standing and stable relationships with our customers in that region. Due to our experience in the Baltic region, including through Svendborg, we have expertise in operating ships in icy conditions, and specialized knowledge of local port conditions, inspection procedures, regional infrastructure, crewing regulations, regulatory and safety requirements in Russia and northern and western Europe.

  •  Favorable Industry Dynamics for Drybulk Shipping. The global drybulk shipping market is currently experiencing a period of significant growth, principally driven by the high levels of economic growth in China, Russia and India, which have generated increased demand for the transportation of raw materials. According to Drewry, the volume of drybulk cargoes transported at sea grew at a compounded annual rate of 5.0% between 2000 and 2007, and the Baltic Dry Index, the primary industry indicator of drybulk freight rates, has increased from 4,456 as at December 31, 2004 to 8,081 as at March 31, 2008, an increase of 81.4%. The Baltic drybulk shipping market is also experiencing a period of growth as the economies of many of the countries that border the Baltic (including Denmark, Estonia, Finland, Germany, Latvia, Lithuania, Poland, Russia and Sweden) continue to grow at rates faster than the European Union average. Our major cargo is coal and Europe is now a major market for Russian coal where dependence on imported coal is rising due to the closure of indigenous coal mines and heightened demand for coal for power generation. Russia is now the third largest exporter of coal in the world, with exports rising by an average of 13.0% per annum in the period 2001–2007. In addition, the emerging market economies of Brazil, India and China are expected to continue to drive demand for coal, iron-ore and other bulk commodities over the long term, and we intend to capitalize on these opportunities by expanding our geographic reach.

  •  Attractive Business Model Providing Flexibility to Respond to Market Conditions. Our combination of owned and chartered-in vessels allows us to drive profitability by actively managing the utilization and deployment of our fleet across our customer base. We utilize COAs, with terms ranging from a few weeks to over a year, and time charters to retain flexibility to profit from favorable market opportunities through our judicious use of short-term COAs and spot-market contracts. The chartered-in fleet is a demand driven business. Where we anticipate or identify demand that cannot be met through our existing fleet, we seek to meet it through chartering-in vessels. Our chartered-in fleet gives us the flexibility to capture profitable business without the capital investment associated with owning vessels and allows us to adjust our fleet size according to prevailing market conditions.

  •  Strong Relationships with High Quality Repeat Customers. We believe our customer-oriented approach has established us as one of the preferred drybulk carriers in the Baltic region. We have built a stable base of well-known, long-standing customers, including Carbofer, the Swiss trader of scrap metals, coal, steel and petcoke, Corus, a leading Anglo-Dutch steel company, Duferco, a specialist steel company, Glencore International, one of the world's largest traders of a wide range of commodities and raw materials to industrial consumers, Krutrade, one of Russia's largest coal exporters, Mekatrade, a leading exporter of fertilizers, Oakley International, a leading exporter of fertilizers to South America, SUEK, Russia's largest coal producer, and Weglokoks, the biggest Polish exporter of coal. BHP Billiton, the world's largest mining company and Rio Tinto, one of the world's leading mining and exploration companies, became customers of ours in 2006, and Peabody Energy, the world's largest private-sector coal company, became a customer of ours in October 2007. We believe our maritime logistics services result in stronger relationships with our customers, which in turn enhance our customer retention rates, and create new and repeat business opportunities.

  •  Track Record of Strong, Profitable Growth. We have a track record of strong, profitable growth. Between 2004 and December 31, 2007, the number of tonnes of cargo we have shipped for our customers has increased at a compound annual growth rate of 69%. During the same period, we have increased the capacity of our owned fleet from 151,787 dwt to 522,250 dwt, representing a CAGR of 51% and significantly increased the size of our chartered-in fleet. As a result, and also supported by an increase in charter rates, our revenue, EBITDA and net income grew at a CAGR of 138%, 115% and 82%, respectively, between 2004 and December 31, 2007. For the year ended December 31, 2007, our EBITDA was $89.3 million and our net income was $46.0 million.

  •  Experienced Senior Management and In-House Technical Team. Our senior management team has extensive experience in the shipping industry. Our founder, chairman and chief executive officer has 17 years of experience in the drybulk shipping industry, our chief operating officer has 30 years of experience in the drybulk shipping industry, our directors of chartering have 41 years of combined experience in the drybulk shipping industry, our chief financial officer has 18 years of experience in finance and accounting, and our director of operations has over 30 years of experience in the shipping industry. In addition, our in-house technical team is located within Svendborg, a company with more than 30 years of experience in the shipping industry in the Baltic region. Our management team has a diverse international background and speaks a variety of languages, which enables us to more effectively communicate and develop deeper relationships with our wide-ranging base of customers.

  We intend to continue to leverage this experience and reputation to grow our business. Certain members of our management team, including our founder and chief executive officer, are significant equity holders in the Company, which aligns their incentives with our broader stockholder base. We recently adopted a share option plan enabling our board of directors to grant options over our common stock to any of our employees or executive directors as more fully described below under "Directors, Senior Management and Employees—Executive Share Option Plan 2008".

Our Business Strategy

        We intend to continue to diversify and enhance our business and financial profile, which we believe will allow us to sustain profitability and deliver meaningful value to our stockholders through a combination of earnings growth and free cash flow generation, principally through the following strategies:

  •  Leverage Core Expertise. Our aim is to profitably grow our business by leveraging our core expertise as one of the most efficient and highest quality drybulk shipping and maritime logistics service providers in the global drybulk industry, with unique experience, recognized operational skills and strong customer relationships in the Baltic region.

  We expect our existing customers to require additional drybulk transportation services in response to growth in volumes of imports and exports, as well as their growth into new geographic markets. Additionally, Russian port development is currently focused on being able to load larger vessels, which will allow us to expand our service in these ports. We also aim to expand our existing customer base to new customers in the Baltic region, principally through increasing our broker network. We intend to manage our fleet to meet both the growing demands of our existing customers and the targeted growth in new customers, as more fully described below under "—Actively Manage Our Fleet".

  We will continue our focus on drybulk transportation in and out of the Baltic region, as demand for drybulk shipping services continues to expand in this region due to growth in inter-regional commodity trade flows. For example, recent growth in the South American grain trade to northern Europe and the related increase in South American demand for fertilizer products manufactured in and shipped from Baltic countries has resulted in us transporting significant volumes of these commodities between the two regions.

  •  Expand Globally. In order to capitalize on the strategic opportunities presented by the growing demand of emerging market economies like India and China for coal, iron-ore and other drybulk commodities, we intend to expand our operations to new geographical regions, such as Australia, India and China. We intend to leverage our existing customer relationships to extend our service into those new geographic markets our customers are themselves expanding.

  We will continue to provide value-added maritime logistics services and advice to complement our successful track record of delivering on our customers' core shipping needs. We believe our maritime logistics services enhance our profitability, add value and depth to the services we can provide and result in stronger relationships with our customers, which enhance our customer retention rates and create new and repeat business opportunities.

  •  Actively Manage Our Fleet. In order to capitalize on the growing demands of our existing and increasing customer base and the growth in trade flows in our markets, and in order to support our strategy of global expansion, we will continue to proactively manage our mix of owned and chartered-in vessels.

  We expect to aggressively expand our owned ice-class capacity and have contracted to purchase six new-build Panamax ice-class vessels. Upon delivery of these additional vessels, based on our owned dwt capacity as at March 31, 2008, we will increase our dwt capacity by approximately 72% to approximately 1,067,460, and our owned fleet will consist of 28 vessels, including 19 drybulk vessels, 11 of which will be ice-class, five ocean-going ice-class barges and four ice-class tugs.

  This expansion of our fleet will not only provide a base from which to significantly grow our revenue and earnings in the future, but will also extend our leading position in ice-class service.

  Based on our market knowledge, there are currently fewer than 10 ice-class Panamax drybulk vessels which are less than 10 years old, and following delivery of our new-builds, we believe we will own one of the largest and most modern fleets of ice-class Panamax drybulk vessels in the world.

  From time to time we may renew, scrap or sell off our older owned vessels to maximize value, or we may reduce our chartered-in fleet. Our fleet expansion plans, coupled with our ability to upsize or downsize our chartered-in fleet and to dispose of our current owned vessels, gives us the flexibility to actively manage our fleet to adapt to changing market conditions and customer demands.

Dividend Policy

        The declaration and payment of any dividend is subject to the discretion of our board of directors. Our policy is to declare regular quarterly distributions to stockholders by February, May, August and November of each year in an amount of up to 30% of our quarterly net income, or such other amount as our board of directors deems appropriate. Our board of directors may determine that we may have to make provisions for reinvestment and other liabilities in our business that may reduce or eliminate the cash available for distribution as dividends. These provisions may cover, among other things, drydocking, intermediate and special surveys, liabilities and other obligations, fleet renewal and expansion and working capital. While there can be no assurance we will do so, we expect to declare a dividend of $0.28 per share for the three-month period ended September 30, 2008 in November 2008. Holders of our common shares will receive dividends in U.S. dollars. The timing and amount of any future dividend payments are governed by the laws of the Marshall Islands and are subject to the limitations set forth in "Dividend Policy" and "Risk Factors—Risks Related to Our Common Stock—We cannot assure prospective investors that we will pay dividends in the future". There can be no assurance that in any given year a dividend will be declared.

Refinancing and Repayment of Existing Debt

        We have outstanding $185.0 million aggregate principal amount of senior secured notes. At the closing of this offering, we will satisfy and discharge our obligations under the senior secured notes, including the accrued and unpaid interest and redemption premiums thereon, and repay our secured bridge facilities, in each case out of the proceeds of this offering, drawings under the new secured term loan facility and amounts held in the vessel acquisition account for our senior secured notes. Following the closing of this offering, we will redeem our senior secured notes in full in accordance with the provisions of the indenture governing the notes. See "Use of Proceeds" and "Description of Certain Indebtness" for additional information.

Risk Factors

        You should carefully consider all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under "Risk Factors" on page 14 that describe certain risks involved in an investment in our shares of common stock.

Our Address

        The address of our registered office is Dexter House, 2 Royal Mint Court, London, EC3N 4QN, United Kingdom. Our telephone number at that address is +44 (0)20 7264 4900. Our Web site address is http://www.britbulk.com. The information contained in, or accessible from, our Web site does not constitute part of this prospectus.

THE OFFERING

Common stock offered	8,333,333 shares.
Offering price	Between $17.00 and $19.00 per share.
Common stock to be outstanding after this offering	26,979,503 shares.(1)
Option to purchase additional shares of common stock
One of our two directors of chartering and the entities through which our chief executive officer and the other director of chartering hold their interests in our shares, have granted the underwriters the right to purchase up to an additional 1,250,000 shares of common stock in the aggregate. See "Principal and Selling Stockholders" and "Underwriting".
Use of proceeds
Our net proceeds from this offering will be approximately $136.0 million, based on an offering price of $18.00 per share and after deducting estimated offering expenses. We estimate that our fees and expenses in connection with the offering will be approximately $14.0 million. We will not receive any additional proceeds if the underwriters' option to purchase additional shares of common stock is exercised.

We will use the proceeds from this offering, together with amounts held in the vessel acquisition account for our senior secured notes and borrowings under our new secured term loan facility, for the repayment and refinancing of existing debt and for general corporate purposes. See "Use of Proceeds" and "Description of Certain Indebtedness".
Lock-up agreements
We, together with our chief executive officer, our two directors of chartering and the trusts in which our chief executive officer and our directors of chartering are interested, have agreed, subject to certain exceptions, not to dispose of or hedge any of our or their shares of common stock or securities exchangeable or convertible into shares of common stock from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and Banc of America Securities LLC. You should read "Underwriting" beginning on page 130 for more information regarding these agreements.
Expected timetable	We expect the timetable for the offering to be as follows:
• June 18, 2008: Commencement of trading of the shares on the New York Stock Exchange.
• June 23, 2008: Closing of the offering.
Proposed New York Stock Exchange symbol	"DWT"

Settlement and Clearance	We expect that delivery of the shares will be made against payment in U.S. dollars on or about the same date through the facilities of The Depository Trust Company.
Risk Factors	You should read "Risk Factors" beginning on page 14 for a discussion of factors that you should consider in evaluating an investment in our shares of common stock.

(1)
This number reflects the share exchange transactions between May 27, 2008 and June 2, 2008 that resulted in the effect of the net 227-for-100 share exchange.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER OPERATING DATA

        The following table sets forth summary consolidated historical financial data and other operating data of Britannia Bulk Holdings Inc. As a result of a corporate reorganization that was undertaken in May 2008, Britannia Bulk Holdings Inc became the sole parent company of Britannia Bulk Holdings Plc and ultimate parent of Britannia Bulk Plc and its subsidiaries. Therefore, Britannia Bulk Holdings Inc's consolidated financial data and other operating data is comprised of the historic financial data and other operating data of Britannia Bulk Plc and its subsidiaries.

        The summary consolidated historical financial data of Britannia Bulk Holdings Inc as of and for the years ended December 31, 2007, 2006, 2005 and 2004 are derived from our audited consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). The consolidated financial data for the three months ended March 31, 2008 and 2007 are derived from our unaudited condensed consolidated financial statements which are prepared in accordance with U.S. GAAP. We have prepared the unaudited information on the same basis as the audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements. Britannia Bulk Plc commenced operations in 2004 with the acquisition of certain assets and therefore summary consolidated historical financial data as of and for the year ended December 31, 2003 has not been presented herein.

        The data in the following table should be read together with, and is qualified in its entirety by reference to, the historical consolidated financial statements and the accompanying notes included in this prospectus. The tables should be read together with "Operating and Financial Review and Prospects" included elsewhere in this prospectus.

	Three months ended March 31,		Year ended December 31,
	2008	2007	2007	2006	2005	2004
	($ in thousands, except share and per share amounts)		($ in thousands, except share and per share amounts)
STATEMENT OF OPERATIONS DATA:
Revenues	$300,203	$61,304	$566,641	$191,503	$184,585	$42,125

Operating expenses:
Voyage expenses, charter hire expenses and commissions	233,611	49,191	435,061	151,879	149,549	29,298
Vessel operating expenses	9,138	3,511	24,070	12,870	12,137	2,802
Depreciation and amortization	9,146	2,705	22,564	10,894	9,341	1,114
General and administrative	10,450	2,011	18,143	9,410	3,666	148
Expense to related parties	—	—	—	—	131	799
Foreign currency transaction losses and (gains), net	480	80	60	(202)	120	88

Total operating expenses	262,825	57,498	499,898	184,851	174,944	34,249

Operating income	37,378	3,806	66,743	6,652	9,641	7,876

Minority interest expense	—	(33)	(33)	(72)	(28)	—
Interest income	388	2,014	4,103	1,096	272	23
Interest expense	(6,079)	(5,814)	(23,296)	(5,122)	(1,353)	(271)

Income before taxes	31,687	(27)	47,517	2,554	8,532	7,628
Provision for taxes	(142)	(39)	(1,500)	(160)	(284)	(49)

Net income	$31,545	$(66)	$46,017	$2,394	$8,248	$7,579

Weighted average number of shares of common stock outstanding	18,646,170	19,734,902	19,371,991	19,734,748	12,949,118	472,091

Basic earnings per share	$1.69	$0.00	$2.38	$0.12	$0.64	$16.05

STATEMENT OF CASH FLOWS DATA:
Net cash provided by operating activities	$51,471	$972	$52,128	$13,034	$14,410	$2,922
Net cash used in investing activities	(76,125)	(1,397)	(80,534)	(142,321)	(27,850)	(24,888)
Net cash provided by (used in) financing activities	29,374	(534)	66,443	140,056	10,514	31,292
BALANCE SHEET DATA:
Cash	$59,927	$16,212	$55,207	$17,170	$6,401	$9,327
Current assets, including cash	179,042	139,688	154,411	167,009	18,672	17,322
Vessels and other fixed assets, net	213,503	70,655	143,404	42,682	47,678	24,169
Total assets	491,201	230,217	395,173	223,365	70,010	47,801
Current liabilities, including current portion of long-term debt	211,094	21,784	147,106	15,328	23,268	26,945
Total long-term debt, excluding current portion	175,785	173,925	175,290	173,496	14,680	8,290
OTHER FINANCIAL DATA:
EBITDA(1)	$46,524	$6,478	$89,274	$17,474	$18,954	$8,990

	Three months ended March 31,		Year ended December 31,
	2008	2007	2007	2006	2005	2004
OPERATING STATISTICS:
Owned vessels (at end of period)	22	15	19	13	12	4
Chartered-in vessels (at end of period)	45	18	44	20	17	12

Total	67	33	63	33	29	16
Tonnes of cargo shipped (in '000's)	5,397	2,474	11,811	10,737	8,040	2,438
Average Daily Results
Owned vessels:
Average number of vessels(2)	21	14	17	12	5	1
Available days(3)	1,167	572	3,345	2,021	1,609	371
Operating days(4)	1,112	572	3,218	2,021	1,609	371
Time-charter equivalent(5)	$27,275	$17,270	$18,854	$16,273	$17,798	$21,216
Daily vessel operating expenses(6)	$8,314	$6,198	$7,141	$6,167	$5,620	$6,359
Chartered-in vessels:
Average number of vessels(7)	51	18	31	16	15	4
Operating days(8)	4,638	1,679	11,194	5,824	5,501	1,556
Time-charter equivalent(5)	$43,677	$19,078	$34,878	$13,932	$17,305	$16,450
Charter hire expense(9)	$34,295	$17,472	$27,670	$13,001	$17,039	$10,362

(1)
EBITDA represents net income plus net interest expense, income tax expense, depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. Our management uses EBITDA as a performance measure in consolidating internal financial statements and to evaluate our ability to service additional debt and make capital expenditures. EBITDA is also presented for review at our board meetings. In addition, we believe that EBITDA is useful in evaluating our operating performance and liquidity position compared to that of other companies in the shipping industry because the calculation of EBITDA generally eliminates the effects of financings, income taxes and the accounting effects of capital expenditures and acquisitions, items which may vary for different companies for reasons unrelated to overall operating performance and liquidity. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies. The following table reconciles our EBITDA to our net income for the periods indicated.

	Three months ended March 31,		Year ended December 31,
	2008	2007	2007	2006	2005	2004
	($ in thousands)		($ in thousands)
Net income (loss)	$31,545	$(66)	$46,017	$2,394	$8,248	$7,579
Plus:
Interest expense, net	5,691	3,800	19,193	4,026	1,081	248
Provision for taxes	142	39	1,500	160	284	49
Depreciation and amortization	9,146	2,705	22,564	10,894	9,341	1,114

EBITDA	$46,524	$6,478	$89,274	$17,474	$18,954	$8,990

(2)
Weighted average number of owned vessels.

(3)
Number of days we owned the vessels, excluding scheduled off-hire days associated with major repairs, drydocking or special or intermediate surveys.

(4)
Number of days that our owned vessels were earning revenue.

(5)
Revenues net of voyage expenses and commissions divided by number of available days in the period.

(6)
Vessel operating expenses divided by the number of operating days.

(7)
Weighted average number of chartered-in vessels.

(8)
Number of days that our chartered-in vessels were earning revenue.

(9)
Total expenses associated with chartering-in vessels, comprising the hire expenses paid to the vessel owners, and including crew and equipment costs, divided by the number of operating days.

RISK FACTORS

        The key risks to our business are included below. The occurrence of any of the events described in this section or any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Related to Our Business

We depend on the Baltic trade of coal, fertilizers, scrap metals and iron-ore for a large part of our revenues, and a decline in demand may negatively impact our results

        We depend on the Baltic trade for coal, fertilizers, scrap metals and iron-ore for a significant part of our revenues, and a decline in demand for the commodities we transport from the Baltic region may result in a decrease in demand for our services. The principal factors affecting demand for these commodities are outside of our control, and the nature, timing and degree of changes in economic conditions are unpredictable.

        The principal factors that influence demand for the commodities we transport include:

  •
  Global and regional economic and political conditions. For example, strong economic performance in much of the developed world has significantly increased the demand for coal and iron-ore. In general, Europe has also experienced increased demand for coal, within both the steel and energy sectors, where high oil prices are causing increased use of coal fire power stations;

  •
  Weather conditions. For example, demand for coal in the United Kingdom was significantly lower during the fourth quarter of 2006 and the first quarter of 2007, as compared with the same period in 2005 and 2006 due to warmer temperatures throughout Europe. The grain trade is also subject to effects caused by weather conditions, such as reduced harvests, increased grain prices and fluctuations in demand and export volumes;

  •
  Environmental and other regulatory developments;

  •
  Government actions, such as controls on imports, exports and prices, new forms of taxation and increased government regulation; and

  •
  Developments in international trade.

        Our ability to employ a significant portion of our vessels at profitable rates will depend upon, among other things, the current state of the trade for the commodities we transport. If rates are low when our vessels' contracts expire, or when we are trying to employ newly acquired vessels, we may be forced to charter them at reduced rates or even possibly a rate whereby we incur a loss, which may reduce our earnings or adversely affect our financial condition.

We may not be able to grow or effectively manage our growth, which could cause us to incur additional indebtedness and other liabilities and adversely affect our business

        A principal focus of our business strategy is to grow by expanding our business. We intend to repay with the proceeds of this offering all amounts outstanding under our secured bridge facility entered into with Lloyds TSB Bank Plc, which we used to fund the acquisition of two Handysize ice-class bulk carriers delivered in February 2008, and our senior secured bridge facility entered into with affiliates of Goldman, Sachs & Co., which we used to fund the first installment due on six new-build ice-class Panamax vessels under purchase contracts entered into in November 2007. The addition of these vessels to our fleet will result in a significant increase in the size of our fleet and impose significant additional responsibilities on our management and staff. As we expect our fleet to grow further, we may be required to increase the number of our personnel. We will also have to increase our customer base to provide continued employment for the additional vessels. Our future growth will depend on a number of factors, some of which we can control and some of which we cannot. These factors include our ability to:

  •
  locate and acquire suitable vessels;

  •
  expand our customer base;

  •
  manage our expansion, including improving and growing our financing and operating systems;

  •
  recruit suitable additional seafarers and shore-based administrative and management personnel; and

  •
  generate sufficient capital or obtain required financing for our existing and new operations.

        Future vessel acquisitions could result in the incurrence of additional indebtedness and liabilities that could have a material adverse effect on our business, results of operations, cash flows and financial condition. In addition, competition from other buyers for vessels due to a significant increase in charter rates available to vessel owners could reduce our acquisition opportunities or cause us to pay a higher price than we might otherwise pay. We cannot assure you that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with these plans.

As we expand our business, we may need to improve our operations, financial systems and internal controls over financial reporting. If we are unable to improve, or experience delays in improving, these operations, financial systems and internal controls over financial reporting, we may not be able to effectively control our operations and there could be an adverse effect on our financial reporting

        Our current operating and financial systems and internal controls over financial reporting may not be adequate as we continue to implement our expansion plan, and we may experience delays or failures in our attempts to improve our current operating and financial systems and internal controls over financial reporting. If we are unable to operate our systems and controls effectively, or to recruit suitable employees for our vessels and offices as we expand our business, we may be unable to effectively control and manage the increased size of our operations. For example, due to the large volume of business we transacted in the fourth quarter of 2007, we experienced a temporary backlog in invoicing our customers in this period. Additional management, operating and financial systems and internal controls over financial reporting may be needed to effectively oversee our growing operations and prevent any errors, including delays or inaccuracies in reporting financial information, that might otherwise result from the rapid growth of our operations.

Purchasing and operating previously owned vessels and the aging of our owned fleet may result in unexpected repair costs, increased operating costs and reduced fleet utilization

        Our current business strategy includes the acquisition and operation of previously owned vessels, including the vessels we have recently acquired and those for which we have memoranda of agreement. While we have the right to inspect previously owned vessels prior to purchase and have performed such inspection when we deemed it advisable to do so, such an inspection does not provide us with the same knowledge about their condition that we would have if these vessels had been built for and operated exclusively by us. Previously owned vessels may have conditions or defects that we were not aware of when we bought the vessels and that may require us to incur costly repairs to the vessels, particularly since secondhand vessels generally do not receive the benefit of warranties. If this were to occur, such hidden defects or problems may be expensive to repair when detected and, if not detected, may result in accidents or other incidents for which we may become liable to third parties. Repairs may require us to put a vessel into drydock, which would reduce our fleet utilization and increase our costs.

        In addition to these risks involved relating to potential undisclosed liabilities and obligations, we also face the possibility that indemnification agreements pertaining to the acquisition of a vessel, if any, will be unenforceable or insufficient to cover potential losses, and we also face difficulties associated with imposing common standards, controls, procedures and policies and obtaining additional qualified personnel.

        Our owned fleet, as at March 31, 2008, had a combined capacity of 1,067,460 dwt and an average age of 21.5 years, compared to an average age of the worldwide drybulk carrier fleet of approximately 15 years. In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Older vessels are typically less fuel-efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates also increase with the age of a vessel, making older vessels more expensive and less desirable to charterers and vessel owners. Governmental regulations, including environmental regulations, safety or other equipment standards relating to the age of vessels may also require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which our vessels may engage or how and when vessels need to be dismantled and disposed of. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

We may be unable to attract and retain key management personnel and other employees, which may negatively affect the effectiveness of our management and our results of operations

        To a significant extent, our success depends upon the abilities and efforts of our management team and our ability to hire and retain key members of our management team. Specifically, individuals on our management team have established strong relationships with many of our significant customers, which in some cases predate such executive's employment with us. The loss of any of these individuals could adversely affect our business prospects and financial condition, and relationships with those customers for which such departing executive had an established relationship. In addition, difficulty in hiring and retaining personnel could adversely affect our business, results of operations, cash flows and financial condition.

Delays in deliveries of the six new-build ice-class Panamax vessels that we have agreed to purchase, or our inability to otherwise complete the acquisitions of these vessels, could harm our business, results of operations and financial condition

        The delivery of the six new-build ice-class Panamax vessels, or any other new-builds we may order, could be delayed, not completed or cancelled, which would delay or eliminate our revenues from the employment of these vessels. The seller or shipbuilder could fail to deliver the new-build ice-class Panamax vessels or any other new-builds to us as agreed, or we could cancel a purchase or a new-build vessel contract because the shipbuilder has not met its obligations, including its obligation to maintain agreed refund guarantees in place for our benefit. Due to the current high demand for new-build vessels and the resulting very long lead times required by major shipyards, many ship owners, including us, have moved to ordering vessels from newer market entrants with a less established track record in shipbuilding. The delivery of our new-build vessels could be delayed, cancelled or otherwise not completed because of, among other things:

  •
  quality or engineering problems;

  •
  changes in governmental regulations or maritime self-regulatory organization standards;

  •
  work stoppages or other labor disturbances at the shipyard;

  •
  bankruptcy or other financial crisis of the shipbuilder;

  •
  a backlog of orders at the shipyard;

  •
  political or economic disturbances in India, where the new-build vessels are being built;

  •
  weather interference or a catastrophic event, such as a major earthquake or fire or any other force majeure;

  •
  our requests for changes to the original vessel specifications;

  •
  shortages of, or delays in the receipt of, necessary construction materials, such as steel;

  •
  our inability to secure debt or equity financing on satisfactory terms in order to fund the remaining outstanding $285.1 million aggregate purchase price of the vessels;

  •
  our inability to obtain requisite permits or approvals or to receive the required classifications for the vessels from authorized classification societies; or

  •
  a shipbuilder's failure to otherwise meet the scheduled delivery dates for the vessels or failure to deliver the vessels at all.

        If the delivery of any vessel is materially delayed or cancelled, especially if we have committed the vessel to a time charter or are unable to fulfil COAs for which we become responsible for substantial liquidated damages to the customer as a result of the delay or cancellation of such time charter or COA, unless we are able to mitigate such cancellation or delay by chartering-in an appropriate vessel, our business, results of operations and financial condition and ability to pay dividends could be materially adversely affected. In addition, a delay in the delivery of these vessels could cause us to breach the requirements of the United Kingdom tonnage tax regime. See "—The rapid growth of our chartered-in fleet may disqualify us from the United Kingdom tonnage tax regime and could result in an increased tax burden on future earnings as well as a significant one-time charge from the recognition of a deferred tax liability" below.

        Finally, if the delivery of one or more of the six new-build ice-class Panamax vessels is canceled, there is no assurance that we will be able to recover any or all of the aggregate $71.3 million deposit we have already paid. The shipbuilder's obligation to refund this deposit to the intermediate seller in the event of cancellation following certain delivery delays or other shipbuilder defaults is guaranteed by the State Bank of India, but if the guarantor defaults on its obligations, if the intermediate seller fails to in turn refund the deposit amount to us, or if the cancellation is due to a default by us or the intermediate seller, it may be difficult or impossible to secure a return of these monies.

The rapid growth of our chartered-in fleet may disqualify us from the United Kingdom tonnage tax regime and could result in an increased tax burden on future earnings as well as a significant one-time charge from the recognition of a deferred tax liability

        We currently operate under the United Kingdom tonnage tax regime for corporation tax purposes. Under this regime, subject to our continued qualification and compliance with certain conditions, we are taxed on the tonnage of our fleet, rather than on corporate income earned from operations. Our election to be taxed under the tonnage tax regime is effective until 2014 so long as we maintain our tonnage tax qualification by chartering-in no more than 75% of our net owned and chartered-in tonnage during a rolling 12-month accounting period. We may make a re-election to be taxed under this regime for an additional 10 years at any point up to 2014.

        As a result of the rapid growth of our chartering-in business, we exceeded the 75% limit on chartered-in tonnage in 2007. While we currently continue to exceed this limit, we expect to comply with this limit at the end of 2008. We actively monitor our business to comply with the requirements, but we cannot guarantee that we will not breach the limit in the year ending December 31, 2008 or in subsequent years. If we breach this limit in two or more consecutive annual accounting periods, we may be excluded from the United Kingdom tonnage tax regime and, as a result, would become subject to normal United Kingdom corporation tax rules, with our profits taxable at 28% going forward. Any such exclusion would be entirely prospective from the date of exclusion from the regime. If we breach the United Kingdom tonnage tax limitations again in the year ending December 31, 2008, the first date on which we would become subject to United Kingdom corporation tax would be January 1, 2009. Under the tonnage tax regime, our effective tax rate, defined as our tax expense expressed as a percentage of our income before taxes, was approximately 3% for 2007 and 6% for 2006, respectively. In addition, if we were excluded from the regime, we would be required to record a deferred tax liability as of January 1, 2009. Furthermore, we would need to start accruing our tax expense on the basis of the applicable United Kingdom corporation tax rate. See "Operating and Financial Review and Prospects—Components of Revenue and Expense—Taxation".

The shipping industry has inherent operational risks that may not be adequately covered by our insurance

        We procure insurance for our fleet against risks commonly insured against by vessel owners and operators. Our current insurance includes hull and machinery insurance, war risk insurance, protection and indemnity insurance, which includes environmental damage and pollution insurance. We can give no assurance that we are adequately insured against all risks that we may face or that our insurers will pay a particular claim. Even if our insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, we may not be able to maintain or obtain adequate insurance coverage at reasonable rates for our fleet. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability. Our insurance policies also contain deductibles, limitations and exclusions that may increase our costs. All our policies are renewed and, if necessary, coverage amounts adjusted, on an annual basis, but due to market fluctuations in vessel valuations, we may not be fully covered for any losses sustained throughout the year.

We depend on COAs, which could lock us in at unfavorable rates for our shipping services for a certain amount of time

        Historically, we have depended in large part on COAs, and we expect we will continue to utilize these contracts in the future to achieve our business strategy. While COAs provide a relatively stable and predictable source of income, they fix the rate we are paid for our drybulk shipping services for a given volume of freight and voyage. Once we have entered into a COA, factors beyond our control may cause the rates we are paid under that COA to become unprofitable. Nevertheless, we would be obligated to continue to perform at these rates for the term of the COA. The requirement to perform these contracts on the terms of the COA, regardless of intervening factors, may adversely affect our results of operations and financial condition.

Our business strategy includes chartering-in vessels, and the inability to find employment for our chartered-in vessels at rates that cover our charter-in costs or to find suitable vessels at suitable rates could result in material adverse effects on our business, results of operations and financial condition

        Our business strategy depends in part on our ability to charter-in vessels. As of March 31, 2008, our total payment obligations under existing charter-in contracts were $1,049.5 million, of which $639.3 million are scheduled to become due in the next three years. If charter rates subsequently decrease substantially relative to rates at which we have chartered-in vessels or we were unable to find immediate employment for such chartered-in vessels, our obligation under the charters to pay above-market charter rates would remain until the expiration of the charter-ins which may adversely affect our results of operations and financial condition. Furthermore, if we are not able to find vessels to charter-in in the future, or to charter-in vessels at what we deem to be a reasonable rate, we may experience a material adverse effect on our business, results of operations and financial condition. See "Operating and Financial Review and Prospects—Contractual Obligations".

We are subject to certain credit risks with respect to our counterparties on contracts, and failure of such counterparties to meet their obligations could cause us to suffer losses on such contracts, decreasing our revenues and earnings

        We charter some of our vessels to other parties who pay us a daily rate of hire. We also enter into contracts of COAs and voyage charters. In circumstances where we charter-out our vessels, we rely on the ability of time charterers to pay charter hire, especially when rates available in the spot market are less than previously agreed upon time charter rates. Additionally, we enter into drybulk forward freight agreements, or FFAs, as economic hedges relating to identifiable ship or cargo positions and as economic hedges of transactions we expect to carry out in the normal course of our shipping business. While historically we have not experienced any material collection problems with counterparties, COAs and FFAs subject us to credit risks at various levels, including with charterers or cargo interests. If our counterparties fail to meet their obligations, we could suffer losses on such contracts which would decrease our revenues and earnings.

We are highly dependent upon volatile spot market charter rates

        We depend on spot market charters for a significant portion of our revenues. In the three months ended March 31, 2008 and in 2007, 2006 and 2005, we derived approximately 39%, 52%, 36% and 33%, respectively, of our revenues in the spot market. Although chartering a significant portion of our vessels on the spot market affords us greater opportunity to increase income from operations when rates rise, dependence on the spot market could result in earnings volatility. A significant decrease in our spot market rates could adversely affect our profits or result in cash losses.

Hedging activities in Forward Freight Agreements (FFAs) subject us to trading risks and we may suffer trading losses that reduce our earnings

        Volatility in the shipping market requires constant adjustment of the balance between chartering out vessels for long periods of time and trading them on a spot basis. We seek to manage and mitigate that risk through hedging activities in forward freight agreements, or FFAs. We are exposed to market risk in relation to our FFAs and could suffer substantial losses from these activities in the event that our expectations are incorrect. We enter into FFAs with an objective of economically hedging the risk of the fleet, specific vessels or freight commitments. However, there is no assurance we will be able to successfully protect ourself from volatility in the shipping market. If we take positions in FFAs and do not correctly anticipate charter rate movements over the specified route and time period, we could suffer losses in the settling or termination of the FFAs. The performance of our hedging activities could significantly increase the variability of our operating performance in any given period and could materially adversely affect our results or operations, cash flows and earnings.

Labor interruptions could disrupt our business

        Our vessels are crewed by seafarers who generally have employment contracts with us, typically with terms ranging from six months to a year. Industrial action or other labor unrest could prevent or hinder our operations from being carried out normally and if such industrial or other action is not resolved in a timely and cost-effective manner it could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Because we are organized under the laws of the Marshall Islands, it may be difficult to serve us with legal process or enforce judgments against us, our directors or our management

        We are organized under the laws of the Republic of the Marshall Islands, and all of our assets are located outside of the United States. Our principal executive offices are also located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against our directors or our management in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or our directors and officers. For more information regarding the relevant laws of the Marshall Islands, please read "Enforceability of U.S. Civil Liabilities".

If we fail to ensure that our central management and control is exercised from outside the United Kingdom, we may become resident in the United Kingdom for tax purposes

        Since May 28, 2008, we have been incorporated in the Republic of the Marshall Islands. Our day-to-day operations are currently conducted exclusively from the United Kingdom and Denmark. We seek to ensure that our central management and control is exercised from outside the United Kingdom. The United Kingdom tax authorities may take several factors into account in determining our residence status, including where we hold our board meetings and where a majority of our directors are resident. If the place of our central management and control was found to be in the United Kingdom, we may be considered resident in the United Kingdom for tax purposes. This could result in our income becoming taxed in the United Kingdom and other adverse tax consequences for us.

We, or any of our subsidiaries, may be subject to tax in one or more jurisdictions, including the United States if under the laws of any such jurisdiction, we or such subsidiary is considered to be carrying on a trade or business in such jurisdiction or earn income that is considered to be sourced in such jurisdiction and we do not or such subsidiary does not qualify for an exemption

        We intend that our affairs and the business of each of our subsidiaries will be conducted and operated in a manner that minimizes taxes imposed upon us and our subsidiaries. However, there is a risk that we will be subject to tax in one or more jurisdictions, including the United States, if, under the laws of any such jurisdiction, we or such subsidiary is considered to be carrying on a trade or business there or earn income that is considered to be sourced there and we do not or such subsidiary does not qualify for an exemption.

        The question of whether we or our subsidiaries will be treated as carrying on a trade or business, or generating income that is sourced, in any jurisdiction (including the United States) will be largely a question of fact to be determined through an analysis of our contractual arrangements and the way we conduct business or operations, both of which may change over time. Furthermore, the laws of the United States or any other jurisdiction, including an applicable tax treaty, may change, which could cause that jurisdiction's taxing authorities to determine that we are carrying on a trade or business in, or generating income that is sourced in, such jurisdiction and are subject to its taxation laws. Except as otherwise provided in this prospectus, we are not receiving an opinion of counsel regarding the application of any tax treaties or other exemption with respect to tax that may be imposed by any jurisdiction. Any taxes imposed on us or our subsidiaries will reduce our cash available for distribution.

Industry Specific Risk Factors

The international drybulk shipping industry is cyclical and volatile, and, although charter rates for drybulk carriers have been at historically high levels recently, future growth will depend on continued growth in the world economy and a downturn may lead to reductions and volatility in our charter or contract rates, vessel values and results of operations

        The international drybulk shipping industry is cyclical, with attendant volatility in charter rates, contract rates for COAs and, as a result, company profitability. The degree of charter and contract rate volatility across different types of drybulk carriers has varied widely. For example, although charter rates decreased slightly during the second half of 2007, since July 2006, charter rates have risen sharply and are currently at or near their historic highs. Fluctuations in charter and contract rates result from changes in the supply and demand for vessel capacity and changes in the supply and demand for the major commodities carried by marine vessels internationally. The factors affecting supply and demand for vessels and for products or materials transported by drybulk carriers are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable.

        We anticipate that future demand for our drybulk carriers and drybulk charter rates will be dependent, in part, upon continued economic growth in the Asia Pacific region and the rest of the world, seasonal and regional changes in demand and changes in the capacity of the world fleet. For example, currently China, Japan and other Asia Pacific economies are the principal driving force behind the increase in the seaborne drybulk trade and, therefore, the demand for drybulk carriers. Demand from such economies has driven increases in charter rates and vessel values. The capacity of the world fleet is likely to increase and there can be no assurance that economic growth will continue. If such growth slows or the economy contracts, such would create an oversupply of vessels to transport declining volumes of drybulk commodities, which would lead to a significant drop in charter rates for drybulk vessels.

        The factors that influence demand for drybulk carriers include:

  •
  supply and demand for drybulk products;

  •
  the distance drybulk products are to be moved by sea;

  •
  the globalization of manufacturing;

  •
  global and regional economic and political conditions;

  •
  changes in global production of drybulk cargoes;

  •
  developments in international trade;

  •
  changes in seaborne and other transportation patterns, including changes in the distances over which cargoes are transported;

  •
  environmental and other regulatory developments; and

  •
  currency exchange rates.

        The factors that influence the supply of drybulk carriers include:

  •
  the number of new-build deliveries;

  •
  the scrapping rate of older vessels;

  •
  the costs of building new vessels and drydocking vessels for repair;

  •
  changes in environmental and other regulations that may limit the useful life of vessels;

  •
  the number of vessels that are out of service;

  •
  vessel casualties; and

  •
  port or canal congestion or closure.

        Our ability to recharter or recontract our drybulk carriers upon the expiration or termination of their current time charters or COAs and the charter or contract rates payable under any renewal or replacement charters or COAs will depend upon, among other things, the then current state of the drybulk carrier market and the demand for the cargoes we carry, primarily coal. If the drybulk carrier market or the market for coal or other drybulk commodities that we ship is in a low period when our vessels' charters or contracts expire, or we are trying to charter, or enter into COAs, with respect to newly acquired vessels, we may be forced to charter or contract them at reduced rates or even possibly a rate whereby we incur a loss, which may reduce our earnings or make our earnings volatile.

        In addition, because the market value of our vessels may fluctuate significantly, we may incur losses when we sell vessels, which may adversely affect our earnings. If we sell vessels at a time when vessel prices have fallen, and before we have recorded an impairment adjustment to our financial statements, the sale may be at less than the vessel's carrying amount on our financial statements, resulting in a loss and a reduction in earnings.

The operation of drybulk carriers has certain unique operational risks, which can result in damage to vessels, equipment and cargoes

        The operation of certain ship types, such as drybulk carriers, has certain unique risks. With a drybulk carrier, the cargo itself and its interaction with the ship creates risks. By their nature, drybulk cargoes are often heavy, dense, easily shifted and react badly to water exposure. In addition, we may incur significant losses or costs relating to the operation of vessels used for the purpose of carrying various products and raw materials, including ammonia nitrate. Due to the potentially destructive and dangerous nature of the cargo, in particular ammonia nitrate on board the vessels, any such event may result in uncontrolled or catastrophic circumstances, including fires, explosions, accidents and severe pollution. Such circumstances may result in severe damage and/or injury to property, the environment and humans. Furthermore, from December to May, many of our typical trade routes are ice restricted. These conditions increase the risk to vessel and crew safety as vessels are more difficult to navigate and may be damaged by the ice. Furthermore, drybulk carriers are often subjected to battering treatment with grabs, jackhammers (to pry encrusted cargoes out of the hold) and small bulldozers during unloading operations. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breaching at sea and hull breaches in drybulk carriers may lead to the flooding of the vessels' holds. If a drybulk carrier suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessels' bulkheads leading to the loss of the vessel. If we are unable to adequately maintain our vessels, we may be unable to prevent these events. We also may experience collisions from time to time with other vessels, tugs or barges which may result in significant damage to our fleet. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.

        If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of repairs are unpredictable and can be substantial. In addition, space at drydocking facilities is sometimes limited and not all drydocking facilities are conveniently located. We may be unable to find space at a suitable drydocking facility or we may be forced to travel to a drydocking facility that is distant from the relevant vessel's position. The loss of earnings while our vessels are being repaired, repositioned and forced to wait, as well as the actual cost of these repairs, would decrease our earnings and reduce the amount of cash that we have available for servicing our debt, paying dividends and acquiring additional vessels. We may not have insurance that is sufficient to cover all or any of these costs or losses and may have to pay costs not covered by our insurance. Any of these circumstances or events could negatively impact our business, financial condition and results of operations.

The international drybulk shipping industry is highly competitive, and we may not be able to compete successfully for charters with new entrants or established companies with greater resources

        We employ our vessels in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we do. Competition for the transportation of drybulk cargo by sea is intense and depends on price, location, size, age, condition and the acceptability of the vessel and its operators to the charterers. Due in part to the highly fragmented market, competitors with greater resources could enter the drybulk shipping industry and operate larger fleets through consolidations or acquisitions and may be able to offer lower charter or contract rates than we are able to offer.

Rising fuel prices may adversely affect our profits

        We bear the cost of fuel used to power our vessels in many of our shipping operations, including when our vessels are subject to COAs and spot charters. The price and supply of fuel are unpredictable and fluctuate based on events outside our control, including geopolitical developments, overall supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil-producing countries and regions, regional production patterns and environmental concerns. A substantial increase in the cost of fuel may adversely affect our profitability and reduce the competitiveness of our business versus other forms of transportation such as truck or rail. See "Operating and Financial Review and Prospects—Qualitative and Quantitative Disclosures About Market Risk—Inflation."

We are subject to regulation and liability under environmental and operational safety laws that could require significant expenditures and affect our cash flows and net income

        Our business and the operation of our vessels are materially affected by government regulation in the form of international conventions and treaties, regional, national, state and local environmental and operational safety laws and regulations in force in the jurisdictions in which our vessels operate, including those described below, as well as in the country or countries of their registration. Because such conventions, treaties, laws and regulations are often revised, we cannot predict the ultimate cost of compliance or the impact thereof on the resale price or useful life of our vessels. Additional conventions, treaties, laws and regulations may be adopted which could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations. We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, certificates and other authorizations, with respect to our operations, and some of the conditions imposed by such governments and agencies to obtain or renew such authorizations may include requirements or conditions outside of our control.

        These regulatory requirements can affect the resale values or useful lives of our vessels, require a reduction in cargo capacity, ship modifications or operational changes or restrictions, lead to decreased availability of insurance coverage for environmental matters or result in the denial of access to certain jurisdictional waters or ports, or detention in certain ports. Under local, national and foreign laws, as well as international treaties and conventions, we could also incur material liabilities, including cleanup obligations, in the event that there is a release of pollutants from our vessels or otherwise in connection with our operations. We could also become subject to personal injury or property damage claims relating to the release of, or exposure to, hazardous materials associated with our current or historic operations. Violations of, or liabilities under, environmental requirements also can result in substantial penalties, fines and other sanctions, including, in certain instances, seizure or detention of our vessels, and may not be covered fully or at all by insurance policies.

        In addition, in complying with existing environmental laws and regulations and those that may be adopted, ship owners may incur significant additional costs in meeting new maintenance and inspection requirements, in developing contingency arrangements and the associated plans for potential spills and in obtaining insurance coverage. Government regulation of vessels, particularly in the areas of safety and environmental requirements, can be expected to become stricter in the future and to require significant capital expenditures for our vessels to remain in compliance, or even to lead to the scrapping or selling of certain vessels altogether. For example, various jurisdictions are considering regulating the management of ballast water to prevent the introduction of non-indigenous species considered to be invasive. In addition, as a result of accidents such as the November 2002 oil spill from the motor tanker Prestige, a 26-year old single-hull tanker (which was owned by a company unrelated to us), we believe that regulation of the shipping industry will continue to become more stringent and more expensive for us and our competitors. Future accidents can be expected in the industry, and such accidents or other events could be expected to result in the adoption of even stricter laws and regulations, which could limit our operations or our ability to do business and which could have a material adverse effect on our business and financial results. For further information, see "Business—Environmental and Other Regulations".

Compliance with safety rules and other regulations administered by classification societies may be very costly

        The hull and machinery of large, ocean-going commercial vessels must be certified as being "in class" by a classification society authorized by a vessel's country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of that registry.

        An ocean-going drybulk vessel must undergo annual surveys, intermediate surveys and special surveys. In lieu of a special survey, a vessel's machinery may be placed on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Our vessels are on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be drydocked every two to three years for inspection of the vessel's underwater parts. In addition to the shipyard costs and the cost of the vessel's out-of-service time, these scheduled surveys may be very costly depending upon deficiencies that may be recorded by the classification society prior to re-certifying the vessel as "in class".

        If any vessel required to be inspected by a classification society does not maintain its class or fails any annual, intermediate or special surveys, the vessel may be unable to trade between certain ports or may otherwise be unemployable, which would negatively impact our business, results of operations, cash flows and financial condition.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business

        International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination. Inspection procedures can result in the seizure of the contents of our vessels, delays in the loading, offloading or delivery and the levying of customs duties, fines or other penalties against us.

        It is possible that changes to inspection procedures could impose additional financial and legal obligations on us, including significant time delays. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, results of operations, cash flows and financial condition.

World events could affect our results of operations and financial condition

        Terrorist attacks, such as those in New York on September 11, 2001 and in London on July 7, 2005, as well as the threat of future terrorist attacks in the United States, United Kingdom or elsewhere, may cause uncertainty in the world's financial markets and may affect our business, operating results and financial condition. Terrorists have specifically targeted vessels in the past, and there can be no assurance they will not do so in the future. The continuing conflict in Iraq may also lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. Any of these occurrences could have a material adverse impact on our business, results of operations, cash flows, costs and financial condition.

Maritime claimants could arrest our vessels, which could interrupt our cash flow

        Certain claimants may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. Such liens may arise in support of, among other things, claims by unpaid shipbuilders or ship repairers remaining in possession of the vessel, claims for salvage, claims for damage caused by a vessel in collision, claims for seamen's wages, master's wages and other employment benefits and master's disbursements and claims for pilotage, as well as potential claims for necessary goods and services supplied to a vessel. The ranking of such liens and the degree to which they are enforced vary from one jurisdiction to another.

        In many jurisdictions, a claimant may seek to obtain security for its claim by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of money to have the arrest lifted.

        In addition, in some jurisdictions, under the "sister ship" theory of liability, it may be possible for a claimant to arrest both the vessel subject to the claimant's maritime lien and any "associated" vessel, including any vessel owned or controlled by the same owner. Claimants could try to assert "sister ship" liability against one or more vessels in our fleet for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings

        A government could requisition one or more of our vessels for title or hire. Requisition for title occurs when a government takes control of a vessel and becomes the owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our business, results of operations, cash flows and financial condition.

Risks Relating to Our Debt

The terms of the new secured term loan facility of our subsidiary, Britannia Bulk Plc, contain covenants which it could fail to meet

        The terms of the new secured term loan facility include covenants regarding compliance with regulations, management, inspection, employment and charter of the vessels, as well as restrictions on:

  •
  the ability of subsidiaries of Britannia Bulk Plc (collectively, the "Subsidiary Guarantors") to engage in any other business;

  •
  the Subsidiary Guarantors' ability to incur debt and other liabilities;

  •
  the creation of security over the Subsidiary Guarantors' assets;

  •
  amalgamation, merger or reorganization of the obligors under the facility; and

  •
  certain transactions with affiliates.

        In addition, it requires us to satisfy specified financial tests and maintain specified financial ratios and covenants regarding minimum collateral value, minimum liquidity, minimum interest coverage and an equity ratio. See "Description of Certain Indebtedness—New Secured Term Loan Facility".

        Our ability to comply with these tests, ratios and covenants may be affected by events beyond our control and we cannot assure you that we will continue to meet these tests. Our failure to comply with these obligations or any other obligations under the new secured term loan facility could lead to a default thereunder unless we can obtain waivers or consents. We cannot assure you that these waivers or consents will be granted. In the event of any default under the facility, the lenders could elect to declare the entire outstanding loan, together with accrued interest, fees and other amounts due thereunder, to be immediately due and payable.

Our substantial amount of debt may adversely affect our financial health and could affect our ability to service debt or obtain additional financing or refinancing, if necessary, and any failure to meet our debt obligations could harm our business, financial condition and results of operations

        As of March 31, 2008, we had total outstanding indebtedness equal to $290.9 million. Upon the consummation of this offering, we intend to repay a significant portion of our total outstanding indebtedness at March 31, 2008 while concurrently incurring additional significant indebtedness. See "Use of Proceeds" and "Capitalization and Indebtedness". We may also incur additional debt, which may be secured in certain circumstances, to acquire vessels in the future.

        Our level of debt could have important consequences for our business, results of operations and ability to effectively service such indebtedness, including the following:

  •
  we may have difficulty borrowing money in the future for acquisitions, capital expenditures or to meet our operating expenses or other general corporate obligations;

  •
  we will need to use a substantial portion of our cash flows to pay interest on our debt, which will reduce the amount of money we have for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other business activities;

  •
  we may have a higher level of debt than some of our competitors, which may put us at a competitive disadvantage;

  •
  we may be more vulnerable to economic downturns and adverse developments in our industry or the economy in general; and

  •
  our debt level could limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

        The terms of our debt restrict, but do not fully prohibit, us and our subsidiaries from borrowing. Accordingly, despite our current debt levels, we may still be able to incur substantially more debt. If we incur additional debt, the risks described above could intensify. See "Description of Certain Indebtedness".

        To service our indebtedness we require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt obligations could harm our business, financial condition and results of operations. This ability is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control and we cannot assure you that our business will be able to generate sufficient cash flow from operations in the future to service our debt, make necessary capital expenditures or to fund our other liquidity needs. If we fail to do so, we may be required:

  •
  to refinance some or all of our existing debt;

  •
  to sell assets in order to make debt service payments; or

  •
  to seek additional debt or equity capital.

        In addition, any failure to make scheduled payments of interest and principal on our debt may result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future and any such alternative measures may be unsuccessful or may not permit us to meet scheduled debt service obligations, which could cause us to default on our obligations and could impair our liquidity.

        Furthermore, we may need to refinance all or a part of our debt at final maturity and any additional debt financing, if available, may involve further restrictions on our financing and operating activities and our ability to make scheduled payments of the principal of, to pay interest on or to refinance our debt, and to make payments on our other obligations depends on our future performance.

Risks Related to Our Common Stock

Lusca Holdings Ltd. will hold approximately 45.06% of our shares of common stock after this offering, assuming the underwriters do not exercise their option to purchase additional shares, and will be able to exert considerable influence over our actions and be able to influence the outcome on matters on which you are entitled to vote

        Lusca Holdings Ltd. ("Lusca") will own approximately 45.06% of our shares of common stock after this offering. Mr. Arvid Tage, our chairman and chief executive officer, and certain members of his family, are within the class of beneficiaries under certain discretionary trusts relating to the shares held by Lusca. Lusca has the power to exert considerable influence over our actions and the outcome of matters on which our stockholders are entitled to vote, including the election of directors and other significant corporate actions. The interests of Lusca may be different from your interests. In addition, on the same basis, our two joint directors of chartering and the trustees of the trusts which include them and certain members of their respective families as potential beneficiaries will, in the aggregate, own approximately 23.83% of our shares of common stock. See "Principal and Selling Stockholders".

We may need additional capital in the future. If we fail to obtain additional financing, we may have to reduce the scope of our operations or anticipated expansion. Any additional equity financing may be dilutive to our stockholders

        Our capital requirements depend on numerous factors, including our ability to maintain and expand our customer base and make potential acquisitions. We cannot accurately predict the timing and amount of our capital requirements. If our capital requirements vary materially from our plans, we may require further financing in addition to amounts raised in this offering sooner than anticipated. Any additional equity financing may be dilutive to our stockholders and result in diminished control over Britannia Bulk Holdings Inc for our stockholders.

Our share price may be negatively affected by potential acquisitions

        As part of our strategy, we intend to acquire additional vessels. We may pay for part of these acquisitions through an issuance of shares. These acquisitions, if they occur, may have a dilutive effect for existing stockholders and, whether they are paid for in cash or shares, may negatively affect our share price because of investor doubts regarding such acquisitions.

We cannot assure prospective investors that we will pay dividends in the future

        The declaration, payment, timing and amount of dividends, if any, on our issued and outstanding shares of common stock will depend on our financial position, results of operations, distributable profits and reserves, cash flows, prospects and capital requirements, as well as general economic conditions, prevailing interest rates and statutory and regulatory restrictions and such other factors as our board of directors may deem relevant. We cannot assure you that our directors will resolve to pay dividends on our common stock in the future.

There is no public market for our common stock immediately prior to this offering

        There has never been a public market for our common stock. An application has been made to list the shares on the New York Stock Exchange. However, we cannot predict the extent to which investor interest will lead to the development of a trading market for our shares or how our shares will trade in the future. If an active and liquid trading market does not develop, or is not sustained, investors may have difficulty selling their shares. The initial offering price of the shares will be determined by negotiation between the representatives of the underwriters and us based on several factors, but without the benefit of a prior public market trading. This negotiation will be based upon factors that may not be indicative of the future market performance of the shares. The market price of the shares after this offering may vary substantially from the initial public offering price.

The price of our common stock may be volatile and could decline substantially

        The price of securities sold in an initial public offering is frequently subject to volatility for a period of time following the offering. In addition, the stock market is currently experiencing significant price and volume fluctuations which may be unrelated to the operating performance of listed companies. Furthermore, our operating results and prospects from time to time may be below the expectations of public market analysts and investors. Any such event could result in a material decline in the price of our shares.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law

        Our corporate affairs are governed by our articles of incorporation and bylaws and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. The rights of stockholders of companies incorporated in the Marshall Islands may differ from the rights of stockholders of companies incorporated in the United States. While the BCA provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as United States courts. Thus, you may have more difficulty in protecting your interests in the face of actions by our management, directors or controlling stockholders than would stockholders of a corporation incorporated in a United States jurisdiction which has developed a more substantial body of case law in the corporate law area.

Common stock eligible for public sale after this offering could adversely affect the price of our common stock

        Sales of a substantial number of shares of common stock in the public market following this offering, or the perception that sales could occur, either after the termination of the lock-up restrictions which apply to us, our chief executive officer, our two directors of chartering, or the trusts in which they are interested or at any time by other shareholders of ours who are not subject to lock-up restrictions, could adversely affect the market price of our shares. The shares sold in this offering will be freely tradable in the United States.

        We, together with our chief executive officer, our two directors of chartering and the trusts in which our chief executive officer and our directors of chartering are interested, will sign a lock-up agreement with the underwriters under which each will agree, subject to certain exceptions, not to dispose of or hedge any of our or their shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, from the date of this prospectus continuing through the date 180 days after the date of this prospectus without the consent of Goldman, Sachs & Co. and Banc of America Securities LLC. A total of 8,392,031 shares, or 31.11% of our outstanding shares after the offering, are not subject to the foregoing lock-up agreements and can be freely sold by their holders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" as defined by United States federal securities laws, with respect to our financial condition, results of operations, competitive positions, the features and functions of and markets for the services we offer and business plans and strategies and our expectations or beliefs concerning future events. Words such as, but not limited to, "believe", "expect", "anticipate", "estimate", "intend", "plan", "targets", "projects", "likely", "will", "would", "could" and similar expressions or phrases may identify forward-looking statements.

        Forward-looking statements include, but are not limited to, such matters as:

  •
  our future operating or financial results;

  •
  expectations relating to dividend payments;

  •
  statements about pending or recent vessel acquisitions, business strategy and expected capital spending or operating expenses;

  •
  statements about shipping industry trends, including charter rates and factors affecting supply and demand;

  •
  our ability to obtain additional financing; and

  •
  expectations regarding the availability of vessel acquisitions.

        Forward-looking statements are based upon assumptions, expectations, projections, intentions and beliefs as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements included herein. The reasons for this include the risks, uncertainties and factors described under the section of this prospectus entitled "Risk Factors".

EXCHANGE CONTROLS

        Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of our common stock.

USE OF PROCEEDS

        Our net proceeds from the sale of shares of our common stock will be approximately $136.0 million, based on an offering price of $18.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated offering expenses. We estimate that our fees and expenses in connection with the offering will be approximately $14.0 million. We will not receive any additional proceeds if the underwriters' option to purchase additional shares is exercised. A $1.00 increase (decrease) in the assumed initial public offering price of $18.00 per share would increase (decrease) the net proceeds to us from this offering by approximately $7.7 million, after deducting the estimated offering expenses and assuming no change to the number of shares offered by us as set forth on the cover page of this prospectus.

        The table below sets forth our estimate of the sources and uses of funds for this offering and the related repayment and refinancing of our existing debt:

Amount
($ in millions)
Sources
Vessel acquisition account(1)	$42.4
Net proceeds from shares of common stock offered in this offering(2)	136.0
New secured term loan facility(3)	168.7

Total sources of funds	$347.1

Uses
Repayment of existing senior secured notes(4)	$209.8
Repayment of existing senior secured bridge facility(5)	81.4
Repayment of existing secured bridge facility(6)	30.0
General corporate purposes	25.9

Total uses of funds	$347.1

(1)
The funds held in the vessel acquisition account currently secure our senior secured notes and will be released at the closing of this offering in connection with the satisfaction and discharge of the indenture governing our senior secured notes. On May 28, 2008 we deposited $52.5 million into the vessel acquisition account for our senior secured notes. On May 29, 2008, we made a quarterly interest payment on the notes with $10.1 million from the vessel acquisition account. See "Description of Certain Indebtedness—Senior Secured Notes—Excess Cash Flow Offer".

(2)
Reflects the issuance of 8,333,333 shares at $18.00 per share (the midpoint of the price range on the cover of this prospectus), less the underwriters' discount and commissions, and fees and expenses payable by us.

(3)
On May 23, 2008, we entered into a facility agreement for a new $170.0 million secured term loan facility. We will draw $170.0 million on this facility at the closing of this offering and will pay estimated fees and expenses of $1.3 million. See "Description of Certain Indebtedness—New Secured Term Loan Facility".

(4)
Reflects the payment of all accrued and unpaid interest and applicable prepayment premiums in connection with the satisfaction and discharge of the indenture governing the senior secured notes and the consequent redemption of all outstanding notes. As of March 31, 2008, we had $185.0 million in principal outstanding, bearing interest at an annual rate of 11%. Up to 35% of these senior secured notes are callable prior to December 1, 2009 with the net proceeds of this offering at a redemption price of 112.75% of the accreted value of such notes, plus accrued and unpaid interest to the date of redemption. The senior secured notes are also callable prior to December 1, 2009 at a redemption price of 100% of the accreted value thereof plus the applicable premium as of, and accrued and unpaid interest to, the date of redemption.

(5)
As of March 31, 2008, we had $75.9 million in principal outstanding under our senior secured bridge facility which we entered into with affiliates of Goldman, Sachs & Co., one of the underwriters to this offering. We used proceeds therefrom to fund the first installment due on six new-build ice-class Panamax vessels for which we entered into a purchase contract in November 2007. Were it not repaid at the closing of this offering, the senior secured bridge facility would mature in November 2008. From execution to (and including) March 30, 2008, it has borne interest at LIBOR plus a margin of 6.5% per annum; from (and including) April 1, 2008, to (and including) April 30, 2008, it has borne interest at LIBOR plus a margin of 9.5% per annum; from (and including) May 1, 2008 to (and including) May 31, 2008, it has borne interest at LIBOR plus a margin of 10.00% per annum; and from (and including) June 1, 2008 to June 30, 2008 it is expected to bear interest at LIBOR plus a margin of 10.50% per annum.

(6)
As of March 31, 2008, we had $30.0 million in principal outstanding under our secured bridge facility which we entered into with Lloyds TSB Bank Plc. Proceeds from the secured bridge facility were used to fund the acquisition of two additional Handysize ice-class bulk carriers delivered in February 2008. Were it not repaid at the closing of this offering, this secured bridge facility would mature in November 2008. To date, it has borne interest at LIBOR plus a margin of 2.0% per annum.

DIVIDEND POLICY

        The declaration and payment of any dividend is subject to the discretion of our board of directors. Our policy is to declare regular quarterly distributions to shareholders by February, May, August and November of each year in an amount of up to 30% of our quarterly net income, or such other amount as our board of directors deems appropriate.

        Our board of directors may determine that we may have to make provisions for reinvestment and other liabilities in our business that may reduce or eliminate the cash available for distribution as dividends. These provisions may cover, among other things, drydocking, intermediate and special surveys, liabilities and other obligations, fleet renewal and expansion and working capital. While there can be no assurance we will do so, we expect to declare a dividend per share of $0.28 for the three-month period ended September 30, 2008 in November 2008, subject to the limitations set forth below.

        Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors. We intend to expand our owned fleet through acquisitions of additional vessels in a manner that is accretive to earnings and dividends per share. We have contracted to buy six new Panamax vessels which are scheduled to be delivered in 2009 and 2010. We expect to fund these and any future vessel acquisitions through a combination of cash available from operations and additional debt or equity financings. Our board of directors may, at their discretion, limit the amount of cash available to pay dividends during periods in which we make acquisitions or are subject to repayment obligations. We may also incur expenses or liabilities, including unbudgeted or extraordinary expenses, or decreases in revenues, including as a result of unanticipated off-hire days or loss of a vessel that could reduce or eliminate the amount of cash available for distribution as dividends.

        Because we are a holding company with no material assets other than the stock of our subsidiaries, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us. If there is a substantial decline in the drybulk market, our earnings would be negatively affected and our ability to pay dividends would be limited.

        The timing and amount of any future dividend payments are governed by the laws of the Marshall Islands and will depend on our future earnings, financial condition, capital requirements and such other factors as our board of directors may consider relevant. Our ability to make dividend payments will depend on the ability of our subsidiaries to distribute funds to us. In addition, Marshall Islands law generally prohibits the payment of dividends other than from surplus or when a company is insolvent or if the payment of the dividend would render the company insolvent. We cannot assure you that we will be able to pay dividends in accordance with our dividend policy, and our ability to pay dividends will be subject to the limitations set forth above and in the section of this prospectus "Risk Factors—Risks Related to Our Common Stock—We cannot assure prospective investors that we will pay dividends in the future".

        We believe that, under current law, our dividend payments from earnings and profits will constitute "qualified dividend income" and as such, subject to applicable limitations, noncorporate United States stockholders will generally be subject to a 15% United States federal income tax rate with respect to such dividend payments. See "Taxation—Material U.S. Federal Income Tax Considerations".

CAPITALIZATION AND INDEBTEDNESS

        The following table sets forth our cash and cash equivalents, creditor amounts falling due within one year and capitalization at March 31, 2008:

  •
  on an actual basis, and

  •
  on an adjusted basis to give effect to the issuance and sale of 8,333,333 shares of our common stock and the application of the net proceeds therefrom and the related refinancing and repayment of existing debt, all as described in "Use of Proceeds", assuming an initial public offering price of $18.00 per share (the midpoint of the price range set forth on the cover page of this prospectus).

        You should read this table in conjunction with "Selected Consolidated Financial and Other Operating Data", "Operating and Financial Review and Prospects" and our financial statements, related notes and other financial information included elsewhere in this prospectus.

	As of March 31, 2008
	Actual	As Adjusted
	($ in thousands)

Cash and cash equivalents	$59,927	43,070	(1)
Vessel acquisition account	2	—
Debt:(a)
Senior secured bridge facility	$75,945	—	(2)
Secured bridge facility	30,000	—	(3)
New secured term loan facility	—	48,000	(4)

Current portion of long-term debt	$105,945	48,000	(2)(3)

Senior secured notes	175,785	—	(5)
New secured term loan facility	—	122,000	(4)

Total long-term debt, net of current portion	$175,785	122,000

Total debt	$281,730	170,000

Stockholders' equity:(c)
Common Stock, $0.01 par value, 1,000,000,000 shares authorized; 18,646,170 shares issued and outstanding, actual; 26,979,503 issued and outstanding, as adjusted	186	270	(6)
Additional paid-in capital	15,147	151,063	(6)
Retained earnings	88,989	49,890	(7)

Total stockholders' equity	104,322	201,223

Total capitalization	$386,052	371,223

(1)
The net decrease of $16.9 million in our cash position results from the $81.4 million repayment of our senior secured bridge facility described in footnote (2) below, the repayment of our $30.0 million secured bridge facility described in footnote (3) below, the repayment of the outstanding principal, accrued interest and the applicable prepayment premiums on our senior secured notes aggregating $209.8 million as described in footnotes (5) and (7) below, offset by proceeds from our $170.0 million new senior secured facility described in footnote (4) below, less a facility establishment fee of $1.7 million, $0.4 million previously paid with the remaining $1.3 million to be paid at closing, and estimated net proceeds of $136.0 million from the sale of our common stock at the mid-point of the price range described in footnote (6) below.

(2)
Reflects repayment of an aggregate $81.4 million for the $75.9 million principal outstanding on our senior secured bridge facility and the $5.5 million of capitalized interest not paid in cash but added to the outstanding principal balance through June 23, 2008. This non-cash (pay in kind or PIK) interest was recorded as a current liability under accrued expenses and other liabilities and a corresponding asset was recognized under deposits for construction of new vessels. This current liability will be extinguished upon payment of the entire outstanding balance of $81.4 million at the closing of this offering.

(3)
Reflects repayment of the $30.0 million outstanding on our secured bridge facility.

(4)
Reflects draw of $170.0 million on our new senior secured term loan facility, with a current and long-term portion of $48.0 million and $122.0 million, respectively.

(5)
Reflects repayment of our existing senior secured notes in an aggregate amount of $209.8, consisting of $175.8 million in accreted principal amount, $0.3 million of accrued interest and $33.7 million in aggregate repayment premiums. Concurrently with the closing of this offering, we will deposit this repayment amount with the trustee for the notes for distribution to noteholders in accordance with the redemption provisions of the indenture on July 23, 2008 and July 24, 2008, and the applicable repayment premium and accrued interest have been calculated on that basis.

(6)
Reflects issuance of $150.0 million of common stock and payment of fees and expenses of $14.0 million.

(7)
Reflects write off of deferred financing costs of $5.4 million and recording of an aggregate prepayment premium of $33.7 million for early extinguishment of our senior secured notes described in footnote (5) above. See "Operating and Financial Review and Prospectus—Effect of Consummation of This Offering and the Refinancing and Repayment of Existing Debt".

(a)
All of our debt is secured and guaranteed.

(b)
These numbers give effect to the net 227-for-100 share exchange effected between May 27, 2008 and June 2, 2008.

        Our share capital consists of common stock with a par value of $0.01 per share. All our issued common stock is in registered form and is freely transferable. On March 31, 2008, there were 18,646,170 issued and outstanding shares of common stock. See "Description of Capital Stock" for further information.

DILUTION

        After giving effect to the sale of 8,333,333 shares of common stock at an assumed initial public offering price of $18.00 per share of common stock, our pro forma net tangible book value as of March 31, 2008 would have been $201.2 million, or $7.46 per share. This represents an immediate appreciation in net tangible book value of $1.87 per share to existing stockholders and an immediate dilution in net tangible book value of $10.54 per share to new investors.

        The following table illustrates the pro forma per share dilution as of March 31, 2008.

Initial public offering price per share	$18.00
Net tangible book value per share as of March 31, 2008	$5.59
Increase in net tangible book value attributable to new investors in this offering (in millions)	$136.0
Pro forma net tangible book value per share after giving effect to this offering	$7.46
Dilution per share to new investors	$10.54

        Net tangible book value per share is determined by dividing our tangible net worth, which consists of tangible assets less liabilities, by the number of shares of common stock outstanding. Dilution is determined by subtracting the net tangible book value per share after this offering from the public offering price per share.

        A $1.00 increase (decrease) in the assumed initial public offering price of $18.00 per share would not affect our net tangible book value, would increase (decrease) the pro forma net tangible book value per share after giving effect to this offering by $0.29 per share and would decrease (increase) the dilution per share to new investors in this offering by $0.71 per share, assuming no exercise of the underwriters' option to purchase 1,250,000 additional shares of common stock and no other change to the number of shares offered by us as set forth on the cover page of this prospectus.

        The following table summarizes, as of March 31, 2008, on the basis described above, the differences between the number of shares of common stock issued as a result of this offering, the total amount paid by existing stockholders and the average price per share paid by you in this offering, based upon the initial public offering price of $18.00 per share.

	Pro Forma Shares Outstanding
			Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	18,646,170	69.11%	$104.32	41.02%	$5.59
New investors	8,333,333	30.89%	$150.00	58.98%	$18.00

Total	26,979,503	100.00%	$254.32	100.00%	$9.43

SELECTED CONSOLIDATED FINANCIAL AND OTHER OPERATING DATA

        The following table sets forth selected consolidated historical financial data and other operating data of Britannia Bulk Holdings Inc. As a result of a corporate reorganization undertaken in May 2008, Britannia Bulk Holdings Inc became the sole parent company of Britannia Bulk Holdings Plc and ultimate parent of Britannia Bulk Plc and its subsidiaries. Therefore, Britannia Bulk Holdings Inc's consolidated financial data and other operating data is comprised of the historic financial data and other operating data of Britannia Bulk Plc and its subsidiaries.

        The selected consolidated historical financial data of Britannia Bulk Holdings Inc as of and for the years ended December 31, 2007, 2006, 2005 and 2004 are derived from our audited consolidated financial statements, which are prepared in accordance with U.S. GAAP. The consolidated financial data for the three months ended March 31, 2008 and 2007 are derived from our unaudited condensed consolidated financial statements which are prepared in accordance with U.S. GAAP. We have prepared the unaudited information on the same basis as the audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements. Britannia Bulk Plc commenced operations in 2004 with the acquisition of certain assets, and therefore selected consolidated historical financial data as of and for the year ended December 31, 2003 has not been presented herein.

        The data in the following table should be read together with, and is qualified in its entirety by reference to, the historical consolidated financial statements and the accompanying notes included in this prospectus. The tables should be read together with "Operating and Financial Review and Prospects" included elsewhere in this prospectus.

	Three months ended March 31,		Year ended December 31,
	2008	2007	2007	2006	2005	2004
	($ in thousands, except share and per share amounts)		($ in thousands, except share and per share amounts)
STATEMENT OF OPERATIONS DATA:
Revenue	$300,203	$61,304	$566,641	$191,503	$184,585	$42,125

Operating expenses:
Voyage expenses, charter hire expenses and commissions	233,611	49,191	435,061	151,879	149,549	29,298
Vessel operating expenses	9,138	3,511	24,070	12,870	12,137	2,802
Depreciation and amortization	9,146	2,705	22,564	10,894	9,341	1,114
General and administrative	10,450	2,011	18,143	9,410	3,666	148
Expense to related parties	—	—	—	—	131	799
Foreign currency transaction losses and (gains), net	480	80	60	(202)	120	88

Total operating expenses	262,825	57,498	499,898	184,851	174,944	34,249

Operating income	37,378	3,806	66,743	6,652	9,641	7,876

Minority interest expense	—	(33)	(33)	(72)	(28)	—
Interest income	388	2,014	4,103	1,096	272	23
Interest expense	(6,079)	(5,814)	(23,296)	(5,122)	(1,353)	(271)

Income before taxes	31,687	(27)	47,517	2,554	8,532	7,628
Provision for taxes	(142)	(39)	(1,500)	(160)	(284)	(49)

Net income	$31,545	$(66)	$46,017	$2,394	$8,248	$7,579

Weighted average number of shares of common stock outstanding	18,646,170	19,734,902	19,371,991	19,734,748	12,949,118	472,091

Basic earnings per share	$1.69	$0.00	$2.38	$0.12	$0.64	$16.05

STATEMENT OF CASH FLOWS DATA:
Net cash provided by operating activities	$51,471	$972	$52,128	$13,034	$14,410	$2,992
Net cash used in investing activities	(76,125)	(1,397)	(80,534)	(142,321)	(27,850)	(24,888)
Net cash provided by (used in) financing activities	29,374	(534)	66,443	140,056	10,514	31,292
BALANCE SHEET DATA:
Cash	$59,927	$16,212	$55,207	$17,170	$6,401	$9,327
Current assets, including cash	179,042	139,688	154,411	167,009	18,672	17,322
Vessels and other fixed assets, net	213,503	70,655	143,404	42,682	47,678	24,169
Total assets	491,201	230,217	395,173	223,365	70,010	47,801
Current liabilities, including current portion of long-term debt	211,094	21,784	147,106	15,328	23,268	26,945
Total long-term debt, excluding current portion	175,785	173,925	175,290	173,496	14,680	8,290
OTHER FINANCIAL DATA:
EBITDA(1)	$46,524	$6,478	$89,274	$17,474	$18,954	$8,990

	Three months ended March 31,		Year ended December 31,
	2008	2007	2007	2006	2005	2004
OPERATING STATISTICS:
Owned vessels (at end of period)	22	15	19	13	12	4
Chartered-in vessels (at end of period)	45	18	44	20	17	12

Total	67	33	63	33	29	16
Tonnes of cargo shipped (in '000's)	5,397	2,474	11,811	10,737	8,040	2,438
Average Daily Results
Owned vessels:
Average number of vessels(2)	21	14	17	12	5	1
Available days(3)	1,167	572	3,345	2,021	1,609	371
Operating days(4)	1,112	572	3,218	2,021	1,609	371
Time-charter equivalent(5)	$27,275	$17,270	$18,854	$16,273	$17,798	$21,216
Daily vessel operating expenses(6)	$8,314	$6,198	$7,141	$6,167	$5,620	$6,359
Chartered-in vessels:
Average number of vessels(7)	51	18	31	16	15	4
Operating days(8)	4,638	1,679	11,194	5,824	5,501	1,556
Time-charter equivalent(5)	$43,677	$19,078	$34,878	$13,932	$17,305	$16,450
Charter hire expense(9)	$34,295	$17,472	$27,670	$13,001	$17,039	$10,362

(1)
EBITDA represents net income plus net interest expense, income tax expense, depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. Our management uses EBITDA as a performance measure in consolidating internal financial statements and to evaluate our ability to service additional debt and make capital expenditures. EBITDA is also presented for review at our board meetings. In addition, we believe that EBITDA is useful in evaluating our operating performance and liquidity position compared to that of other companies in the shipping industry because the calculation of EBITDA generally eliminates the effects of financings, income taxes and the accounting effects of capital expenditures and acquisitions, items which may vary for different companies for reasons unrelated to overall operating performance and liquidity. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP.

EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies. The following table reconciles our EBITDA to our net income for the periods indicated.

	Three months ended March 31,		Year ended December 31,
	2008	2007	2007	2006	2005	2004
	($ in thousands)		($ in thousands)
Net income (loss)	$31,545	$(66)	$46,017	$2,394	$8,248	$7,579
Plus:
Interest expense, net	5,691	3,800	19,193	4,026	1,081	248
Provision for taxes	142	39	1,500	160	284	49
Depreciation and amortization	9,146	2,705	22,564	10,894	9,341	1,114

EBITDA	$46,524	$6,478	$89,274	$17,474	$18,954	$8,990

(2)
Weighted average number of owned vessels.

(3)
Number of days we owned the vessels, excluding scheduled off-hire days associated with major repairs, drydocking or special or intermediate surveys.

(4)
Number of days that our owned vessels were earning revenue.

(5)
Revenues net of voyage expenses and commissions divided by number of available days in the periods.

(6)
Vessel operating expenses divided by the number of operating days.

(7)
Weighted average number of chartered-in vessels.

(8)
Number of days that our chartered-in vessels were earning revenue.

(9)
Total expenses associated with chartering-in vessels, comprising the hire expenses paid to the vessel owners, and including crew and equipment costs, divided by the number of operating days.

Significant Changes

        Except as disclosed in this prospectus, there has been no significant change in our financial position since March 31, 2008.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

        The following operating and financial review and prospects should be read in conjunction with our historical consolidated financial statements and accompanying notes included elsewhere in this prospectus. This discussion contains forward-looking statements that reflect our current views with respect to future events and financial performance. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, such as those set forth in the section entitled "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" included elsewhere in this prospectus.

Overview

        We are an international provider of drybulk shipping and maritime logistics services with a leading market position in transporting drybulk commodities in and out of the Baltic region. Our current owned fleet is diversified and consists of 22 vessels, including 13 drybulk vessels, five of which are ice-class, five ocean-going ice-class barges, and four ice-class tugs. Ice-class vessels are those that have been specifically constructed and certified for transportation in icy conditions, which are a particular feature of the Baltic region for approximately half of each year. We have contracted to purchase an additional six Panamax ice-class drybulk vessels, which are scheduled to be delivered between June 2009 and September 2010. Upon delivery of these additional vessels, based on our owned deadweight tonnage, or dwt, capacity as at March 31, 2008, we will increase our dwt capacity by approximately 72% to approximately 1,067,460 and our owned fleet will consist of 28 vessels, including 19 drybulk vessels, 11 of which will be ice-class. This expansion of our fleet will not only provide a base from which to significantly grow our revenue and earnings in the future, but will also extend our leading position in ice-class service. Based on our market knowledge, there are currently fewer than 10 ice-class Panamax drybulk vessels which are less than 10 years old and, following delivery of our new-builds, we believe we will own one of the largest and most modern fleets of ice-class Panamax drybulk vessels in the world.

        To complement our owned fleet, we actively charter-in a significant number of vessels to increase our overall dwt capacity and enhance our service to our customers. As at March 31, 2008, the number of chartered-in drybulk vessels under our control was 45, 11 of which were ice-class. These chartered-in vessels added dwt capacity of 2,197,891, significantly increasing our total fleet of controlled vessels. Revenues from our chartered-in tonnage have grown significantly in the last year as we have expanded our fleet, broker network and customer base. Furthermore, this growth has been aided by a stronger overall demand in the drybulk shipping market, coupled with strong freight rates and increased trade for the commodities that we transport. The combination of owning and chartering-in our fleet provides us with the flexibility to capitalize on profitable opportunities.

        In addition to vessel operation and chartering, we also provide maritime logistics services for our customers. These logistics services include port modification, fendering (the provision of materials used to prevent damage to vessels when docking), lightening, dredging of berths to accommodate larger vessels, maximizing vessel throughput in ports, provision of floating cranes and self-discharging equipment. We believe that our maritime logistics services enhance our profitability, add value and depth to the services that we can provide and result in stronger relationships with our customers, which in turn enhance our customer retention and create new and repeat business opportunities.

        Our managed drybulk vessels serve a wide variety of ports and carry multiple cargoes, while our tug and barge vessels provide the flexibility for us to serve ports that are too small or otherwise unable to accommodate traditional drybulk vessels. We derive a significant portion of our revenue from the short-haul transportation of coal, fertilizers, scrap metals, iron ore, grain and other bulk cargoes from ports in the Baltic region, to countries in northern and western Europe, including the United Kingdom, Denmark and Germany. In addition, we transport these bulk cargoes from the

Baltic region along global trade routes to India, Brazil and Argentina, and across Southeast Asia trade routes, from India to China, and from Australia to India. A typical long-haul trade route for us would involve the transportation of Baltic-sourced fertilizers to Brazil and Argentina, and the transportation of South American-sourced grain back to Europe.

        We generate revenue by charging customers for the transportation of their products utilizing our fleet of owned and chartered-in vessels. These services are generally provided under the following three basic types of contractual relationships: (i) time charters; (ii) COAs; and (iii) spot charters.

        We manage the size and composition of our fleet by owning and chartering vessels to adjust to anticipated changes in demand for our fleet and market rates. We aim to achieve an appropriate balance between owned vessels and chartered-in vessels, both on long- and short-term contracts.

Trend Information

        We have grown significantly in 2007; during which time our business profile has diversified. During the first quarter of 2008 and the 2007 fiscal year, of our cargoes transported, no single customer represented more than 9% and 10%, respectively, of revenue (compared to 21% in 2006). We also transport a broad range of cargoes using a variety of vessel sizes across a number of trade routes. In particular, during the first quarter of 2008 and the 2007 fiscal year, our Panamax business grew significantly by 1,307% and 656% over the first quarter of 2007 and the 2006 fiscal year, respectively, to represent 45% and 44%, respectively, of our overall business in terms of revenues. Our next largest vessels, Handymax and Handysize, represented 38% and 18%, respectively, of our business in 2007 by revenues and 35% and 20%, respectively, of our business in the first quarter of 2008 by revenues. This change in our vessel mix was the result of both substantial vessel acquisitions made in the 2007 fiscal year and the first quarter of 2008, as well as a significant increase in our chartered-in capacity.

        This underlying growth is also reflected in our broader geographic spread of trade routes we are now undertaking for our customers. We have grown our South American, Asian and Australian trade routes to 13%, 10% and 5%, respectively, of our first quarter 2008 business in terms of revenue, and 14%, 13% and 10% of our 2007 business in terms of revenues, compared to 9%, 3% and 0%, respectively, in 2006. While coal still represented about 45% and 40%, respectively, of the cargo we transported in the first quarter of 2008 and in the 2007 fiscal year in terms of revenues (63% in 2006), we significantly increased our shipments of fertilizers, agricultural products (such as grain) and scrap, among other commodities. Time charters accounted for about 28% and 24%, respectively, of our revenues in the first quarter of 2008 and the 2007 fiscal year, representing the second largest use of our total owned and chartered-in capacity after shipments of coal.

Principal Types of Shipping Contracts

Time Charters

        A time charter involves the use of the vessel, either for a number of months or years or for a trip between specific delivery and redelivery positions, known as trip charter. The charterer pays all voyage-related costs. The owner of the vessel receives semi-monthly charter hire payments on a per day basis and is responsible for the payment of all vessel operating expenses and capital costs.

COAs

        A COA relates to the carriage of multiple cargoes of a given commodity over the same route and enables the COA holder to nominate different vessels to perform individual voyages. Essentially, it constitutes a number of voyage charters to carry a specified amount of cargo during the term of the COA, which term ranges from a few weeks to over a year. All of the vessel's operating expenses and capital costs are borne by the vessel owner. The freight rate normally is agreed on a US$ per cargo tonne basis.

Spot Charters

        A single or spot voyage charter involves the carriage of a specific amount and type of cargo on a load-port to discharge-port basis, subject to various cargo handling terms. Most of these charters are of a single or spot voyage nature, as trading patterns do not encourage round voyage trading. The owner of the vessel receives payment on a per cargo tonne basis. The owner is responsible for the payment of all expenses, including voyage and operating expenses and capital costs of the vessel.

Charter Rates

        Charter rates fluctuate by varying degrees amongst the drybulk carrier size categories. Because the volume and pattern of trade in a small number of commodities (major bulks) affect demand for larger vessels, charter rates (and vessel values) of larger ships tend to be more volatile. Conversely, trade in a greater number of commodities (minor bulks) drives demand for smaller drybulk carriers. Accordingly, charter rates and vessel values for those vessels are subject to less volatility. Charter rates paid for drybulk carriers are primarily a function of the underlying balance between vessel supply and demand, although at times other factors, such as sentiment, may play a role. Furthermore, the pattern seen in charter rates is broadly mirrored across the different charter types and between the different drybulk carrier categories.

Lack of Historical Operating Data for Secondhand Vessels before Their Acquisition

        Consistent with shipping industry practice, other than inspection of the physical condition of the vessels and examinations of classification society records, there is no historical financial due diligence process performed when we acquire secondhand vessels. We do not obtain the historical operating data for the vessels from the sellers as that information is rarely material to our decision to acquire the vessel, nor do we believe it would be helpful to our stockholders in assessing our business or prospects. Most secondhand vessels are sold under a standardized agreement, which, among other things, provides the buyer with the right to inspect the vessel and the vessel's classification society records. The standard agreement does not give the buyer the right to inspect, or receive copies of, the historical operating data of the vessel. Prior to the delivery of a purchased vessel, the seller typically removes from the vessel all records, including past financial records and accounts related to the vessel. In addition, any technical management agreement between the seller's technical manager and the seller is or will be automatically terminated and the vessel's trading certificates are revoked by its flag state following a change in ownership.

        In purchasing each secondhand vessel, we are required to take the following steps before the vessel can commence operations:

  •
  replace all hired equipment on board, such as gas cylinders and communications equipment;

  •
  negotiate and enter into new insurance contracts for the vessel through our insurance brokers;

  •
  register the vessel under a flag state and perform the related inspections in order to obtain new trading certificates from the flag state;

  •
  implement a new planned maintenance program for the vessel;

  •
  change classifications; and

  •
  assure that the new technical manager obtains new certificates for compliance with the safety and vessel security regulations of the flag state.

Factors Affecting Our Results of Operations

        Our operating results depend upon a number of factors, including, among other things, demand for our services, voyage revenues and expenses, and vessel operating expenses. In addition, our results of operations are impacted by certain factors as described under "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" included elsewhere in this prospectus.

Components of Revenue and Expense

Revenues

        Our revenues are primarily dependent upon rate levels in the international shipping markets, the demand for drybulk shipping services, principally throughout the Baltic region, and our ability to maximize our revenues driven primarily by the number of vessels in our fleet, the number of available days during which our vessels generate revenues and the charter rates under our charters. The demand for our services is significantly impacted by the demand for movement of our most important cargoes, including coal, fertilizers, scrap metals, iron ore and grains. A material change in the demand for these products can significantly affect our overall fleet utilization and our overall results of operations.

        Furthermore, our revenues and charter rates may be significantly affected by a number of factors, including: the overall size and number of vessels in our fleet; supply and demand in the drybulk transportation market; strategic and successful positioning of vessels to maximize voyage revenues; amount of off-hire time that our vessels experience undergoing drydocking, repairs, maintenance and upgrade work; and the age, condition and specifications of the vessels in our fleet.

        Vessels operating on period time charters or under COAs provide more predictable cash flows, but can yield lower profit margins than vessels operating in the spot charter market during periods characterized by favorable market conditions. Vessels operating in the spot charter market generate revenues that are less predictable and more volatile, but may enable us to capture increased profit margins during periods of improvements in charter rates. Involvement in this spot charter market increases the relative volatility of our cash flows from operations and exposes us to the risk of declining charter rates, which may have a materially adverse impact on our financial performance. If we employ vessels on time charters, future spot market rates may be higher or lower than the rates at which we have employed our vessels on period time charters.

Voyage Expenses, Charter Hire Expenses and Commissions

        We incur voyage expenses that include port and canal charges and fuel (bunker) expenses. Port and canal charges and bunker expenses are primarily recognized when vessels are employed on COAs and spot charters because these expenses are generally, according to general market practice, for the account of the vessel owner or time charterer. These expenses are incurred for both owned and chartered-in vessels that we employ for such voyage.

        Charter hire expenses are the costs incurred on all chartered-in vessels. They are the hire expenses paid to the vessel owners, and include crew and equipment costs.

        As is common in the shipping industry, we also pay brokerage commissions ranging from 1.25% to 8.0% of the total daily charter or per tonne rate of each charter or COA to unaffiliated ship brokers and in-house brokers associated with our customers. The ultimate brokerage commission payable per charter or contract will depend upon the number of brokers involved with arranging the charter or contract. We believe that the amounts and the structures of our commissions are consistent with industry practices.

        We expect that the overall amount of our voyage expenses, charter hire expenses and commissions will increase in the future due to the increase in the number of vessels in our owned and chartered-in fleet.

Vessel Operating Expenses

        Vessel operating expenses are relevant for our owned fleet and include crew wages and related costs, insurance, expenses relating to repairs and maintenance, spare and consumable stores and other miscellaneous expenses. We do not bear the vessel operating expenses for our chartered-in fleet, as these are borne by the owners of these vessels. Our vessel operating expenses, which generally represent fixed costs, have historically increased as a result of the increase in the size of our owned fleet. We expect that the amount of our total voyage operating expenses will increase due to the increase in the number of vessels in our owned fleet.

General and Administrative Expenses

        We incur general and administrative expenses, including our onshore vessel-related expenses, payroll, office leases, legal and accounting fees and other general expenses. We expect general and administrative expenses to increase as a result of the expansion of our fleet, growing business and costs associated with running a public reporting company, including the preparation of disclosure documents, director and employee compensation, incremental director and officer liability insurance costs, legal and accounting costs and costs related to compliance with applicable United States securities laws and accounting principles.

Depreciation and Amortization

        We depreciate our vessels on a straight-line basis over their estimated useful lives, determined to be 25 years from the date of their initial delivery from the shipyard for the vessels and barges, and 30 years for the tugs. Vessels that are over 25 years old are depreciated on a straight line basis from date of acquisition to the scheduled date of the next special survey. Depreciation is based on cost less the estimated residual value. We capitalize the costs associated with a drydocking and amortize these costs on a straight-line basis over the period when the next drydocking becomes due, which is typically 30 months. Regulations and/or incidents may change the estimated dates of next drydockings. Vessels that are beyond their useful life will be depreciated on a straight-line basis from the date of acquisition to the scheduled date of the next special survey (including any IACS Classification Society accepted extension). We expect depreciation charges to increase due to the planned expansion of our owned fleet.

Taxation

        We currently operate under the United Kingdom tonnage tax regime for corporation tax purposes. Under this regime, subject to our continued qualification and compliance with certain conditions, we are taxed on the tonnage of our fleet, rather than on corporate income earned from operations.

        Our election to be taxed under the tonnage tax regime is effective until 2014 and we may make a re-election to be taxed under this regime for an additional 10 years at any point up to 2014. Maintaining our tonnage tax qualification requires us to charter-in no more than 75% of our net owned and chartered-in tonnage during a rolling 12-month accounting period. Exclusion from the United Kingdom tonnage tax regime may occur where this 75% limit is breached in two or more consecutive annual accounting periods. Accordingly, we have strict management controls in place to actively monitor our business to comply with the requirements.

        While we exceeded the 75% limit on chartered-in tonnage in 2007, we expect to be compliant with this limit at the end of the 2008 accounting period and, consequently, to stay within the United Kingdom tonnage tax regime.

        Under the United Kingdom tonnage tax regime, our effective tax rate, defined as our tax expense expressed as a percentage of our income before taxes, was approximately 3% for 2007 and 6% for 2006. To the extent we elect to write and operate additional chartered-in business out of existing subsidiaries located outside of the United Kingdom in order to manage our 2008 growth in excess of the limits of the tonnage tax regime, we may attract tax on profits from such additional chartered-in business in such other jurisdictions. We do not expect, however, our effective tax rate for the 2008 fiscal year to be in excess of 5%.

        Our current corporate structure enables the effective and tax efficient management of our owned and chartered-in fleet and provides opportunities for mitigating the risk of breaching the 75% limit described above in the future. It enables new incremental chartered-in business to be conducted through tax efficient subsidiaries which we intend to establish in those jurisdictions that also provide business growth opportunities, thereby ensuring that the chartered-in tonnage in the United Kingdom remains within the limits of the tonnage tax regime, while avoiding tax on the repatriation of profits.

        If we were excluded from the United Kingdom tonnage tax regime, we would become subject to normal United Kingdom corporation tax rules, with our profits taxable at 28% going forward. Any such exclusion would be entirely prospective from the date of exclusion from the regime. Had we been outside of the United Kingdom tonnage tax regime for the fiscal year ended December 31, 2007 and the interim period ended March 30, 2008, we estimate that, applying this 28% tax rate, we would have paid corporation tax on our pre-tax profits of approximately $13.3 million and $8.9 million, respectively, excluding any benefits from temporary differences. In addition, if we were excluded from the United Kingdom tonnage tax regime, we would be required to record a deferred tax liability. Assuming we were excluded from the United Kingdom tonnage tax regime at the end of 2008, we estimate that we would have to record a deferred tax liability of approximately $13.8 million as of January 1, 2009. From that date, we would also need to start accruing our tax expense on the basis of the applicable United Kingdom corporation tax rate. See "Risk Factors—Risks Related to Our Business—The rapid growth of our chartered-in fleet may disqualify us from the United Kingdom tonnage tax regime and could result in an increased tax burden on future earnings as well as a significant one-time charge from the recognition of a deferred tax liability".

Operational Metrics

        We believe the following operational metric is an important measure for analyzing trends in our results of operations as it relates to both our owned and chartered-in fleet:

Time-Charter Equivalent (TCE) Rates

        We define TCE rates as our revenues (net of voyage expenses and commissions) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on spot charters and COAs, because charter rates for vessels on spot charters and COAs are generally not expressed in per-day amounts. Because the amount of voyage expenses we incur for a particular charter depends upon the form of the charter, we use TCE rates to improve the comparability between periods of reported revenues that are generated by the different forms of charter. The TCE rates we present are gross of the effects of any forward freight agreements, or FFAs, we may enter into, as more fully described under "—Qualitative and Quantitative Disclosures About Market Risk" below.

        We believe the following operational metrics are important measures for analyzing trends in our results of operations as they relate only to our owned fleet:

Available days

        We define available days as the total number of days in a period during which each vessel in our owned fleet was in our possession, excluding scheduled off-hire days associated with major repairs, drydockings or special or intermediate surveys. The shipping industry uses "available days" to measure the number of days in a period during which vessels are available to generate revenues.

Operating days

        We define operating days as the total number of days in a period during which each vessel in our owned and chartered-in fleet was earning revenue.

Fleet utilization

        We calculate fleet utilization by dividing the number of our operating days during a period by the number of available days during that period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs, vessel upgrades, drydockings or special or intermediate surveys.

Daily vessel operating expenses

        We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by the operating days for the relevant period.

        The following table reflects our fleet utilization, TCE rates and daily vessel operating expenses for our owned fleet for the period indicated.

Vessel Name	Fleet Utilization	TCE Rates ($ per day)	Daily Vessel Operating Expenses ($)
Year ended December 31, 2004
Explorer II(1)	100%	21,867	4,739
Challenger II(1)	100%	24,178	5,839
Adventure II	100%	16,974	4,870
Voyager II	100%	21,845	9,986
Year ended December 31, 2005
Explorer II	100%	21,581	4,381
Challenger II	100%	19,850	4,246
Adventure II	100%	17,952	4,888
Voyager II	100%	16,885	6,372
Discovery II	100%	12,722	8,211

Year ended December 31, 2006
Explorer II	100%	13,748		5,759
Challenger II	100%	12,074		5,102
Adventure II	100%	12,263		4,450
Voyager II	100%	15,484		6,449
Discovery II	100%	13,724		4,924
Tugs & Barges (in aggregate)	100%	30,345	(2)	10,317	(2)
Year ended December 31, 2007
Explorer II	100%	11,982		4,937
Challenger II	100%	11,841		4,630
Adventure II	100%	19,699		4,827
Voyager II	87%	20,552		6,486
Discovery II	94%	18,045		6,814
Navigator II(3)	93%	22,067	(12)	6,410	(11)
Endurance II(4)	91%	19,667	(12)	8,302	(11)
Commander II(5)	100%	15,091	(12)	4,977	(11)
Endeavour II(6)	92%	24,906	(12)	6,718	(11)
Enforcer II(7)	100%	14,913		5,253	(11)
Tugs & Barges (in aggregate)	100%	28,636	(2)	19,191	(2)
Three Months ended March 31, 2008
Explorer II	100%	26,165		5,219
Challenger II	57%	2,236		9,803
Adventure II	100%	16,074		6,377
Voyager II	100%	23,625		9,960
Discovery II	100%	28,891		9,901
Navigator II	94%	22,065	(12)	5,511
Endurance II	95%	23,789	(12)	8,580
Commander II	100%	14,055	(12)	5,016
Endeavour II	96%	20,381	(12)	8,148
Enforcer II	100%	14,970		5,571
Defiant II(8)	99%	7,871	(12)	6,091	(11)
Ice Trader II(9)	100%	82,141		6,862	(11)
Ice Power II(10)	100%	73,056		10,097	(11)
Tugs & Barges (in aggregate)	100%	26,526		19,254

(1)
In connection with the acquisition of the subsidiaries owning these vessels, we assumed drydocking expenses incurred by the previous owners prior to us taking delivery of the vessels.

(2)
Due to the complementary nature of these vessels, we did not prepare separate TCE rates and daily vessel operating expenses, but are presenting aggregate values instead.

(3)
We took delivery of this vessel on February 27, 2007.

(4)
We took delivery of this vessel on April 10, 2007.

(5)
We took delivery of this vessel on May 2, 2007.

(6)
We took delivery of this vessel on May 8, 2007.

(7)
We took delivery of this vessel on July 11, 2007.

(8)
We took delivery of this vessel on January 16, 2008.

(9)
We took delivery of this vessel on February 14, 2008.

(10)
We took delivery of this vessel on February 18, 2008.

(11)
A portion of these costs is associated with the acquisition of spare parts which were required as a result of it joining our fleet.

(12)
This is the minimum guaranteed income, as we may charter back in our own vessels from time to time. See note 12 to our audited consolidated financial statements and note 9 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus, as well as the "—Results of Operations" discussion below.

Results of Operations

Three Months Ended March 31, 2008 Compared to the Three Months Ended March 31, 2007

Revenues

        For the three months ended March 31, 2008, total revenue increased by $238.9 or 389.7% to $300.2 million as compared to the three months ended March 31, 2007. The substantial increase in revenues was driven by a rise in our chartered-in tonnage, the purchase of seven additional owned vessels and a stronger charter rate environment.

        The average number of vessels we chartered-in for the three months ended March 31, 2008 was 51 compared to 18 in the three months ended March 31, 2007. The number of days in which we operated these vessels to satisfy the growing demand for our services increased to 4,638 days in the three months ended March 31, 2008 from 1,679 days in the three months ended March 31, 2007. This increase has been driven by an increase in COAs for coal and the expansion of trade routes into fertilizers, grain, and iron ore commodities as a result of key hires in our chartering team. Tonnes of cargo shipped increased significantly during this period to 5,397 for the three months ended March 31, 2008 compared with 2,474 tonnes of cargo shipped for the three months ended March 31, 2007.

        The total available days of our owned fleet increased to 1,167 days for the three months ended March 31, 2008 compared with 572 days for the three months ended March 31, 2007. This increase was primarily due to the acquisition of an additional seven vessels. In the three months ended March 31, 2008, we also experienced a stronger charter rate environment with average daily TCE rates on our owned vessels increasing to $27,275 compared to $17,270 in the three months ended March 31, 2007. Average daily TCE rates on our chartered-in vessels for the same periods were $43,677 compared to $19,078, respectively.

        The strong charter rate environment we have experienced is due to strong economic growth that resulted in growth in demand for seaborne trade, particularly in China. Significant increases in the volume of commodities purchased by Asian countries, especially China and India, combined with limited drybulk capacity caused by shipyard constraints, have contributed to a high charter rate environment.

        In the three months ended March 31, 2008, we acquired two additional Handymax and one Handysize vessels that enabled us to increase our operating days.

        Revenues from COAs and voyage revenues increased to $196.8 million in the three months ended March 31, 2008 compared to $45.0 million in the three months ended March 31, 2007. This increase was due to the rise in COA shipments from 1.3 million tonnes to 2.8 million tonnes, coupled with an increase in charter rates and the increase in our chartered in tonnage.

        Time-charter revenues significantly increased to $83.2 million in the three months ended March 31, 2008 compared to $12.7 million in the three months ended March 31, 2007. This was due to us having successfully identified vessels that we were able to charter-in at lower rates and profitably re-let on time-charter-out arrangements.

        Demurrage and other revenues increased to $12.4 million compared to $3.7 million during this period, principally due to increased port congestion.

        During the three months ended March 31, 2008, we entered into eight drybulk forward freight agreements as economic hedges relating to identifiable ships or cargo positions. The changes in net unrealized gains on FFAs amounted to $7.8 million for this period. We did not enter into any FFAs during the three months ended March 31, 2007.

Voyage Expenses, Charter Hire Expense and Commissions

        Total voyage expenses in the three months ended March 31, 2008 were $63.7 million compared with $17.9 million in the three months ended March 31, 2007. This increase was due to the larger number of vessels in our owned fleet and the larger number of chartered-in vessels operated as a result of increased demand for our services. Charter hire expenses in the three months ended March 31, 2008 were $159.1 million compared with $29.3 million in the three months ended March 31, 2007. This is an increase of $129.8 million and was a result of the increase in our chartered-in fleet and higher day rates. Commissions increased to $10.8 million in the three months ended March 31, 2008 compared with $1.9 million in the three months ended March 31, 2007. This was due to the increased volume of business we conducted.

Vessel Operating Expenses

        Total vessel operating expenses in the three months ended March 31, 2008 were $9.1 million compared with $3.5 million in the three months ended March 31, 2007, an increase of $5.6 million or approximately 160%. This increase was primarily attributable to the costs associated with operating a larger owned fleet. Excluding our tugs and barges and recently acquired vessels (Navigator II, Endurance II, Endeavour II, Commander II, Enforcer II, Defiant II, Ice Trader II and Ice Power II), our average daily operating expenses per vessel in the three months ended March 31, 2008 were $8,252 compared with $4,510 in the three months ended March 31, 2007, reflecting an increase of $3,742 or 83%, per vessel. This was due to the increased maintenance costs associated with our fleet and off-hire periods, mainly relating to the repairs to the cranes and engine's of Voyager II, Challenger II and Discovery II. The daily operating expenses in the three months ended March 31, 2008 for the Navigator II, Endurance II, Endeavour II, Commander II, Enforcer II, Defiant II, Ice Trader II and Ice Power II were $5,511, $8,580, $8,148, $5,016, $5,571, $6,091, $6,862 and $10,097, respectively. The higher daily operating expenses for these recently acquired vessels were attributable to the acquisition of additional spare parts during each vessel's first months in our fleet. Total daily operating expenses, in the aggregate, for our tugs and barges in the three months ended March 31, 2008 were $19,254 as compared to $11,822 in the three months ended March 31, 2007. This overall increase in daily operating expenses was a result of significant repair costs and increases in crew wages.

Depreciation and Amortization

        Depreciation and amortization in the three months ended March 31, 2008 was $9.1 million compared with $2.7 million in the three months ended March 31, 2007, an increase of $6.4 million or 237%. This increase was a result of the higher amounts of depreciation as a result of additional vessels, tugs and barges we own and related capitalized drydocking costs.

General and Administrative Expenses

        General and administrative expenses in the three months ended March 31, 2008 were $10.5 million compared to $2.0 million in the three months ended March 31, 2007, an increase of $8.5 million or 425%. This was largely a result of a substantial increase in compensation and office costs due to the expansion in headcount from 46 employees to 61 employees. Compensation costs increased during the three months ended March 31, 2008 by approximately $6.7 million due to the payment of bonuses in March 2008. Office costs also rose by approximately $0.4 million in the three months ended March 31, 2008 as compared to the three months ended March 31, 2007, as a result of increased costs associated with a higher headcount. In addition, we also experienced increased costs associated with business development expenses, and legal and accounting fees of $1.4 million.

Interest and Finance Costs

        Interest and finance costs were $6.1 million in the three months ended March 31, 2008 compared to $5.8 million in the three months ended March 31, 2007, an increase of $0.3 million. The increase in these costs was a result of the interest costs associated with our secured bridge loan facility entered into with Lloyds TSB Bank Plc. It does not include $2.0 million of capitalized interest accrued on our senior secured bridge facility entered into with affiliates of Goldman, Sachs & Co. that was charged to the construction of vessels. In the three months ended March 31, 2007, interest expense of $5.8 million from our senior secured notes issued in November 2006 caused us to record a net loss of approximately $0.1 million because we had not yet taken delivery of the majority of the vessels purchased with the proceeds of the notes.

Interest Income

        Interest income in the three months ended March 31, 2008 was $0.4 million compared to $2.0 million in the three months ended March 31, 2007, a decrease of $1.6 million or 80%. This decrease was a result of less interest earned on the unused portion of proceeds from the sale of the senior secured notes due 2011. The unused portion of proceeds was $2.0 million at March 31, 2008 compared to $105.0 million at March 31, 2007.

Taxation

        Taxation in the three months ended March 31, 2008 was $0.1 million compared with $0.04 million for the three months ended March 31, 2007, an increase of $0.06 million. This is a result of the increase in the number of owned and chartered-in vessels that we operated.

Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

Revenues

        Total revenues increased by $375.1 million, or 196%, to $566.6 million in the year ended December 31, 2007 compared to $191.5 million in the year ended December 31, 2006. The increase in revenues was primarily due to a significant increase in revenues from our chartered-in tonnage, an increase in total available days of our owned and operated fleet, a stronger charter rate environment and additional revenues generated by the acquisition of vessels, all as more fully described below.

        Revenues generated from our chartered-in tonnage significantly increased during this period. The average number of vessels we chartered-in for the year ended December 31, 2007 was 31, compared to 16 in the year ended December 31, 2006. The number of days in which we operated vessels to satisfy the growing demand for chartered-in tonnage increased to 11,194 days in the year ended December 31, 2007 from 5,824 days in the year ended December 31, 2006. We believe this increase in revenues from our chartered-in tonnage is a result of stronger overall demand in the drybulk shipping market, coupled with strong freight rates, and expansion in trades with growth in fertilizer, scrap metals and grain commodities.

        For the year ended December 31, 2007, tonnes of cargo shipped increased to 11,811 compared with 10,737 tonnes of cargo shipped for the year ended December 31, 2006. This increase in tonnes of cargo shipped relative to our revenues in the same period and during a period in which operating days for chartered-in vessels significantly increased is due to the significant expansion of our time-chartered business, an increase in rates per quantity of shipped cargo and increased shipments of lighter fertilizers and grain commodities.

        The total available days for our owned fleet increased to 3,345 days for the year ended December 31, 2007 compared with 2,021 days for the year ended December 31, 2006. This increase was primarily due to the acquisition of an additional five vessels.

        In 2007, we also experienced a stronger charter rate environment. Average daily TCE rates on our owned vessels increased to $18,854 in the year ended December 31, 2007 compared to $16,273 in the year ended December 31, 2006. Average daily TCE rates on our chartered-in vessels for the same periods were $34,878 compared to $13,932, respectively.

        The stronger charter environment was driven by improvements in the market environment due to strong economic growth, particularly in China. Significant commodities purchased by Asian countries, especially China and India, combined with limited new drybulk capacity, caused by constraints on available shipyard vessel construction berths and port congestion, contributed to the historically high charter rate environment. TCE rates on our owned vessels increased less than TCE rates on our chartered-in vessels during this period in part because a portion of our owned fleet was used to fulfill COAs that were entered into in 2006 when charter rates were lower than charter rates in 2007. In addition, all the vessels we acquired with the proceeds of our senior secured notes due 2011 were required to be placed on two-year time charters and were therefore not able to take full advantage of the significant increase in charter rates in the second half of 2007.

        In 2007, we acquired three additional Panamax vessels (delivered on February 27, 2007, April 10, 2007 and May 8, 2007, respectively), one Handymax vessel (delivered on May 2, 2007) and one Handysize vessel (delivered on July 11, 2007).

        Revenues from COAs and voyage revenues increased to $401.1 million in the year ended December 31, 2007 compared to $172.2 million in the year ended December 31, 2006. This increase was principally due to an increase in charter rates and the increase in our chartered-in tonnage.

        Time-charter revenues significantly increased to $133.3 million in the year ended December 31, 2007 compared to $12.9 million in the year ended December 31, 2006, principally due to the requirements of the indenture relating to the senior secured notes due 2011 which oblige us to time-charter out vessels acquired with the proceeds thereof for a minimum two-year period. In addition, we entered into profitable time-charter out arrangements on vessels we had time-chartered in at lower TCE rates.

        Demurrage and other revenues increased to $33.5 million compared to $6.4 million during this period, principally due to increased port congestion.

Voyage Expenses, Charter Hire Expense and Commissions

        Total voyage expenses in the year ended December 31, 2007 were $104.1 million compared with $71.8 million in the year ended December 31, 2006. This increase is due to the larger number of vessels in our owned fleet and the larger number of chartered-in vessels operated as a result of increased demand for our services.

        Charter hire expenses in the year ended December 31, 2007 were $309.7 million compared with $75.7 million in the year ended December 31, 2006. This is an increase of $234.0 million and is a result of the increase in our chartered-in fleet and higher day rates.

        Commissions increased to $21.2 million in the year ended December 31, 2007 compared with $4.3 million in the year ended December 31, 2006. This is due to the increased volume of business we are conducting.

Vessel Operating Expenses

        Total vessel operating expenses in the year ended December 31, 2007 were $24.1 million compared with $12.9 million in the year ended December 31, 2006, an increase of $11.2 million or approximately 87%. This increase was primarily attributable to the costs associated with operating a larger owned fleet. Excluding our tugs and barges and recently acquired vessels (Navigator II, Endurance II, Endeavour II, Commander II and Enforcer II), our average daily operating expenses per vessel in the year ended December 31, 2007 were $5,539 compared with $5,337 in the year ended December 31, 2006, reflecting an increase of $202, or 4%, per vessel. This is due to the increased maintenance costs associated with our fleet, and off-hire periods, mainly relating to the breakdown of the cranes on Discovery II. The daily operating expenses in the year ended December 31, 2007 for the Navigator II, Endurance II, Endeavour II, Commander II and Enforcer II were $6,410, $8,302, $6,718, $4,977 and $5,253, respectively. The higher daily operating expenses for these recently acquired vessels are attributable to the acquisition of additional spare parts during each vessel's first months in our fleet.

        Total daily operating expenses, in the aggregate, for our tugs and barges in the year ended December 31, 2007 were $19,191 as compared to $10,317 in the year ended December 31, 2006. This overall increase in daily operating expenses is a result of the additional tugs and barges that we operate following the acquisition of a barge and a tug on October 2, 2006 and February 9, 2007, respectively.

Depreciation and Amortization

        Depreciation and amortization in the year ended December 31, 2007 was $22.6 million compared with $10.9 million in the year ended December 31, 2006, an increase of $11.7 million or 107%. This increase is a result of the higher amounts of depreciation as a result of additional vessels, tugs and barges we own and related capitalized drydocking costs.

General and Administrative Expenses

        General and administrative expenses in the year ended December 31, 2007 were $18.1 million compared to $9.4 million in the year ended December 31, 2006, an increase of $8.7 million or 93%. This is largely a result of a substantial increase in compensation and office costs due to the expansion in headcount from 43 employees to 55 employees. Compensation costs increased during the year ended December 31, 2007 by approximately $6.8 million. Office costs also rose by approximately $0.8 million in the year ended December 31, 2007 as compared to the year ended December 31, 2006, as a result of increased office rents in London and Denmark and costs incurred in connection with the relocations of our London and Denmark offices in January, 2007. In addition, we also experienced increased costs associated with business development expenses and legal and accounting fees.

Interest and Finance Costs

        Interest and finance costs were $23.3 million in the year ended December 31, 2007 compared to $5.1 million in the year ended December 31, 2006, an increase of $18.2 million. The substantial increase in these costs was a result of the interest costs associated with the senior secured notes due 2011 issued in November 2006 and does not include $0.8 million of capitalized interest accrued on our senior secured bridge facility entered into with affiliates of Goldman, Sachs & Co.

Interest Income

        Interest income in the year ended December 31, 2007 was $4.1 million compared to $1.1 million in the year ended December 31, 2006, an increase of $3.0 million or 273%. This increase was a result of interest earned on the unused portion of proceeds from the sale of the senior secured notes due 2011 as well as additional interest income as a result of our increase in cash available from operations.

Taxation

        Taxation in the year ended December 31, 2007 was $1.5 million compared with $0.2 million for the year ended December 31, 2006, an increase of $1.3 million. The tonnage tax liability increased by $0.3 million due to the increase in tonnage. An additional provision of $1.0 million was made in respect of liabilities relating to the UK tonnage tax commitment.

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Revenues

        Total revenues for the year ended December 31, 2006 were $191.5 million compared with $184.6 million for the year ended December 31, 2005, an increase of $6.9 million or 4%. The increase in revenues was largely due to an increase in our total transported chartered-in tonnage, and an increase in total available days of our owned fleet, offset by a weakening charter rate market from 2005 to 2006.

        Revenues from our chartered-in tonnage increased during this period. The average number of vessels we chartered-in for the year ended December 31, 2006 was 16 compared to 15 for the year ended December 31, 2005.

        Our chartered-in tonnage increased from 5,630 days to 5,824 days during this period resulting from an increase in overall demand in the drybulk shipping market.

        The total available days for our owned fleet increased to 2,021 days for the year ended December 31, 2006 compared with 1,609 days for the year ended December 31, 2005. This increase was primarily due to the purchase of our tugs and barges at the end of December 2005, as well as having Discovery II, purchased in April 2005, reflected in our results of operations for a full year in 2006. The increase in available days was partially offset as a result of three of our vessels incurring 169 days of scheduled drydocking time during the year ended December 31, 2006.

        In 2006, the charter rate market saw a weakening due to the aftermath of the Java Tsunami coupled with iron ore price negotiations causing further uncertainty in the charter market.

        Revenues from COAs and voyage revenues increased to $172.2 million in the year ended December 31, 2006 compared to $144.3 million in the year ended December 31, 2005. This increase was principally due to the increase in tonnes shipped under COAs from 4.4 million in 2005 to 5.6 million in 2006.

        Time charter revenues significantly decreased to $12.9 million in the year ended December 31, 2006 compared to $33.3 million in the year ended December 31, 2005. This decrease was due to the weakening charter rate environment described above.

        Demurrage and other revenues decreased slightly to $6.4 million in 2006 from $7.0 million in 2005.

Voyage Expenses, Charter Hire Expense and Commissions

        Voyage expenses for the year ended December 31, 2006 were $71.8 million compared with $49.3 million for the year ended December 31, 2005, an increase of $22.5 million or 46%. This increase is primarily a result of an increase in bunker and port costs, and the total number of voyages performed. Specifically, bunker costs increased by $11.5 million for 2006 as compared to

2005 due to rising oil prices and port costs rose by $7.6 million in 2006 as a result of a substantial rise in port charges. It also reflects a higher share of revenues from COAs and spot charters where we generally bear voyage expenses, and a lower revenue contribution from time charters, where these expenses are generally borne by the charterer.

        Charter hire expenses for the year ended December 31, 2006 were $75.7 million compared with $95.9 million for the year ended December 31, 2005. This decrease of $20.2 million was due to the weakening charter rate market, which was partially offset by an increase in our chartered-in tonnage in 2006 compared with 2005.

        Commission payments remained the same at $4.3 million for the year ended December 31, 2006 compared to 2005. This was due to revenues increasing by a marginal amount in 2006 compared to 2005.

Vessel Operating Expenses

        Total vessel operating expenses for the year ended December 31, 2006 were $12.9 million compared with $12.1 million for the year ended December 31, 2005, an increase of $0.8 million or 7%. This overall increase was primarily attributable to the expansion in fleet size. Daily vessel operating expenses per owned vessel (excluding tugs and barges) for the year ended December 31, 2006 were $5,337 compared with $5,620 for the year ended December 31, 2005, a decrease of $283 or 5%. This decrease is largely a result of the implementation of stronger cost control measures. Average daily operating expenses for the tugs and barges for 2006, in the aggregate, were $10,317 and no comparable information for 2005 is available as the tugs and barges were acquired in December 2005.

Depreciation and Amortization

        Depreciation and amortization for the year ended December 31, 2006 was $10.9 million compared with $9.3 million for the year ended December 31, 2005, an increase of $1.6 million or 17%. This increase in depreciation and amortization is a result of the impact of the acquisition of tugs and barges in December 2005, as well as the sale and issuance of the senior secured notes and the capitalization of the associated fees and expenses.

General and Administrative Expenses

        General and administrative expenses for the year ended December 31, 2006 were $9.4 million compared to $3.7 million for the year ended December 31, 2005, an increase of $5.7 million or 154%. This increase is largely a result of a substantial increase in payroll and office costs, including the expansion of our technical management team and the addition of 11 employees in connection with the acquisition of our majority equity interest in Svendborg Ship Management A/S. We had 43 employees as at December 31, 2006 compared to 26 employees as at December 31, 2005. Salary costs increased during 2006 by approximately $2.9 million due to our increasing number of employees and office costs rose by approximately $1.0 million for the same period as a result of a higher employee headcount and operating an additional office in Svendborg, Denmark. In addition, we also experienced increased costs associated with travel, and legal and accounting fees and expenses.

Interest and Finance Costs

        Interest and finance costs were $5.1 million for the year ended December 31, 2006 compared to $1.4 million for the year ended December 31, 2005, an increase of $3.7 million or 264%. The increase in these costs was a result of costs associated with financing the acquisition of tugs and barges in December 2005 and the issuance of the senior secured notes in November 2006.

Interest Income

        Interest income for the year ended December 31, 2006 was $1.1 million compared to $0.3 million during the year ended December 31, 2005, an increase of $0.8 million or 267%. This increase was due to higher levels of liquidity and cash available resulting in interest earned from our deposits.

Liquidity and Capital Resources

        Our sources of liquidity include cash balances, cash flow from operations and other debt and equity issuances. Our primary sources of funds for our short-term liquidity needs will be cash flow from operations and available cash balances. Our long-term sources of funds will also be cash from operations and other debt or equity financings. Our liquidity needs fluctuate depending on a number of factors, including: the amount of capacity that we charter-in; demand for our services; and costs associated with fuel and port fees. To date, our principal use of funds has been expenditures to establish and expand our owned fleet, maintain the quality of our vessels, comply with international shipping standards and environmental laws and regulations and fund working capital requirements. Our management believes that its current cash balance and anticipated cash flow from operations will be adequate to meet our liquidity requirements for the next year. Our ability to meet our long-term liquidity requirements will depend in large part on our future performance, which is subject to many factors beyond our control, and our acquisition strategy which may involve the sale and purchase of additional vessels to strengthen our competitive position and maximize our profitability. See "Risk Factors—Risks Related to Our Business".

        We acquired a specialist self-unloading ice-class Handysize vessel, the Defiant II, for $5.7 million in January 2008. We funded the acquisition of this vessel with proceeds held in the vessel acquisition account, as described below.

        We acquired two 1995-built, ice-class Handymax vessels, Ice Trader II and Ice Power II, for approximately $71 million in the aggregate in February 2008. We financed these acquisitions through cash available from operations and borrowings under our secured bridge facility entered into with Lloyds TSB Bank Plc in February 2008. Pursuant to novation agreements with respect to the Ice Trader II and Ice Power II, we assumed existing time charters for these two vessels, each at a rate of $25,000 per day each for a specified period of time. These vessels are required to be delivered to the charterer in June 2008 and September 2008, respectively. The time charters expire on January 15, 2009 and 2010, respectively.

        We entered into six memoranda of agreement, each dated November 8, 2007, for the acquisition of a total of six new-build, ice-class Panamax bulk carrier vessels for $59.4 million each ($356.4 million in the aggregate). We expect to take delivery of these vessels by June 30, 2009, September 30, 2009, December 31, 2009, March 31, 2010, June 30, 2010 and September 30, 2010, respectively. We funded the first installment for these six vessels in an amount of $71.3 million with the proceeds of our senior secured bridge facility entered into with affiliates of Goldman, Sachs & Co. We expect to repay both of our secured bridge facilities with a portion of the proceeds from this offering. See "Use of Proceeds". We anticipate financing the remaining outstanding $285.1 million aggregate purchase price of these vessels through cash available from operations and additional debt or equity financings. We may be unable to secure such financing on satisfactory terms and our inability to complete the acquisition of these vessels could harm our business, results of operations and financial condition. Moreover, if the delivery of one or more of these vessels is cancelled, there is no assurance we would be able to recover any or all of the aggregate $71.3 million deposit we have already paid. See "Risk Factors—Risks Related to Our Business—Delays in deliveries of the six new-build, ice-class Panamax vessels that we have agreed to purchase, or our inability to otherwise complete the acquisitions of these vessels, could harm our business, results of operations and financial condition".

        The above vessel acquisitions are subject to customary closing conditions and there can be no assurance that these vessels will be delivered on time or at all. See "Risk Factors—Risks Related to Our Business—Delays in deliveries of the six new-build ice-class Panamax vessels that we have agreed to purchase, or our inability to otherwise complete the acquisitions of these vessels, could harm our business, results of operations and financial condition".

        On November 16, 2006, our subsidiary, Britannia Bulk Plc, completed a private placement of $185.0 million in aggregate principal amount of 11% senior secured notes due 2011. The senior secured notes were issued at a price of 93.622% of the principal amount of such notes. Taking into account the discount rate, the senior secured notes yielded an effective interest rate of 13.8%. The issuance of the senior secured notes resulted in net proceeds of $173.2 million. The senior secured notes will mature on December 1, 2011 and interest is payable on the senior secured notes on each June 1 and December 1. Britannia Bulk Plc's senior secured notes are guaranteed on a senior secured basis by all of the existing subsidiaries and certain of its future subsidiaries. At the closing of this offering, our subsidiary Britannia Bulk Plc will satisfy and discharge its obligations under the senior secured notes, including the accrued and unpaid interest and redemption premiums thereon, out of the proceeds of this offering, drawings under its new secured term loan facility and amounts held in the vessel acquisition account for the senior secured notes. Following the closing of this offering, Britannia Bulk Plc will redeem its senior secured notes in full in accordance with the provisions of the indenture governing the notes. See "Use of Proceeds".

        Concurrently with the issuance of the senior secured notes, Britannia Bulk Plc deposited into a vessel acquisition account the sum of $140.0 million. The vessel acquisition account is a secured collateral account administered by Wilmington Trust Company for the benefit of the holders of the senior secured notes. These funds are released for the purpose of purchasing vessels, subject to certain conditions, including that each vessel acquired with such funds becomes additional collateral for the senior secured notes. Amounts in the vessel acquisition account may also be released to make certain interest payments, to make certain capital expenditures and redeem, or at maturity, repay the senior secured notes. The proceeds deposited into the vessel acquisition account are invested in temporary cash investments as permitted under the indenture. This investment generates interest income for us. Due to the nature and restrictions on the use of cash in the vessel acquisition account, such cash is not considered cash for the purposes of Britannia Bulk Holdings Plc's financial statements, and accordingly is not reflected on our cash flow statements. As of March 31, 2008, we had made payments totalling $122.5 million related to vessel acquisitions funded from the proceeds held in the vessel acquisition account. We took delivery of the Navigator II on February 27, 2007 for a purchase price of $28.5 million, the Endurance II on April 10, 2007 for $36.7 million, the Endeavour II on May 8, 2007 for $36.7 million, the Commander II on May 2, 2007 for $10.8 million and the Enforcer II on July 11, 2007 for $6.2 million. On August 7, 2007, we paid deposits totalling $3.6 million for the Ice Power II and Ice Trader II. We took delivery of the Defiant II on January 16, 2008 for $5.7 million. In accordance with the terms of the indenture interest payments of $10.2 million and $11.0 million were made on November 30, 2007 and May 30, 2007, respectively, relating to the period from November 16, 2006 to December 1, 2007. The remaining balance in the vessel acquisition account as of December 31, 2007 was $0.5 million.

        On February 29, 2008, our subsidiary, Britannia Bulk Plc, launched an excess cash flow offer for up to $52.5 million of its senior secured notes. The offer was made pursuant to the terms of the indenture, which requires Britannia Bulk Plc to make a pro rata offer to purchase notes at a price equal to 101% of the accreted value thereof, plus accrued and unpaid interest to the date of purchase, with excess cash flow (as defined in the indenture) to the extent such excess cash flow exceeds $5.0 million. The purchase price offered for each $1,000 principal amount of notes tendered was $961.15. The excess cash flow offer expired on May 23, 2008. No notes were tendered. On May 29, 2008, the excess cash flow amount of $52.5 million was deposited in the vessel acquisition account described above for the purpose of purchasing vessels with the proceeds of the notes. The vessel acquisition account forms part of the collateral for the holders of the senior secured notes. Upon satisfaction and discharge of the indenture in the manner described above, the collateral interest in the vessel acquisition account will be released by Wilmington Trust Company and used in part for the refinancing and repayment of existing debt. See "Use of Proceeds".

        For a description of other provisions relating to the senior secured notes, see "Description of Certain Other Indebtedness—Senior Secured Notes".

Cash Flows from Operating, Investing and Financing Activities

  Sources and Uses of Cash for the Three Months Ended March 31, 2008

        Our cash and cash equivalents increased to $59.9 million as of March 31, 2008 as compared to $16.2 million as of March 31, 2007. We define working capital as current assets minus current liabilities, including the current portion of long-term debt. Our working capital deficit was $32.1 million as of March 31, 2008 compared with a surplus of $7.3 million as of December 31, 2007. The deficit as of March 31, 2008 is due to the amounts outstanding under our secured bridge loan facilities of $105.9 million in total which are classified as current liabilities.

        Our net cash provided by operating activities during the three months ended March 31, 2008 was $51.5 million compared to $1.0 million during the three months ended March 31, 2007. The substantial increase was largely a result of the additional revenues, partially offset by associated costs generated by the additional owned fleet, and the increase in chartered-in vessels in operation during the period. Accounts payable, accrued expenses and other liabilities increased by $24.9 million in the three months ended March 31, 2008, compared to the same period in 2007. This is due to the increase in the interest accrued on our senior secured bridge facility and the costs associated with the increase in voyages performed in the period, as well as the increase in the number of chartered-in vessels.

        Our net cash used in investing activities for the three months ended March 31, 2008 was $76.1 million in comparison to $1.4 million for the three months ended March 31, 2007. In the three months ended March 31, 2008, net cash used in investing activities related to the acquisition of Ice Trader II, Ice Power II and Defiant II. In the three months ended March 31, 2007, we purchased Vornaes II.

        Our net cash provided by financing activities was $29.4 million for the three months ended March 31, 2008 compared to $0.5 million during the three months ended March 31, 2007. In the three months ended March 31, 2008, this related to the $30.0 million in proceeds from our secured bridge loan facility with Lloyds TSB Bank Plc. In the three months ended March 31, 2007, this reflected the deferred financing costs related to the sale and issuance of the senior secured notes due 2011.

  Sources and Uses of Cash for the Year Ended December 31, 2007

        Our cash and cash equivalents increased to $55.2 million as of December 31, 2007 as compared to $17.2 million as of December 31, 2006. Our working capital surplus was $7.3 million as of December 31, 2007 compared with a surplus of $151.7 million as of December 31, 2006. This change in our working capital balance is largely a result of the sale and issuance of the senior secured notes due 2011, our acquisition of an additional six vessels and operating activities. As of December 31, 2007, $0.5 million remained in the vessel acquisition account for the purchase of additional vessels.

        Our net cash provided by operating activities during 2007 was $52.1 million compared to $13.0 million during 2006. The increase was a result of the additional revenues and associated costs generated by the additional owned fleet, and the increase in chartered-in vessels in operation during the period, as well as interest received on the vessel acquisition account. This has been partially offset by the resulting increase in ship inventories and prepaid expenses at December 31, 2007. Drydocking expenditures in the year ended December 31, 2007 were $6.8 million compared with $5.2 million in the year 2006. The expenditures in 2007 mainly relate to the drydocking of Voyager II, Endeavor II, Discovery II, Explorer II, Endurance II and various tugs and barges. The 2006 expenditures relate to the drydocking of Challenger II, Explorer II, one tug and two barges.

        Our net cash used in investing activities for the year ended December 31, 2007 was $80.5 million in comparison to $142.3 million for the year ended December 31, 2006. In 2007, net cash used in investing activities represented mainly our funding of the $75 million down payment for the six new-build, ice-class Panamax bulk carrier vessels. In 2006, net cash used in investing activities primarily related to the funding of the vessel acquisition account from the proceeds of the issuance of the senior secured notes due 2011.

        Our net cash provided by financing activities was $66.4 million for the year ended December 31, 2007 compared to $140.1 million during the year ended December 31, 2006. In 2007, this related to the $76.0 million in proceeds from our senior secured bridge facility, offset by a $7.7 million repurchase of our ordinary shares from North Western Neva Limited in 2007. See "Related Party Transactions—Repurchase of Shares by Our Subsidiary and Our Stockholders". In 2006, this related to the sale and issuance of the senior secured notes due 2011.

Sources and Uses of Cash for the Year Ended December 31, 2006

        Our cash and cash equivalents increased to $17.2 million as of December 31, 2006, compared to $6.4 million as of December 31, 2005 and to $9.3 million as of December 31, 2004. Our working capital surplus was $151.7 million as of December 31, 2006 as a result of the sale and issuance of the senior secured notes due 2011. As of December 31, 2006, $138.1 million remained in the vessel acquisition account for the purchase of additional vessels.

        Our net cash provided by operating activities during 2006 was $13.0 million compared to $14.4 million during 2005. This decrease was primarily due to a weakened drybulk charter rate environment during 2006. In addition, we incurred $5.2 million in drydocking costs related to Explorer II, Challenger II and Voyager II which adversely affected our overall net cash from operating activities for the year ended December 31, 2006.

        Our net cash used in investing activities substantially increased in 2006 to $142.3 million, which reflects the funding of the vessel acquisition account of $140.0 million from the proceeds of the sale and issuance of the senior secured notes and a prepayment in connection with the acquisition of one of our vessels. In comparison and for the year ended December 31, 2005, our net cash used in investing activities was $27.9 million, which amounts are associated with the acquisition of certain vessels and our tugs and barges.

        Our net cash provided by financing activities was $140.1 million for the year ended December 31, 2006 compared to $10.5 million during the year ended December 31, 2005. The change in cash provided by financing activities relates to (i) net proceeds of $173.2 million from the sale and issuance of the senior secured notes due 2011, (ii) capitalizing $6.8 million in fees and expenses associated with the sale and issuance of the senior secured notes and (iii) repayment of long-term indebtedness totaling $26.2 million.

Sources and Uses of Cash for the Year Ended December 31, 2005

        As of December 31, 2005, we had a cash balance of $6.4 million. Our working capital deficit was $4.6 million as of December 31, 2005 due to the current portion of long-term debt from indebtedness incurred to finance the acquisition of certain vessels in our fleet.

        Our net cash provided by operating activities during 2005 was $14.4 million compared to $2.9 million during 2004. This increase was primarily due to the increase in the number of operating days and chartered-in activities during the period, which more than offset the effects of an overall weakening in the spot market and resulted in increased revenues. We incurred $2.1 million in drydocking costs related to Adventure II in 2005.

        Our net cash used in investing activities was $27.9 million for the year ended December 31, 2005 compared with $24.9 million for the year ended December 31, 2004. This increase reflects the rise in costs associated with the purchase price of Discovery II, certain of our tug and barge vessels and a majority equity interest in Svendborg Ship Management A/S as compared with the acquisition of the vessels Explorer II, Challenger II, Adventure II and Voyager II in 2004.

        Our net cash provided by financing activities was $10.5 million for the year ended December 31, 2005 compared with $31.3 million during the year ended December 31, 2004. This decrease is largely due to fewer borrowings to finance vessel acquisitions in 2005 as compared with 2004. In 2005, we borrowed $19.5 million to partially finance the acquisition of the tug and barge vessels and the purchase of Discovery II, whereas we borrowed $31.8 million in 2004 to partially finance the acquisition of the vessels Explorer II, Challenger II, Adventure II and Voyager II. These cash inflows from financing activities in 2005 were partially offset by loan repayments of $9.3 million that we made in the same period.

Contractual Obligations

        The following table sets forth our contractual obligations and their maturity dates as of March 31, 2008:

	Less than One Year	One to Three Years	Three to Five Years	More than Five Years	Total
	($ in millions)
Long-term debt obligations(1)	$—	$—	$185.0	$—	$185.0
Short-term debt obligations(2)	105.9	—	—	—	105.9
Interest payments on long-term debt	20.4	40.7	20.4	—	81.5
Interest payments on short-term debt	11.1	—	—	—	11.1
Operating lease commitments(3)	0.2	0.6	0.5	0.4	1.7
Charter hire payments	312.5	326.7	232.4	177.8	1,049.4
Purchase obligations	—	285.1	—	—	285.1

	$450.1	$653.1	$438.3	$178.2	$1,719.7

(1)
Represents the senior secured notes. At the closing of this offering, we will satisfy and discharge our obligations under the senior secured notes, including the accrued and unpaid interest and redemption premiums thereon, out of the proceeds of this offering, drawings under our new secured term loan facility and amounts held in the vessel acquisition account for the senior secured notes. Following the closing of this offering, we will redeem our senior secured notes in full in accordance with the provisions of the indenture governing the notes. See "Use of Proceeds".

(2)
We intend to repay our short-term debt obligations in full with a portion of the proceeds from this offering. See "Use of Proceeds".

(3)
Consisting of rent on our London head office accommodation.

        On November 6, 2007, we entered into a senior secured bridge facility with affiliates of Goldman, Sachs & Co. for $75.9 million, which was amended and restated on November 22, 2007. This facility has been drawn on in full and from execution to (and including) March 30, 2008, it has borne interest at LIBOR (plus mandatory costs), plus a margin of 6.5% per annum; from (and including) April 1, 2008 to (and including) April 30, 2008, it has borne interest at LIBOR plus a margin of 9.5% per annum; from (and including) May 1, 2008 to (and including) May 31, 2008, it has borne interest at LIBOR plus a margin of 10.00% per annum; and from (and including) June 1, 2008 to June 30, 2008 it is expected to bear interest at LIBOR plus a margin of 10.50% per annum. We intend to repay this senior secured bridge facility in full at the closing of this offering. See "Use of Proceeds" and "Description of Certain Indebtedness".

        We entered into six memoranda of agreement, each dated November 8, 2007, for the acquisition of a total of six new-build, ice-class Panamax bulk carrier vessels, each costing $59.4 million ($356.4 million in the aggregate). On November 27, 2007, we paid a first installment in an aggregate amount of $71.3 million. The remaining outstanding balance of the purchase price for these vessels will become due on delivery. We anticipate financing the remaining outstanding $285.1 million aggregate purchase price of these vessels through cash available from operations and additional debt or equity financings. We may be unable to secure such financing on satisfactory terms and our inability to complete the acquisition of these vessels could harm our business, results of operations and financial condition. Moreover, if the delivery of one or more of these vessels is cancelled, there is no assurance we would be able to recover any or all of the aggregate $71.3 million deposit we have already paid. See "Risk Factors—Risks Related to Our Business—Delays in deliveries of the six new-build ice-class Panamax vessels that we have agreed to purchase, or our inability to otherwise complete the acquisition of these vessels, could harm our business, results of operations and financial condition".

        On February 13, 2008, we entered into a secured bridge facility with Lloyds TSB Bank Plc for $30.0 million. This facility has been drawn on in full and to date has borne interest at LIBOR, plus a margin of 2.0%. We intend to repay this secured bridge facility in full with a portion of the proceeds from this offering. See "Use of Proceeds".

        Our wholly owned subsidiary, Britannia Bulk Plc, as borrower, entered into a loan facility agreement dated May 23, 2008, with Lloyds TSB Bank Plc as arranger and Nordea Bank Denmark A/S as facility agent and security trustee (the "Facility Agreement"). The facility to be provided under the Facility Agreement consists of a term loan facility (the "Facility") of up to US$170.0 million and is for the purpose of providing Britannia Bulk Plc with funds which, together with the proceeds of this offering and cash on hand, will be used to refinance the existing senior secured bridge facility and the secured bridge facility, each as described above, as well as the senior secured notes of Britannia Bulk Plc. See "Use of Proceeds" and "Description of Certain Indebtedness". The Facility will bear interest at a rate equal to USD LIBOR, plus a margin of 1.75% per annum on the outstanding Facility amount. The Facility is for a term of five years from the date of drawdown. The Facility amount will be partly repaid in 20 consecutive quarterly installments in line with the agreed repayment schedule set out in the Facility Agreement, with the first installment becoming due and payable approximately three months after the date of drawdown. An additional final balloon installment equal to the outstanding Facility amount will become due simultaneously together with the twentieth installment.

        We charter-in a significant majority of our operated fleet and rely on COAs, time charters and the spot charter market to fill demand for these vessels. The rates we pay to charter-in vessels are fixed until the termination of the charter-in contract, which may be more than five years after the date we enter into the contract. In contrast, the competitive COA, time charter and spot charter markets are characterized by highly volatile rates which may fall below the rates we pay to charter-in vessels, making operation of such vessels unprofitable. In addition, general volatility in the demand for drybulk shipping services may impact our ability to keep our chartered-in vessels fully employed for the duration of their charters. We base our chartering-in decisions on our expectations of vessel supply and demand and how the COA, time charter and spot charter markets will perform, but cannot guarantee that these expectations will prove accurate. We are therefore exposed to a decrease in charter rates or our inability to fully employ our chartered-in vessels through COAs, time charters or spot charters. We have recently started to hedge some of these exposures through forward freight agreements, or FFAs. See "—Qualitative and Quantitative Disclosures About Market Risk—Forward Freight Agreements".

        With respect to our charter hire payments, as of March 31, 2008, we had charter-in contracts for a total of 70 vessels for an average remaining term of 484 days and at an average daily charter-in rate of $32,811. The following table provides a breakdown of the average remaining terms and average daily charter-in rate by vessel type as of March 31, 2008:

Vessel Type	Number of Chartered-in Vessels	Average Remaining Term (days)	Average Daily Charter-in Rate
Panamax	32	735	$47,935
Handymax	22	363	29,303
Handysize	16	147	21,195

Total	70	484	$32,811

        Of these charters, 45 had already commenced as of March 31, 2008, while others will not commence (and the relevant chartered-in vessels will not be delivered) for several more months or years. For a maturity breakdown of our payment obligations under our charter-in contracts as of March 31, 2008, see the first table under "—Contractual Obligations" above.

        For further detail in regard to our chartered-in fleet, see "Business—Our Fleet and Operations—Chartered-in Fleet".

        We have entered into time charters and COAs with our customers that we expect to perform in the remainder of 2008 and, to a lesser extent, in 2009 and subsequent periods. These contracts provide contractual coverage for a portion of our combined owned and chartered-in capacity for these periods. We expect to employ our remaining capacity through a combination of further time charters and COAs as well as spot charters, depending on customer demand and market conditions.

        As of March 31, 2008, our expected COA and time-charter revenues from these existing contracts are as follows for the periods specified:

	Remainder of 2008	2009	Total
	($ in millions)
Revenues from Existing Time Charters(1)	$73.1	$29.8	$102.9
Revenues from Existing COAs(2)	197.6	67.6	265.2

Total	$270.7	$97.4	$368.1

(1)
Combined for our own fleet and our chartered-in fleet. Of the amounts shown for the remainder of 2008 and for 2009, 6% and 11%, respectively, relate to our owned fleet, and the balance to our chartered-in fleet.

(2)
Reflects certain assumptions about the staggered performance of such contracts based on our past experience.

        We may fulfill our commitments under our COAs with our chartered-in fleet or the portion of our owned fleet not otherwise employed on time charters. For the purposes of allocating our COA revenues to the specified periods, we have made certain assumptions about the staggered performance of such contracts based on our past experience.

Capital Expenditures

        We make capital expenditures from time to time in connection with our vessel acquisitions. Since the beginning of 2007, we have taken delivery of three Panamax vessels, three Handymax vessel, two Handysize vessels and one tug. Excluding the purchase price of the tug, which was acquired using cash available from operations, we have expended $195.6 million to acquire these eight drybulk vessels. These drybulk vessel acquisitions were financed with a substantial portion of the net proceeds from our offering of the senior secured notes due 2011, as well as with a $30.0 million secured bridge facility with Lloyds TSB Bank Plc and cash from operations. In addition, we entered into memoranda of agreement for the acquisition of six new Panamax vessels for an aggregate consideration of $356.4 million. See "—Liquidity and Capital Resources". In addition, we intend to further expand our fleet with cash available from operations and debt or equity financings.

        In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings. We estimate our drydocking costs through 2012 for our current fleet and our fleet to be delivered to be:

Estimated Drydocking Costs
Year	($ in millions)
2008	$8.2
2009	13.5
2010	7.3
2011	6.4
2012	3.9

        The estimated capital expenditures set forth above include approximate costs for 2008 and subsequent years due to delivery of new vessel acquisitions. We believe that the funding of these costs will be met with cash we generate from operations.

Effect of Consummation of This Offering and the Refinancing and Repayment of Existing Debt

        Upon satisfaction and discharge of the indenture governing the senior secured notes described elsewhere in this prospectus, we will record a one-time charge to our income statement at the closing of this offering, representing the excess of the aggregate price paid by us in redeeming the senior secured notes over the carrying value of that debt on our balance sheet. This one-time charge will amount to approximately $33.7 million. In addition, upon satisfaction and discharge of the indenture governing the senior secured notes upon consummation of this offering, we expect to write off deferred financing costs relating to our senior secured notes of $5.4 million. See "Capitalization and Indebtedness".

Executive Share Option Plan 2008

        On June 2, 2008, we granted options under the Britannia Bulk Holdings Inc's Executive Share Option Plan 2008 to certain key employees relating to an aggregate of 1,025,539 shares at an exercise price of $11.90 per share. These options provide for graded vesting, with 25% vesting on the first day of trading of our common stock, 25% vesting on the date that is 180 days following the grant date, 25% on the third anniversary of the grant date, and 25% on the fourth anniversary of the grant date. See "Directors, Senior Management and Employees—Executive Share Option Plan 2008".

        We are required to expense the grant date fair value of these options over their vesting period in accordance with SFAS 123R. In accordance with this standard, based on an offering price of $18.00 per share, the midpoint of the price range, we estimate the total compensation cost related to the options granted on June 2, 2008 to be $7.7 million. This cost will be recognized over the vesting period commencing on the date of completion of this offering. We expect to recognize $1.9 million on the closing of this offering and $2.9 million during the remainder of 2008. The vesting of options will be accelerated upon certain corporate events, including a change of control, merger, a consolidation, a sale of all or substantially all of our consolidated assets. See "Critical Accounting Policies—Executive Share Option Plan 2008".

Qualitative and Quantitative Disclosures About Market Risk

Forward Freight Agreements

        We are exposed to decreases in charter rates or our inability to fully employ our chartered-in vessels through COAs, time charters or spot charters. We enter into drybulk forward freight agreements, or FFAs, as economic hedges relating to identifiable ship or cargo positions and as economic hedges of transactions we expect to carry out in the normal course of our shipping business. By utilizing drybulk shipping FFAs, we attempt to manage our financial risk associated with fluctuating market conditions. When entering into FFAs, we assume the risk that counterparties may fail to meet the terms of their contracts. None of our derivative financial instruments qualify for hedge accounting; therefore, the net changes in derivative assets and liabilities are reflected in current period operations. The FFAs involve contracts to provide a fixed number of theoretical voyages at fixed rates, which contracts generally range from one month to one year and settle monthly based on a published index. Realized gains or losses from FFAs are recognized monthly concurrently with monthly cash settlements. In addition, unrealized gains and losses resulting from marking these FFAs to market are recognized at period end. Gains or losses on the FFAs not qualifying for hedge accounting are recorded in the statement of operations under "Gains/Losses on Forward Freight Agreements". Hedging activities in FFAs could lead to material fluctuations in our reported net income on a period-to-period basis. See "Risk Factors—Risks Related to Our Business—Hedging activities in Forward Freight Agreements (FFAs) subject us to trading risks and we may suffer trading losses that reduce our earnings". We classify cash flows related to derivate financial instruments within cash provided by operating activities in the consolidated statements of cash flows.

        During the three months ended March 31, 2008, we entered into eight FFAs. The realized and unrealized gains and losses on these FFAs have been recorded through the statement of operations. The net gains, inclusive of monthly settlements, from FFAs amounted to $7,833 and $0 for the three months ended March 31, 2008 and 2007, respectively.

        During the three months ended March 31, 2008, the net unrealized gains on open FFAs resulting from the mark to market as of period end amounted to $6,901.

        The open drybulk shipping FFAs at the fair value settlement rates are summarized as follows:

	March 31, 2008	December 31, 2007
Short-term FFA derivative asset	$7,959	—
Short-term FFA derivative liability	(1,058)	—

Net fair value on FFA contracts	$6,901	—

        The fair value of forward freight agreements is the estimated amount that we would receive or pay to trade out of the agreement at the reporting date based on a published index.

Interest Rates

        Historically, we have been subject to limited market risks relating to changes in interest rates, because we did not have significant amounts of floating rate debt outstanding. Following the completion of the offering of the senior secured notes and subsequent repayment of all our outstanding debt in 2006, we do not have any material exposure to interest rate changes because we do not expect to have any significant floating rate debt outstanding, except for our secured bridge facilities which will be repaid in full with a portion of the proceeds from this offering. We have entered into a new term loan facility that will bear an interest rate of USD LIBOR plus 1.75%. A variation in USD LIBOR of 100 basis points would result in a variation of $1.7 million in annual interest paid on the new term loan facility. In respect of this new term loan facility, the Company has available a hedging line allowing Britannia Bulk Plc to hedge interest rate exposure for up to sixty percent (60%) of the original principal amount of this new term loan facility. See "Description of Certain Indebtedness—New Secured Term Loan Facility".

Foreign Exchange Rates

        In the three months ended March 31, 2008, we generated 100% of our revenues in U.S. dollars, and incurred 92% of our operating expenses in U.S. dollars and 8% in currencies other than the U.S. dollar, primarily the British Pound, Euro and Danish Kroner. We are therefore not exposed to significant foreign currency rate risk. For accounting purposes, expenses incurred in these non-U.S. dollar currencies are converted into U.S. dollars at the exchange rate prevailing on the date of each transaction.

Inflation

        We do not believe that inflation has a material impact on our operations, although certain of our operating expenses (including crewing, insurance and drydocking costs) are subject to fluctuations as a result of market forces. Inflationary pressures on bunker (fuel and oil) costs are not expected to have a material effect on our future operations. In the case of our vessels, which are time-chartered to third parties, it is the charterers who pay for the fuel. If our vessels are employed under COAs or spot charters, freight rates are generally sensitive to the price of fuel. However, a sharp rise in bunker prices may have a temporary negative effect on our results since freight rates generally adjust only after prices settle at a higher level.

        To mitigate the risk of such temporary effect, and in light of recent substantial increases in prices for crude oil and, as a result, bunker fuels, we have entered into an agreement in principle for the purchase of a fixed quantity of bunker fuels at a total fixed price of $47.4 million, to be delivered and paid for over a period ending on May 31, 2009. The contract is designated as a cash flow hedge for accounting purposes and, accordingly, unrealized gains or losses resulting from changes in fuel prices will be recorded in other comprehensive income (loss), a component of stockholders' equity. In the three months ended March 31, 2008 we recorded bunker fuel expenses of $33.0 million.

        In the future, we may enter into additional cash flow hedge or other arrangements to protect against fluctuations in fuel prices. There can be no assurance that we will enter into such arrangements or that they will be effective to protect us against such fluctuations. If market prices for fuel move against the positions we have taken pursuant to such arrangements, we may experience losses.

Dividend Payments

        Our board of directors has adopted a dividend policy to pay a regular quarterly dividend of up to 30% of our quarterly net income, or such other amount as our board of directors deems appropriate. While there is no assurance we will do so, we expect to declare a dividend per share of $0.28 for the quarter ended September 30, 2008 in November 2008.

        We have not historically paid dividends to our stockholders. Had our dividend policy been in place since January 1, 2007, we believe that we would have been able to pay aggregate dividends of approximately $13.8 million during the fiscal year ended December 31, 2007 and approximately $9.5 million for the three months ended March 31, 2008. This does not take into account contractual or other restrictions that may have been in effect at such times. For the fiscal year ended December 31, 2007, we generated net income of $46.0 million and had a cash balance at period end of $55.2 million. For the three-month period ended March 31, 2008, we generated net income of $31.5 million and had a cash balance at period end of $59.9 million.

        We expect that our new term loan facility will not prohibit us from paying dividends in accordance with our dividend policy so long as an event of default has not occurred and we are not, and after giving effect to such payment of the dividend would not be, in breach of a covenant included therein. See "Description of Certain Indebtedness—New Secured Term Loan Facility" for a description of the various covenants contained in our new term loan facility. If we incur debt under the new term loan facility, however, the amount of cash that we have available to distribute as dividends in a period will be reduced by any interest or principal payments that we are required to make.

        We will redeem all outstanding senior secured notes of our subsidiary, Britannia Bulk Plc, and repay all amounts outstanding under our $75.9 million senior secured bridge facility with Goldman, Sachs International and our $30.0 million secured bridge facility with Lloyds TSB Bank Plc with a portion of the proceeds of this offering, borrowings under the new secured term loan facility and amounts held in the vessel acquisition account for the senior secured notes. See "Use of Proceeds". As a result, our existing senior secured notes and secured bridge facilities will not restrict our ability to pay dividends to our stockholders.

Critical Accounting Policies

        The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The preparation of those financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of our consolidated financial statements. Actual results may differ from these estimates under different assumptions or conditions.

        Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies that involve a high degree of judgment and the methods of their application. For a description of all of our significant accounting policies, see note 2 to our consolidated financial statements.

Revenue Recognition

        Revenues are generated from COAs, time charter and spot charters. Revenues from time charters are recognized rateably over the periods of such charters. COAs and spot charter revenues are recognized on a pro rata basis over the duration of the voyage. A voyage is deemed to commence upon the completion of discharge of the vessel's previous cargo and is deemed to end upon the completion of discharge of the current cargo. Losses on voyages are provided for in full at the time such losses can be estimated. Demurrage income represents payments by the customer to the vessel owner when loading or discharging time exceeded the stipulated time in the spot charter. Demurrage income is recognized rateably over the duration of the spot charter.

Impairment of Long-lived Assets

        We evaluate the carrying amounts of vessels to determine if events have occurred which would require modification to their carrying values. In evaluating carrying values of vessels, we review certain indicators of potential impairment, such as undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions. We determine undiscounted projected net operating cash flows for each vessel and compare it to the vessel's carrying value. If our estimate of undiscounted future cash flows for any vessel is lower than the vessel's carrying value plus any unamortized drydocking costs, the carrying value is written down, by recording a charge to operations, to the vessel's fair market value if the fair market value is lower than the vessel's carrying value. We estimate fair market value primarily through the use of third-party valuations performed on an individual vessel basis.

Depreciation and Amortization

        We record the value of our vessels at their cost (which includes acquisition costs directly attributable to the vessel and expenditures made to prepare the vessel for its initial voyage) less accumulated depreciation. We depreciate our vessels on a straight-line basis over their estimated useful lives, estimated to be 25 years. We believe that a 25-year depreciable life is consistent with that used by other ship owners. Depreciation is based on cost less the estimated residual scrap value. A decrease in the useful life of a drybulk vessel or in its residual value would have the effect of increasing the annual depreciation charge. When regulations place limitations on the ability of a vessel to trade on a worldwide basis, the vessel's useful life is adjusted at the date such regulations are adopted.

Deferred Drydocking Costs

        Our vessels are required to be drydocked approximately every 30 months for major repairs and maintenance that cannot be performed while the vessel is operating. We capitalize the costs associated with the drydocks as they occur and amortize these costs on a straight-line basis over the period between drydocks. Costs capitalized as part of the drydock include actual costs incurred at the drydock yard, and the cost of hiring a third party to oversee a drydock.

Allowance for Doubtful Accounts

        Revenue is based on contracted charter parties and COAs, and although our business is with customers who we believe to be of the highest standard, there is always the possibility of dispute over terms and payment of freight. In such circumstances, we assess the recoverability of amounts outstanding and we estimate a provision if there is a possibility of non-recoverability. Although we believe our provisions to be based on fair judgment at the time of their creation, it is possible that an amount under dispute is not recovered and the estimated provision for doubtful recoverability is inadequate.

Fair Value of Financial Instruments

        Financial instruments carried on the balance sheet include cash and cash equivalents, trade accounts receivable and payable, derivative assets and liabilities, long-term debt and other receivables and payables. In determining the fair value of our financial instruments, we use a variety of methods and assumptions that are based on market conditions and risks existing at each balance sheet date. For the majority of financial instruments including long-term debt, standard market conventions and techniques are used to determine fair value. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized. The fair value of these financial instruments approximates their individual carrying amounts as of March 31, 2008 and December 31, 2007, 2006 and 2005.

Forward Freight Agreements (FFAs)

        We enter into drybulk FFAs as economic hedges relating to identifiable ship and/or cargo positions and as economic hedges of transactions we expect to carry out in the normal course of our shipping business. None of our derivative financial instruments qualify for hedge accounting; therefore, the net changes in derivative assets and liabilities are reflected in current period operations. Realized gains or losses from FFAs are recognized monthly concurrent with cash settlements. Entering into FFAs could lead to material fluctuations in our reported net income on a period-to-period basis. We classify cash flows related to derivative financial instruments within cash provided by operating activities in the consolidated statements of cash flows. The FFAs are recorded in the consolidated statements of operations under "Gain/Loss on forward freight agreement".

Executive Share Option Plan 2008

        With respect to our Executive Share Option Plan 2008, we adopted SFAS No. 123(R), Share-Based Payments ("SFAS No. 123(R)") which requires the measurement at fair value and recognition of compensation expense for all share-based payments awards.

        Determining the appropriate fair value model and calculating the fair value of employee stock options at the date of grant requires judgment. We use the Black-Scholes option pricing model to estimate the fair value of these share-based awards consistent with the provisions of SFAS No. 123(R). Option pricing models, including the Black-Scholes model, also require the use of input assumptions, including expected volatility, expected life, expected dividend rate and expected risk-free rate of return. The assumptions for expected volatility and expected life are the two assumptions that significantly affect the grant date fair value. The expected dividend rate and expected risk-free rate of return are not significant to the calculation of fair value.

Off-Balance Sheet Arrangements

        As at March 31, 2008, we did not have any off-balance sheet arrangements, and we currently do not have any off-balance sheet arrangements.

Recent Accounting Pronouncements

        In February 2007, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS 157 and SFAS 107, Disclosures about Fair Value of Financial Instruments. The adoption of SFAS 159, as of January 1, 2008 did not have a material impact on the Company's condensed consolidated financial statements.

        The FASB issued SFAS 157 on September 15, 2006. SFAS 157 enhances existing guidance for measuring assets and liabilities using fair value. Previously, guidance for applying fair value was incorporated in several accounting pronouncements. The new statement provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. While the statement does not add any new fair value measurements, it does change current practice. One such change is a requirement to adjust the value of non-vested stock for the effect of the restriction even if the restriction lapses within one year. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We have adopted SFAS No. 157 and have made all necessary disclosures in our quarterly financial statements.

        In March of 2008, the FASB issued Statement No. 161 Disclosures about Derivative Instruments and Hedging Activities: an amendment of FASB Statement No. 133, to revise the disclosure requirements of Statement 133 and provide financial statement users with a better understanding of how and why an entity uses derivative instruments, how an entity accounts for derivative instruments and to enhance disclosures that provide the effect of derivative instruments and related hedged items on an entity's financial position, financial performance and cash flows. Statement 161 is effective for both fiscal years and interim periods that begin after November 15, 2008. The Company is currently evaluating the impact of SFAS 161 on its condensed consolidated financial statements.

INDUSTRY OVERVIEW

        All the information and data presented in this section, including the analysis of the various sectors of the drybulk shipping industry, has been provided by Drewry. Drewry has advised that the statistical and graphical information contained herein is drawn from its database and other sources. In connection therewith, Drewry has advised that: (i) certain information in Drewry's database is derived from estimates or subjective judgments; (ii) the information in the databases of other maritime data collection agencies may differ from the information in Drewry's database; and (iii) whilst Drewry has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures and may accordingly contain errors. You should also be aware that since the date of this document, there may have been changes in the shipping industry and the various sectors therein which could affect the accuracy or completeness of the information in this section.

Summary

  •
  World seaborne trade grew by 5.4% between 2001 and 2007, approximately twice the rate of the 1990s.

  •
  Trade has been spurred on by economic growth in China, India and other regions of the world, including the Baltic.

  •
  Russia is now one of the engines of world economic growth and the economies of the Baltic States are growing at twice the rate of the European average.

  •
  Russian exports of named drybulk commodities have risen from 80 million tonnes in 2001 to 156 million tonnes in 2007, equivalent to a CAGR of 11.8%.

  •
  Russia is now the third largest exporter of coal in the world, with exports rising by an average 13.0% per annum in the period 2001 to 2007.

  •
  Europe is now a major market for Russian coal and dependence on imported coal is rising, due to the closure of indigenous coal mines and demand for coal for power generation.

  •
  The Baltic region is subject to icy conditions during the winter months and requires ice-class tonnage for year-round operation.

  •
  Only a small proportion of the world drybulk carrier fleet has an ice-class standard and the proportion declines as vessel size increases. The ice-class fleet is also old—over 50% is more than 20 years of age.

  •
  Due to draft restrictions, capesize bulk carriers cannot operate in the Baltic and most of the major export trades are handled by Panamax and Handymax tonnage.

  •
  High levels of demand in the drybulk market have pushed charter rates to record highs and have also increased secondhand vessel values.

  •
  There is a large orderbook in the drybulk sector, but deliveries will be spread out over a long period of time.

  •
  The average age of drybulk carriers in service is 16 years. Some 14% of the total fleet (58.9 million dwt) is more than 26 years old. The average age at which drybulk carriers have been scrapped in the last five years is 28 years of age.

Introduction

        The marine industry is a vital link in international trade, with ocean-going vessels representing the most efficient, and often the only means of transporting large volumes of basic commodities and finished products. International trade in turn is dependent on trends in the world economy.

        China, and to a lesser extent, India have been the main drivers behind the recent growth in the world economy and increases in seaborne trade, as high levels of economic growth in both countries (see table below) have generated additional demand for imported raw materials and finished and semi-manufactured goods for export.

Real GDP Growth: 2001 to 2007
(Percent change previous period)

Years	2001	2002	2003	2004	2005	2006	2007P
Global Economy	2.4	3.0	4.1	5.3	4.7	5.2	5.1
USA	0.3	1.6	2.7	3.9	3.2	3.3	2.2
EU	1.7	1.1	1.1	2.1	1.6	2.8	2.7
Japan	0.4	-0.3	1.8	2.7	1.9	2.2	1.8
China	7.5	8.3	10.0	10.1	10.4	10.7	11.3
India	4.4	4.7	7.4	7.0	8.7	9.2	8.8
Baltic States*	3.8	3.5	4.4	5.3	5.3	6.6	5.6

*
Simple Average of Baltic States

P=provisional

Source: Drewry

        However, high levels of economic growth are not just restricted to China and India. The economies that border the Baltic are also growing rapidly. The Baltic States (Denmark, Estonia, Finland, Germany, Latvia, Lithuania, Poland, Russia and Sweden) occupy an area approximately half the size of the European Union and contain less than 25% of Europe's total population, but their economies are growing at twice the rate of the EU average.

Baltic Drybulk Trades

        Drybulk trades from and to the Baltic region are increasing, with the main engines of growth being Russian economic development and expanding industrial enterprises in Estonia, Latvia, Lithuania and Poland. The economies of these countries are growing strongly and this is stimulating external trade and generating demand for shipping.

        The Baltic has become increasingly involved in international trade as a result of:

  •
  Transition from centrally planned economies to market economies that has occurred as a result of political change;

  •
  Globalization in terms of production of goods and the provision of services;

  •
  Urbanization, which has boosted both private and public consumption and investment;

  •
  Development of major mineral resources for many important raw materials; and

  •
  Development of port infrastructure within the region.

        Baltic drybulk trades are geared towards the commodity markets, such as coal, ores, fertilizers, wood, grain, non-ferrous metals and chemicals. The major flows which generate employment for drybulk carriers comprise coal, iron ore and fertilizers. Most of the traffic originates from Russia, but Poland also exports coal and fertilizers.

Russian Drybulk Exports: 2001 to 2007
('000 Tonnes)

Source: Drewry

        Russian exports of major drybulk commodities have risen from just over 80 million tonnes in 2001 to 156 million tonnes in 2007, equivalent to a CAGR of 11.8%.

        Coal is the major export commodity and Russian coal exports have risen from 47 million tonnes in 2001 to 97 million tonnes in 2007, equivalent to a CAGR of 12.8%. Russia is now the third largest exporter of coal in the world, and a major and growing destination for these exports is the European Union. EU imports of Russian coal increased from 18.6 million tonnes in 2001 to 54.0 million tonnes in 2007, equivalent to a CAGR of 19.4%.

Main Baltic Drybulk Export Trades

Source: Drewry

        Europe is becoming increasingly reliant on imported coal, as it lacks indigenous supplies of coal suitable for power generation, while old and defunct coal mines in Europe are being closed. This trend is set to continue as coal-fired power is favored over nuclear power in many European countries.

Russian Coal Exports to the EU (27)
(Million Tonnes)

Source: Drewry

        The majority of Russian coal exports to the EU are by sea and the trend in seaborne exports to key European destinations in the period 2001 to 2007 is shown below. Of the destinations listed, shipments to the United Kingdom are rising the fastest, increasing from 2.5 million tonnes in 2001 to 15.2 million tonnes in 2007.

Seaborne Russian Coal Exports to Selected European Countries
('000 Tonnes)

Source: Drewry

        Russian coal shipments are handled through St. Petersburg Tupase, Ust Luga and Murmansk and also through the ports of other Baltic countries such as Muuga (Estonia), Riga (Latvia) Venstspils (Latvia) and Klaipeda (Lithuania). In general, the port infrastructure in the Baltic area has been developed to support growing export levels and, unlike other parts of the world, there are generally no delays at terminals when loading. Draft restrictions, however, prevent the use of capesize bulk carriers in the Baltic, so most of the export traffic is carried in either Panamax or Handymax bulk carriers.

        It should be noted that the Baltic Sea is partly covered by ice during the winter months. The extent of the ice coverage depends on the harshness of the winter and is classified as mild, medium or harsh. Seaborne traffic to Germany, Denmark and Poland is not normally affected by ice, but during harsh winters, ice can be expected to extend beyond the Baltic Sea to reach the Oslo Fjord and the west coast of Denmark.

        For those vessels that operate in the Baltic during the winter months there is therefore a requirement to have ice-class tonnage. There are a wide range of technical specifications and requirements that a ship has to meet in order to receive ice-class certification, but ice-class certification generally depends on whether a ship's hull is sufficiently strengthened and on its available engine power.

        The recognized Swedish-Finnish ice-class rules define ice-class standards as follows:

Class	Standard
1A Super	For extreme harsh ice conditions
1A	For harsh ice conditions
1B	For medium ice conditions
1C	For mild ice conditions

        The number of ships in the international drybulk carrier fleet with an ice-class standard is low and declines further as vessel size increases. The chart below indicates the proportion of the current Handysize, Handymax and Panamax drybulk carrier fleets with a recognized ice-class standard.

Ice-Class Vessels
(Percent of World Fleet with 1C or higher Ice-Class—based on ship numbers)

Source: Drewry

        In general, ships without ice-class will be unable to trade to and from the Baltic during the winter months and this affords an advantage to those owners with ice-class tonnage. Furthermore, it is clear that owners/operators with experience of operating in ice conditions will have an edge over the traditional tramp operators who make occasional forays into the region during the winter months.

World Drybulk Trades

        In 2007, approximately 8.9 billion tonnes of cargo of all types were transported by sea, of which 5.1 billion tonnes were accounted for by dry cargo and 3.9 billion tonnes were liquid. Collectively, in the period 2001 to 2007, the CAGR in world seaborne trade was 5.4%.

World Seaborne Trade: 2001 & 2007

	2001 Tonnes (Millions)	2007 Tonnes (Millions)	CAGR% 2001-2007	2001 % Total Seaborne Trade	2007 % Total Seaborne Trade
All Cargo
Dry Cargo	3,434	5,068	6.7	50.8	54.3
Liquid Cargo	3,092	3,881	3.9	49.2	45.7

Total	6,526	8,949	5.4	100.0	100.0

Dry Cargo
Drybulk	2,142	2,976	5.6	34.1	33.4
Major Bulks	1,252	1,815	6.4	19.9	20.4
Coal	565	761	5.1	9.0	8.5
Iron Ore	452	785	9.6	7.2	8.7
Grain	235	269	2.3	3.7	3.2
Minor Bulks	890	1,161	4.5	14.2	13.1

Container Cargo	648	1,272	11.9	10.3	14.0

Non-Container/General Cargo	644	820	4.1	6.5	6.9

Total Dry Cargo	3,434	5,068	6.7	100.0	100.0

Source:
Drewry

        During the 1980s, seaborne drybulk trades grew on average by just over 1% per annum. In the 1990s, the average increase in trade was just under 2.5% per annum. However, as the chart below illustrates, between 2000 and 2007, seaborne drybulk trade increased at a CAGR of 5.0%, thereby creating significant increases in the requirement for drybulk carriers.

Drybulk Trade—Growth Rates by Period
(CAGR—Percent)

Source: Drewry

        The international drybulk shipping industry provides seaborne transportation of certain commodities in bulk form used in many basic industries and construction. Drybulk cargo can be further defined as either major bulk cargo or minor bulk cargo, all of which is shipped in drybulk carriers. Major bulk cargo includes iron ore, coal and grain. Minor bulk cargo includes fertilizers, other agricultural products, mineral cargo (including metal concentrates), cement, forest products, metal products and all other drybulk commodities carried in bulk carriers. In 2007, the major bulks accounted for 61% of the 3.0 billion tonnes of drybulk cargo that was moved by sea.

        The most important commodities within the drybulk sector are iron ore, coal and grain (including wheat, coarse grains and soybeans). Other key cargoes include fertilizers, steel products, forest products, metals, cement and a wide range of other minerals such as petroleum coke, bauxite, alumina and phosphate rock, all of which form part of the category referred to as minor bulks. The changes in seaborne trade in each of these main product groups in the period 2000 to 2007 are shown below.

Drybulk Seaborne Trade: 2000 to 2007
(Million Tonnes)

	2000	2001	2002	2003	2004	2005	2006	2007	CAGR 2000/2007%
Coal	523	565	570	619	650	675	701	761	5.5%
Iron Ore	454	452	484	524	587	660	722	785	8.1%
Grain	230	235	245	240	248	253	262	269	2.3%
Minor Bulks	901	890	920	957	1025	1049	1086	1161	3.7%

Total	2,108	2,142	2,219	2,340	2,510	2,637	2,771	2,976	5.0%

Annual Change %	6.00%	1.61%	3.59%	5.45%	7.26%	5.06%	5.08%	7.40%

Source:
Drewry

        Within drybulk trades there are certain main trading routes for major drybulk commodities between exporting and consuming regions. Coal is mainly shipped from Australia, Indonesia, Russia, Columbia and China to the Far East and Europe, whereas iron ore is mainly shipped from Australia and Brazil to China, Japan and Europe. Grain is mainly shipped from the U.S. Gulf, Brazil and Argentina to Europe and the Far East. The following map represents the major global drybulk trade routes:

Major Drybulk Seaborne Trade Routes

Source: Drewry

Coal

        Coal is a relatively abundant commodity, mined in more than 50 countries, with no dependence on any one region. The main importers and exporters of steam coal are shown below.

Steam Coal Importers & Exporters: 2007

Source: Drewry

        International seaborne movements of coal have risen from 565 million tonnes in 2001 to 761 million tonnes in 2007, equivalent to a CAGR of 5.1%. Coal is divided into two categories: thermal (or steam) coal and coking (or metallurgical) coal. In 2007, total steam coal trade amounted to 532 million tonnes, with coking coal accounting for the remaining 229 million tonnes of trade. Among the top five coal exporters, the fastest growing are Indonesia and Russia, while South Africa and China have actually declined in the period 2001 to 2007.

Top 5 Steam Coal Exporters
(Percent Change in Exports 2001 to 2007)

Source: Drewry

        The main coal importers are Europe, Japan, South Korea and Taiwan. EU imports of steam coal (of which Russia is the major supplier) have risen steadily in the last few years and in 2007 were 102 million tonnes, compared with 70 million tonnes in 2001, equivalent to a CAGR of 6.5%.

Iron Ore

        Iron ore is used as a raw material for the production of steel, along with limestone and coking (or metallurgical) coal. Steel is the most important construction and engineering material in the world. Global steel production has risen from just under 900 million tonnes in 2001 to 1,351 million tonnes in 2007, equivalent to a CAGR of 7.0%.

        In 2007, approximately 785 million tonnes of iron ore were exported worldwide, with the main importers being China, the European Union, Japan and South Korea. Australia and Brazil together account for approximately two-thirds of global iron ore exports. Although Brazilian exports to China have grown more slowly than Australian exports, the contribution to drybulk carrier demand has been greater due to the longer distances between origin and destination. The growth in Chinese iron ore imports has been the main driving force behind the recent strength of the drybulk shipping market and although the principal impact has been felt in the demand for Capesize and Panamax bulk carriers, there has been a positive ripple effect which has been felt in both the Handymax and Handysize sectors.

Grain

        Grains include wheat, coarse grains (corn, barley, oats, rye and sorghum) and oil seeds extracted from different crops such as soybeans and cotton. International trade in grains is dominated by four key exporting regions: North America, South America, Australia and Europe (including Russia). These regions collectively account for over 90% of global exports. Large importers are typically Asia, North Africa (Egypt), the Middle East and, more recently, India.

Minor Bulks

        The balance of drybulk trade, minor bulks, subdivides into two types of cargo. The first type includes secondary bulks or free-flowing cargo, such as fertilizers, agricultural cargoes, bauxite, alumina and cement. The second type are the so-called neobulks, which include non-free-flowing or partly manufactured cargo, principally forest products and steel products including scrap metals.

        Trade in minor bulks accounted for approximately 39% of total seaborne drybulk trade in 2007. Seaborne trade in minor bulks has grown from 890 million tonnes in 2001 to 1,161 million tonnes in 2007, equivalent to a CAGR of 4.5%. In addition to the overall increase in trade, minor bulks have at times also received a boost from structural shifts within the shipping market. A case in point is the recent change in legislation which has reduced the fleet of tankers fit to carry vegetable oils, which in turn lifted the demand for bulk carriers to carry vegetable products in bulk, unprocessed form.

Drybulk Carrier Demand

        The extent to which increases in drybulk trade have affected demand for drybulk carriers is shown in estimates of tonne-mile demand. Tonne-mile demand is calculated by multiplying the volume of cargo moved on each route by the distance of the voyage.

Drybulk Carrier Demand*: 2000 to 2007
(Billion Tonne-Miles)

	2000	2001	2002	2003	2004	2005	2006	2007	CAGR 2000/2007%
Coal	2,482	2,583	2,583	2,910	3,386	3,638	3,831	4,186	7.8%
Iron Ore	2,560	2,580	2,741	3,050	3,463	3,858	4,259	4,632	8.8%
Grain	1,289	1,360	1,256	1,290	1,317	1,341	1,389	1,424	1.4%
Minor Bulks	4,044	3,991	4,215	4,366	4,689	4,794	5,143	5,514	4.5%

Total	10,375	10,514	10,795	11,616	12,855	13,631	14,622	15,756	6.2%

*
Excludes vessels below 10,000 dwt

Source:
Drewry

        Between 2001 and 2007, overall tonne-mile demand in the drybulk sector for vessels above 10,000 dwt increased from 10,514 billion tonne-miles to 15,756 billion tonne-miles, equivalent to a CAGR of 7.0%. In the 1990s, the average annual increase in tonne-mile demand in both the major and minor bulks was just 2.2%. The steep increase in drybulk shipping demand in the period 2001 to 2007 reflects both the overall increase in drybulk trade and the rise in long haul movements, especially for commodities such as iron ore.

        Tonne-mile demand has increased in all sectors of the drybulk fleet. Demand for Handymax and Panamax bulk carriers tends to be spread across a wide range of commodities and vessel employment is thus less dependent on a small range of cargoes, as is the case with Capesize bulk carriers, which are linked very closely to iron ore trades.

Drybulk Carrier Demand by Ship Type: 2000 to 2007
(Billion Tonne-Miles)
CAGR = 7%

Source: Drewry

Drybulk Carrier Supply

        Drewry divides the drybulk fleet into six major vessel classifications based on cargo carrying capacity: Very Large Ore Carrier, Capesize, Post Panamax, Panamax, Handymax and Handysize.

Category	Size Range–Dwt
Handysize	10,000–39,999
Handymax	40,000–59,999
Panamax	60,000–79,999
Post Panamax	80,000–109,999
Capesize	110,000–199,999
VLOC	200,000+

VLOC

        Very large ore carriers are in excess of 200,000 dwt and are a comparatively new sector of the fleet, with the vessels built to exploit economies of scale on long-haul iron ore routes.

Capesize

        Capesize vessels have carrying capacities between 110,000 and 199,999 deadweight tons (dwt). These vessels generally operate along long-haul iron ore and coal trade routes. Only the largest ports around the world possess the infrastructure to accommodate vessels of this size. Capesize vessels typically carry relatively low value cargoes for which large cargo lot sizes are of primary importance. Consequently, Capesize vessels are mainly used to transport iron ore or coal and, to a lesser extent, grains, primarily on long-haul routes. These vessels are not capable of traversing the Panama Canal due to their size and, therefore, lack the flexibility of smaller vessels.

Post Panamax/Kamsarmax

        Typically between 80,000 and 109,999 dwt, these carriers tend to be shallower and beamier than a standard 74,000 dwt Panamax vessel, with a higher cubic capacity. They have been designed specifically for loading high cubic cargoes from draught restricted ports. The name Kamsarmax stems from Port Kamsar in Guinea, where large quantities of bauxite are exported from a port with only 13.5m draught and a 229m LOA restriction, but no beam restriction. The Kamsarmax ship is ideally suited to take advantage of the current high demand for iron ore and associated minerals. Kamsarmax vessels combine the versatility of the Panamax build with an "economies of scale" advantage, which helps to enhance trading flexibility.

Panamax

        Panamax vessels have a carrying capacity of between 60,000 and 79,999 dwt. These vessels carry coal, grains and, to a lesser extent, minor bulks, including steel products, forest products and fertilizers. Panamax vessels are able to pass through the Panama Canal, making them more versatile than larger vessels.

Handymax

        Handymax vessels have a carrying capacity of between 40,000 and 59,999 dwt. These vessels operate on a large number of geographically dispersed global trade routes, carrying primarily grains and minor bulks. Vessels below 50,000 dwt are sometimes built with on-board cranes enabling them to load and discharge cargo in countries and ports with limited infrastructure. Generally, this type of vessel offers good trading flexibility and can therefore be used in a wide variety of trades, although this type of ship is increasingly being superceded by supramax bulk carriers.

Handysize

        Handysize vessels have a carrying capacity of up to 39,999 dwt. These vessels almost exclusively carry minor bulk cargo. Increasingly, ships of this type operate on regional trading routes, and may serve as trans-shipment feeders for larger vessels. Handysize vessels are well suited for small ports with length and draft restrictions. Their cargo gear enables them to service ports lacking the infrastructure for cargo loading and unloading.

        The trading flexibility of a drybulk carrier tends to diminish as vessel size increases. For example, as previously stated, draft restrictions prevent the use of Capesize bulk carriers in the Baltic. Therefore, the mainstay of Baltic exports trades are Panamax and Handymax bulk carriers, which are the traditional "workhorses" of the drybulk sector, as they have the ability to carry a wide range of cargoes to most parts of the world.

Current Drybulk Carrier Fleet

        As of March 2008, the world fleet of drybulk carriers consisted of 6,814 vessels, totaling 398.0 million dwt in capacity. These figures are based on pure drybulk carriers, and exclude a small number of combination carriers.

Drybulk Carrier Fleet: March 2008

Size Category	Deadweight Tonnes	Number of Vessels	% of Total Fleet (number)	Total Capacity (million dwt)	% of Total Fleet (dwt)
VLOC	200,000+	99	1.4	22.0	5.5
Capesize	110,000–199,999	667	9.8	109.5	27.6
Post Panamax	80,000–109,999	175	2.6	15.3	3.8
Panamax	60,000–79,999	1,336	19.6	95.6	24.1
Handymax	40,000–59,999	1,608	23.6	77.4	19.4
Handysize	10,000–39,999	2,929	43.0	78.2	19.6

Total		6,814	100.0%	398.0	100.0%

Source:
Drewry

        The drybulk carrier fleet has developed in size to meet the increases in seaborne trade and vessel demand, but in the period 2001 to 2007, the CAGR in supply, based on deadweight tonnes, was 5.6%, which was well below the increase in vessel demand of 6.9%.

Drybulk Carrier Fleet Age Profile

        The average age of drybulk carriers in service is approximately 16 years. The figures below indicate the age profiles of individual fleets. Over 29% of the existing fleet is more than 20 years of age and there is 56.9 million dwt still trading which is more than 26 years of age. In the last five years, the average age at which drybulk carriers have been scrapped is 28 years.

Drybulk Carrier Fleet Age Profile: March 2008
(Million Dwt)

Age (Years)	Handysize 10–39,999	Handymax 40–59,999	Panamax 60–79,999	Post Panamax 80–109,999	Capesize 110,000–199,999	VLOC 200,000+	Total Fleet	% of Total
0–5	8.89	23.58	21.52	10.52	32.76	10.06	107.33	27%
6–10	7.98	16.87	25.42	1.82	19.59	0.69	72.37	18%
11–15	8.38	14.19	18.94	0.90	27.00	2.12	71.53	18%
16–20	3.21	4.96	6.77	0.37	10.72	4.31	30.34	8%
21–25	20.08	11.92	11.44	0.52	11.78	3.95	59.69	15%
26+	29.70	5.90	11.54	1.13	7.67	0.91	56.85	14%

Total	78.24	77.42	95.63	15.26	109.52	22.04	398.11	100%

Average Age (years)	21.4	12.3	13.2	6.2	11.9	10.6	15.1

Source:
Drewry

        The age profile of the ships with an ice-class standard is also old. In all three fleet sectors, more than 50% of the ships are at least 20 years of age.

Age Profile of Ice-class Drybulk Carrier Fleets
(Based on ship numbers)

Source: Drewry

Drybulk Carrier Orderbook

        The supply of drybulk carriers is dependent on the delivery of new vessels and the removal of vessels from the global fleet, either through scrapping or loss. As of March 2008, the global drybulk orderbook amounted to 232 million dwt, or 58.3% of the existing drybulk fleet. Although the current orderbook is large by historical standards, delivery of new-builds currently extends in some cases into 2013 and deliveries will therefore be spread out over a comparatively long period of time.

Drybulk Carrier Orderbook: March 2008
(By Scheduled Year of Delivery)

Source: Drewry

Port Congestion

        The supply of drybulk carrier capacity is also affected by the operating efficiency of the global fleet. In recent years the growth in trade has led to port congestion, with ships at times being forced to wait outside port to either load or discharge due to limited supply of berths at major ports. At Australian coal ports, for example, the delays in mid-2007 had risen to over 20 days, while at the major iron ore ports they were between six to eight days.

        The effect of this type of delay on shipping capacity is shown in the chart below. Based on a Capesize bulk carrier trading iron ore on a round trip voyage pattern from Australia to China, a 10-day delay for loading on each voyage would reduce the overall transportation capacity of the vessel by 30%. Hence, it is easy to see why delays at major bulk carrier loading ports have reduced the amount of available shipping capacity in the sector, and in doing so have led to a much tighter balance between overall supply and demand.

Port Delays—Impact on Shipping Capacity
Indicates Reduction in Annual Carrying Capacity
of 170,000 dwt Capesized Bulk Carrier Trading Iron Ore
on Round Trip Voyages

Source: Drewry

Drybulk Carrier Freight Market

        Drybulk carriers are employed in the market through a number of different chartering options. The general terms typically found in these types of contracts are described below.

  •
  A bareboat charter involves the use of a vessel usually over longer periods of time, ranging up to several years. In this case, all voyage-related costs, including vessel fuel, or bunker, and port dues, as well as all vessel operating expenses, such as day-to-day operations, maintenance, crewing and insurance, transfer to the charterer's account. The owner of the vessel receives monthly charter hire payments on a per day basis and is responsible only for the payment of capital costs related to the vessel.

  •
  A time charter involves the use of the vessel, either for a single trip, a trip lasting a number of months or years, or for a trip between specific delivery and redelivery positions, known as a trip charter. The charterer pays all voyage-related costs. The owner of the vessel receives semi-monthly charter hire payments on a per day basis and is responsible for the payment of all vessel operating expenses and capital costs of the vessel.

  •
  A single or spot voyage charter involves the carriage of a specific amount and type of cargo on a load-port to discharge-port basis, subject to various cargo handling terms. Most of these charters are of a single or spot voyage nature, as trading patterns do not encourage round trip voyage trading. The owner of the vessel receives one payment derived by multiplying the tonnes of cargo loaded on board by the agreed-upon freight rate expressed on a per cargo tonne basis. The owner is responsible for the payment of all expenses including voyage, operating and capital costs of the vessel.

  •
  A contract of affreightment, or COA, relates to the carriage of multiple cargoes of a given commodity over the same route and enables the COA holder to nominate different ships to perform individual voyages. Essentially, it constitutes a number of voyage charters to carry a specified amount of cargo during the term of the COA, which usually spans from a few weeks to a number of years. All of the ship's operating, voyage and capital costs are borne by the ship owner. The freight rate normally is agreed on a US$ per cargo tonne basis.

        Charter rates fluctuate by varying degrees amongst the drybulk carrier size categories. The volume and pattern of trade in a small number of commodities (major bulks) affect demand for larger vessels. Because demand for larger drybulk vessels is affected by the volume and pattern of trade in a relatively small number of commodities, charter rates (and vessel values) of larger ships tend to be more volatile. Conversely, trade in a greater number of minor bulks drives demand for smaller drybulk carriers. Accordingly, charter rates and vessel values for those vessels are subject to less volatility. Charter rates paid for drybulk carriers are primarily a function of the underlying balance between vessel supply and demand, although at times other factors, such as sentiment, may play a role. Furthermore, the pattern seen in charter rates is broadly mirrored across the different charter types and between the different drybulk carrier categories.

Drybulk Carriers—One Year Charter Rates
(Period Averages—US Dollars per Day)

Size Category DWT	Handysize 26–28,000 10–15 years old	Handymax 50–55,000 1–5 years old	Panamax 70–75,000 1–5 years old	Capesize 170,000+ 1-5 years old
2001	5,629	8,472	9,543	14,431
2002	4,829	7,442	9,102	13,608
2003	8,289	13,736	17,781	30,021
2004	14,413	31,313	36,708	55,917
2005	12,021	23,038	27,854	49,333
2006	12,558	21,800	22,475	45,646
2007	21,600	43,950	52,230	102,875
March 2008	30,500	64,000	76,000	160,000

Source:
Drewry

        In the time, charter market, rates vary depending on the length of the charter period and vessel-specific factors such as age, speed and fuel consumption. In the voyage charter market, rates are influenced by cargo size, commodity, port dues and canal transit fees, as well as delivery and redelivery regions. In general, a larger cargo size is quoted at a lower rate per tonne than a smaller cargo size. Routes with costly ports or canals generally command higher rates than routes with low port dues and no canals to transit. Voyages with a load port within a region that includes ports where vessels usually discharge cargo or a discharge port within a region that includes ports where vessels load cargo also are generally quoted at lower rates. This is because such voyages generally increase vessel utilization by reducing the unloaded portion that is included in the calculation of the return charter to a loading area.

        In 2003 and 2004, charter rates for drybulk carriers of all sizes strengthened appreciably to historically high levels. The driver of this dramatic upsurge in charter rates was primarily the high level of demand for raw materials into China. Rates in 2005 started out at slightly lower levels and declined further over the summer, before rallying late in the year. During the first half of 2006, rates dipped, albeit to levels above historical highs prior to 2003. In the second half of 2006, rates have rebounded strongly and in 2007 reached record levels. In 2008, rates have been more volatile, but remain at levels well above long-term historical averages.

        Indicative trip charter rates for Handysize, Handymax and Panamax bulk carriers loading in Northern Europe (for different destinations) are shown in the chart below. As can be seen, rates have increased considerably since 2004 as a result of the overall tightness in the drybulk market as a whole.

Monthly Trip Charter Rates*
(US Dollars per Day)

*
Average of rates reported during the month

Source:
Drewry

New-build Prices

        New-build prices are determined by a number of factors, including the underlying balance between shipyard output and capacity, raw material costs, freight markets and sometimes exchange rates. In the period 2003 to 2007, high levels of new ordering were recorded across all sectors of shipping. As a result, most of the major shipyards in Japan, South Korea and China have full orderbooks until the end of 2010 at the earliest. In general, new-build prices have increased significantly since 2003, due to tightness in shipyard capacity, high levels of new ordering and stronger freight rates.

Drybulk Carrier New-build Prices
(Period Averages—Millions of US Dollars)

	Size Category Dwt
Year	Handysize 25-30,000	Handymax 50-55,000	Panamax 70-75,000	Capesize 170,000+
2001	15.7	19.8	22.7	38.4
2002	14.3	18.5	20.5	35.1
2003	15.8	19.3	23.0	38.1
2004	19.3	28.1	31.8	54.8
2005	21.1	30.9	35.2	61.6
2006	22.3	31.5	35.7	62.1
2007	33.2	40.7	46.6	83.9
March 2008	38.0	47.0	54.5	97.5

Secondhand Prices

        Secondhand vessel prices are influenced by freight rates and new-build prices, as well as vessel-specific items, such as vessel size, age, technical features and condition. Drybulk carriers with ice-class will, for example, command a premium over a similar sized/aged vessel without ice-class.

Drybulk Carrier Secondhand Prices—5 year old
(Period Averages—Millions of US Dollars)

	Size Category Dwt
Year	Handysize* 25-30,000	Handymax 50-55,000	Panamax 70-75,000	Capesize 150-170,000
2001	11.2	13.7	14.8	25.3
2002	11.1	14.0	15.5	25.1
2003	12.9	16.6	19.6	30.3
2004	19.8	26.3	35.3	54.3
2005	25.8	31.2	40.3	67.0
2006	26.0	31.3	37.0	66.1
2007	28.4	50.4	63.1	74.6
March 2008	33.0	68.0	79.5	93.0

*
10-year-old ship

Source:
Drewry

        As a result of the steep increase in new-build prices and the strength of the charter market, secondhand prices for drybulk carriers have risen significantly since 2002, to the extent that in October 2007 they had reached record highs. In a typical market, a higher price will be attached to the new-build vessel (which is normally delivered two to three years after an order is placed) than to a secondhand ship (which has depreciated and has a reduced remaining economic useful life).

BUSINESS

Overview

        We are an international provider of drybulk shipping and maritime logistics services with a leading market position in transporting drybulk commodities in and out of the Baltic region. Our current owned fleet is diversified and consists of 22 vessels, including 13 drybulk vessels, five of which are ice-class, five ocean-going ice-class barges, and four ice-class tugs. Ice-class vessels are those that have been specifically constructed and certified for transportation in icy conditions, which are a particular feature of the Baltic region for approximately half of each year. We have contracted to purchase an additional six Panamax ice-class drybulk vessels, which are scheduled to be delivered between June 2009 and September 2010. Upon delivery of these additional vessels, based on our owned deadweight tonnage, or dwt, capacity as at March 31, 2008, we will increase our dwt capacity by approximately 72% to approximately 1,067,460 and our owned fleet will consist of 28 vessels, including 19 drybulk vessels, 11 of which will be ice-class. This expansion of our fleet will not only provide a base from which to significantly grow our revenue and earnings in the future, but will also extend our leading position in ice-class service. Based on our market knowledge, there are currently fewer than 10 ice-class Panamax drybulk vessels which are less than 10 years old and, following delivery of our new-builds, we believe we will own one of the largest and most modern fleets of ice-class Panamax drybulk vessels in the world.

        To complement our owned fleet, we actively charter-in a significant number of vessels to increase our overall dwt capacity and enhance our service to our customers. As at March 31, 2008, the number of chartered-in drybulk vessels under our control was 45, 11 of which were ice-class. These chartered-in vessels added dwt capacity of 2,197,891, significantly increasing our total fleet of controlled vessels. Revenues from our chartered-in tonnage have grown significantly in the last year as we have expanded our fleet, broker network and customer base. Further, growth has been aided by a stronger overall demand in the drybulk shipping market, coupled with strong freight rates and increased trade for the commodities that we transport. The combination of owning and chartering-in our fleet provides us with the flexibility to capitalize on profitable opportunities.

        Our managed drybulk vessels serve a wide variety of ports and carry multiple cargoes, while our tug and barge vessels provide the flexibility for us to serve ports that are too small or otherwise unable to accommodate traditional drybulk vessels. We derive a significant portion of our revenue from the short-haul transportation of coal, fertilizers, scrap metals, iron ore, grain and other bulk cargoes from ports in the Baltic region to countries in northern and western Europe, including the United Kingdom, Denmark and Germany. In addition, we transport these bulk cargoes from the Baltic region along global trade routes to India, Brazil and Argentina, and across Southeast Asia trade routes, from India to China, and from Australia to India. A typical long-haul trade route for us would involve the transportation of Baltic-sourced fertilizers to Brazil and Argentina, and the transportation of South American-sourced grain back to Europe.

        We have long-standing relationships with key customers, including Corus, Glencore International, Siberian Coal Energy Company (SUEK) and Weglokoks, and more recent relationships with BHP Billiton, Peabody Energy and Rio Tinto. Our customer base is diversified, and, for the three months ended March 31, 2008, no customer represented more than 9% of our revenues. A significant portion of our revenue with such customers is earned under fixed price COAs, more fully described below on page 88.

        In addition to vessel operation and chartering, we also provide maritime logistics services for our customers. These logistics services include port modification, fendering (the provision of materials used to prevent damage to vessels when docking), lightening, dredging of berths to accommodate larger vessels, maximizing vessel throughput in ports, provision of floating cranes and self-discharging equipment. We believe that our maritime logistics services enhance our profitability, add value and depth to the services that we can provide and result in stronger relationships with our customers, which in turn enhance our customer retention and create new and repeat business opportunities.

        For the three months ended March 31, 2008, approximately 74% of our revenue was earned from the shipment of drybulk commodities to and from the Baltic and Northern Europe regions, where we have significant operational expertise and capabilities. The Baltic region represents an attractive market in the international drybulk shipping industry, with unique characteristics, such as a predominance of short-haul trades and icy conditions, for which our fleet is ideally suited. Drybulk transportation in this region has increased substantially in recent years due to increased exports of Russian coal to Europe. In addition, we have experienced recent growth in our involvement in the shipment of fertilizers and grain in and out of the region.

        A significant portion of our revenue is earned under fixed price contracts of affreightment, or COAs, under which we deliver certain amounts of cargo for our customers over terms ranging from a few weeks to over a year, providing us with stable and predictable cash flows in the near to medium term. COAs are priced on a US$ per cargo tonne basis, as opposed to being priced on a per day basis, as with time charter contracts. We benchmark our COA rates against Time-Charter Equivalent (TCE) Rates. See "Operating and Financial Review and Prospects—Operational Metrics". We believe that the trade in the Baltic region relies on COAs rather than spot or time charters (under which we generate the balance of our revenue) because of the predominance of short-haul trades.

        The following table sets forth tonnes of cargo shipped under COA contracts for the periods indicated:

	Three months ended March 31,		Year ended December 31,
	2008	2007	2007	2006	2005
Tonnes shipped under COAs (millions)	2.8	1.3	4.6	5.6	4.4
Total tonnes of cargo shipped (millions)	5.3	2.5	11.8	10.7	8.0

        As at March 31, 2008, we had secured COAs for the shipment of over 8.6 million tonnes of cargo scheduled to be shipped in 2008, and 3.5 million tonnes to be shipped in 2009.

        For the three-month period ended March 31, 2008, we generated revenue, EBITDA and net income of approximately $300.2 million, $46.5 million and $31.5 million, respectively. For the fiscal year ended December 31, 2007, we generated revenue, EBITDA and net income of approximately $566.6 million, $89.3 million and $46.0 million, respectively. For the definition of EBITDA and its reconciliation to net income, see footnote (1) under "Selected Consolidated Financial and Other Operating Data".

Our Competitive Strengths

        We believe our competitive strengths include the following:

  • Leading Shipping Provider in the Baltic Market.    We are a leading shipping provider in the Baltic region. We have expertise in providing customized shipping services to the specific needs of the Baltic drybulk shipping market, underpinned by long-standing and stable relationships with our customers in that region. Due to our experience in the Baltic region, including through Svendborg, we have expertise in operating ships in icy conditions and specialized knowledge of local port conditions, inspection procedures, regional infrastructure, crewing regulations, and regulatory and safety requirements in Russia and northern and western Europe.

  • Favorable Industry Dynamics for Drybulk Shipping.    The global drybulk shipping market is currently experiencing a period of significant growth, principally driven by the high levels of economic growth in China, Russia and India, which have generated increased demand for the transportation of raw materials. According to Drewry, the volume of drybulk cargoes transported at sea grew at a compounded annual rate of 5.0% between 2000 and 2007, and the Baltic Dry Index, the primary industry indicator of drybulk freight rates, has increased from 4,456 as at December 31, 2004 to 8,081 as at March 31, 2008, an increase of 81.4%. The Baltic drybulk shipping market is also experiencing a period of growth as the economies of many of the countries that border the Baltic (including Denmark, Estonia, Finland, Germany, Latvia, Lithuania, Poland, Russia and Sweden) continue to grow at rates faster than the European Union average. Our major cargo is coal and a major market for Russian coal is now Europe, where dependence on imported coal is rising due to the closure of indigenous coal mines and heightened demand for coal for power generation. Russia is now the third largest exporter of coal in the world, with exports rising by an average of 13.0% per annum in the period 2001- 2007. In addition, the emerging market economies of Brazil, India and China are expected to continue to drive demand for coal, iron ore and other bulk commodities over the long term, and we intend to capitalize on these opportunities by expanding our geographic reach.

  • Attractive Business Model Providing Flexibility to Respond to Market Conditions.    Our combination of owned and chartered-in vessels allows us to drive profitability by actively managing the utilization and deployment of our fleet across our customer base. We utilize COAs, with terms ranging from a few weeks to over a year, and time charters to retain flexibility to profit from favorable market opportunities through our judicious use of short-term COAs and spot-market contracts. The chartered-in fleet is a demand-driven business. Where we anticipate or identify demand that cannot be met through our existing fleet, we seek to meet it through chartering-in vessels. Our chartered-in fleet gives us the flexibility to capture profitable business without the capital investment associated with owning vessels and allows us to adjust our fleet size according to prevailing market conditions.

  • Strong Relationships with High Quality Repeat Customers.    We believe our customer-oriented approach has established us as one of the preferred drybulk carriers in the Baltic region. We have built a stable base of well-known, long-standing customers, including Carbofer, the Swiss trader of scrap metals, coal, steel and petcoke; Corus, a leading Anglo-Dutch steel company; Duferco, a specialist steel company; Glencore International, one of the world's largest traders of a wide range of commodities and raw materials to industrial consumers; Krutrade, one of Russia's largest coal exporters; Mekatrade, a leading exporter of fertilizers; Oakley International, a leading exporter of fertilizers to South America; SUEK, Russia's largest coal producer; and Weglokoks, the biggest Polish exporter of coal. BHP Billiton, the world's largest mining company, and Rio Tinto, one of the world's leading mining and exploration companies, became customers of ours in 2006. Peabody Energy, the world's largest private-sector coal company, became a customer of ours in October 2007. We believe our maritime logistics services result in stronger relationships with our customers, which in turn enhance our customer retention rates, and create new and repeat business opportunities.

  • Track Record of Strong, Profitable Growth.    We have a track record of strong, profitable growth. Between 2004 and December 31, 2007, the number of tonnes of cargo we have shipped for our customers has increased at a compound annual growth rate of 69%. During the same period, we have increased the capacity of our owned fleet from 151,787 dwt to 522,250 dwt, representing a CAGR of 51%, and significantly increased the size of our chartered-in fleet. As a result, and also supported by an increase in charter rates, our revenue, EBITDA and net income grew at a CAGR of 138%, 115% and 82%, respectively, between 2004 and December 31, 2007. For the three months ended March 31, 2008, our EBITDA was $46.5 million and our net income was $31.5 million.

  • Experienced Senior Management and In-House Technical Team.    Our senior management team has extensive experience in the shipping industry. Our founder, chairman and chief executive officer has 17 years of experience in the drybulk shipping industry, our chief operating officer has 30 years of experience in the drybulk shipping industry, our directors of chartering have 41 years of combined experience in the drybulk shipping industry, our chief financial officer has 18 years of experience in finance and accounting and our director of operations has over 30 years of experience in the shipping industry. In addition, our in-house technical team is located within Svendborg, a company with more than 30 years of experience in the shipping industry in the Baltic region. Our management team has a diverse international background and speaks a variety of languages, which enables us to more effectively communicate and develop deeper relationships with our wide-ranging base of customers.

  We intend to continue to leverage this experience and reputation to grow our business. Certain members of our management team, including our founder and chief executive officer, are significant equity holders in the Company, which aligns their incentives with our broader shareholder base. We recently adopted a share option plan enabling our board of directors to grant options over our common stock to any of our employees or executive directors, as more fully described below under "Directors, Senior Management and Employees—Executive Share Option Plan 2008".

Our Business Strategy

        We intend to continue to diversify and enhance our business and financial profile, which we believe will allow us to sustain profitability and deliver meaningful value to our stockholders through a combination of earnings growth and free cash flow generation, principally through the following strategies:

  • Leverage Core Expertise.    Our aim is to profitably grow our business by leveraging our core expertise as one of the most efficient and highest quality drybulk shipping and maritime logistics service providers in the global drybulk industry, with unique experience, recognized operational skills and strong customer relationships in the Baltic region.

  We expect our existing customers to require additional drybulk transportation services in response to growth in volumes of imports and exports, as well as their growth into new geographic markets. Additionally, Russian port development is currently focused on being able to load larger vessels, which will allow us to expand our service in these ports. We also aim to expand our existing customer base to new customers in the Baltic region, principally through increasing our broker network. We intend to manage our fleet to meet both the growing demands of our existing customers and the targeted growth in new customers, as more fully described below under "—Actively Manage Our Fleet".

  We will continue our focus on drybulk transportation in and out of the Baltic region, as demand for drybulk shipping services continues to expand in this region due to growth in inter-regional commodity trade flows. For example, recent growth in the South American grain trade to northern Europe and the related increase in South American demand for fertilizer products manufactured in and shipped from Baltic countries has resulted in us transporting significant volumes of these commodities between the two regions.

  • Expand Globally.    In order to capitalize on the strategic opportunities presented by the growing demand of emerging market economies like India and China for coal, iron ore and other drybulk commodities, we intend to expand our operations to new geographical regions, such as Australia, India and China. We intend to leverage our existing customer relationships to extend our services into those new geographic markets where our customers are themselves expanding.

  We will continue to provide value-added maritime logistics services and advice to complement our successful track record of delivering on our customers' core shipping needs. We believe our maritime logistics services enhance our profitability, add value and depth to the services we can provide and result in stronger relationships with our customers, which enhance our customer retention rates and create new and repeat business opportunities.

  • Actively Manage Our Fleet.    In order to capitalize on the growing demands of our existing and increasing customer base and the growth in trade flows in our markets, and in order to support our strategy of global expansion, we will continue to proactively manage our mix of owned and chartered-in vessels.

  We expect to aggressively expand our owned ice-class capacity and have contracted to purchase an additional six new-build Panamax ice-class vessels. Upon delivery of these additional vessels, based on our owned dwt capacity as at March 31, 2008, we will increase our dwt capacity by approximately 72% to approximately 1,067,460, and our owned fleet will consist of 28 vessels, including 19 drybulk vessels, 11 of which will be ice-class, five ocean-going ice-class barges and four ice-class tugs.

  This expansion of our fleet will not only provide a base from which to significantly grow our revenue and earnings in the future, but will also extend our leading position in ice-class service. Based on our market knowledge, there are currently fewer than 10 ice-class Panamax drybulk vessels which are less than 10 years old, and following delivery of our new-builds, we believe we will own one of the largest and most modern fleets of ice-class Panamax drybulk vessels in the world.

  From time to time we may renew, scrap or sell off our older owned vessels to maximize value, or we may reduce our chartered-in fleet. Our fleet expansion plans, coupled with our ability to upsize or downsize our chartered-in fleet and to dispose of our current owned vessels, gives us the flexibility to actively manage our fleet to adapt to changing market conditions and customer demands.

Our Fleet and Operations

Fleet

        Our initial fleet consisted of five Handymax drybulk vessels, which we acquired in 2004 and the first half of 2005. In December 2005, we took delivery of three ice-class tugs and four ice-class barges and, in October 2006, an additional ice-class barge. In 2007, we acquired and took delivery of three Panamax vessels, one additional Handymax vessel and one additional Handysize vessel and an ice-class tug. We took delivery of one ice-class Handysize vessel in January 2008 and two ice-class Handymax vessels in February 2008. We have also contracted to acquire a total of six new-build, ice-class Panamax drybulk carrier vessels. We expect to take delivery of these vessels by June 30, 2009, September 30, 2009, December 31, 2009, March 31, 2010, June 30, 2010 and September 30, 2010, respectively. The acquisition of each of these vessels is subject to the satisfaction of customary closing conditions and there can be no assurance that these vessels will be delivered on time or at all. See "Risk Factors—Risks Related to Our Business—Delays in deliveries of the six new-build, ice-class Panamax vessels that we have agreed to purchase, or our inability to otherwise complete the acquisitions of these vessels, could harm our business, results of operations and financial condition".

        Following the completion of these acquisitions and delivery of these six new-build, ice-class Panamax vessels, our owned fleet will consist of 19 drybulk carriers, five of which are ice-class, five ocean-going ice-class barges and four ice-class tugs, and we will have, upon delivery of the final vessel in June 2010, a total dwt capacity of approximately 1,067,460 and an average age of 19.3 years per vessel.

        Our owned fleet of drybulk vessels consists of Panamax, Handymax and Handysize vessels. The principal difference between the three categories of vessel is the carrying capacity:

  •
  Panamax vessels have a carrying capacity of between 60,000-100,000 dwt and generally operate along long-haul routes. They are specifically designed to be the largest vessels able to transit the Panama Canal locks.

  •
  Handymax vessels have a carrying capacity of 30,000-60,000 dwt and generally operate on a large number of global trade routes. They can conduct cargo operations in countries and ports with more limited infrastructure than required for Panamax vessels.

  •
  Handysize vessels have a carrying capacity of up to 30,000 dwt and typically operate only on regional trading routes, often serving as trans-shipment feeders for larger vessels, and carry minor bulk cargoes. They can operate in ports lacking the infrastructure for cargo loading and unloading.

        The following table lists the vessels in our existing owned fleet, together with details of vessels that we have contracted to purchase:

Vessel Name	Year Built	Date Acquired/ Estimated Delivery Date	Purchase Price ($ in thousands)	DWT
Drybulk Vessels:
Panamax
Navigator II	1998	February 27, 2007	$28,500	69,146
Endurance II	1994	April 10, 2007	36,735	70,029
Endeavour II	1994	May 8, 2007	36,735	70,003
Panamax I(1)	2009	By June 30, 2009	59,400	74,500
Panamax II(2)	2009	By September 30, 2009	59,400	74,500
Panamax III(3)	2009	By December 31, 2009	59,400	74,500
Panamax IV(4)	2010	By March 31, 2010	59,400	74,500
Panamax V(5)	2010	By June 30, 2010	59,400	74,500
Panamax VI(6)	2010	By September 30, 2010	59,400	74,500
Handymax
Voyager II	1986	November 26, 2004	13,776	33,288
Explorer II	1977	November 30, 2004	2,100	39,814
Challenger II	1977	September 30, 2004	2,100	39,814
Adventure II	1980	May 27, 2004	7,100	38,871
Discovery II	1984	April 8, 2005	11,500	32,813
Commander II	1983	May 2, 2007	10,750	31,431
Ice Trader II	1995	February 14, 2008	35,500	43,705
Ice Power II	1995	February 18, 2008	35,500	43,705
Handysize
Enforcer II(7)	1981	July 11, 2007	6,244	23,794
Defiant II	1978	January 16, 2008	5,700	10,800

Barges:(8)
Drejoe II	1991	December 1, 2005	2,138	15,820
Hjortoe II	1992	December 1, 2005	2,138	15,820
Sioe II	1991	December 1, 2005	2,138	15,820
Skaroe II	1992	December 1, 2005	2,138	15,820
Iholm II	1978	October 2, 2006	1,400	9,330
Tugs:
Bregninge II	1983	December 1, 2005	1,584	106
Troense II	1983	December 1, 2005	1,584	105
Vindeby II	1980	December 1, 2005	1,584	105
Vornaes II	1970	February 9, 2007	1,000	321

(1)
We have entered into an agreement for the purchase of this vessel and expect to take delivery of such vessel by June 2009. We have paid a first installment on the vessel of $11.9 million.

(2)
We have entered into an agreement for the purchase of this vessel and expect to take delivery of such vessel by September 2009. We have paid a first installment on the vessel of $11.9 million.

(3)
We have entered into an agreement for the purchase of this vessel and expect to take delivery of such vessel by December 2009. We have paid a first installment on the vessel of $11.9 million.

(4)
We have entered into an agreement for the purchase of this vessel and expect to take delivery of such vessel by March 2010. We have paid a first installment on the vessel of $11.9 million.

(5)
We have entered into an agreement for the purchase of this vessel and expect to take delivery of such vessel by June 2010. We have paid a first installment on the vessel of $11.9 million.

(6)
We have entered into an agreement for the purchase of this vessel and expect to take delivery of such vessel by September 2010. We have paid a first installment on the vessel of $11.9 million.

(7)
Enforcer II is currently subject to an option to purchase, granted by us in favor of the current charterer of such vessel. The charterer has until September 2008 to exercise such option to purchase at a price of $9.5 million.

(8)
All of our barges are ocean-going.

Owned Drybulk Vessels

        Our drybulk vessels principally focus on the transportation of commodities in and out of the Baltic region, including coal, fertilizer, scrap metals, iron ore and grain. Two of our current drybulk vessels, Voyager II and Discovery II, are ice-class, which permits them to operate in shipping areas with icy conditions and enter icy or ice-restricted ports. We took delivery of three additional ice-class vessels, the Defiant II, and the Ice Trader II and Ice Power II, in January and February 2008, respectively. We expect to take delivery of six new-build, ice-class Panamax vessels by June 30, 2009, September 30, 2009, December 31, 2009, March 31, 2010, June 30, 2010 and September 30, 2010, respectively. Following these acquisitions, we will have a total of 11 ice-class drybulk vessels. Certain of our vessels are geared, which means they are built with on-board cranes that enable them to load and discharge cargo in countries and ports with limited infrastructure, and, in particular, the Defiant II, which we took delivery of on January 16, 2008, was renovated in 1991 into a specialist self-loading and self-unloading vessel and accordingly is equipped to discharge cargo continuously either on shore or to another vessel, at a capacity of 500-1000 tonnes per hour, depending on the commodity being transported.

Owned Tugs and Barges

        Our tugs and barges are principally used to serve ports that are too small to accept traditional drybulk vessels. Our tugs are used to push the barges, with the typical route being intra-Baltic. Customers for these vessels include Danish and Russian power companies that often utilize special ports and discharging facilities. In addition, these vessels are less expensive to operate than traditional drybulk vessels. All of our tugs and barges are ice-class, which increases our ability to service our customers' needs in ice-restricted ports. This additional capacity and the ice-classification of our entire tugs and barges fleet has permitted us to expand our areas of operation and increase our market share in the Baltic region.

Chartered-in Fleet

        To complement our owned fleet, we actively charter-in a significant number of vessels to increase our service capacity for our customers and to enhance our overall dwt capacity. As at March 31, 2008, the number of chartered-in vessels under our control was 45, eleven of which were ice-class. These chartered-in vessels added dwt capacity of 2,197,891, significantly increasing our total fleet of controlled vessels. Revenues from our chartered-in tonnage have grown significantly in the last year as we have expanded our fleet, broker network and customer base. Further, this growth has been aided by a stronger overall demand in the drybulk shipping market, coupled with strong freight rates and increased trade for the commodities we transport. For a breakdown of the average remaining days and average daily charter-in rate by vessel type as of March 31, 2008, see "Operating and Financial Review and Prospects—Contractual Obligations".

        The chartered-in fleet is a demand-driven business. Where we anticipate or identify demand that cannot be met through our existing fleet, we seek to meet it through chartering-in vessels. Our chartered-in fleet gives us the flexibility to capture profitable business without the capital investment associated with owning vessels and allows us to adjust our fleet size according to prevailing market conditions.

        Our senior management team is highly experienced in chartering-in. Our chief executive officer and our directors of chartering have, on average, 20 years of experience in shipping and a long track record in the chartering business. As a result, our senior management team has built a longstanding reputation within the industry and has significant experience in trading in periods of both increases and decreases in charter rates.

Technical and Commercial Management

        Svendborg Ship Management A/S, our technical management subsidiary, is based in Svendborg, Denmark, and, together with our other Danish subsidiaries, has 26 employees averaging over 20 years of experience, and an additional five consultants. It has experience managing several types of drybulk vessels, including tweendeckers, tugs and barges and bulk carriers and manages no vessels except those owned by our subsidiaries. Commercial management of our vessels in Denmark is limited to those vessels owned or chartered-in by our Danish entity, whereas commercial management for the balance of our fleet is conducted out of the United Kingdom.

        Svendborg Ship Management A/S currently carries out the critical ship management functions of vessel maintenance, crewing, shipyard supervision and financial management services for our fleet. It establishes key performance indicators to facilitate regular monitoring of our operational performance. We set targets on an annual basis to drive continuous improvement, and we review performance indicators monthly to determine if remedial action is necessary to reach our targets. We believe that the adoption of common equipment standards provides operational efficiencies, including with respect to crew training and vessel management, equipment operation and repair and spare part ordering.

        Svendborg Ship Management A/S's particular expertise is managing our vessels in icy and ice-restricted conditions. This expertise, together with our growing fleet of ice-class vessels, allows us to compete effectively for charter or contract opportunities. In addition, Svendborg Ship Management A/S's office is located in an area known as the Great Belt, where many of our vessels routinely operate. This proximity to our vessels allows Svendborg to quickly respond to any on-board issues as they arise.

        Through Svendborg Ship Management A/S, we are currently in the process of obtaining ice passports for certain of our non-ice-class vessels. Ice passports are issued by the St. Petersburg port authorities and enable non-ice-class vessels that have passed extensive and rigorous surveys by the authorities and have been deemed suitable to operate in ice-restricted ports and regions in Russia. To date, we have obtained ice passports for Endeavour II, Endurance II, Adventure II, Navigator II and Commander II, materially increasing the ice-capabilities of our fleet that we can offer to our customers.

        Svendborg Marine Surveyors A/S undertakes work for us and third parties, providing independent marine inspections and surveys, surveys of cargo including draft surveys, and issuing all required interim certificates in regards to registration and statutory certificates for non-IACS class vessels. It also has experience in connection with port operations of container vessels, bulk carriers, loading of various iron ore, plates and steel coils, heavy-lift operations, timber vessels, as well as working out project and supervisors of same in all foreign ports. In particular, in accordance with our ISM Code compliance, through ongoing internal and external audits, Svendborg Marine Surveyors A/S maintains all our vessels' safety management certificates. In addition, Svendborg Marine Surveyors A/S is engaged by parties such as the World Food Program, United Nations and the U.S. Armed Forces, governments and supranational organizations to aid in the development of logistics.

        Safety and environmental compliance are among our top operational priorities. Svendborg Marine Surveyors A/S has achieved ISO 9001 certification under Lloyds Register Copenhagen. Svendborg Ship Management A/S has achieved International Standards Management (or ISM) certification under Isthmus Business Shipping (IBS) and RINA (Registro Italiano Navale). Britannia Bulk DK A/S has achieved International Standards Management (or ISM) certification under Lloyds Register Copenhagen.

Employees

        As of March 31, 2008, we had a team of 61 shore-based employees, including 26 in Svendborg, and four consultants. Our personnel have substantial shipping experience and together speak over 10 languages. In addition, we currently have approximately 366 seafaring employees.

Competition

        Generally, our business fluctuates in line with the main patterns of trade of the major drybulk cargoes and varies according to changes in the supply and demand for these items. We operate in markets that are highly competitive and affected by supply and demand. We compete for charters on the basis of price, vessel location relative to port of loading, size, age and condition of the vessel, as well as on our reputation as an owner and operator. We compete with other owners and operators of drybulk carriers in the Panamax, Handymax and Handysize sectors, predominantly in transportation of commodities from the Baltic region. Ownership of drybulk carriers in the global drybulk shipping market is highly fragmented and is divided among a large number of independent bulk carrier owners and charterers, many of whom have significantly greater resources than us. The

Baltic drybulk shipping market is more concentrated amongst fewer number of independent bulk carrier owners and charterers. Our principal competitors are Polish Steamship Company, Murmansk Shipping, ESL Shipping, Norden and Armada.

Permits and Authorizations

        We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, certificates and other authorizations with respect to our vessels. The kinds of permits, licenses, certificates and other authorizations required for each vessel depend upon several factors, including the commodity transported, the waters in which the vessel operates, the nationality of the vessel's crew and the age of the vessel. We believe that we have all material permits, licenses, certificates and other authorizations necessary for the conduct of our operations.

        A variety of government and private entities subject our vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (applicable national coast guard, harbor master or equivalent), classification societies, flag state administrations (countries of registry), charterers and terminal operators. Certain of these entities require us to obtain permits, licenses and certificates for the operation of our vessels.

Environmental and Other Regulations

        Governmental and other regulation significantly affects the ownership and operation of drybulk carriers. A variety of government and private entities subject drybulk vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (applicable national coast guard, harbor master or equivalent), classification societies, flag state administrations (country of registry), charterers or COA counterparties and terminal operators. Certain of these entities will require us to obtain permits, licenses and certificates for the operation of our vessels. Failure to maintain necessary permits or approvals could require us to incur substantial costs or temporarily suspend the operation of one or more of our vessels.

        The heightened level of environmental and quality concerns among funders, insurance underwriters, regulators and charterers may lead to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the drybulk shipping industry as well as increasing the costs of dismantling vessels. Increasing environmental concerns have created a demand for vessels that conform to stricter environmental standards. We are required to maintain operating standards for all of our vessels that emphasize operational safety, quality maintenance, continuous training of officers and crews and compliance with local and international regulations. As with the industry generally, our operations will entail risks in these areas and compliance with these laws and regulations, which may be subject to revisions, increases our overall cost of business.

International Maritime Organization

        The International Maritime Organization, or IMO, has negotiated international conventions that impose liability for oil pollution in international waters and a signatory's territorial waters. This includes the 1973/78 International Convention for the Prevention of Pollution from Ships (the "1973/78 MARPOL Convention"). Several Annexes have been agreed upon under MARPOL covering the prevention of pollution by oil, noxious liquids, garbage, etc. In September 1997, the IMO adopted Annex VI to the International Convention for the Prevention of Pollution from Ships to address air pollution from ships. Annex VI was ratified in May 2004, and became effective in May 2005. Annex VI set limits on emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions. These requirements have been adopted by the European Union in Directive 2005/33/EC (amending Directive 1999/32/EC), which requires, among other things, a 0.1% sulfur limit for fuels used by seagoing ships while at berth in EU ports as of 2010. The vessels that we currently own and that we will acquire will be in compliance with MARPOL's requirements, including the Annex VI regulations.

        The United States and other IMO member states submitted proposals in 2007 to the IMO to enact more stringent emission limits for particulate matter, nitrogen oxide, sulfur oxide and volatile organic compound emissions that would phase-in at different periods from 2011 to 2016. The Marine Environment Protection Committee of the IMO is currently negotiating these proposed amendments. If these amendments are implemented and apply to existing vessels (as opposed to vessels manufactured after the effective date), we may be required to incur costs to install equipment in our vessels to comply.

        The operation of drybulk carriers is also affected by the requirements set forth in the IMO's Management Code for the Safe Operation of Ships and Pollution Prevention, or ISM Code. The ISM Code requires the party with operational control of a vessel to develop and maintain an extensive "Safety Management System" that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a ship owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. Each of the vessels in our fleet has received an ISM safety management certificate evidencing compliance with the ISM Code's requirements.

        For vessels that do not carry persistent oil as cargo, such as our drybulk vessels, barges and tugs, there is no international oil pollution regime in force that comprehensively governs liability for oil pollution from ship's bunkers. In 2001, the IMO adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention, which imposes strict liability on ship owners for pollution damage in contracting states caused by discharges of bunker oil from drybulk vessels. The Bunker Convention also requires registered owners of ships over a certain size to maintain insurance to cover their liability for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims 1976, as amended, or the "1976 Convention"). The Bunker Convention has not yet received sufficient ratifications to come into force. In the meantime, liability for such bunker oil pollution typically is determined by the national or other domestic laws in the jurisdiction where the spillage occurs. The Bunker Convention is modelled after the International Convention on Civil Liability for Oil Pollution Damage, 1969, as amended, which concerns releases from vessels carrying oil as cargo.

        On June 14, 2007, the IMO's Protocol on Preparedness, Response and Co-operation to Pollution Incidents by Hazardous and Noxious Substances, 2000 (OPRC-HNS Protocol) entered into force. This Protocol follows the principles of the International Convention on Oil Pollution Preparedness, Response and Co-operation, 1990 and is intended to provide a global framework for international cooperation in combating major incidents or threats of marine pollution from "Hazardous and Noxious" substances. That term generally applies to any substance other than oil that is likely to create hazards to human health or marine life or interfere with legitimate uses of the seas. Vessels will be required to develop a shipboard emergency plan to deal specifically with incidents involving these substances. Parties to the convention will be required to adopt implementing legislation. Although to date we have not incurred any material costs in complying with the requirements of this convention, we may do so in the future.

United States Environmental Law

        From time to time, our vessels call on United States ports and enter United States waters. Vessels entering into United States waters are subject to various federal, state and local laws relating to protection of the environment, including the Oil Pollution Act of 1990 ("OPA"), Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), and the Clean Water Act ("CWA").

        OPA established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills in United States waters, including bunker oil spills from drybulk vessels. Under OPA, vessel owners, operators and bareboat charterers are "responsible parties" and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs, damages to natural resources and other damages arising from discharges or threatened discharges of oil from their vessels.

        OPA and the Coast Guard and Maritime Transportation Act of 2006 limit the liability of responsible parties for vessels other than crude oil tankers to the greater of $950 per gross tonne or $800,000 per vessel per incident (subject to possible adjustment for inflation). These limits do not apply, however, if an incident was directly caused by violation of applicable United States federal safety, construction or operating regulations or by a responsible party's gross negligence or willful misconduct, or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with oil removal activities.

        CERCLA, the CWA and state law also contain pollution liability schemes applicable to drybulk carriers operating in United States waters. CERCLA contains a similar liability regime to OPA, but imposes strict joint and several liability upon the owner, operator or bareboat charterer of a vessel for clean-up costs arising from a discharge of "hazardous substances" rather than "oil". Although petroleum products would not be considered hazardous substances under CERCLA, additives to oil and other chemicals or materials might fall within its scope. The CWA prohibits the discharge of oil or hazardous substances in United States navigable waters and imposes strict liability in the form of penalties and for the costs of removal, remediation and damages. Finally, OPA and CERCLA each preserve the right of recovery under existing law, including maritime tort law, and permit individual states to impose their own liability regimes with regard to oil or hazardous substance pollution incidents occurring within their boundaries. We intend to comply with OPA, CERCLA, the CWA and all applicable state and maritime law in the ports where our vessels call. We also intend to maintain pollution liability coverage insurance in the amount of $1 billion per incident for each of our vessels. If the damages from a catastrophic spill were to exceed this insurance coverage, however, that could have an adverse effect on our business.

        OPA requires owners and operators of vessels entering and operating in United States territorial waters to establish and maintain with the United States Coast Guard evidence of financial responsibility sufficient to meet their potential liabilities under OPA and CERCLA. Current United States Coast Guard regulations require evidence of financial responsibility in the amount of $900 per gross tonne, which includes the former OPA limitation on liability of $600 per gross tonne and CERCLA liability limit of $300 per gross tonne. The Coast Guard has issued a notice of policy change indicating its intention to change the financial responsibility regulations to comport with the amended statutory limits of OPA. Under the Coast Guard regulations, vessel owners and operators may evidence their financial responsibility by showing proof of insurance, surety bond, self-insurance or guaranty. Under OPA, an owner or operator of a fleet of vessels is required only to demonstrate evidence of financial responsibility in an amount sufficient to cover the vessels in the fleet having the greatest maximum liability under OPA and CERCLA. We intend to comply with the

United States Coast Guard regulations by providing a certificate of responsibility from third party entities that are acceptable to the United States Coast Guard evidencing sufficient self-insurance.

European Union Environmental Initiatives

        The European Union has adopted legislation that would: (1) ban manifestly substandard vessels (defined as those more than 15 years old that have been detained by port authorities at least twice in a six-month period) from European waters and create an obligation of port states to inspect vessels posing a high risk to maritime safety or the marine environment; and (2) provide the European Union with greater authority and control over classification societies, including the ability to seek to suspend or revoke the authority of negligent societies. On September 7, 2005, the European Union also adopted legislation on ship-source pollution and the introduction of criminal penalties for ship-board discharges of polluting substances if committed with intent, recklessly or by serious negligence. On October 23, 2007, however, the European Court of Justice annulled the specific minimum and maximum fines and imprisonment sentences specified in conjunction with this legislation on the basis that the determination of the type and level of criminal sanctions were matters properly reserved for determination by the Member States.

        European Union regulations currently require a maximum sulfur limit of 1.5% in bunker fuel consumed by vessels operating in the Baltic. Therefore, drybulk carriers that use standard bunkers are either less likely to operate in the Baltic, or will incur additional costs because they must take on board bunker fuel that complies with the sulfur limit, often in addition to the bunker fuel already on board. Although these requirements make operating in the Baltic more expensive than other areas without these restrictions, they apply generally to all operators in these areas.

Regulation of Greenhouse Gas Emissions

        Recent scientific studies have suggested that emissions of certain gases, commonly referred to as "greenhouse gases", may be contributing to warming of the Earth's atmosphere. According to the IMO's study of greenhouse gas emissions from the global shipping fleet, greenhouse gas emissions from ships are predicted to rise by 38% to 72% due to increased bunker fuel consumption by 2020 if corrective measures are not implemented. Any passage of climate control legislation or other regulatory initiatives by the IMO or individual countries where we operate that restrict emissions of greenhouse gases could require us to make significant financial expenditures we cannot predict with certainty at this time.

Invasive Species Regulations

        Various jurisdictions in which we operate have adopted or proposed regulations regarding the discharge of ballast water to protect against the invasion of alien species. Some states in the United States, like California and Michigan, have enacted laws containing hull cleaning and ballast water treatment requirements, respectively. At the international level, the IMO also proposed the International Convention for the Control and Management of Ships' Ballast Water and Sediments, which contains ballast water exchange and performance standards but has yet to receive ratification by a sufficient number of countries to enter into force. These regulations may require us to install ballast water treatment systems onboard our vessels to meet the various ballast water discharge requirements. There is not enough information available to determine the nature of any treatment system that may be required or what the associated costs will be.

Vessel Security Regulations

        Since the terrorist attacks of September 11, 2001, a variety of national and international initiatives to enhance vessel security have been implemented. Following legislative and regulatory developments in the United States, the International Convention for the Safety of Life at Sea, or SOLAS, created a new chapter dealing specifically with maritime security in December 2002. The new chapter took effect in July 2004 and imposes detailed security obligations on vessels and port authorities, most of which are contained in the newly created International Ship and Port Facilities Security Code (ISPS Code). Among the various requirements for vessels are automatic information systems, alert security systems, vessel security plans and compliance with flag state security certification requirements.

        We will implement and comply with the various security measures addressed by the MTSA, SOLAS and the ISPS Code and similar national legislation or regulation to the extent they are applicable to us or our vessels.

Inspection by Classification Societies

        Every large, commercial seagoing vessel, including those certified for use in icy conditions, must be "classed" by a classification society. The classification society certifies that the vessel is "in class", signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel's country of registry and the international conventions of which that country is a member.

        For maintenance of the class, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed, are required to be performed by the classification society, to ensure continuing compliance. Most vessels are also drydocked every 30 to 36 months for inspection of the underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a "recommendation", which must be rectified by the ship owner within prescribed time limits. The classification society also undertakes on request of the flag state other surveys and checks that are required by the regulations and requirements of that flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.

        Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as "in class" by a classification society that is a member of the International Association of Classification Societies (IACS). Our tugs and barges, with the exception of the Vornaes, and all of our drybulk vessels are certified as being "in class" by Registro Italiano Navale (RINA) (Italian Classification Society) or any other society member of IACS as applicable, and all secondhand vessels that we purchase must be certified prior to their delivery.

Quality Control and Crewing Requirements

        The Paris Memorandum of Understanding on Port State Control enforces IMO and ILO legislation concerning ships operating in the Baltic region. Its requirements mean that ships must be maintained to higher standards than ships operating in other areas of the world. In addition, it is advisable for vessels trading under icy conditions to employ a Master and Chief Engineer who are trained to deal with such conditions.

Risk of Loss and Liability Insurance

General

        The operation of any cargo vessel includes risks such as mechanical failure, structural damage to the vessel, collision, personal injuries, property loss and cargo loss or damage. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. While we believe that our present insurance coverage is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid or that we will always be able to obtain adequate insurance coverage at reasonable rates.

Hull and Machinery and War Risk Insurance

        We have obtained marine hull and machinery and war risk insurance, which covers damage to a vessel's hull and machinery, collisions and the risk of actual or constructive total loss, for all of our vessels. The Challenger II, Explorer II and Adventure II are covered for total loss for these perils but have restricted conditions for partial loss. The vessels are each covered up to at least fair market value with a deductible of $125,000 per incident. Under regular circumstances, salvage and towing expenses are covered in connection with casualties. We also arranged increased value coverage for each vessel. Under this coverage, in the event of total loss or total constructive loss of a vessel, we will be able to recover for amounts not recoverable under the hull and machinery policy.

Protection and Indemnity Insurance

        Protection and indemnity insurance is provided by mutual protection and indemnity associations, or P&I Clubs, which cover our third-party liabilities in connection with our shipping activities. This includes third-party liability and other expenses and claims in connection with injury or death of crew, passengers and other third parties, loss or damage to cargo, damage to other third-party property, pollution arising from oil or other substances, wreck removal and related costs. Subject to the "capping" discussed below, our coverage, except for pollution, is unlimited.

        Our current protection and indemnity insurance coverage for pollution is $1 billion per vessel per incident. The 13 P&I Clubs that comprise the International Group of P&I Clubs insure more than 90% of the world's commercial tonnage and have entered into a pooling agreement to reinsure each association's liabilities. Each P&I Club has capped its exposure under this pooling agreement at $1 billion. As a member of a P&I Club, which is a member of the International Group, we are subject to calls payable to the associations based on its claim records as well as the claim records of all other members of the individual associations and members of the pool of P&I Clubs comprising the International Group.

Property, Plant and Equipment

        We lease office space in London, United Kingdom, where our principal office is located and we own and lease property in Svendborg, Denmark, where our Danish office building is located. Our interests in the vessels in our owned fleet are our only other material properties.

Legal or Arbitration Proceedings

        We have not been involved in any legal proceedings that we believe are likely to have, or have had a significant effect on our business, financial position, results of operations or liquidity, nor are we aware of any proceedings that are pending or threatened that we believe are likely to have a significant effect on our business, financial position, results of operations or liquidity. From time to time, we may be subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. Such claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources.

Material Contracts

        See "Operating and Financial Review and Prospects—Liquidity and Capital Resources" for a description of the material contracts we have entered into with respect to vessel acquisitions.

COMPANY HISTORY AND STRUCTURE

History and Development of the Company

        We were originally formed as Britannia Bulk Plc, a public limited company organized in the United Kingdom on September 13, 1999. Britannia Bulk Plc commenced operations in 2004. In November 2007, Britannia Bulk Plc carried out a corporate reorganization which involved the incorporation of Britannia Bulk Holdings Plc (a public limited company incorporated in England and Wales) and the exchange by the stockholders of Britannia Bulk Plc of their ordinary shares in Britannia Bulk Plc for ordinary shares in Britannia Bulk Holdings Plc. As a result of the reorganization, the former stockholders of Britannia Bulk Plc became the stockholders of Britannia Bulk Holdings Plc, and Britannia Bulk Plc became a wholly owned subsidiary of Britannia Bulk Holdings Plc.

        In May 2008, Britannia Bulk Holdings Plc carried out a corporate reorganization. This corporate reorganization involved the incorporation of Britannia Bulk Holdings Inc under the laws of the Republic of the Marshall Islands and the exchange by the shareholders of Britannia Bulk Holdings Plc of their ordinary shares for shares of common stock of Britannia Bulk Holdings Inc. Shareholders of Britannia Bulk Holdings Plc received seven shares of common stock of Britannia Bulk Holdings Inc for each two shares of Britannia Bulk Holdings Plc exchanged. The Amended Articles of Incorporation of Britannia Bulk Holdings Inc provide for 1,000,000,000 authorized shares of common stock at a par value of $0.01 per share. As a result of the reorganization, the former stockholders of Britannia Bulk Holdings Plc became the stockholders of Britannia Bulk Holdings Inc (retaining consistent ownership percentages), and Britannia Bulk Holdings Plc became a wholly owned subsidiary of Britannia Bulk Holdings Inc. On June 2, 2008 Britannia Bulk Holdings Inc effected a 50-for-77 reverse stock split. The net effect of the May and June 2008 transactions is a 227-for-100 share exchange. See note 12 to our unaudited condensed consolidated financial statements and note 15 to our audited consolidated financial statements included elsewhere in this prospectus. On the assumption that Britannia Bulk Holdings Inc is centrally and effectively managed and controlled outside the United Kingdom it should not be resident in the United Kingdom for United Kingdom tax purposes. The directors intend to conduct Britannia Bulk Holdings Inc's affairs so that it will be deemed a tax resident outside the United Kingdom.

        Our founder is our chief executive officer, Mr. Arvid Tage. Mr. Tage and certain other members of senior management may be deemed to hold a substantial amount of our outstanding equity interests. For more information on our major stockholders and share capital, please see "Principal and Selling Stockholders" and "Related Party Transactions".

        Our technical management is provided through our wholly owned subsidiary, Svendborg Ship Management A/S. Substantially all of our tugs and barges are owned by our wholly-owned Danish subsidiary, Britannia Bulk DK A/S, and each of our drybulk vessels, as well as one of our tugs, is owned by one of our wholly owned subsidiaries incorporated in Panama. See "Company History and Structure—Organizational Structure".

        We were originally incorporated to concentrate on Handysize business, but have since entered the Handymax and Panamax sectors, and the ocean-going barge sector, each in order to further extend our expanding portfolio of customers. Five of our ocean-going drybulk carriers were acquired in 2004 and the first half of 2005. In December 2005, we took delivery of three tugs and four barges. In October 2006 and February 2007, respectively, we acquired an additional barge and tug. In 2007, following the completion of the offering of the senior secured notes, we purchased three Panamax vessels, one Handymax vessel and one Handysize vessel. In November 2007, we entered into memoranda of agreement for six new-build, ice-class Panamax vessels due for delivery between June 2009 and September 2010. In January 2008 we purchased a Handysize vessel, and in February 2008 we purchased two Handymax vessels, each pursuant to agreements signed in 2007. For more information on our fleet, please see "Business—Our Fleet and Operations".

        Our principal executive and registered office is located at Dexter House, 2nd Floor, 2 Royal Mint Court, London EC3N 4QN, United Kingdom. Our telephone number at that address is +44 (0)20 7264 4900. Our corporate website address is http://www.britbulk.com. The information contained in or accessible from our corporate website is not part of this prospectus.

Organizational Structure

        We maintain offices in London, United Kingdom and Svendborg, Denmark. Our corporate structure is organized into two principal groups: vessel and technical management, and vessel ownership and operations. All of our subsidiaries are wholly owned except Britannia Bulkers Plc, of which we own 99.99% of its outstanding ordinary shares. The following table sets forth our corporate structure:

Company Name	Percentage Owned	Country of Incorporation	Principal Activity
Britannia Bulk Holdings Plc	100%	England and Wales	Holding company
Britannia Bulk Plc	100%	England and Wales	Ship operator
Britannia Bulk Finance Limited	100%	England and Wales	Finance company
Britannia Bulkers Plc	99.99%	England and Wales	Ship operator
BBL Denmark Holding A/S	100%	Denmark	Holding company
Britannia Bulk S.A.	100%	Panama	Ship owner and operator
Flagship Maritime S.A.	100%	Panama	Ship owner and operator
Baltic Navigation Company S.A.	100%	Panama	Ship owner and operator
Danmar Shipping S.A.	100%	Panama	Ship owner and operator
Northern Star Navigation S.A.	100%	Panama	Ship owner and operator
Great Belt Shipping Company S.A.	100%	Panama	Ship owner and operator
Channel Bulk Services S.A.	100%	Panama	Tug owner and operator
Navigator Bulk Services S.A.	100%	Panama	Ship owner and operator
Atlantic Bulk Services S.A.	100%	Panama	Ship owner and operator
Western Bulk Services S.A.	100%	Panama	Ship owner and operator
International Bulk Services S.A.	100%	Panama	Ship owner and operator
Unity Bulk Services S.A.	100%	Panama	Ship owner and operator
Eastern Bulk Services S.A.	100%	Panama	Dormant
Southern Bulk Services S.A.	100%	Panama	Dormant
Oceanic Bulk Services S.A.	100%	Panama	Ship owner and operator
Enterprise Bulk Services S.A.	100%	Panama	Ship owner and operator
British Bulk Transport S.A.	100%	Panama	Dormant
British Bulk Services S.A.	100%	Panama	Dormant
British Bulk Carriers S.A.	100%	Panama	Dormant
Britannia Bulk Services S.A.	100%	Panama	Dormant
Britanic Bulk Services S.A.	100%	Panama	Dormant
Nordel Bulk Services S.A.	100%	Panama	Dormant
Maden Bulk Transport S.A.	100%	Panama	Dormant
Seamoon Bulk Transport S.A.	100%	Panama	Dormant
Inmotion SEA Transport S.A.	100%	Panama	Dormant
Orion Bulk Services S.A.	100%	Panama	Dormant
Force Bulk Services S.A.	100%	Panama	Dormant

Ice Bulk Services S.A.	100%	Panama	Dormant
Britannia Bulk DK A/S	100%	Denmark	Tugs and barges owner and operator
Britannia Bulkers A/S	100%	Denmark	Ship operator
Svendborg Ship Management A/S	100%	Denmark	Ship management
Svendborg Marine Surveyors A/S	100%	Denmark	Marine surveyor
Inspecciones Maritimas De Costa Rica S.A.	100%	Costa Rica	Marine surveyor
Britannia Bulk Coasters Plc.	100%	England and Wales	Dormant

        Each of our drybulk vessels is owned by one of our wholly owned subsidiaries incorporated in Panama. The dormant Panamanian subsidiaries listed above have been purchased for this purpose.

Incorporation and Registered Address

        We are a corporation incorporated under the laws of the Republic of the Marshall Islands. Our registration number is 30004. Our legal name is Britannia Bulk Holdings Inc.

        The address of our principal executive office is Dexter House, 2 Royal Mint Court, London EC3N 4QN, United Kingdom. Our telephone number at that address is +44(0)20 7264 4900.

Advisers

        Our principal bankers are Goldman, Sachs & Co. located at 85 Broad Street, New York, NY 10004; Banc of America Securities LLC located at 9 West 57th Street, New York, NY 10019; Dahlman Rose & Company located at 142 West 57th Street, New York, NY 10019; and Oppenheimer & Co. Inc. located at 125 Broad Street, New York, NY 10004. Our principal legal advisers are Vinson & Elkins R.L.L.P., located at 33rd Floor, CityPoint, One Ropemaker Street, London EC2Y 9UE, United Kingdom and Ince & Co. located at 1 St. Katherine's Way, London E1W 1AY, United Kingdom.

Agent

        We have appointed CT Corporation System, located at 111 Eighth Avenue, 13th Floor, New York, NY 10011, as our agent in the United States.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

Overview

        Our management is vested in our board of directors and senior management. Our board of directors is responsible for, among other things, supervising the general and day-to-day management of our business, ensuring proper organization of our business, preparing plans and budgets for our activities and ensuring that our activities, accounts and vessel management are subject to adequate controls. Our senior management is responsible for the day-to-day management of our operations in accordance with the instructions set out by our board of directors.

        The business address of each of our directors and senior management is Dexter House, 2 Royal Mint Court, London EC3N 4QN, United Kingdom.

        Biographical information with respect to each of our directors and senior management is set forth below.

Board of Directors

        Our board of directors is elected annually, and each director holds office for a one year term. Set forth below are the names, ages and positions of our directors:

Name	Age	Position
Arvid Tage	41	Chairman of the Board and Director
Fariyal Khanbabi	40	Director
John Sinders	54	Non-Executive Director
Jens Fehrn-Christensen	56	Non-Executive Director
Soren Halsted	56	Non-Executive Director

        Arvid Tage has served as our chief executive officer and chairman since 2003. Mr. Tage is part of our management team that is responsible for our day-to-day management. From 1996 to 2003, Mr. Tage was a founder and served as a director at Rainbow Shipping and Trading (London) Limited. Cumulatively, he has 17 years of experience in the drybulk shipping industry. Mr. Tage is our founding stockholder, and is also a principal member of the Baltic Exchange.

        Fariyal Khanbabi has served as a director and our chief financial officer since August 2006. Miss Khanbabi has 18 years of experience in finance and accounting. Prior to joining us, Miss Khanbabi served as the European operations director and vice president of international finance for the marketing agency MIVA.COM since August 2003; prior thereto, she was finance director for East Ltd., a retail chain, from April 2001 to July 2003; and group finance director for KB Maritime Services Ltd., an international shipping group, from 1996 to March 2001. Miss Khanbabi is a member of the Institute of Chartered Accountants of England and Wales.

        John Sinders has served as a director since June 1, 2007. Mr. Sinders was previously a managing director of Jefferies & Company, Inc., an investment banking firm, from 2001 to 2007. He served as managing director of RBC Dominion Securities Corporation, an investment banking firm, from August 1999 to November 2001. From 1993 until 1999, Mr. Sinders served as an executive vice president of Jefferies & Company, Inc. Mr. Sinders also served as a managing director of Howard Weil Labouisse Friedrichs Incorporated, an investment banking firm, from 1987 until 1993. He was a member of the board of directors of Howard Weil from 1990 until 1993. Prior to joining Howard Weil, he was a partner with the McGlinchey, Stafford law firm in New Orleans, Louisiana. Mr. Sinders currently serves on the board of The Shaw Group Inc., a Louisiana based publicly traded company.

        Jens Fehrn-Christensen has served as a director since January 25, 2008. Mr. Fehrn-Christensen previously served as chief financial officer of Norden A/S from 1992 to 2007. Prior to that he was chief executive officer of Skou International A/S from 1989 to 1992, and has held a variety of financial and control positions in Danish companies since 1978. He is currently a member of the boards of directors of Sun-Air of Scandinavia A/S, the Hansi & Janus Family Foundation and the Maritime Museum Foundation in Denmark, respectively, and chairman of the boards of directors of NCS Holding A/S and Meyer & Bukdahl A/S, respectively. Mr. Fehrn-Christensen holds bachelors and masters degrees from Copenhagen Business School.

        Soren Halsted has served as a director since January 25, 2008. Mr. Halsted previously served as managing director of Clipper Group A/S from 2000 to 2006, where he was also a member of its international executive board. From 1993 he held a number of positions at Clipper Group with primary responsibility for sales, purchasing and contracting. From 1988 to 1992, he was a deputy director at Commercial Trading A/S, with primary responsibility for ship financing. Prior to that, he held a number of positions at various companies with responsibility for sales, purchasing and contracting. Mr. Halsted is currently chairman of the boards of directors of CS & Partners A/S, CS & Partners Skibe A/S, CS & Partners Property A/S, HH2 A/S, Clipper Group A/S and Sundkrog Property Company A/S. He is currently a member of the boards of directors of Nordic Tankers A/S, Harbour House A/S, Courtney Fynn Shipping Limited and Argonaut Shipping (Marshall Islands).

Senior Management

        Our senior management serves at the will of our board of directors. Set forth below are the names, ages and positions of our senior management:

Name	Age	Position
Arvid Tage	41	Chief Executive Officer
Fariyal Khanbabi	40	Chief Financial Officer
Cliff Hanson	56	Chief Operating Officer and Managing Director
Peter Wilkinson	58	Director of Operations
Serguei Zoudov	39	Director of Chartering
David Znak	40	Director of Chartering

        Arvid Tage. See "—Board of Directors" above for details regarding Mr. Tage.

        Fariyal Khanbabi. See "—Board of Directors" above for details regarding Miss Khanbabi.

        Cliff Hanson has served as our chief operating officer and managing director since September 2006. Prior to that time, he was chartering manager for Narvic London Ltd., a branch agency office for Narvic Maritime S.A. since September 2005; operator and freight trader for Belmont Shipping Ltd., a company specializing in sea transportation of steel and bulk cargoes from October 2002 to September 2005; and broker, operator, freight trader for Curzon Maritime Ltd., a representative office for a ship owning and operating company from January 2001 to July 2002 and was previously with ED & F Man Shipping Ltd for 11 years, serving for eight of those years as director/managing director. Mr. Hanson has approximately 30 years of experience in the shipping industry as well as vast industry contacts. He is a lead and principal member of the Baltic Exchange.

        Peter Wilkinson currently serves as director of operations. Mr. Wilkinson is part of our management team that is responsible for our day-to-day ship operations. Prior to joining us, Mr. Wilkinson was operations manager with Noble Europe Ltd, from 2002 to 2007. Prior to this, from 1989 to 2002 Mr. Wilkinson worked for Intercontinental Fuels Ltd as an international coal trader and operations coordinator. From 1969 to 1989 Mr. Wilkinson worked in various shipping departments and subsidiaries of Ocean Transport and Trading Ltd. Mr Wilkinson brings to us over 30 years' experience in the shipping industry.

        Serguei Zoudov currently serves as a joint director of chartering. Mr. Zoudov is part of our management team that is responsible for our day-to-day operations. Prior to joining us, he served as a co-director at Rainbow Shipping and Trading (London) Limited from 1996 to 2004. Mr. Zoudov has 15 years of experience in the shipping industry. Mr. Zoudov graduated from Admiral Makarov Nautical Academy, the leading Russian maritime academy.

        David Znak currently serves as a joint director of chartering. Mr. Znak is part of our management team that is responsible for our day-to-day operations. Prior to joining us, he was chartering manager at Rainbow Shipping and Trading (London) Limited from 1998 to 2004. Mr. Znak has 20 years of experience in the shipping industry. He is a member of the Institute of Chartered Shipbrokers.

Directors and Senior Management Compensation

        Non-executive directors receive annual fees in the amount of $32,000 per individual plus reimbursement for their out-of-pocket costs for the year ended December 31, 2007. These fees may be increased from time to time at the discretion of the board of directors.

        The aggregate base salary and bonus compensation paid (or accrued and contingent or deferred) to all our directors and senior management as a group was $5,875,000 for the year ended December 31, 2007.

        The compensation for each member of senior management is principally comprised of base salary and bonus. The compensation that we pay to our senior management is evaluated on an annual basis considering the following primary factors: individual performance during the prior year, market rates and movements, and the individual's anticipated contribution to us and our growth. We believe that the compensation awarded to our senior management is consistent with that of our peers and similarly situated companies in the industry in which we operate.

        We have entered into service contracts with Mr. Arvid Tage, as chief executive officer and chairman, Mr. Clifford Hanson, as chief operating officer and managing director, Miss Fariyal Khanbabi, our chief financial officer, and Mr. David Znak and Mr. Serguei Zoudov, as directors of chartering.

        The contracts are each for a fixed period of three years from November 15, 2006 in the case of Mr. Tage, Mr. Znak and Mr. Zoudov, November 21, 2007 in the case of Mr. Hanson and May 30, 2008 in the case of Miss Khanbabi. On the anniversary of the contract, the term is automatically extended by one year, unless either party has given six months' notice of nonrenewal.

        Under the service contracts with our senior management we have reserved the right to terminate the contracts without any notice or on notice less than the notice period provided for in the service contract, but in such case will pay each employee a sum equal to, but no more than the salary in respect of that part of the period of notice we have not given. Miss Khanbabi is entitled to receive a termination payment equal to 12 months' salary if we terminate her employment other than for the reasons set out in the next paragraph. The statutory minimum notice period is governed by the United Kingdom Employment Rights Act 1996, whereby we are required to give a minimum notice of not less than one week for each year of continuous employment.

        We can terminate each service contract immediately if, amongst other reasons, the employee: (i) commits any serious breach of his service agreement or is guilty of any gross misconduct or willful neglect in the discharge of his duties; (ii) is guilty of any fraud or dishonesty or conduct tending to bring himself, us or any group company into disrepute; (iii) shall commit any act of bankruptcy or shall take advantage of any statute for the time being in force offering relief for insolvent debtors; (iv) is convicted of any criminal offence; or (v) is disqualified from holding office in us or in any other company by reason of any order made under the United Kingdom Company Directors Disqualification Act 1986.

        If at any time the employee is unable to perform his duties properly because of ill health, accident or otherwise for a period or periods totaling at least 260 working days in any period of 12 calendar months, or becomes incapable by reason of mental disorder of managing and administering his property and affairs, then we may terminate his employment by giving not less than 12 months' written notice.

Executive Share Option Plan 2008

        On June 2, 2008, we adopted the Britannia Bulk Holdings Inc Executive Share Option Plan 2008 (the "Plan"). The Plan enables our board of directors, over a period of ten years, to grant options over our common stock to any of our employees or executive directors.

        Our board of directors may decide on the vesting period of any grant of options. The vesting period is accelerated in certain circumstances, which include a change in control. The exercise price of the options may be set by our board of directors. If a participant in the Plan leaves our employment, any unexercised options granted to that person will lapse, except to the extent that our board of directors decides otherwise. Options may be varied by the board on a change in our share capital to prevent the dilution or enlargement of rights and so that the exercise price for such options remains unchanged. The Plan is governed by English law and is subject to the jurisdiction of the English courts.

        On June 2, 2008, we granted options under the Plan to certain of our senior or key employees relating to an aggregate of 1,025,539 shares at an option price of $11.90 per share. These options will vest as follows:

  •
  25% on the first day of trading of our common stock;

  •
  25% on the 180th day after the first day of trading of our common stock;

  •
  25% on the third anniversary of the grant of the options; and

  •
  25% on the fourth anniversary of the grant of the options.

        The options may only be exercised while the grantee remains an employee of ours, except that if the grantee's employment terminates by reason of death or disability, the options may be exercised at any time during the period of one year after such termination, but only to the extent that they had vested on the termination date.

Board Practices

Board of Directors

        Our board of directors is currently comprised of two executive directors and three independent non-executive directors. Each of our elected directors holds office for a one-year term until a successor is elected or until his earlier death, resignation or removal. Our directors are elected by shareholders at a general meeting, subject to certain procedural requirements set out in our bylaws. Further, the board of directors may appoint new directors, either to fill a vacancy or to appoint an additional director. Our bylaws provide that our board of directors shall consist of a minimum of two directors and that there shall be no maximum number unless otherwise determined by the stockholders. Stockholders may change the minimum and maximum number of directors that may sit on our board only by passing a stockholder resolution.

Committees

        We have established an audit committee which is presently comprised of three directors. The audit committee is chaired by Mr. Fehrn-Christensen, with the other members being Mr. Sinders and Mr. Halsted. Our board of directors has determined that Mr. Sinders is an "audit committee financial expert", as such term is defined in Item 16A of Form 20-F.

        Our board of directors and audit committee has adopted a charter which sets forth such committee's primary roles and responsibilities. These principal responsibilities include, among others: managing the relationship between us and our independent auditing firm; monitoring the integrity of our financial statements; reviewing our internal financial controls and risk management systems; and monitoring and reviewing our internal audit functions. The audit committee will regularly report to the board of directors.

        We have not established, nor do we intend to establish, a remuneration committee responsible for establishing our senior management's compensation and benefits, although we do intend to establish a nomination committee responsible for proposing candidates for election to the board in due course.

Employees

        We have a team of 61 shore-based employees, including 26 in Svendborg. Our personnel have substantial shipping experience and collectively speak over 10 languages. In addition, we currently employ approximately 366 seafaring personnel and utilize four consultants.

Share Ownership

        For information regarding the current ownership of our outstanding voting securities as of March 31, 2008 by all of our directors and senior management, individually and as a group, see "Principal and Selling Stockholders".

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth certain information regarding the ownership of our outstanding common stock immediately before the offering and immediately after completion of the offering (giving effect to the net 227-for-100 share exchange effected between May 27, 2008 and June 2, 2008 and assuming either no exercise or full exercise of the underwriters' option to purchase additional shares).

	Beneficial ownership prior to the offering		Beneficial ownership after the offering (assuming no exercise of the option to purchase additional shares)		Beneficial ownership after the offering (assuming full exercise of the option to purchase additional shares)
	Number of Shares	Percentage	Number of Shares	Percentage of Shares Outstanding	Number of Shares	Percentage of Shares Outstanding
Lusca Holdings Ltd(1)	12,157,585	65.20%	12,157,585	45.06%	11,342,566	42.04%
Balcare Holdings Limited(2)	4,976,339	26.69%	4,976,339	18.44%	4,642,735	17.21%
David Znak(3)	1,453,548	7.80%	1,453,548	5.39%	1,356,105	5.03%
Other Stockholders(4)	58,698	0.31%	58,698	0.22%	54,763	0.20%
New Stockholders	—	—	8,333,333	30.89%	9,583,334	35.52%

Total	18,646,170	100.00%	26,979,503	100%	26,979,503	100%

(1)
Mr. Tage, our chief executive officer, and certain members of his family, are within the class of beneficiaries under certain discretionary trusts relating to the shares held by Lusca Holdings Ltd formed under the laws of the Cayman Islands. Lusca Holdings Ltd's address is P.O. Box 10129, 5th Floor, Citrus Grove, Goring Avenue, George Town, Grand Cayman, Cayman Islands.

(2)
Mr. Zoudov, one of our two joint directors of chartering, and certain members of his family are within the class of beneficiaries under certain discretionary trusts relating to the shares held by Balcare Holdings Limited formed under the laws of the British Virgin Islands and Jersey. Balcare Holdings Limited's address is 8 Church Street, St. Helier, Jersey, JE4 5ZS.

(3)
Mr. Znak is one of our two joint directors of chartering. Includes shares owned by certain members of Mr. Znak's family and shares held in the David Znak Settlement, the beneficiaries of which are Mr. Znak and certain members of his family.

(4)
Comprises certain of our employees and a consultant.

(5)
This table does not include options granted to certain of our key employees to purchase up to an aggregate of 1,025,539 shares of common stock pursuant to our Executive Share Option Plan 2008. These options provide for graded vesting, with 25% vesting on the first day of trading of our common stock, 25% vesting on the date that is 180 days following the grant date, 25% on the third anniversary of the grant date, and 25% on the fourth anniversary of the grant date.

        All stockholders have the same voting rights.

        We are not owned or controlled, directly or indirectly, by another corporation or corporations, by any foreign government or by any other natural or legal person or persons, severally or jointly.

        To our knowledge, there are no arrangements the operation of which may at a subsequent date result in a change of control of our company.

        The selling stockholders, to the extent they participate in the sale or distribution of the shares, may be deemed to be "underwriters" within the meaning of the Securities Act. Any profits on the sale of the shares by such selling stockholders and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the

Securities Act. Selling stockholders who are deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

RELATED PARTY TRANSACTIONS

Stockholder Loans to Company

        During the year ended December 31, 2004, we issued stockholder loans to three of our employees and an outside investor valued at approximately $15.0 million in consideration for vessels. The stockholder loans were unsecured, interest free and repayable on demand. On December 10, 2004, we extinguished $4.8 million of the stockholder loans through the exchange of 6,062,543 shares. The value of the shares issued was based on the price of the portion of the stockholder loans extinguished. We assessed that the fair value of the extinguished stockholder loans approximated the fair value of the shares issued. We did not recognize any gain or loss on the extinguishment of the stockholder loans. As of December 31, 2004, there was a balance of $10.0 million remaining on the original stockholder loans. On April 6, 2005 and September 1, 2005 we exchanged $5.1 million and $4.9 million, respectively of the stockholder loans into 6,061,633 and 6,217,097 shares, respectively, with the value of the shares issued based on the price for the extinguished stockholder loans.

Administrative and Sales Support by Rainbow Shipping Group Limited

        We are related to Rainbow Shipping Group Limited (formerly Rainbow Shipping Group plc), or Rainbow, by common control. As of December 31, 2007 and 2006, three of our employees held a 34% minority interest in Rainbow. During the year ended December 31, 2005, Rainbow provided administrative and sales support to us and provided office space for our administrative staff. Staff costs and overhead incurred by Rainbow on our behalf during the years ended December 31, 2007, 2006 and 2005 were $0, $0 and $131,000, respectively. As of December 31, 2007 and 2006, there was no amount outstanding to Rainbow for such services.

        No further costs or expenses will be incurred by Rainbow on our behalf in the future.

Stockholders' Agreement

        We and our stockholders are party to a stockholders' agreement under which we and they have agreed (for the benefit of our stockholders and us) to subject us and them to certain restrictive covenants, restrictions on the disposal of shares of common stock by them, obligations to promote our interests and restrictions on entering into arrangements with us and our subsidiaries on non-arm's length terms. This agreement will terminate upon listing of our shares of common stock on the New York Stock Exchange.

Repurchase of Shares by Our Subsidiary and Our Stockholders

        In April 2007, we entered into an agreement with, among others, North Western Neva Limited to repurchase 986,745 of our shares. The total consideration was to be $7.5 million, payable in three tranches. The first tranche was for 362,911 shares and closed on April 16, 2007 for a consideration of $2.8 million in cash. The second tranche was for 362,911 shares and was scheduled to close on April 15, 2008 for a consideration of $2.8 million in cash. The third and final tranche was for 260,922 shares and was scheduled to close on April 15, 2009 for a consideration of $2.0 million in cash. The purchase agreement also included a provision whereby our stockholders had the option to purchase the remaining 101,989 shares held by North Western Neva Limited for $0.8 million.

        In November 2007, this agreement was amended enabling us to complete the repurchase of the outstanding second and third tranche of shares immediately. As a result of the amendment, on November 14, 2007, we repurchased 623,833 shares for $4.8 million.

        Simultaneously with the execution of the amended agreement, Arvid Tage, our chief executive officer, repurchased 101,989 shares held by North Western Neva Limited and covenanted to perform North Western Neva Limited's obligation to sell the additional 101,989 shares back to us, in each case pursuant to a plan approved by our board.

        As a result of the simultaneous amendment agreement and assignment agreement, we completed the repurchase of all shares held by North Western Neva Limited on November 8, 2007.

Transactions with Stockholders

        During the years ended December 31, 2007 and 2006, Robson Shipping & Trading (Dublin) Limited, a company controlled by Gary Peter Robson, who holds 2,273 of our shares of common stock, provided ship brokering services to us under a consultancy agreement. For the three months ended March 31, 2008 and for the years ended December 31, 2007 and 2006, these expenses aggregated approximately $128,000, $248,000 and $189,000, respectively.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of the material terms of our amended articles of incorporation and bylaws that will be in effect immediately prior to the consummation of this offering. We refer you to our articles of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Purpose

        Our purpose, as stated in our amended articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands, or the BCA. Our amended articles of incorporation and bylaws do not impose any limitations on the ownership rights of our stockholders.

Authorized Capitalization

        Under our amended articles of incorporation, our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, of which 26,979,503 shares were issued and outstanding as of the date of this prospectus. All of our shares of stock are in registered form.

Common Stock

        Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Please read "Dividend Policy". Upon our dissolution or liquidation or the sale of all or substantially all or our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders or our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

Anti-takeover Effects of Certain Provisions of Our Articles of Incorporation and Bylaws

        Certain provisions of our amended articles of incorporation and bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Removal of Directors; Vacancies

        Our bylaws provide that directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our bylaws also provide that any vacancies on our board of directors and newly created directorships will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum.

No Cumulative Voting

        The BCA provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended articles of incorporation provides otherwise. Our amended articles of incorporation prohibit cumulative voting.

Calling of Special Meetings of Stockholders

        Our bylaws provide that special meetings of our stockholders may be called only by the chairman of our board of directors or by resolution of our board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

        Generally, to be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the date on which the company first mailed its proxy materials for the previous year's annual meeting. Our bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may impede stockholders' ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Amendments to Our Bylaws

        Our amended articles of incorporation and bylaws grant our board of directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the Marshall Islands.

Stockholder Action by Written Consent

        Our bylaws permit stockholder action by written consent.

Dissenters' Rights of Appraisal and Payment

        Under the BCA, our stockholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our amended articles of incorporation, a stockholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting stockholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the company's shares are primarily traded on a local or national securities exchange.

Stockholders' Derivative Actions

        Under the BCA, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

        The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

        Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys fees and disbursements and court costs) to our directors and officers and carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent

        The registrar and transfer agent for our common stock is Bank of New York Mellon Shareowner Services.

Listing

        We have applied to have our common stock included for quotation on the NYSE under the symbol "DWT".

DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following summary of certain provisions of our new term loan facility, senior secured notes and secured bridge facilities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the underlying documents.

New Secured Term Loan Facility

        Our wholly owned subsidiary, Britannia Bulk Plc, as borrower, entered into a loan facility agreement dated May 23, 2008, with Lloyds TSB Bank Plc. and Nordea Bank Denmark A/S as joint mandated lead arrangers and original lenders and Nordea Bank Denmark A/S as facility agent and security trustee (the "Facility Agreement"). The facility to be provided under the Facility Agreement will consist of a term loan facility (the "Facility") of up to US $170.0 million and is for the purpose of providing Britannia Bulk Plc with funds which, together with the proceeds of the offering and cash on hand, will be used to refinance the existing senior secured bridge facility, secured bridge facility and senior secured notes, each as described below.

        The mandated lead arrangers have also provided Britannia Bulk Plc with a hedging line allowing Britannia Bulk Plc to hedge interest rate exposure for up to sixty percent (60%) of the original principal amount of the Facility (the "Hedging Lines").

        The Facility is for a term of five years from the date of drawdown. The Facility amount will be partly repaid in 20 consecutive quarterly installments in line with the agreed repayment schedule set out in the Facility Agreement, with the first installment becoming due and payable approximately three months after the date of drawdown. An additional final balloon installment equal to the outstanding Facility amount will become due simultaneously together with the twentieth installment.

        Britannia Bulk Plc is required to mandatorily prepay an allocated amount of the Facility if any of the 13 ships which will secure the Facility (together with the tugs and barges referenced below, the "Vessels") are sold or becomes a total loss/constructive total loss during the term of the Facility. Britannia Bulk Plc is also required to mandatorily prepay the Facility by an amount equal to 50% of the net proceeds from the sale or loss of certain tugs and barges which will secure the Facility. However, Britannia Bulk Plc has the option of providing additional vessels to secure the Facility within 180 days of the sale or loss in lieu of making the mandatory prepayments. Any mandatory prepayment from the sale or loss of a Vessel will be applied to reduce the remaining installments and the final balloon payment on a pro rata basis. The Facility may be voluntarily prepaid in whole or in part subject to break costs.

        The Facility will bear interest at a rate equal to USD LIBOR, plus a margin of 1.75 percent per annum on the outstanding Facility amount.

Guarantees; Security

        Britannia Bulk Plc's obligations under the Facility and the Hedging Lines are guaranteed by us and by each subsidiary of Britannia Bulk Plc (such subsidiaries will be referred to herein collectively as the "Subsidiary Guarantors"). In addition to such guarantees, the Facility and the Hedging Lines will be secured by a first priority assignment of Britannia Bulk Plc's rights under the Hedging Lines. The obligations of the Subsidiary Guarantors will be secured by (i) a first priority assignment of all insurances on the Vessels, (ii) a first priority assignment of all the Vessels' earnings, (iii) first priority cross-collateralized mortgages over the Vessels and (iv) a first priority pledge of the earnings accounts. There will be a negative pledge over the shares of Britannia Bulk Plc and the Subsidiary Guarantors.

Covenants

        The Facility documentation will include (i) covenants regarding compliance with regulations, management, inspection, employment and charter of the Vessels and (ii) restrictions on:

  •
  the Subsidiary Guarantors' ability to engage in any other business;

  •
  the Subsidiary Guarantors' ability to incur debt and other liabilities;

  •
  the creation of security over the Subsidiary Guarantors' assets;

  •
  amalgamation, merger or reorganization of the obligors; and

  •
  certain transactions with affiliates.

        The Facility documentation will also require that we maintain certain financial ratios, including:

  •
  the fair market value of the vessels Navigator II, Endeavour II, Endurance II, Ice Trader II and Ice Power II must be at least 140% of the outstanding facility amount;

  •
  liquidity (defined as the sum of our free and available cash and readily marketable securities) of not less than the greater of $20.0 million or 6.25% of net interest bearing debt of our consolidated group;

  •
  a ratio of EBITDA to net interest expense of not less than 2.5 to 1.0; and

  •
  a stockholders' equity to total asset ratio of not less than 30%.

Events of Default

        The Facility Agreement, the guarantees and other loan documents contain or will contain various events of default customary for ship financings, the occurrence of which would allow the lenders to cancel their commitments, accelerate the outstanding loan and enforce their security. Such events of default include, among other things, (1) a change which has had or will have a material adverse effect on:

  •
  the financial condition of the borrower and the guarantors taken as a whole;

  •
  their ability taken as a whole to perform their obligations under the facility; or

  •
  the effectiveness of any surety or security interest provided by the borrower or any guarantor;

and (2) a change of control involving any person or group (other than Arvid Tage, our chief executive officer, or any member of his immediate family or any trust or similar vehicle formed for his benefit or any entity that is at least majority owned and controlled, directly or indirectly by him) becoming the beneficial owner, directly or indirectly, of more than 35% of the total voting power of our voting shares or otherwise having the right or ability by voting power, contract or otherwise to elect or designate for election a majority of our board of directors.

Senior Secured Notes

Principal, Maturity and Interest

        Our subsidiary, Britannia Bulk Plc, issued an aggregate principal amount of $185.0 million of notes on November 16, 2006 pursuant to the terms of an indenture dated November 16, 2006 among it, the guarantors party thereto and Wilmington Trust Company, as trustee. The indenture is governed by the laws of the State of New York. The senior secured notes have a maturity date of December 1, 2011. The senior secured notes are Britannia Bulk Plc's senior obligations and are secured by, among other things, a first preferred ship mortgage on all of our existing vessels and vessels acquired in the future with the net proceeds of the senior secured notes offering.

        The senior secured notes accrue interest at a rate of 11.0% of the principal amount per annum. Interest on the senior secured notes is payable semi-annually in arrears on December 1 and June 1 of each year to the holders of record on the immediately preceding November 15 and May 15, respectively.

        Upon completion of the offering, $140.0 million of the proceeds was deposited in a secured collateral account with the trustee, the vessel acquisition account. Britannia Bulk Plc is entitled to withdraw funds from the vessel acquisition account if no default or event of default under the indenture has occurred and is continuing, for the purpose of acquiring one or more vessels.

Excess Cash Flow Offer

        On February 29, 2008, our subsidiary, Britannia Bulk Plc, launched an excess cash flow offer for up to $52.5 million of its senior secured notes. The offer was made pursuant to the terms of the indenture, which requires Britannia Bulk Plc to make a pro rata offer to purchase notes at a price equal to 101% of the accreted value thereof, plus accrued and unpaid interest to the date of purchase, with excess cash flow (as defined in the indenture) to the extent such excess cash flow exceeds $5 million. The purchase price offered for each $1,000 principal amount of notes tendered was $961.15. The excess cash flow offer expired on May 23, 2008. No notes were tendered. On May 28, 2008, the excess cash flow amount of $52.5 million was deposited in the vessel acquisition account that was established at the time of the senior secured notes offering for the purpose of purchasing vessels with the proceeds of the notes. On May 29, 2008, Britannia Bulk Plc paid its quarterly interest payment on the senior secured notes with $10.1 million from the vessel acquisition account. The vessel acquisition account forms part of the collateral for the holders of the senior secured notes. Upon satisfaction and discharge of the indenture in the manner described below, the collateral interest in the vessel acquisition account will be released by Wilmington Trust Company and the funds therein will be used in part for the refinancing and repayment of existing debt. See "Use of Proceeds".

Redemption

        Our subsidiary, Britannia Bulk Plc, has outstanding $185.0 million aggregate principal amount of senior secured notes. Up to 35.0% of these senior secured notes are callable prior to December 1, 2009 with the net proceeds of this offering at a redemption price of 112.75% of the accreted value of such notes, plus accrued and unpaid interest to the date of redemption. The senior secured notes are also callable prior to December 1, 2009 at a redemption price of 100% of the accreted value thereof plus the applicable premium as of, and accrued and unpaid interest to, the date of redemption. At the closing of this offering, our subsidiary, Britannia Bulk Plc, will satisfy and discharge its obligations under the senior secured notes, including the accrued and unpaid interest and redemption premiums thereon, out of the proceeds of this offering, drawings under its new secured term loan facility and amounts held in the vessel acquisition account for the senior secured notes. Following the closing of this offering, Britannia Bulk Plc will redeem its senior secured notes in full in accordance with the provisions of the indenture governing the notes.

Senior Secured Bridge Facility

        In connection with financing the first installment of the purchase price for the acquisition of six new-build, ice-class Panamax bulk carrier vessels, our wholly owned subsidiary, Britannia Bulk Finance Limited, as borrower, and our wholly-owned subsidiary, Britannia Bulk Holdings Plc, as guarantor, entered into a bridge facility agreement on November 6, 2007, as amended and restated on November 22, 2007, February 13, 2008 and amended on May 27, 2008, with Goldman Sachs International, as mandated lead arranger, Goldman Sachs International Bank, as original lender, and Goldman Sachs Credit Partners L.P., as agent and security trustee. The senior secured bridge facility consists of a $75.9 million term bridge loan facility currently fully drawn. From execution to (and including) March 30, 2008, it has borne interest at a rate equal to the London Interbank Offered Rate, or LIBOR, plus a margin of 6.5% per annum; from (and including) April 1, 2008 to (and including) April 30, 2008, it has borne interest at LIBOR plus a margin of 9.5% per annum; from (and including) May 1, 2008 to (and including) May 31, 2008, it has borne interest at LIBOR plus a margin of 10.00% per annum; and from (and including) June 1, 2008 to June 30, 2008 it is expected to bear interest at LIBOR plus a margin of 10.50% per annum.

        Britannia Bulk Finance Limited, the borrower, is a special purpose vehicle which was established solely for the purpose of the acquisition financing described above and is a direct subsidiary of Britannia Bulk Holdings Plc.

        We will repay all amounts outstanding under this senior secured bridge facility with a portion of the proceeds from this offering, drawings under the new secured term loan facility and amounts held in the vessel acquisition account for the senior secured notes. See "Use of Proceeds".

Secured Bridge Facility

        On February 13, 2008, in connection with financing the purchase price for the acquisition of the Ice Trader II and the Ice Power II, our wholly owned subsidiary, Britannia Bulk Plc, as borrower, entered into a loan agreement relating to a secured bridge facility with Lloyds TSB Bank Plc as original lender, agent and security trustee. As conditions precedent to making the secured bridge facility available to us, two of our wholly owned subsidiaries, Enterprise Bulk Services S.A. and Oceanic Bulk S.A., entered into, among other documents, guarantee agreements regarding the facility in favor of the security trustee. The secured bridge facility consists of a $30.0 million term loan facility currently fully drawn and bearing interest at a rate equal to LIBOR, plus a margin of 2.0% per annum.

        We will repay all amounts outstanding under this secured bridge facility with a portion of the proceeds from this offering, drawings under the new secured term loan facility and amounts held in the vessel acquisition account for the senior secured notes. See "Use of Proceeds".

TAXATION

Marshall Islands Tax Consequences

        The following discussion is the opinion of Dennis J. Reeder, Reeder & Simpson, P.C., our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

        Because we do not, and we do not expect that we will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to you as a stockholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common shares, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the common shares.

        Each prospective stockholder may want to consult his tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of his investment in us. Further, it is the responsibility of each stockholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of him.

Jersey Taxation Considerations

        The following is a discussion of the material Jersey tax considerations that are relevant to prospective holders of our common stock and, unless otherwise noted in the following discussion, is the opinion of Bedell Cristin, our Jersey counsel, insofar as it relates to matters of Jersey tax law and legal conclusions with respect to these matters.

        We are an exempt tax company for the purposes of the Income Tax (Jersey) Law 1961, as amended, and we are, therefore, exempt from Jersey income tax other than on Jersey source income (excluding, by concession, Jersey bank deposit interest). In connection with our exempt tax status, we will pay an annual fee to the Comptroller of Income Tax in Jersey which is currently fixed at £600. The Income Tax (Amendment No. 28) (Jersey) Law 2007 provides for the replacement of the Jersey exempt company regime with a general zero rate of corporate tax (subject to certain limited exceptions) with effect from the year of assessment 2009. It is the intention of the Directors to conduct our affairs so as to ensure that we retain such tax status. On June 3, 2003, the European Union Council of Economic and Finance Ministers reached political agreement on the adoption of a Code of Conduct on Business Taxation. Jersey is not a member of the European Union ("EU") but is a dependent territory of the United Kingdom.

Taxation of Dividends and Distributions

        Under current Jersey tax legislation, no Jersey tax will be withheld from any dividend paid by us to stockholders resident outside Jersey.

        Jersey is not subject to the EU Savings Tax Directive. However, in keeping with Jersey's policy of constructive international engagement the States of Jersey has introduced a retention tax system in respect of payments of interest (or other similar income) made to an individual beneficial owner resident in an EU Member State by a paying agent situate in Jersey (the terms "beneficial owner" and "paying agent" are defined in the EU Savings Tax Directive). The retention tax system will apply for a transitional period prior to the implementation of a system of automatic communication of information regarding such payments to EU Member States. The transitional period will end only after all EU Member States apply automatic exchange of information and the EU Member States unanimously agree that the United States of America has committed to exchange of information upon request. During this transitional period, an individual beneficial owner resident in an EU Member State will be entitled to request a paying agent not to retain tax from such payments but instead to apply a system by which the details of such payments are communicated to the tax authorities of the EU Member State in which the beneficial owner is resident. The proposals do not apply to interest (or other similar income) payments to bodies corporate or non-EU Member State residents.

Stamp Duty and Inheritance Tax

        No Jersey stamp duty or stamp duty reserve tax will arise on the issue of the shares or on the transfer of uncertificated shares.

        Jersey does not levy taxes upon capital inheritances, capital gains, gifts, sales or turnover, nor are there any estate duties save for an ad valorem fee for the grant of probate or letters or administration.

United Kingdom Taxation Considerations

General

        The following is a description of the material United Kingdom tax consequences relevant to prospective holders of our shares of common stock based on current United Kingdom tax legislation and the current practice of United Kingdom HM Revenue & Customs and, unless otherwise noted, is the opinion of Addleshaw Goddard LLP, our United Kingdom tax counsel in relation to the part of the prospectus entitled "—United Kingdom Taxation Considerations", insofar as it relates to matters of United Kingdom tax legislation and the current practice of United Kingdom HM Revenue & Customs. The discussion relates to persons who are the absolute beneficial owners of the shares. The comments below may not apply to certain classes of stockholders such as those holding or acquiring securities in the course of a trade, insurance companies, trusts and trustees, individuals who are not domiciled in the United Kingdom for tax purposes, collective investment schemes, persons connected with us or persons who own directly or indirectly or by attribution 10% or more of our voting stock. The summary does not purport to be a complete analysis or listing of all the potential tax consequences of acquiring and holding shares. Any person who is in any doubt as to his/her tax position or who is subject to tax in any jurisdiction other than the United Kingdom is strongly recommended to consult professional advisers. This summary is based upon United Kingdom law and United Kingdom HM Revenue & Customs' practice as currently in effect and all of which are subject to change or changes in interpretation possibly with retroactive effect.

        The references to "resident" in the comments below mean "resident", or, in the case of an individual, "ordinary resident", as in the current United Kingdom tax legislation.

Taxation of Dividends

        Under current United Kingdom tax legislation, we are not required to withhold United Kingdom tax on payments of dividends.

        Assuming that the proposed legislation contained in the Finance Bill published on 27 March 2008 is enacted without any relevant amendments being made, an individual holder who is resident for tax purposes in the United Kingdom will, if he owns less than 10% of the issued share capital of the Company, be entitled to a tax credit equal to one ninth of the dividend received from the Company. Such an individual will be taxable on the total dividend before deduction of Marshall Islands or Jersey tax withheld (if any) and the related tax credit (the gross dividend), which will be regarded as the top slice of the individual's income. The tax credit will be treated as discharging the individual's liability to UK income tax in respect of the gross dividend, unless and except to the extent that the gross dividend falls above the threshold for the higher rate of income tax in which case the individual will, to that extent, pay UK income tax on the gross dividend at the dividend upper rate of 32.5% of the gross dividend less the related tax credit. So, for example, a dividend of £80 will carry a tax credit of £8.89 and the UK income tax payable on the dividend by an individual liable to income tax at the higher rate would be 32.5% of £88.89, namely £28.89, less the tax credit of £8.89, leaving a net tax charge of £20.

        An individual holder who is resident for tax purposes in the United Kingdom and who owns 10% or more of the issued share capital in the Company is not currently entitled to a tax credit in respect of dividends received from the Company. Such an individual will generally be subject to UK income tax on the total of dividend paid by the Company (before deduction of Marshall Islands or Jersey tax withheld (if any)) at the dividend ordinary rate (currently 10%), unless and except to the extent that the gross dividend falls above the threshold for the higher rate of income tax, in which case the individual will, to the extent, pay UK income tax on the total of the dividend paid (before deduction of Marshall Islands or Jersey tax withheld (if any) at the dividend upper rate (currently 32.5%). The UK Government has announced proposals to take effect from 2009 to extend the availability of a tax credit to individuals who own 10% or more of the issued share capital in distributing non-UK resident companies if the company paying the dividend satisfies certain conditions.

        A corporate holder who is resident in the United Kingdom or who carries on a trade in the United Kingdom through a permanent establishment in connection with which its shares are held will generally be subject to UK corporation tax on the gross amount before deduction of Marshall Islands or Jersey tax withheld (if any) of any dividends paid by the Company.

United Kingdom Taxation of Capital Gains

  Non-United Kingdom Resident Stockholders

        A disposal of the shares by a holder who is not resident in the United Kingdom for tax purposes but who carries on a trade, profession or vocation in the United Kingdom through a branch, agency or permanent establishment and has used, held or acquired the shares for the purposes of such trade, profession or vocation or such branch, agency or permanent establishment may, depending on individual circumstances, give rise to a chargeable gain or allowable loss for the purposes of UK taxation of chargeable gains.

        A holder who is an individual and who is temporarily non-resident in the UK may, under anti-avoidance legislation, still be liable to United Kingdom taxation on chargeable gains realised on the disposal or part disposal of his share during the period when he is non-resident.

  United Kingdom Resident Stockholders

        A disposal of the shares by a holder who is resident or ordinarily resident in the UK may, depending on individual circumstances, give rise to a chargeable gain or allowable loss for the purposes of UK taxation of chargeable gains.

        For corporate stockholders only, indexation allowance on the relevant proportion of the original allowable cost should be taken into account for the purposes of calculating chargeable gains (but not an allowable loss) arising on a disposal or part disposal of the shares.

        No indexation allowance or taper relief will be available to individual stockholders on disposals of their shares.

United Kingdom Stamp Duty and United Kingdom Stamp Duty Reserve Tax ("SDRT")

        In practice, UK stamp duty should generally not need to be paid on an instrument transferring Shares.

        No SDRT will generally be payable in respect of any agreement to transfer Shares.

        The statements in this paragraph summarise the current position on stamp duty and SDRT and are intended as a general guide only. They assume that the shares will not be registered in a register kept in the UK by or on behalf of the Company. The Company has confirmed that it does not intend to keep such register in the United Kingdom.

United Kingdom Inheritance Tax

        Liability to UK inheritance tax may arise in respect of the shares on the death of, or on a gift of shares by, an individual holder of such shares who is domiciled, or deemed to be domiciled, in the UK (subject to certain exemption and relief).

        For inheritance tax purposes, a transfer of assets at less than full market value may be treated as a gift and particular rules apply to gifts whilst the donor reserves or retains any benefit. United Kingdom inheritance tax may not be chargeable on gifts to individuals or trusts (except as a discretionary trust) if the transfer is made more than seven complete years prior to death of the donor. Special rules also apply to Trustees settlements who hold shares bringing them within the charge of inheritance tax. Holders may want to consult an appropriate professional adviser if they make a gift of any kind or intend to hold any shares through trust arrangements.

        If held directly, the shares are not assets situated in the UK for the purposes of inheritance tax. Accordingly, the death of a holder should not give rise to a liability to United Kingdom inheritance tax if the holder is neither domiciled nor deemed domiciled in the United Kingdom.

        You should also seek professional advice in a situation where there is the potential for a double charge to United Kingdom inheritance tax and an equivalent tax in another country.

Material U.S. Federal Income Tax Considerations

        The following is a discussion of the material U.S. federal income tax considerations that are relevant to prospective holders of our shares of common stock and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., our U.S. counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters.

        This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary and proposed Treasury Regulations promulgated under the Code, current administrative rulings and court decisions, and the income tax treaty and related protocols and competent authority agreements between the United States and the United Kingdom (collectively, the "U.S.-U.K. Tax Treaty"), and the income tax treaty and related protocols and competent authority agreements between the United States and Denmark (collectively, the "U.S.-Denmark Tax Treaty", and together with the U.S.-U.K. Tax Treaty, the "Tax Treaties"), all as of the date of this prospectus. All of the foregoing authorities are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

        The following discussion does not cover all aspects of U.S. federal income taxation that may be important to particular holders of our shares in light of their individual circumstances, such as holders subject to special tax rules, including certain financial institutions, insurance companies, broker-dealers, tax-exempt organizations, former citizens or long-term residents of the United States, persons that hold the shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes, partnerships or their partners, persons that have a functional currency other than the U.S. dollar, or persons that own directly, indirectly, or by attribution 10% or more of our voting shares, all of which may be subject to tax rules that differ significantly from those summarized below. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds our shares, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding our shares, you may want to consult your own tax advisor regarding the tax consequences to you of the partnership's ownership of our shares.

        No ruling has been or will be requested from the U.S. Internal Revenue Service ("IRS") regarding any matter affecting us or prospective holders of our shares. The statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court.

        This discussion does not contain information regarding any U.S. state or local, estate, gift, or alternative minimum tax considerations concerning the ownership or disposition of our shares. Each prospective holder may want to consult its own tax advisor regarding the U.S. federal, state, local, and other tax consequences of the ownership or disposition of our shares and whether the holder is eligible for benefits under an applicable tax treaty.

Taxation of the Operating Income of the Company and its Subsidiaries

        We expect that substantially all of our gross income will be attributable to the transportation of dry bulk cargoes. Gross income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States will be considered to be 50% derived from sources within the United States ("U.S. Source International Transportation Income") and may be subject to U.S. federal income tax as described below. Gross income attributable to transportation that both begins and ends in the United States ("U.S. Source Domestic Transportation Income") will be considered to be 100% derived from sources within the United States and generally will be subject to U.S. federal income tax. Gross income attributable to transportation exclusively between non-U.S destinations will be considered to be 100% derived from sources outside the United States and generally will not be subject to U.S. federal income tax.

        Based on our current and expected future operations, neither we nor our subsidiaries expect to earn U.S. Source Domestic Transportation Income. However, several of our subsidiaries are engaged in activities that give rise to U.S. Source International Transportation Income, which generally would be subject to U.S. federal income taxation unless those subsidiaries are eligible for an exemption under one of the Tax Treaties, another applicable tax treaty, or the Code.

        We believe that each of our current subsidiaries that earns U.S. Source International Transportation Income currently is and will continue to be a resident for tax purposes of the United Kingdom or Denmark and entitled to the benefits of the U.S.-U.K. Tax Treaty or the U.S.-Denmark Tax Treaty, respectively. Article 8 of each of the Tax Treaties provides, in pertinent part, that profits derived from "the operation of ships in international traffic" shall be taxable only in the country of residence. Because we believe that all of the U.S. International Transportation Income earned by our current subsidiaries is and will be derived from the operation of ships in international traffic, we believe that all such income is and will be exempt from U.S. federal income tax and we intend to take that position on our subsidiaries' U.S. federal income tax returns. However, we have not requested or received an opinion from Vinson & Elkins L.L.P. regarding this matter.

        In addition, we are not resident in a jurisdiction with which the U.S. has an income tax treaty and we intend to establish subsidiaries in the future that are not resident in the United Kingdom, Denmark or other jurisdiction with which the U.S. has an income tax treaty. Any U.S. Source International Transportation Income earned by us or any such subsidiary would only be exempt from U.S. federal income tax if we or such subsidiary qualified for the benefits of the exemption under Section 883 of the Code. Whether we or any such subsidiary qualifies for the benefits of Section 883 will depend on the facts existing at the time such U.S. Source International Transportation Income is earned.

        If we or any of our subsidiaries earns U.S. Source International Transportation Income and were not entitled to an exemption under an applicable income tax treaty or the Code for any taxable year, we or such subsidiary would be subject to a 4% U.S. federal gross income tax on the U.S. Source International Transportation Income earned by us or that subsidiary for that year, which could have a negative effect on our business and would result in decreased earnings available for distribution to holders of our shares. Our subsidiaries earned, in the aggregate, approximately $15 million of U.S. Source International Transportation Income in the first quarter of this year, and we expect the amount of U.S. Source International Transportation Income earned by our subsidiaries to increase in future years, which would increase our potential exposure to U.S. tax if our subsidiaries that earn such income were not eligible for an exemption under an applicable income tax treaty or the Code for those tax years.

U.S. Federal Income Taxation of U.S. Holders

        As used herein, the term "U.S. Holder" means a beneficial owner of our shares that:

  •
  is an individual citizen or resident of the United States (as determined for U.S. federal income tax purposes), a corporation or other entity organized under the laws of the United States or any state thereof and classified as a corporation for U.S. federal income tax purposes, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under current Treasury Regulations to be treated as a U.S. person; and

  •
  owns the shares as a capital asset (i.e., generally, for investment purposes).

  Distributions

        Subject to the discussion below of the rules applicable to passive foreign investment companies ("PFICs"), any distributions paid on our shares to a U.S. Holder generally will constitute dividends, which will be taxable as ordinary dividend income, or "qualified dividend income" for certain noncorporate U.S. Holders as described in more detail below, to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in its shares and thereafter as capital gain. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, we expect that distributions will generally be reported to U.S. Holders as dividends. U.S. Holders that are corporations generally will not be entitled to claim a dividends-received deduction with respect to distributions that they receive from us. Dividends received with respect to our shares generally will be foreign source income and generally will be treated as "passive category income" for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

        Dividends received with respect to our shares by certain noncorporate U.S. Holders (a "U.S. Non-Corporate Holder") generally will be "qualified dividend income" that is taxable to such U.S. Non-Corporate Holder at preferential capital gain tax rates (through 2010) provided that: (i) our shares are readily tradable on an established securities market in the United States (such as the New York Stock Exchange, on which we expect our shares to be traded); (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been, or will be, as discussed below); (iii) the U.S. Non-Corporate Holder has owned the shares for more than 60 days during the 121-day period beginning 60 days before the date on which the shares become ex-dividend (reduced by any period during which such holder has entered into certain risk limiting transactions with respect to such shares); and (iv) the U.S. Non-Corporate Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. There is no assurance that any dividends paid on our shares will be eligible for these preferential rates in the hands of a U.S. Non-Corporate Holder, and any dividends paid on our shares that are not eligible for these preferential rates will be taxed as ordinary dividend income to a U.S. Non-Corporate Holder. In the absence of legislation extending the term of the preferential tax rates for qualified dividend income, all dividends received by a taxpayer in tax years beginning on or after January 1, 2011 will be taxed at rates applicable to ordinary income.

        Under legislation proposed in the U.S. Congress, the preferential rate of federal income tax currently imposed on qualified dividend income would be denied with respect to dividends received from a non-U.S. corporation, if the non-U.S. corporation is created or organized under the laws of a foreign country that does not have a comprehensive income tax system. Because the Marshall Islands imposes only limited taxes on corporations organized under its laws, it is likely that, if this legislation were enacted, the preferential tax rates imposed on qualified dividend income would no longer be applicable to dividends received from us. Any dividends paid on our shares that are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Non-Corporate Holder. As of the date hereof, it is not possible to predict with any certainty whether this legislation will be enacted.

  Sale, Exchange or Other Disposition of Shares of Common Stock

        Subject to the discussion of PFICs below, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange, or other disposition and the U.S. Holder's tax basis in such shares. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period is greater than one year at the time of sale, exchange, or other disposition. Certain U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. Such capital gain or loss generally will be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder's ability to deduct capital losses is subject to limitations.

  PFIC Status and Significant Tax Consequences

        Adverse U.S. federal income tax rules apply to a U.S. Holder that owns an equity interest in a non-U.S. corporation that is classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, in any taxable year during which the holder held our shares, either:

  •
  at least 75% of our gross income (including the gross income of our subsidiaries) for such taxable year consists of passive income (e.g., dividends, interest, capital gains, and rents derived other than in the active conduct of a rental business); or

  •
  at least 50% of the average value of the assets held by us (including the assets of our subsidiaries) during such taxable year produce, or are held for the production of, passive income.

        Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income generally would constitute passive income unless we were treated as deriving our rental income in the active conduct of a trade or business under the applicable rules.

        Based on our current and projected methods of operations, we do not believe that we will be a PFIC with respect to the current taxable year or the foreseeable future. We expect that all of the vessels in our fleet will be engaged in the transportation of dry bulk cargoes and intend to treat our income from those activities as nonpassive income, and the vessels engaged in those activities as nonpassive assets, for PFIC purposes. Although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future. If we and our subsidiaries were a PFIC for any taxable year in which a U.S. Holder held our shares, such U.S. Holder could be subject to certain adverse consequences.

U.S. Federal Income Taxation of Non-U.S. Holders

        A beneficial owner of our shares (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is a "Non-U.S. Holder". If you are a partner in a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holding our shares, you may want to consult your own tax advisor regarding the tax consequences to you of the partnership's ownership of our shares.

  Distributions

        Distributions that we pay to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, our distributions will be subject to U.S. federal income tax to the extent that they constitute income effectively connected with the Non-U.S. Holder's U.S. trade or business. However, distributions paid to a Non-U.S. Holder that is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

  Disposition of Shares of Common Stock

        In general, a Non-U.S. Holder is not subject to U.S. federal income tax or withholding tax on any gain resulting from the disposition of our shares provided the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will be subject to U.S. federal income tax in the event that the gain from the disposition of our shares is effectively connected with the conduct of such U.S. trade or business (provided, in the case of a Non-U.S. Holder entitled to benefits of an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment). However, even if not engaged in a U.S. trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of our shares if they are present in the United States for 183 days or more during the taxable year in which those shares are disposed of and meet certain other requirements.

Backup Withholding and Information Reporting

        In general, payments to a noncorporate U.S. Holder who is not an exempt recipient of distributions or the proceeds of a disposition of our shares made within the United States or through certain U.S.-related financial intermediaries will be subject to information reporting. These payments to such U.S. Holder also may be subject to backup withholding if such U.S. Holder:

  •
  fails to provide an accurate taxpayer identification number;

  •
  is notified by the IRS that he has failed to report all interest or corporate distributions required to be reported on his U.S. federal income tax returns; or

  •
  in certain circumstances, fails to comply with applicable certification requirements.

        Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI, or W-8IMY, as applicable.

        Backup withholding is not an additional tax. Rather, a holder of a share generally may obtain a credit for any amount withheld against his liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a U.S. federal income tax return with the IRS.

UNDERWRITING

        We are offering the shares described in this prospectus through a number of underwriters. Goldman, Sachs & Co. and Banc of America Securities LLC are the representatives of the underwriters. We and the representatives have entered into a firm commitment underwriting agreement. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the number of shares listed next to its name in the following table:

Underwriter	Number of Shares
Goldman, Sachs & Co.
Banc of America Securities LLC
Dahlman Rose & Company, LLC
Oppenheimer & Co. Inc.

Total	8,333,333

        The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

        If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,250,000 shares in the aggregate from one of our two directors of chartering and the entities through which our chief executive officer and the other director of chartering hold their interests in our shares. They may exercise that option for up to 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us and, in the event that the underwriters determine to exercise their option to purchase 1,250,000 additional shares, by the selling stockholders.

	Paid by us for shares initially offered	Paid by the selling stockholders for shares sold pursuant to the underwriters' option to purchase additional shares
Per Share	$	$
Total	$	$

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $           per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        We, together with our chief executive officer, our two directors of chartering and the trusts in which our chief executive officer and our directors of chartering are interested, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our or their shares or securities exchangeable or convertible into shares from the date of this prospectus continuing through 180 days after the date of this prospectus, except with the prior written consent of the representatives.

        The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

        Prior to the offering, there has been no public market for our shares. The initial public offering price has been negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of our shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to the market valuation of companies in related businesses.

        An application has been made to list the shares on the New York Stock Exchange under the symbol "DWT". In order to meet one of the requirements for listing the shares on the New York Stock Exchange, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

        In connection with the offering, the underwriters may purchase and sell shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from certain of our stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the shares. As a result, the price of the shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

        In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  (d)
  in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the United Kingdom Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the documents being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our shares may not be circulated or distributed, nor may our shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where our shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

        Our shares have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        Affiliates of Goldman, Sachs & Co. are lenders under our senior secured bridge facility, which we intend to repay with a portion of the proceeds from this offering. Because of this relationship, this offering is being conducted in accordance with Rule 2710(h) of the Financial Industry Regulatory Authority (the National Association of Securities Dealers, Inc. or NASD). This rule requires that the initial public offering price of the shares may not be higher than that recommended by a "qualified independent underwriter", as defined by the NASD. Banc of America Securities LLC will assume the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The initial public offering price of the shares will be no higher than the price recommended by Banc of America Securities LLC. We have agreed to indemnify and hold harmless Banc of America Securities LLC for any loss, liability, claim, damage and expense incurred as a result of its participation as a qualified independent underwriter.

        The underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of shares offered.

        We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $2.5 million.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

        We entered into a senior secured bridge facility agreement on November 6, 2007, which was amended and restated on November 22, 2007, with affiliates of Goldman, Sachs & Co. for a senior secured bridge facility in the amount of $75,944,874. We paid customary fees and expenses for this facility and intend to repay the facility in full using a portion of the proceeds from this offering. For a description of the terms of the senior secured bridge facility, see "Description of Certain Indebtedness—Senior Secured Bridge Facility". The underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us for which services they may in the future receive customary fees and expenses.

VALIDITY OF SECURITIES

        The validity of the common stock and certain other legal matters, including tax matters, with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Dennis J. Reeder, Reeder & Simpson P.C. Certain other legal matters, including tax matters, with respect to the laws of Jersey will be passed upon for us by our counsel as to Jersey law, Bedell Cristin. Certain other legal matters will be passed upon by Vinson & Elkins R.L.L.P., our special U.S. counsel, and certain U.S. tax matters will be passed upon by Vinson & Elkins L.L.P., our special U.S. tax counsel. Vinson & Elkins R.L.L.P. may rely on the opinions of Dennis J. Reeder, Reeder & Simpson, P.C. for all matters of Marshall Islands law and Bedell Cristin for all matters of Jersey law. Certain matters relating to U.S. law will be passed upon for the underwriters by Davis Polk & Wardwell, special U.S. counsel to the underwriters.

EXPERTS

        The consolidated financial statements as of December 31, 2007 of Britannia Bulk Holdings Inc included herein have been audited by Grant Thornton LLP, an independent registered public accounting firm, to the extent set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        You may contact Grant Thornton LLP at 666 Third Avenue, New York, NY 10017.

        The consolidated financial statements as of December 31, 2006 and 2005 of Britannia Bulk Holdings Inc included herein have been audited by Moore Stephens Hays LLP, an independent registered public accounting firm, to the extent set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        You may contact Moore Stephens Hays LLP at 447 Madison Avenue, New York, NY 10022.

        The section in this prospectus entitled "Industry Overview" has been reviewed by Drewry Shipping Consultants Ltd., or Drewry, which has confirmed to us that it accurately describes the international dry bulk shipping market, subject to the availability and reliability of the data supporting the statistical and graphical information presented in this prospectus, as indicated in the consent of Drewry filed as an exhibit to the registration statement of Form F-1 under the Securities Act of which this prospectus is a part.

INDUSTRY DATA

        The discussions contained under the heading "Industry Overview" in this prospectus have been reviewed by Drewry Shipping Consultants, Ltd., or Drewry, which has confirmed to us that it accurately describes the international dry bulk shipping market, subject to the availability and reliability of the data supporting the statistical and graphical information presented in this prospectus.

        The statistical and graphical information that we use in this prospectus has been compiled by Drewry from its database. Drewry compiles and publishes data for the benefit of its clients. Its methodologies for collecting data, and therefore the data collected, may differ from those of other sources, and its data does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the market.

ENFORCEABILITY OF U.S. CIVIL LIABILITIES

        We are a Marshall Islands company and our executive offices are located outside of the United States. A majority of our directors and executive officers, and some of the experts named in this prospectus, are residents of countries other than the United States. All or a substantial portion of their assets and our assets are located outside the United States. As a result it may not be possible for you:

  •
  to effect service of process within the United States upon a majority of our directors and executive officers, some of the experts named in this prospectus or on us;

  •
  to enforce in United States courts or outside the United States judgments obtained against a majority of our directors and executive officers, some of the experts named in this prospectus or us in United States courts in any action, including actions under the civil liability provisions of United States securities laws; or

  •
  to enforce in United States courts judgments obtained against a majority of our directors and executive officers, some of the experts named in this prospectus, or us, in courts in jurisdictions outside the United States, in any action, including actions under the civil liability provisions in United States securities laws. You also may have difficulties enforcing, in original actions brought in courts in jurisdictions located outside the United States, liabilities under the United States securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands would (i) enter into judgments in original actions brought into those courts predicated on United States federal or state securities laws, or (2) recognize or enforce against us or any of our officers, directors or experts judgments of courts of the United States predicated on United States federal or state securities laws.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-1 under the Securities Act of 1933, as amended. This prospectus omits certain non-material information, exhibits, schedules and undertakings set forth in the registration statement. For further information with respect to our company and the securities offered by this prospectus, please refer to the registration statement.

        We will be subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are applicable to a foreign private issuer. In accordance with the Exchange Act, we are required to file reports, including annual reports, on Form 20-F by June 30 of each year. We will also be required to furnish to the SEC on Form 6-K material information required to be made public in the United Kingdom or the Marshall Islands or distributed by us to our stockholders. These reports and other information can also be inspected without charge and copied at prescribed rates at the public reference facility maintained by the SEC in Room 1024, 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials are also available by mail from the Public Reference Section of the SEC, at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site (http://www.sec.gov) that contains the registration statement. The telephone number for public document requests at the SEC is + 1-202-551-8090.

        As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to stockholders. In addition, our officers, directors and principal shareholders are exempt from the "short-swing profits" reporting and liability provisions contained in Section 16 of the Exchange Act and the rules promulgated thereunder.

BRITANNIA BULK HOLDINGS INC

INDEX TO FINANCIAL STATEMENTS

BRITANNIA BULK HOLDINGS INC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	Three months ended March 31,
	2008	2007
Revenues
Contract of affreightment and voyage revenues	$196,798	$44,961
Time charter revenues	83,185	12,662
Demurrage and other revenues	12,387	3,681
Net gain on forward freight agreements	7,833	—

Total revenues	300,203	61,304

Operating expenses
Voyage expenses	63,719	17,915
Charter hire expenses	159,068	29,340
Commissions	10,824	1,936
Vessel operating expenses	9,138	3,511
Depreciation and amortization	9,146	2,705
General and administrative	10,450	2,011
Foreign currency transaction gains and losses, net	480	80

Total operating expenses	262,825	57,498

Operating income	37,378	3,806
Minority interest expense	—	(33)
Interest income	388	2,014
Interest expense	(6,079)	(5,814)

Income (loss) before taxes	31,687	(27)
Provision for taxes	(142)	(39)

Net income (loss)	$31,545	$(66)

Weighted average number of shares outstanding	18,646,170	19,734,902

Basic earnings (loss) per share	$1.69	$0.00

The accompanying notes are an integral part of these condensed consolidated financial statements.

BRITANNIA BULK HOLDINGS INC

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

	March 31, 2008	December 31, 2007
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$59,927	$55,207
Vessel acquisition account	2	544
Due from charters, net	46,560	43,749
Inventories	12,429	12,718
Deposits from charterers	13,342	9,272
Prepaid expenses	22,104	11,246
Deferred lease costs	15,658	20,840
Short term derivative asset	7,959	—
Other current assets	1,061	835

Total current assets	179,042	154,411

Vessels and other fixed assets, net	213,503	143,404
Deposits for construction of new vessels	78,794	76,796
Deferred dry docking costs, net	12,168	9,070

	304,465	229,270

Other assets
Deposits on vessels	—	4,120
Deferred financing costs, net	7,694	7,372

Total assets	$491,201	$395,173

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Current liabilities
Accounts payable	$13,741	$4,086
Accrued expenses and other liabilities	51,230	30,230
Deferred revenue	22,457	16,568
Lease termination liability	15,869	19,135
Short-term derivative liability	1,058	—
Taxes payable	794	1,142
Current portion of long-term debt	105,945	75,945

Total current liabilities	211,094	147,106
Long-term debt	175,785	175,290

Total liabilities	386,879	322,396

Minority interest	—	—

Commitment and contingencies
Stockholders' equity
Common Stock, $0.01 par value; 1,000,000,000 shares authorized; 18,646,170 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively)	186	186
Additional paid-in capital	15,147	15,147
Retained earnings	88,989	57,444

Total stockholders' equity	104,322	72,777

Total liabilities and shareholders' equity	$491,201	$395,173

The accompanying notes are an integral part of these condensed consolidated financial statements.

BRITANNIA BULK HOLDINGS INC

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	Shares	Amount	Additional paid-in capital	Retained earnings	Total stockholders' equity
Balance at December 31, 2007	18,646,170	$186	$15,147	$57,444	$72,777
Net income	—	—	—	31,545	31,545

Balance at March 31, 2008	18,646,170	$186	$15,147	$88,989	$104,322

The accompanying notes are an integral part of these condensed consolidated financial statements.

BRITANNIA BULK HOLDINGS INC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	Three months ended March 31,
	2008	2007
Cash flows from operating activities
Net income (loss)	$31,545	$(66)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	9,146	2,705
Amortization of note discount and debt issuance costs	799	695
Minority interest	—	33
Net mark-to-market gain on FFA derivatives	(6,901)	—
Changes in operating assets
Due from charters	(2,811)	(4,001)
Vessel acquisition account	541	(1,671)
Inventories	289	374
Deposits from charterers	(4,068)	(359)
Prepaid expenses	(10,858)	(2,706)
Other current assets	(225)	(60)
Payments for drydockings	(4,097)	(428)
Accounts payable, accrued expenses and other liabilities	30,655	5,785
Deferred revenue	5,888	878
Deferred lease costs	5,182	—
Lease termination liability	(3,266)	—
Taxes payable	(348)	(207)

Net cash provided by operating activities	51,471	972

Cash flows from investing activities
Payments and deposits for vessels and other fixed assets	(76,125)	(1,397)

Net cash used in investing activities	(76,125)	(1,397)

Cash flows from financing activities
Proceeds from borrowings	$30,000	$—
Payments of deferred financing costs	(626)	(534)

Net cash provided by (used in) financing activities	29,374	(534)

Net increase (decrease) in cash and cash equivalents	4,720	(959)
Cash and cash equivalents at beginning of the period	55,207	17,170

Cash and cash equivalents at end of the period	$59,927	$16,211

Supplementary disclosures of cash flow information:
Cash paid for interest	$132	15

Cash paid for taxes	$72	$291

The accompanying notes are an integral part of these condensed consolidated financial statements.

BRITANNIA BULK HOLDINGS INC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts)

THREE MONTHS ENDED MARCH 31, 2008 and 2007
(Unaudited)

1      Basis of presentation and general information

        The accompanying condensed consolidated financial statements include the accounts of Britannia Bulk Holdings Inc ("Holdings"), a company incorporated under the laws of the Republic of the Marshall Islands, and its wholly owned or controlled subsidiaries (collectively with Holdings, the "Company" or "Britannia Bulk"). The Company is a provider of dry bulk transportation services with a focus on transporting coal exports from the Baltic region to Northern and Western Europe. The Company's customers are primarily power companies, coal producers and commodity trading houses, primarily in Northern and Western Europe.

        In November 2007, Britannia Bulk Plc carried out a corporate reorganization. This corporate reorganization involved the incorporation of Britannia Bulk Holdings Plc and the exchange by the shareholders of Britannia Bulk Plc of their shares in Britannia Bulk Plc for shares in Britannia Bulk Holdings Plc.

        As a result of the reorganization, the former shareholders of Britannia Bulk Plc became the shareholders of Britannia Bulk Holdings Plc, and Britannia Bulk Plc became a wholly owned subsidiary of Britannia Bulk Holdings Plc.

        In May 2008, Britannia Bulk Holdings Plc carried out a corporate reorganization. This corporate reorganization involved the incorporation of Holdings under the laws of the Republic of the Marshall Islands and the exchange by the shareholders of Britannia Bulk Holdings Plc of their ordinary shares for shares of common stock of Holdings. Shareholders of Britannia Bulk Holdings Plc received 227 shares of common stock of Holdings for each 100 shares of Britannia Bulk Holdings Plc exchanged. The Amended Articles of Incorporation of Holdings provide for 1,000,000,000 authorized shares of common stock at a par value of $0.01 per share. As a result of the reorganization, the former stockholders of Britannia Bulk Holdings Plc became the shareholders of Holdings, and Britannia Bulk Holdings Plc became a wholly owned subsidiary of Holdings (Note 12).

        As a result of the reorganization, these condensed consolidated financial statements have been renamed to reflect the formation of Holdings as the ultimate parent company of Britannia Bulk Plc and Britannia Bulk Holdings Plc.

        The accompanying condensed consolidated financial statements are unaudited and do not include all of the information and footnotes required by generally accepted accounting principles in the United States of America ("US GAAP"). In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The condensed consolidated balance sheet as of December 31, 2007 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by US GAAP for annual financial statements. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. Operating results for the three-month period ended March 31, 2008 are not necessarily indicative of the results that may be expected for the year ended December 31, 2008.

BRITANNIA BULK HOLDINGS INC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts) (Continued)

THREE MONTHS ENDED MARCH 31, 2008 and 2007
(Unaudited)

1      Basis of presentation and general information (Continued)

        The principal activities of Holdings' subsidiaries are as follows:

Name	Owned	Country of incorporation	Principal activity
Britannia Bulk Holdings Plc	100.00%	England and Wales	Holding company
Britannia Bulk Plc	100.00	England and Wales	Ship operator
Britannia Bulkers Plc	99.99	England and Wales	Ship operator
Britannia Bulk Finance Ltd	100.00	England and Wales	Finance company
BBL Denmark Holding A/S	100.00	Denmark	Holding company
Britannia Bulk S.A.	100.00	Panama	Ship owner and operator
Flagship Maritime S.A.	100.00	Panama	Ship owner and operator
Baltic Navigation Company S.A.	100.00	Panama	Ship owner and operator
Danmar Shipping S.A.	100.00	Panama	Ship owner and operator
Northern Star Navigation S.A.	100.00	Panama	Ship owner and operator
Navigator Bulk Services S.A.	100.00	Panama	Ship owner and operator
Channel Bulk Services S.A.	100.00	Panama	Tug owner and operator
Great Belt Shipping Company	100.00	Panama	Ship owner and operator
Atlantic Bulk Services S.A.	100.00	Panama	Ship owner and operator
Western Bulk Services S.A.	100.00	Panama	Ship owner and operator
International Bulk Services S.A.	100.00	Panama	Ship owner and operator
Unity Bulk Services S.A.	100.00	Panama	Ship owner and operator
Eastern Bulk Services S.A.	100.00	Panama	Dormant
Southern Bulk Services S.A.	100.00	Panama	Dormant
Britannia Bulk Coasters Plc	100.00	England and Wales	Dormant
Force Bulk Services S.A.	100.00	Panama	Dormant
Ice Bulk Services S.A.	100.00	Panama	Dormant
Orion Bulk Services S.A.	100.00	Panama	Dormant
British Bulk Transport S.A.	100.00	Panama	Dormant
British Bulk Services S.A.	100.00	Panama	Dormant
British Bulk Carriers S.A.	100.00	Panama	Dormant
Britannia Bulk Services S.A.	100.00	Panama	Dormant
Britanic Bulk Services S.A.	100.00	Panama	Dormant
Nordel Bulk Services S.A.	100.00	Panama	Dormant
Maden Bulk Services S.A.	100.00	Panama	Dormant
Seamoon Bulk Transport S.A.	100.00	Panama	Dormant
Inmotion SEA Transport S.A.	100.00	Panama	Dormant
Oceanic Bulk Services S.A.	100.00	Panama	Ship owner and operator
Enterprise Bulk Services S.A.	100.00	Panama	Ship owner and operator
Britannia Bulk DK A/S	100.00	Denmark	Tug and barge owner and operator
Britannia Bulkers A/S	100.00	Denmark	Ship operator

BRITANNIA BULK HOLDINGS INC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts) (Continued)

THREE MONTHS ENDED MARCH 31, 2008 and 2007
(Unaudited)

1      Basis of presentation and general information (Continued)

Svendborg Ship Management A/S	100.00	Denmark	Ship management
Svendborg Marine Surveyors A/S	100.00	Denmark	Marine surveyor
Inspecciones Maritimas de Costa Rica S.A.	100.00	Costa Rica	Marine surveyor

Fleet

        As of March 31, 2008, the Company owns and operates a fleet of 13 dry bulk vessels, five barges and four tugs.

Vessel name	dwt	Year built	Delivery date	Price
Drybulk Vessels
Explorer II	39,814	1977	November 30, 2004	$2,100
Challenger II	39,814	1977	September 30, 2004	2,100
Adventure II	38,871	1980	May 27, 2004	7,100
Voyager II	33,288	1986	November 26, 2004	13,776
Discovery II	32,813	1984	April 8, 2005	11,500
Navigator II	69,146	1998	February 27, 2007	28,500
Endurance II	70,029	1994	April 10, 2007	36,735
Endeavour II	70,003	1994	May 8, 2007	36,735
Commander II	31,431	1983	May 2, 2007	10,750
Enforcer II	23,794	1981	July 11, 2007	6,244
Defiant II	10,800	1978	January 16, 2008	5,700
Ice Trader II	43,705	1995	February 14, 2008	35,500
Ice Power II	43,705	1995	February 18, 2008	35,500
Barges
Drejoe II	15,820	1991	December 1, 2005	2,138
Hjortoe II	15,820	1992	December 1, 2005	2,138
Sioe II	15,820	1991	December 1, 2005	2,138
Skaroe II	15,820	1992	December 1, 2005	2,138
Iholm II	9,330	1978	October 2, 2006	1,400
Tugs
Bregninge II	106	1983	December 1, 2005	1,584
Troense II	105	1983	December 1, 2005	1,584
Vindeby II	105	1980	December 1, 2005	1,584
Vornaes II	321	1970	February 9, 2007	1,000

BRITANNIA BULK HOLDINGS INC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts) (Continued)

THREE MONTHS ENDED MARCH 31, 2008 and 2007
(Unaudited)

1      Basis of presentation and general information (Continued)

Recently adopted accounting principles

        In September 2006, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 157 ("SFAS 157"), Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of this statement are to be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings. The provisions of SFAS 157 were to be effective for the fiscal years beginning after November 15, 2007. However, on February 12, 2008, the FASB issued Staff Position Financial Accounting Standard No. 157-2 (FSP FAS 157-2), Effective Date of FASB Statement No. 157, that amends SFAS 157 to delay the effective date of Statement 157 for all non financial assets and non financial liabilities, except those which are recognized or disclosed at fair value in the financial statements on a recurring basis (that is, at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. On February 14, 2008, the FASB issued Staff Position Financial Accounting Standard No. 157-1 (FSP FAS 157-1), Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement Under Statement 13, which amends SFAS 157 to exclude its application to FASB Statement No. 13 (SFAS 13), Accounting for Leases, and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under SFAS 13. We adopted the required provisions of SFAS 157 as of January 1, 2008. The required provisions did not have a material impact on the Company's condensed consolidated financial statements.

        In February 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No.159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS 157 and SFAS 107, Disclosures about Fair Value of Financial Instruments. The adoption of SFAS 159 as of January 1, 2008 did not have not have a material impact on the Company's condensed consolidated financial statements.

Recently issued accounting pronouncements

        In March 2008, the FASB issued Statement No. 161 Disclosures about Derivative Instruments and Hedging Activities: an amendment of FASB Statement No. 133, to revise the disclosure requirements of Statement 133 and provide financial statement users with a better understanding of

BRITANNIA BULK HOLDINGS INC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts) (Continued)

THREE MONTHS ENDED MARCH 31, 2008 and 2007
(Unaudited)

1      Basis of presentation and general information (Continued)

how and why an entity uses derivative instruments, how an entity accounts for derivative instruments and to enhance disclosures that provide the effect of derivative instruments and related hedged items on an entity's financial position, financial performance, and cash flows. Statement 161 is effective for both fiscal years and interim periods that begin after November 15, 2008. The Company is currently evaluating the impact of SFAS 161 on its condensed consolidated financial statements.

2      Acquisitions

Vessel Acquisitions

        The Company entered into six memoranda of agreement, each dated November 8, 2007, for the acquisition of a total of six new-build ice-class Panamax bulk carrier vessels for $59.4 million each ($356.4 million in aggregate). The vessels are due for delivery by June 30, 2009, September 30, 2009, December 31, 2009, March 31, 2010, June 30, 2010, and September 30, 2010, respectively.

        On January 16, 2008, we took delivery of one ice-class Handysize vessel for $5.7 million, and two ice-class Handymax vessels on February 14, and February 18, 2008 for $35.5 million each.

Acquisition of Svendborg Ship Management A/S and Svendborg Marine Surveyors A/S

        On May 1, 2007, Britannia Bulk completed the purchase of the remaining minority interest holding of 32% of the shares in Svendborg Ship Management A/S for a total of $160. This acquisition has not been presented on a pro forma basis because it is not deemed to be material.

3      Inventories

        Inventories are primarily comprised of bunker fuel with balances at March 31, 2008 and December 31, 2007 of $12,429 and $12,252, respectively.

BRITANNIA BULK HOLDINGS INC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts) (Continued)

THREE MONTHS ENDED MARCH 31, 2008 and 2007
(Unaudited)

4      Vessels and other fixed assets and deferred drydocking costs

        Vessels and other fixed assets and deferred drydocking costs shown in the accompanying condensed consolidated balance sheets consist of the following:

	March 31, 2008 (unaudited)	December 31, 2007
Vessels	$249,697	$172,685
Furniture and fixtures	795	692
Building	689	661

	251,181	174,038
Less accumulated depreciation	(37,678)	(30,634)

	$213,503	$143,404

Deposits on new vessel	$78,794	$76,796

Deferred drydocking costs	$21,111	$15,911
Less accumulated amortization	(8,943)	(6,841)

	$12,168	$9,070

        Depreciation and amortization expense for the three months ended March 31, 2008 and 2007, was $9,146 and $2,705, respectively.

5      Short-term debt

        On November 2, 2007, Britannia Bulk Finance Limited ("BBF"), a 100% owned subsidiary of the Company, entered into memoranda of agreement to provide financing for the acquisition of the six new-built ice class Panamax bulk carriers. Pursuant to the terms of the memoranda of agreement, BBF will acquire the six 74,500 dwt Panamax bulk carrier vessels for approximately $59,400 each. The acquisitions are subject to the satisfaction of customary closing conditions and there can be no assurance that the acquisitions will be consummated.

        In connection with the acquisition of these six vessels, BBF, as borrower, and Holdings, as guarantor, entered into a $74,500 credit agreement dated November 6, 2007, as amended and restated on November 22, 2007, to increase the principal amount to $75,900. The loan is repayable on November 27, 2008. This facility has been drawn in full and bears interest at LIBOR (plus mandatory costs), plus a margin of between 6.5% and 13% per annum. Goldman, Sachs & Co. has a first priority lien on the property purchased with the proceeds from the facility. The senior credit facility requires that the Company maintains certain financial covenants. As of March 31, 2008 the Company has complied with all applicable covenants.

        On February 13, 2008, in connection with financing the purchase price for the acquisition of the Ice Trader II and the Ice Power II, our wholly-owned subsidiary, Britannia Bulk Plc, as borrower, entered into a loan agreement relating to a secured bridge term loan facility with Lloyds TSB Bank Plc as original lender, agent and security trustee. Pursuant to the terms of the loan

BRITANNIA BULK HOLDINGS INC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts) (Continued)

THREE MONTHS ENDED MARCH 31, 2008 and 2007
(Unaudited)

5      Short-term debt (Continued)

agreement, two of our wholly-owned subsidiaries, Enterprise Bulk Services S.A. and Oceanic Bulk S.A., entered into guarantee agreements with the security trustee. The secured bridge term loan facility consists of a $30,000 term bridge loan facility expiring on November 27, 2008 and currently bears interest at a rate equal to LIBOR plus 2%. As of March 31, 2008 the Company has complied with all applicable covenants.

6      Long-term debt

        On November 16, 2006, Britannia Bulk Plc raised $185,000 through a private placement bond issue of 11% Senior Secured Notes (the "Notes"). The Notes are subject to an Indenture Agreement between Britannia Bulk and Wilmington Trust Company, as trustee for the Note holders (the "Indenture"). The Notes will mature on December 1, 2011. The Notes were issued at a discount rate of 93.622%, resulting in net proceeds of $173,201 to Britannia Bulk. The Notes accrue interest at a rate of 11% of the principal amount per annum. Interest on the Notes is payable semiannually in arrears on December 1 and June 1 of each year, and commenced on June 1, 2007.

        The discount of $11,799 is being amortized to interest expense over the term of the Notes. The unamortized balance at March 31, 2008 was $9,215. The amortization of the discount for the three months ended March 31, 2008 and 2007 amounted to $494 and $428, respectively.

        Fees incurred in connection with the Notes totaled $7,238 and are being amortized to interest expense over the terms of the Notes. The unamortized balance at March 31, 2008 was $5,651. The amortization on fees incurred for the three months ended March 31, 2008 and 2007 amounted to $305 and $267, respectively.

        The net proceeds to Britannia Bulk, after payment of fees incurred in connection with the issuance of the Notes, of $166,374 were used to repay all other then outstanding long-term debt of $20,724, fund working capital requirements of $5,650 and to fund the Vessel Acquisition Account.

        The bonds are secured by a first priority lien for the benefit of the holders of the Notes by (i) Britannia Bulk's existing vessels, including five drybulk vessels, five barges and three tugs, (ii) vessels acquired with the net proceeds of the original offering and (iii) related collateral including the Vessel Acquisition Account. The acquisition cost of the vessels used as collateral is $171,333.

        Britannia Bulk may redeem some or all of the Notes, at its option, in whole or in part, at any time after December 1, 2009 at specified redemption prices as defined in the Indenture, with accrued and unpaid interest, if any, to the date of redemption.

        Prior to December 1, 2009, Britannia Bulk, at its option, may redeem up to 35% of the aggregate principal amount of the Notes with the net proceeds of certain equity offerings at a redemption price of 112.75% of the accreted value of the Notes, plus accrued and unpaid interest to the date of redemption.

BRITANNIA BULK HOLDINGS INC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts) (Continued)

THREE MONTHS ENDED MARCH 31, 2008 and 2007
(Unaudited)

6      Long-term debt (Continued)

        If a change of control occurs, subject to certain conditions, Britannia Bulk must offer the Note holders an opportunity to sell to Britannia Bulk their exchange Notes at a purchase price of 101% of the accreted value of the Notes, plus accrued and unpaid interest to the date of the purchase.

        Within 60 days after December 31, 2007 and each subsequent fiscal year, Britannia Bulk will be required to use a specified percentage of its excess cash flow, as defined in the Indenture, if such excess cash flow exceeds $5,000, to make a pro rata offer to purchase the bonds at a price equal to 101% of the accreted value thereof plus accrued and unpaid interest to the date of purchase. The percentage of excess cash flow required to be used to offer to repurchase Notes will be 100% with respect to the initial period ending December 31, 2007 and fiscal year 2008, and thereafter will be 50% for each subsequent fiscal year, with payments due within 90 days subsequent to the offer. If the amount of the Notes tendered pursuant to such offer is less than the offered excess cash flow amount, such remaining amounts shall be deposited in the Vessel Acquisition Account. If the Note holders were to accept Britannia Bulk's pro rata offer to purchase the Notes, based on the Excess Cash flow calculation at December 31, 2007, Britannia Bulk would be required to make an offer equal to $52 million. To the extent that this offer is not accepted the excess cash flow will be deposited in the Vessel Acquisition Account in June 2008.

Vessel Acquisition Account

        Concurrently with the issuance of the Notes, Britannia Bulk deposited into a Vessel Acquisition Account the sum of $140,000. The Vessel Acquisition Account is a secured collateral account administered by the Wilmington Trust Company, for the benefit of the Note holders. These funds were released for the purpose of purchasing vessels, subject to certain conditions, including that the vessels become collateral for the Notes. Amounts in the Vessel Acquisition Account were released to make certain interest payments, to make certain capital expenditures and at maturity to repay the Notes or redeem the Notes. The proceeds deposited into the Vessel Acquisition Account were invested in United States Treasury Bills. Deposits in the Vessel Acquisition Account have generated interest income of $69 and $1,818 for the three months ended March 31, 2008 and 2007, respectively. As of March 31, 2008, Britannia Bulk has made payments totaling $122,514 related to vessel acquisitions funded from the proceeds held in the Vessel Acquisition Account. Britannia Bulk took delivery of the Navigator II on February 27, 2007 for a purchase price of $28,500, the Endurance II on April 10, 2007 for $36,735, the Endeavour II on May 8, 2007 for $36,735, the Commander II on May 2, 2007 for $10,750, and the Enforcer II on July 11, 2007 for $6,244. On August 7, 2007, Britannia Bulk paid deposits totaling $3,550 for the Ice Power II and the Ice Trader II which were delivered in February 2008. In accordance with the terms of the indenture, interest payments of $10,175 and $11,023 were made on November 30, 2007 and May 30, 2007, respectively, relating to the period from November 15, 2006 to December 1, 2007. The balance remaining in the Vessel Acquisition Account as of March 31, 2008 and December 31, 2007 was $2 and $544, respectively.

BRITANNIA BULK HOLDINGS INC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts) (Continued)

THREE MONTHS ENDED MARCH 31, 2008 and 2007
(Unaudited)

7      Fair value of financial instruments

        The principal financial assets of the Company consist of cash on hand and at banks, the vessel acquisition account and accounts receivable due from charters. The principal financial liabilities of the Company consist of long-term debt and accounts payable and accrued expenses and other liabilities.

        The carrying values of cash and cash equivalents, vessel acquisition account, due from charters, accounts payable and accrued expenses and other liabilities are reasonable estimates of their fair value due to the short-term nature of these financial instruments.

        The Company adopted the provisions of SFAS 157 as of January 1, 2008. SFAS 157 is a technical standard which defines fair value, establishes a consistent framework for measuring fair value, and expands disclosures for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. SFAS 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, SFAS 157 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

        Level 1—observable inputs such as quoted prices in active markets;

        Level 2—inputs, other than the quoted market prices in active markets, which are observable, either directly or indirectly; and

        Level 3—unobservable inputs in which there are little or no market data, which require the reporting entity to develop its own assumptions.

        Assets and liabilities are to be measured at fair value and are based on one or more of the three valuation techniques noted in SFAS 157. The valuation techniques are as follows:

  (a)
  Market approach. Prices and other relevant information generated by market transactions involving identical or comparable assets;

  (b)
  Cost approach. Amount that would be required to replace the service capacity of an asset (replacement cost); and

  (c)
  Income approach. Techniques to convert future amounts to a single present amount based on expectations (including present value techniques, option-pricing and excess earnings models).

BRITANNIA BULK HOLDINGS INC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts) (Continued)

THREE MONTHS ENDED MARCH 31, 2008 and 2007
(Unaudited)

7      Fair value of financial instruments (Continued)

Short- and Long-Term Debt

        The estimated fair values of the Company's debt instruments are as follows:

	March 31, 2008		December 31, 2007
	Carrying value	Fair value	Carrying value	Fair value
Variable rate debt	$105,945	$105,945	$75,945	$75,945
Fixed rate debt	175,785	191,475	175,290	190,550

        The estimated fair values of the Company's variable rate short-term debt approximates its individual carrying amount due to its short-term maturity or the variable-rate nature of the respective borrowing as of March 31, 2008.

        The fair value of the fixed-rate debt is based on the current quoted market rates for the Company's securities.

Forward Freight Agreements ("FFAs")

        The Company enters into drybulk forward freight agreements ("FFAs") as economic hedges relating to identifiable ship and/or cargo positions and as economic hedges of transactions the Company expects to carry out in the normal course of its shipping business. By utilizing certain derivative instruments, including drybulk shipping FFAs, the Company manages it financial risk associated with fluctuating market conditions. In entering into these contracts, the Company has assumed the risk that counterparties may fail to meet the terms of their contracts. None of the Company's derivative financial instruments qualify for hedge accounting; therefore, the net changes in derivative assets and liabilities are reflected in current period operations. The FFAs involve contracts to provide a fixed number of theoretical voyages at fixed rates, which contracts generally range from one month to one year and settle monthly based on a published index. Realized gains or losses from FFAs are recognized monthly concurrent with monthly cash settlements. The unrealized gains or losses of the FFAs not qualifying for hedge accounting are recorded in the statement of operations under "Gains on Forward Freight Agreements". Entering into FFAs could lead to material fluctuations in the Company's reported net income on a period-to-period basis. The Company classifies cash flows related to derivate financial instruments within cash provided by operating activities in the consolidated statements of cash flows.

        During the three months ended March 31, 2008, the Company entered into eight FFAs. These are shown at fair market value through the statement of operations. The net gains from FFAs amounted to $7,833 and $0 for the three months ended March 31, 2008 and 2007, respectively.

        During the three months ended March 31, 2008 the changes in net unrealized gains on FFAs amounted to $6,901.

BRITANNIA BULK HOLDINGS INC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts) (Continued)

THREE MONTHS ENDED MARCH 31, 2008 and 2007
(Unaudited)

7      Fair value of financial instruments (Continued)

        Assets and liabilities measured at fair value on a recurring basis during the period are as follows:

	Fair value at March 31, 2008	Quoted in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Fair Value Measurement Using Unobservable Inputs (Level 3)	Valuation Technique
Short term derivative assets	$7,959	$—	$7,959		Market
Short term derivative liability	$(1,058)	—	$(1,058)		Market

        The reconciliation of short term derivative asset and liability that are measured at fair value on a recurring basis using significant other observable inputs (Level 2) for the period January 1, 2008 through March 31, 2008 is as follows:

	Other Observable Inputs (Level 2)	Other Observable Inputs (Level 2)
	(Short term derivative assets)	(Short term derivative liability)	Total
Balance at January 1, 2008	$—	$—	$—
Total gains and losses:
Included in earnings	8,891	(1,058)	7,833
Purchases, issuances and settlements	(932)	—	(932)

Balance at March 31, 2008	$7,959	$(1,058)	$6,901

Total amount of total gains (losses) for the three months ended March 31, 2008, included in earnings attributable to the net gain (loss) on derivative contracts	$8,891	$(1,058)	$7,833

        There were no assets and liabilities measured at fair value on a nonrecurring basis.

        The open drybulk shipping FFAs at the fair value settlement rates are summarized as follows:

	March 31, 2008	December 31, 2007
Short term FFA derivative asset	$7,959	—
Short term FFA derivative liability	(1,058)	—

Net fair value on FFA contracts	$6,901	—

        The fair value of forward freight agreements is the estimated amount that the Company would receive or pay to terminate the agreement at the reporting date by obtaining quotes from brokers or exchanges.

BRITANNIA BULK HOLDINGS INC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts) (Continued)

THREE MONTHS ENDED MARCH 31, 2008 and 2007
(Unaudited)

8      Revenue from time charters

        The Company's vessels are available for hire. Total revenue earned on time charters for the three months ended March 31, 2008 and 2007 were $83,185 and $12,662, respectively.

        Future minimum time charter revenue based on vessels committed to non cancelable time charter contracts is as follows:

Dollars in thousands at March 31, 2008
2008	$73,106
2009	29,818
2010	1,640

9      Commitments

        The Company entered into a new lease agreement for office space in London, United Kingdom during the year ended December 31, 2006. Rent expense for the three months ended March 31, 2008 and 2007, was $86 and $91, respectively. The length of the lease on the new office occupied from January 2007 is 8 years.

        Future minimum lease payments in respect of office space are as follows:

Dollars in thousands at March 31, 2008:
2008	$215
2009	268
2010	268
2011	268
2012	268
Thereafter	396

        The Company has also entered into time charters with various expiration dates through September 2013. Minimum charter hire payments due for the next five years, including time charters entered into through May 2015, are as follows:

Dollars in thousands at March 31, 2008:
2008	$312,538
2009	190,504
2010	136,224
2011	125,837
2012	106,570
Thereafter	177,792

        The Company entered into a two year time-charter out agreement for one of its owned vessels on February 27, 2007 at a rate of $25 per day and subsequently time-chartered back the vessel on October 26, 2007 at a rate of $65 per day for the remainder of the hire term ending on March 30, 2009. The Company has accounted for the time-charter in arrangement as a modification of the

BRITANNIA BULK HOLDINGS INC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts) (Continued)

THREE MONTHS ENDED MARCH 31, 2008 and 2007
(Unaudited)

9      Commitments (Continued)

time-charter out agreement that was in substance a termination of the time-charter out arrangement. The net remaining excess payments of the time-charter in over the time-charter out payments of $20,840 has been accounted for as a direct cost of obtaining the necessary resources to service a contract of affreightment ("COA") that commenced in January 2008. These direct costs have been reflected as an asset that will recognized as an expense over the new COA. This asset is being amortized over the expected term of the new COA from January 2008 and ending in December 2008, and the liability will be reduced until the remaining hire term expires on March 30, 2009.

10   Stockholders' equity

Earnings per Share

        Basic earnings per share are computed by dividing net income available to stockholders by the weighted average number of shares outstanding during the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised. For the three months ended March 31, 2008 and March 31, 2007 the Company had no dilutive securities.

Antidilution

        The Company shall not issue any share capital without first offering it to existing stockholders, on identical terms, in proportion to their then stockholdings in the Company unless the Company shall be authorized at a stockholders' meeting to do so by members holding not less than 60% in nominal value of the shares issued by the Company.

Share Transfers

        No stockholder shall assign, transfer, exchange, pledge, mortgage, charge or otherwise encumber or dispose of any interest in any of the shares held by it except as authorized by more than 50% of the stockholders unless the transfer is a compulsory transfer. A compulsory transfer of shares occurs if a stockholder resigns as a director or employee; or on a corporate winding up; or fails to remedy a material breach, as defined in the agreement, within 30 days of notification.

Share Repurchase

        In April 2007, the Company entered into a purchase agreement with North Western Neva Limited ("Neva"), a stockholder, to repurchase 986,745 shares of its common stock in three separate tranches. The purchase of the first tranche was completed on April 16, 2007 for 362,911 common shares for a total consideration of $2,758. The purchase of the second tranche was scheduled for April 15, 2008 for 362,911 common shares for a total consideration of $2,758. The purchase of the third tranche was scheduled for April 15, 2009 for 260,922 common shares for a total consideration of $1,984. The purchase agreement also included a provision whereby the Company's stockholders had the option to purchase the remaining shares of 101,989 held by Neva for $775.

BRITANNIA BULK HOLDINGS INC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts) (Continued)

THREE MONTHS ENDED MARCH 31, 2008 and 2007
(Unaudited)

10   Stockholders' equity (Continued)

        In November 2007, this agreement was amended, enabling Britannia Bulk to complete the repurchase of the outstanding second and third tranches of common shares immediately. As a result of the amendment on November 14, 2007, Britannia Bulk repurchased 623,834 common shares for $4,742.

        Simultaneous with the execution of the amended agreement, the Company's chief executive officer purchased the remaining 101,989 common shares held by Neva who in turn sold those shares to Britannia Bulk for $150 pursuant to a plan approved by the Company's board.

        The Company's Indenture Agreement on its Notes includes a provision limiting the aggregate expenditures the Company can make to outside stockholders to $7,500, but does not include a limitation on payments that can be made to employees.

11   Contingencies

        From time to time, the Company may be subject to legal proceedings and claims in the ordinary course of its business, principally personal injury and property casualty claims. Such claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. The Company is not aware of any legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on the Company, its financial condition, results of operations or cash flows.

        In the normal course of business, the Company enters into contracts that contain a variety of indemnifications with its customers, suppliers and service providers. Further, the Company indemnifies its directors and officers who are, or were, serving at the Company's request in such capacities. The Company's maximum exposure under these arrangements is unknown as of March 31, 2008. The Company does not anticipate recognizing any significant losses relating to these arrangements.

12   Subsequent Event

        On May 27, 2008 the Company filed and Marshall Islands accepted an Amended Articles of Incorporation. Under the Amended Articles of Incorporation, the authorized share capital of the Company consists of 1,000,000,000 shares of common stock with a par value of $0.01.

        Additionally, on May 27, 2008, the Company commenced a series of transactions that were completed on June 2, 2008 whereby the Company acquired all of the issued and outstanding $1.79 par value ordinary shares of Britannia Bulk Holdings Plc. The net consideration for this acquisition consisted of 227 shares of the Company's common stock having a par value of $0.01 in return for 100 ordinary shares of Britannia Bulk Holdings Plc. As a result, immediately after this share exchange transaction, the Company had 2.27 times more outstanding shares of common stock than Britannia Bulk Holdings Plc (disregarding common stock issued to deal with fractional holdings). All common stock amounts (and per share amounts) in the accompanying financial statements have been adjusted to reflect the 227 for 100 share exchange. In the accompanying condensed consolidated balance sheets, the Company has adjusted its stockholders' equity

BRITANNIA BULK HOLDINGS INC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts) (Continued)

THREE MONTHS ENDED MARCH 31, 2008 and 2007
(Unaudited)

12   Subsequent Event (Continued)

accounts by decreasing the stated capital and increasing the additional paid-in capital by $14,499 as of March 31, 2008 and December 31, 2007 to reflect the decrease in outstanding common shares' par value to $0.01 from the $1.79 par value ordinary shares. In addition, the accompanying consolidated balance sheets as of March 31, 2008 and December 31, 2007 have been adjusted to reflect the increase of the Company shares of common stock par value of $0.01 from ordinary shares par value $1.79 as of March 31, 2008 and December 31, 2007 and 2006, respectively, to 18,646,170 and 19,734,902, respectively.

        In the accompanying condensed consolidated statements of income, basic net income (loss) per share and weighted average number of shares have been adjusted for all periods presented. In the accompanying condensed consolidated statements of stockholders' equity, the Company has adjusted the balance of its stated capital and paid-in capital for all periods presented to reflect the net 227-for-100 share exchange.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Britannia Bulk Holdings Inc

        We have audited the accompanying consolidated balance sheet of Britannia Bulk Holdings Inc and its subsidiaries as of December 31, 2007, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year ended December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Britannia Bulk Holdings Inc and its subsidiaries as of December 31, 2007, and the results of their operations and their cash flows for the year ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP
New York, New York
February 21, 2008
(except for Note 15, as to which
the date is June 2, 2008)

Board of Directors and Stockholders
Britannia Bulk Holdings Inc

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have audited the accompanying consolidated balance sheet of Britannia Bulk Holdings Inc (Note 1) and subsidiaries as of December 31, 2006 and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 2006 and 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Britannia Bulk Holdings Inc and subsidiaries as of December 31, 2006 and the results of their operations and their cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Moore Stephens Hays LLP

New York, New York
April 11, 2007

Personal Attention...
Global ConnectionsSM
A member firm of
Moore Stephens International—
members in principal cities
throughout the world

BRITANNIA BULK HOLDINGS INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share amounts)

	Years ended December 31,
	2007	2006	2005
Revenues
Contract of affreightment and voyage revenues	$401,078	$172,242	$144,318
Time charter revenues	133,329	12,909	33,295
Demurrage and other revenues	33,481	6,352	6,972
Loss on forward freight agreement	(1,247)	—	—

Total revenues	566,641	191,503	184,585

Operating expenses
Voyage expenses	104,090	71,840	49,347
Charter hire expenses	309,728	75,723	95,937
Commissions	21,243	4,316	4,265
Vessel operating expenses	24,070	12,870	12,137
Depreciation and amortization	22,564	10,894	9,341
General and administrative	18,143	9,410	3,666
Expense to related parties	—	—	131
Foreign currency transaction (gains) and losses, net	60	(202)	120

Total operating expenses	499,898	184,851	174,944

Operating income	66,743	6,652	9,641
Minority interest expense	(33)	(72)	(28)
Interest income	4,103	1,096	272
Interest expense	(23,296)	(5,122)	(1,353)

Income before taxes	47,517	2,554	8,532
Provision for taxes	(1,500)	(160)	(284)

Net income	$46,017	$2,394	$8,248

Weighted average number of shares outstanding	19,371,991	19,734,748	12,949,118

Basic and diluted earnings per share	$2.38	$0.12	$0.64

The accompanying notes are an integral part of these consolidated financial statements.

BRITANNIA BULK HOLDINGS INC

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

	December 31,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$55,207	$17,170
Vessel acquisition account	544	138,133
Due from charters, net	43,749	6,273
Inventories	12,718	683
Deposits from charterers	9,272	335
Prepaid expenses	11,246	3,724
Deferred lease costs	20,840	—
Other current assets	835	691

Total current assets	154,411	167,009

Vessels and other fixed assets, net	143,404	42,682
Deposits for construction of new vessels	76,796	—
Deferred drydocking costs, net	9,070	4,899

	229,270	47,581

Other assets
Deposit on vessel	4,120	2,119
Deferred financing costs, net	7,372	6,656

Total assets	$395,173	$223,365

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Current liabilities
Accounts payable	$4,086	$3,697
Accrued expenses and other liabilities	30,230	6,951
Deferred revenue	16,568	4,230
Lease termination liability	19,135	—
Taxes payable	1,142	450
Current debt	75,945	—

Total current liabilities	147,106	15,328
Long-term debt, net of current portion	175,290	173,496

Total liabilities	322,396	188,824

Minority interest	—	107

Commitments and contingencies

Stockholders' equity
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 18,646,170 and 19,734,902 shares issued and outstanding at December 31, 2007 and 2006, respectively)	186	197
Additional paid-in capital	15,147	15,994
Retained earnings	57,444	18,243

Total stockholders' equity	72,777	34,434

Total liabilities and stockholders' equity	$395,173	$223,365

The accompanying notes are an integral part of these consolidated financial statements.

BRITANNIA BULK HOLDINGS INC

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(Dollars in thousands, except share and per share amounts)

	Common Stock
			Additional Paid-in Capital	Retained Earnings	Total Stockholders' Equity
	Shares	Amount
Balance at December 31, 2004	6,289,816	$63	$4,902	$7,601	$12,566
Net income	—	—	—	8,248	8,248
Issuance of shares	13,442,814	134	11,079	—	11,213

Balance at December 31, 2005	19,732,630	197	15,981	15,849	32,027
Net income	—	—	—	2,394	2,394
Issuance of shares	2,272	—	13	—	13

Balance at December 31, 2006	19,734,902	197	15,994	18,243	34,434
Net income	—	—	—	46,017	46,017
Repurchase of shares	(1,088,732)	(11)	(847)	(6,816)	(7,674)

Balance at December 31, 2007	18,646,170	$186	$15,147	$57,444	$72,777

The accompanying notes are an integral part of these consolidated financial statements.

BRITANNIA BULK HOLDINGS INC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands, except share and per share amounts)

	Years ended December 31,
	2007	2006	2005
Cash flows from operating activities
Net income	$46,017	$2,394	$8,248
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	22,564	10,894	9,341
Amortization of note discount and debt issuance costs	2,907	822	—
Minority interest	33	72	28
Changes in operating assets and liabilities
Due from charters	(36,444)	3,967	(3,144)
Vessel acquisition account	18,508	(252)	—
Inventories	(12,035)	91	(188)
Deposits from charterers	(8,938)	(215)	114
Prepaid expenses	(7,522)	(2,654)	(749)
Other current assets	(347)	(625)	(38)
Payments for drydockings	(6,812)	(5,205)	(2,089)
Accounts payable, accrued expenses and other liabilities	22,634	4,882	(2,095)
Deferred revenue	12,339	(1,340)	4,504
Deferred lease costs	(20,840)	—	—
Lease termination liability	19,135	—	—
Taxes payable	929	170	231
Other	—	33	247

Net cash provided by operating activities	52,128	13,034	14,410

Cash flows from investing activities
Payments and deposits for vessels and other fixed assets	(80,374)	(2,321)	(27,748)
Payments for acquisitions, net of cash acquired	—	—	(102)
Purchase of minority interest	(160)	—	—
Funding of the vessel acquisition account	—	(140,000)	—

Net cash used in investing activities	(80,534)	(142,321)	(27,850)

Cash flows from financing activities
Amounts (paid to) received from related parties	—	(131)	(668)
Proceeds from borrowings	75,945	173,201	19,500
Payments of deferred financing costs	(1,827)	(6,827)	(216)
Repayment of borrowings	—	(26,200)	(9,262)
Repurchase of shares	(7,675)	—	—
Issuance of shares	—	13	1,160

Net cash provided by financing activities	66,443	140,056	10,514

Net increase (decrease) in cash and cash equivalents	38,037	10,769	(2,926)
Cash and cash equivalents at beginning of year	17,170	6,401	9,327

Cash and cash equivalents at end of year	$55,207	$17,170	$6,401

Supplementary disclosures of cash flow information
Cash paid for interest	$21,214	$1,120	$1,169

Cash paid for taxes	$490	$482	$53

The accompanying notes are an integral part of these consolidated financial statements.

BRITANNIA BULK HOLDINGS INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

1    Basis of presentation and general information

        The accompanying consolidated financial statements include the accounts of Britannia Bulk Holdings Inc ("Holdings") a company incorporated under the laws of the Republic of the Marshall Islands, and its wholly-owned or controlled subsidiaries (collectively with Holdings, the "Company"or "Britannia Bulk"). The Company is a provider of drybulk transportation services with a focus on transporting coal exports from the Baltic region to Northern and Western Europe. The Company's customers are primarily power companies, coal producers and commodity trading houses, primarily in Northern and Western Europe.

        In November 2007 Britannia Bulk Plc carried out a corporate reorganization. This corporate reorganization involved the incorporation of Britannia Bulk Holdings Plc and the exchange by the shareholders of Britannia Bulk Plc of their shares in Britannia Bulk Plc for shares in Britannia Bulk Holdings Plc.

        As a result of the reorganization, the former shareholders of Britannia Bulk Plc became the shareholders of Britannia Bulk Holdings Plc, and Britannia Bulk Plc became a wholly-owned subsidiary of Britannia Bulk Holdings Plc.

        In May 2008, Britannia Bulk Holdings Plc carried out a corporate reorganization. This corporate reorganization involved the incorporation of Holdings under the laws of the Republic of the Marshall Islands and the exchange by the shareholders of Britannia Bulk Holdings Plc of their ordinary shares for shares of common stock of Holdings. Shareholders of Britannia Bulk Holdings Plc received 227 shares of common stock of Holdings for each 100 shares of Britannia Bulk Holdings Plc exchanged. The Amended Articles of Incorporation of Holdings provide for 1,000,000,000 authorized shares of common stock at a par value of $0.01 per share. As a result of the reorganization, the former shareholders of Britannia Bulk Holdings Plc became the stockholders of Holdings, and Britannia Bulk Holdings Plc became a wholly owned subsidiary of Holdings (Note 15).

        Also, as a result of the reorganization, these consolidated financial statements have been renamed to reflect the formation of Holdings as the ultimate parent company of Britannia Bulk Plc and Britannia Bulk Holdings Plc.

        The Company's initial fleet consisted of five vessels which were purchased in 2004 and 2005, and in December 2005 the Company acquired seven tug and barge vessels. In 2006, the Company acquired one barge. In 2007 five vessels and one tug were added to the fleet. In addition to operating owned vessels, the Company has increased its capacity by chartering-in additional tonnage both to fulfill its contracts of affreightment and to take advantage of profit opportunities.

        The principal activities of Britannia Bulk's subsidiaries are as follows:

Name	Owned	Country of Incorporation	Principal Activity
Britannia Bulk Holdings Plc	100.00%	England and Wales	Holding company
Britannia Bulk Plc	100.00%	England and Wales	Ship operator
Britannia Bulkers Plc	99.99%	England and Wales	Ship operator
Britannia Bulk Finance Ltd.	100.00%	England and Wales	Finance company
BBL Denmark Holding A/S	100.00%	Denmark	Holding company
Britannia Bulk S.A.	100.00%	Panama	Ship owner and operator

BRITANNIA BULK HOLDINGS INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005 (Continued)

1    Basis of presentation and general information (Continued)

Flagship Maritime S.A.	100.00%	Panama	Ship owner and operator
Baltic Navigation Company S.A.	100.00%	Panama	Ship owner and operator
Danmar Shipping S.A.	100.00%	Panama	Ship owner and operator
Northern Star Navigation S.A.	100.00%	Panama	Ship owner and operator
Navigator Bulk Services S.A.	100.00%	Panama	Ship owner and operator
Channel Bulk Services S.A.	100.00%	Panama	Tug owner and operator
Great Belt Shipping Company	100.00%	Panama	Ship owner and operator
Atlantic Bulk Services S.A.	100.00%	Panama	Ship owner and operator
Western Bulk Services S.A.	100.00%	Panama	Ship owner and operator
International Bulk Services S.A.	100.00%	Panama	Ship owner and operator
Unity Bulk Services S.A.	100.00%	Panama	Ship owner and operator
Eastern Bulk Services S.A.	100.00%	Panama	Dormant
Southern Bulk Services S.A.	100.00%	Panama	Dormant
Oceanic Bulk Services S.A.	100.00%	Panama	Ship owner and operator
Enterprise Bulk Services S.A.	100.00%	Panama	Ship owner and operator
British Bulk Transport S.A.	100.00%	Panama	Dormant
British Bulk Services S.A.	100.00%	Panama	Dormant
British Bulk Carriers S.A.	100.00%	Panama	Dormant
Britannia Bulk Services S.A.	100.00%	Panama	Dormant
Britanic Bulk Services S.A.	100.00%	Panama	Dormant
Nordel Bulk Services S.A.	100.00%	Panama	Dormant
Maden Bulk Transport S.A.	100.00%	Panama	Dormant
Seamoon Bulk Transport S.A.	100.00%	Panama	Dormant
Inmotion SEA Transport S.A.	100.00%	Panama	Dormant
Orion Bulk Services S.A.	100.00%	Panama	Dormant
Force Bulk Services S.A.	100.00%	Panama	Dormant
Ice Bulk Services S.A.	100.00%	Panama	Dormant
Britannia Bulk DK A/S	100.00%	Denmark	Tug and barge owner and operator
Britannia Bulker A/S	100.00%	Denmark	Ship operator
Svendborg Ship Management A/S	100.00%	Denmark	Ship management
Svendborg Marine Surveyors A/S	100.00%	Denmark	Marine surveyor
Inspecciones Maritimas De Costa Rica S.A.	100.00%	Costa Rica	Marine surveyor

BRITANNIA BULK HOLDINGS INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005 (Continued)

1    Basis of presentation and general information (Continued)

Fleet

        As of December 31, 2007, the Company owns and operates a fleet of ten drybulk vessels, five barges and four tugs.

Vessel Name	dwt	Year Built	Delivery Date	Price
Drybulk Vessels
Explorer II	39,814	1977	November 30, 2004	$2,100
Challenger II	39,814	1977	September 30, 2004	$2,100
Adventure II	38,871	1980	May 27, 2004	$7,100
Voyager II	33,288	1986	November 26, 2004	$13,776
Discovery II	32,813	1984	April 8, 2005	$11,500
Navigator II	69,146	1998	February 27, 2007	$28,500
Endurance II	70,000	1994	April 10, 2007	$36,735
Endeavour II	70,000	1994	May 8, 2007	$36,735
Commander II	31,431	1983	May 2, 2007	$10,750
Enforcer II	23,794	1981	July 11, 2007	$6,244
Barges
Drejoe II	15,820	1991	December 1, 2005	$2,138
Hjortoe II	15,820	1992	December 1, 2005	$2,138
Sioe II	15,820	1991	December 1, 2005	$2,138
Skaroe II	15,820	1992	December 1, 2005	$2,138
Iholm II	9,330	1978	October 2, 2006	$1,400
Tugs
Bregninge II	—	1983	December 1, 2005	$1,584
Troense II	—	1983	December 1, 2005	$1,584
Vindeby II	—	1980	December 1, 2005	$1,584
Vornaes I	—	1970	February 9, 2007	$1,000

        Customers individually accounting for more than 10% of the Company's revenues during the years ended December 31, 2007, 2006 and 2005 are as follows:

	Year ended December 31,
	2007	2006	2005
Customer
A	*	21%	22%
B	*	*	15
C	*	*	*

*
less than 10%

        The amounts due from charters from customer A is $329 at December 31, 2006 and $259 at December 31, 2005.

BRITANNIA BULK HOLDINGS INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005 (Continued)

2    Significant accounting policies

        (a) Principles of consolidation:    The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which include the accounts of Britannia Bulk and its wholly-owned or controlled subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

        (b) Reclassifications:    Certain prior year amounts have been reclassified to conform to the current year presentation.

        (c) Use of estimates:    The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

        (d) Concentrations:    Financial instruments that potentially subject the Company to concentrations of credit risk are amounts due from charterers. With respect to amounts due from charterers, the Company attempts to limit its credit risk by performing ongoing credit evaluations and, when necessary, requiring letters of credit, guarantees or collateral.

        All cash balances are held by large financial institutions in order to minimize financial risk.

        (e) Reporting currency:    The functional currency of the Company's vessel operating subsidiaries is the United States ("US") dollar because the Company's vessels operate in international shipping markets that utilize the US dollar as the functional currency. The accounting records of the Company are maintained in US dollars. Transactions involving other currencies during the year are converted into US dollars using the exchange rates in effect at the time of the transactions. Monetary assets and liabilities that are denominated in currencies other than the US dollar are translated into the functional currency using the exchange rate at the balance sheet date. Gains or losses resulting from foreign currency transactions are included in the accompanying consolidated statements of operations as foreign currency gains and losses, net.

        The par value of the Company's shares is $0.01 per share.

        (f) Revenue recognition:    Revenues are generated from contracts of affreightment, time charter and voyage agreements. Revenues from time charters are accounted for as operating leases and are thus recognized ratably over the periods of such charters. Contracts of affreightment and voyage charter revenues are recognized on a pro-rata basis over the duration of the voyage. A voyage is deemed to commence upon the completion of discharge of the vessel's previous cargo and is deemed to end upon the completion of discharge of the current cargo. Losses on voyages are provided for in full at the time such losses can be estimated. Demurrage income represents payments by the customer to the vessel owner when loading or discharging time exceeded the stipulated time in the voyage charter. Demurrage income is recognized when earned.

        The consolidated balance sheets reflect the deferred portion of revenues and expenses, which will be earned in subsequent periods.

BRITANNIA BULK HOLDINGS INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005 (Continued)

2    Significant accounting policies (Continued)

        (g) Cash and cash equivalents:    The Company considers highly liquid investments, such as time deposits and certificates of deposit, with an original maturity of three months or less when purchased to be cash equivalents.

        (h) Fair value of financial instruments:    The estimated fair values of the Company's current financial instruments approximate their individual carrying amounts as of December 31, 2007 and 2006.

        (i) Derivatives:    Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133") requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not effective hedges must be adjusted to fair value through earnings. If the derivative is an effective hedge, depending on the nature of the hedge, a change in the fair value of the derivative is either offset against the change in fair value of the hedged item (fair value hedge), or recognized in other comprehensive income/(loss) and is reclassified into earnings in the same period or periods during which the hedge transaction affects earnings (cash flow hedge). The ineffective portion (that is, the change in fair value of the derivative that does not offset the change in fair value of the hedged item) of an effective hedge and the full amount of derivative instruments that do not qualify for hedge accounting are immediately recognized in earnings.

        The Company may from time to time utilize forward freight agreements to reduce its exposure to the variability in the cash flows inherent in the spot charter market. Forward freight agreements involve contracts to provide a fixed number of theoretical voyages at fixed rates, which contracts generally range from one month to one year and settle monthly based on a published index. Forward freight agreements that meet the effectiveness threshold required by FAS 133 are accounted for as effective cash flow hedges.

        (j) Due from charterers:    The majority of the Company's accounts receivable are due from companies in the coal industry. Credit is extended based on evaluation of a customers' financial condition and, generally, collateral is not required. Accounts receivable are due upon commencement of the voyage and are stated at amounts due from charterers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, the Company's previous loss history, the customer's current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes-off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. An allowance for doubtful accounts has been recorded at December 31, 2007, 2006 and 2005, of $974, $324 and $0, respectively. The Company wrote off accounts receivables of $19, $144 and $0 for the years ended December 31, 2007, 2006 and 2005, respectively.

        (k) Inventory:    Inventory consists of consumable bunkers (if any), lubricants and victualing stores, which are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

BRITANNIA BULK HOLDINGS INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005 (Continued)

2    Significant accounting policies (Continued)

        (l) Vessel acquisitions:    When the Company enters into an acquisition transaction, it determines whether the acquisition transaction was the purchase of an asset or a business based on the facts and circumstances of the transaction. As is customary in the shipping industry the purchase of a vessel is normally treated as a purchase of an asset as the historical operating data for the vessel is not available.

        (m) Vessels and other fixed assets:    Vessels and other fixed assets, net are stated at cost less accumulated depreciation. Vessels and other fixed assets are depreciated when the asset is ready for its intended use.

        Depreciation is calculated, based on cost, less estimated residual value, using the straight-line method, over the remaining economic life of each asset. The costs of significant replacements, renewals and betterments are capitalized and depreciated over the shorter of the assets' remaining estimated useful life or the estimated life of the renewal or betterment. Expenditures for routine maintenance and repairs are expensed as incurred.

        Following are the estimated useful lives of vessels and other fixed assets:

  i.
  Vessels under 25 years old—on a straight line basis over their remaining lives of 25 years from the date of construction.

  ii.
  Vessels over 25 years old—on a straight line basis from date of acquisition to the scheduled date of the next special survey (including any IACS Classification Society accepted extension).

  iii.
  Tugs and barges—on a straight line basis over their estimated useful lives of 30 and 25 years, respectively, from the date of construction.

  iv.
  Furniture and fixtures—on a straight line basis over its estimated useful lives, ranging from four to 10 years.

  v.
  Buildings—on a straight line basis over its estimated useful life of 50 years.

  vi.
  Leasehold improvements—on a straight line basis over the shorter of the improvement's useful life or the length of the related lease.

        (n) Deposits for construction of new vessels:    Deposits on new vessels represents payments made to third parties for the construction of new vessels, installments paid to shipyards, certain other payments made and interest costs incurred during the construction of vessels (until the vessel is substantially complete and ready for its intended use). During the year ended December 31, 2007, 2006 and 2005, the Company capitalized $812, $0 and $0, respectively, of interest expense.

        (o) Deferred revenue:    Deferred revenue primarily relates to cash received from customers prior to it being earned. These amounts are recognized as income when earned.

        (p) Voyage expenses:    Voyage expenses are expenses unique to a particular voyage, including bunker fuel expenses, port fees, cargo loading and unloading expenses, canal tolls, agency fees and commissions. Voyage expenses are recognized as incurred.

BRITANNIA BULK HOLDINGS INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005 (Continued)

2    Significant accounting policies (Continued)

        (q) Vessel operating expenses:    Vessel operating expenses include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the cost of spares and consumable stores, and other miscellaneous expenses. Vessel operating expenses are recognized as incurred.

        (r) Taxes collected from customers and remitted to governmental authorities:    On January 1, 2007, the Company adopted EITF No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should be Presented in the Income Statement (That Is, Gross versus Net Presentation) ("EITF 06-3"). EITF 06-3 provides guidance regarding accounting for certain taxes assessed by a governmental authority that are imposed on and concurrent with specific revenue-producing transactions between a seller and a customer. The Company currently records value added tax charges and other taxes and surcharges that are billed to customers on a net basis in its results of operations.

        (s) Impairment of long-lived assets, intangible assets and goodwill:    The Company follows SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The standard requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. When the estimates of undiscounted cash flows, excluding interest charges, expected to be generated by the use of the asset is less than its carrying amount, the asset is considered impaired. Measurement of the impairment loss is based on the difference between the net book value of the asset and its fair value. In this respect, management regularly reviews the carrying value of each vessel in comparison with its fair value as provided by third parties. Goodwill is not amortized, but reviewed for impairment annually or more frequently if impairment indicators arise. Intangible assets with finite lives are amortized over their estimated useful lives. For the year ended December 31, 2006 goodwill of $33 was written off. For the years ended December 31, 2007 and 2006 there was no goodwill recorded in the Company's balance sheet.

        (t) Deferred drydocking costs:    The Company's vessels are required to be drydocked approximately every 30 to 60 months for major repairs and maintenance that cannot be performed while the vessels are operating. The Company capitalizes the costs associated with the drydockings as they occur and amortizes these costs on a straight-line basis over the period between drydockings. Costs capitalized as part of a vessel's drydocking include actual costs incurred at the drydocking yard; cost of parts that are reasonably made in anticipation of reducing the duration or cost of the drydocking; cost of travel, lodging and subsistence of personnel sent to the drydocking site to supervise; and the cost of hiring a third party to oversee the drydocking. On acquisition an estimate is made of drydock costs included in the purchase price of a vessel and allocated accordingly.

        (u) Deferred financing costs:    Deferred financing costs, included in other assets, consist of fees and legal expenses associated with the bond issue in November 2006. These costs are amortized over the life of the related debt with amortization charges included in interest expense.

BRITANNIA BULK HOLDINGS INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005 (Continued)

2    Significant accounting policies (Continued)

        (v) Earnings per Share:    Basic earnings per share are computed by dividing net income available to stockholders by the weighted average number of shares outstanding during the year. For the years ended December 31, 2007, 2006 and 2005, the Company had no dilutive securities.

        (w) Taxes:    The Company is not liable for the payment of any income tax on its income, except for management operations in Denmark, which is insignificant. Instead, a tax is levied based on the tonnage tax regime of the United Kingdom ("UK"). Under the UK tonnage tax regime, shipping profits, as defined under the applicable law, are subject to corporation tax by reference to the net tonnage of qualifying vessels. Income not considered to be shipping profits under tonnage tax rules is taxable under the normal UK income tax rules. Management believes that substantially all of the income attributable to the Company's operations constitutes shipping profits and, accordingly, UK income tax expenses for these operations have been and is expected to be minimal under the current tax regime. Pursuant to various tax treaties, the Company's shipping operations are not subject to foreign income taxes. Therefore, no provision for income taxes for income generated from shipping operations is required. The Company records interest and penalties related to its tax liabilities as part of its taxes.

        (x) Segment reporting:    The Company reports financial information and evaluates its operations by charter revenues and not by the length of ship employment for its customers, i.e., spot or time charters. The Company does not have discrete financial information to evaluate the operating results for each such type of charter. Although revenue can be identified for these types of charters, management cannot and does not identify expenses, profitability or other financial information for these charters. As a result, management, including the chief operating decision makers, reviews operating results solely by revenue per day and operating results of the fleet and thus the Company has determined that it operates as one reportable segment. Furthermore, when the Company charters a vessel to a customer, the customer is free to trade the vessel worldwide and, as a result, the disclosure of geographic information is impracticable.

        (y) New accounting pronouncements:    In February 2007, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS 157 and SFAS 107, Disclosures about Fair Value of Financial Instruments. The Company is required to adopt SFAS 159 effective January 1, 2008 and is currently evaluating the impact of SFAS 159 on its consolidated financial statements.

        The FASB issued SFAS No. 157 ("SFAS 157") on September 15, 2006. SFAS 157 enhances existing guidance for measuring assets and liabilities using fair value. Previously, guidance for applying fair value was incorporated in several accounting pronouncements. The new statement provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. While the statement does not add any new fair value measurements, it does change current practice. One

BRITANNIA BULK HOLDINGS INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005 (Continued)

2    Significant accounting policies (Continued)

such change is a requirement to adjust the value of non-vested stock for the effect of the restriction even if the restriction lapses within one year. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of SFAS 157 on January 1, 2008 is not expected to have a material impact on the consolidated financial statements of the Company.

        In September 2006, the SEC ("SEC") issued SAB No. 108 "Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements", which provides interpretive guidance on how registrants should quantify financial statement misstatements. Under SAB 108, registrants are required to consider both a "rollover" method, which focuses primarily on the income statement impact of misstatements, and the "iron curtain" method, which focuses primarily on the balance sheet impact of misstatements. The effects of prior year uncorrected errors include the potential accumulation of improper amounts that may result in a material misstatement on the balance sheet or the reversal of prior period errors in the current period that result in a material misstatement of the current period income statement amounts. Adjustments to current or prior period financial statements would be required in the event that after application of various approaches for assessing materiality of a misstatement in current period financial statements and consideration of all relevant quantitative and qualitative factors, a misstatement is determined to be material. The Company adopted the provisions of SAB 108 as of December 31, 2006. The adoption of SAB 108 did not have an effect on the Company's results of financial operations or financial position.

3    Acquisitions

Vessel Acquisitions

        The Company entered into six memoranda of agreement, each dated November 8, 2007, for the acquisition of a total of six new-build, ice-class Panamax bulk carrier vessels for $59.4 million each ($356.4 million in the aggregate). The vessels are due for delivery by March 31, 2009, June 30, 2009, September 30, 2009, December 31, 2009, March 31, 2010 and June 30, 2010, respectively.

Acquisition of Svendborg Ship Management A/S and Svendborg Marine Surveyors A/S

        On July 1, 2005, the Company completed the purchase of Svendborg Ship Management A/S and Svendborg Marine Surveyors A/S (collectively, "Svendborg") by acquiring 68% of the outstanding capital stock of Svendborg. Svendborg Ship Management A/S offers professional technical management of tonnage on behalf of owners; services offered include ISM & ISPS issuance, implementation of manuals and technical auditing as well as manning, maintenance, technical upgrading, dry-docking, stores/provisions purchase, consultancy and accounting service. Svendborg Marine Surveyors A/S offers and provides for independent marine inspections/surveys and survey of cargo including draft surveys as well as acting as port captains/supercargoes on behalf of shipowners.

        The Company acquired Svendborg to expand its portfolio of shipping services offered to its customers to include ship maintenance and management services. The acquisition also provides established relationships in international markets and provides shipping services to a wider

BRITANNIA BULK HOLDINGS INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005 (Continued)

3    Acquisitions (Continued)

customer base. The aggregate purchase price paid by the Company for Svendborg was $407 in cash. The purchase price was allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The purchase price was allocated as follows:

Cash	$305
Accounts Receivable	51
Inventory	221
Property and Equipment	298
Investments	63
Accounts Payable	(557)
Minority Interest	(7)

374
Goodwill	33

Net purchase price	$407

        The allocation of the purchase price was based on the fair value of identifiable intangible assets, and certain property, plant and equipment.

        The results of Svendborg have been included in the consolidated financial statements since the date of acquisition of July 1, 2005.

        This acquisition has not been presented on a pro forma basis because it is not deemed to be material. On May 1, 2007, the Company completed the repurchase of the remaining minority interest holding of 32% of the shares in Svendborg for a total of $160.

4    Transactions with related parties

        The following are related party transactions not disclosed elsewhere in these consolidated financial statements:

Transactions with related companies

        The Company is related to Rainbow Shipping Group Limited (formerly Rainbow Shipping Group plc) ("Rainbow"). As of December 31, 2007 and 2006, three of the Company's directors hold a 34% minority interest in Rainbow. During the year ended December 31, 2005, Rainbow provided administrative and sales support to the Company and provided office space for the Company's administrative staff. Staff costs and overheads incurred by Rainbow on behalf of the Company during the years ended December 31, 2007, 2006 and 2005 were $0, $0 and $131, respectively. As of December 31, 2007 and 2006, there was no amount outstanding to Rainbow. No further staff costs and overheads will be incurred by Rainbow on behalf of the Company in the future.

BRITANNIA BULK HOLDINGS INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005 (Continued)

4    Transactions with related parties (Continued)

Transactions with stockholders

        During the years ended December 31, 2007 and 2006 a company controlled by one of the shareholders provided ship-brokering services to the Company under a consultancy agreement. Expenses aggregated approximately $248 and $189 for the years ended December 31, 2007 and 2006, respectively. No ship-brokering services were provided under this agreement in prior years.

        The Company was initially capitalized primarily with consideration provided by three of the Company's employees and an outside investor. The consideration was primarily in the form of vessels (collectively, the "Contributed Property") with a historical cost basis of $15,018, that had been acquired by the three Company employees and the outside investor in exchange for cash and assumption of debt on the vessels. The contributions were made during the period from the Company's formation through June 16, 2004.

        During the year ended December 31, 2004, the Company issued shareholder loans to three of its employees and an outside investor valued at approximately $15.0 million in consideration for the Contributed Property. The stockholder loans were unsecured, interest free and repayable on demand. On December 10, 2004, the Company extinguished $4,775 of the stockholder loans through the exchange of 6,062,543 common shares. The value of the common shares issued was based on the price of the portion of the stockholder loans extinguished. The Company assessed that the fair value of the extinguished stockholder loans approximated the fair value of the common shares issued. In consideration of the stage of the Company's growth, management believed that the value of the stockholder loans was more clearly evident and more objectively determinable than the value of the common shares issued at the time of the exchange. The Company did not recognize any gain or loss on the extinguishment of the stockholder loans. As of December 31, 2004, there was a balance of $10,053 remaining on the original stockholder loans.

        On April 6, 2005 and September 1, 2005, the Company exchanged $5,121 and $4,932, respectively of the stockholder loans into 6,061,633 and 6,217,097 common shares, respectively. Similar to the exchange that took place on December 10, 2004, the value of the common shares issued was based on the price for the extinguished shareholder loans.

        On November 18, 2005, in an effort to raise additional capital pursuant to a share offering that was made to all existing stockholders, the Company issued 1,107,657 common shares for cash consideration of $849. Only two of the Company's four existing stockholders accepted the offer. The sale of the shares was part of an effort to raise additional capital for the Company. The share price of approximately $0.77 per share agreed upon in the offering was the lowest share price that was required to interest the existing stockholders to increase their respective investments in the Company.

        On December 28, 2005, the Company issued 56,425 common shares to employees for cash consideration of $311. The share price was based on a negotiated price that was mutually agreed upon among the parties involved. In accordance with APB No. 25 Accounting for Stock Issued to Employees, on the basis that the negotiated share price settled on between the Company and the employees represented the fair value of the shares at the time of transaction, no compensation charge was deemed necessary. The share sale was not part of a formal employee share purchase plan but an overall effort to obtain share ownership among key employees.

BRITANNIA BULK HOLDINGS INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005 (Continued)

4    Transactions with related parties (Continued)

        The December 28, 2005 share offering was a critical point in the Company's growth. By achieving a more widespread ownership of the Company's shares among key employees, those employees would assist in enabling the Company to enhance its reputation in the dry bulk market. Accordingly, the share price settled on contemplated the value the Company could derive and benefit from the relationships those employees could potentially establish on the Company's behalf.

5    Inventories

        Inventories shown in the accompanying consolidated balance sheets are analyzed as follows:

	December 31,
	2007	2006
Bunker fuel	$12,252	$350
Ship stores	466	333

	$12,718	$683

        Bunker fuel includes fuel on vessels that are operating under the control of the Company. As of December 31, 2007 and 2006, the Company's fleet included 63 and 33 owned and chartered-in vessels, respectively.

6    Vessels and other fixed assets and deferred drydocking costs

        Vessels and other fixed assets and deferred drydocking costs shown in the accompanying consolidated balance sheets consist of the following:

	December 31,
	2007	2006
Vessels	$172,685	$54,268
Furniture and fixtures	692	487
Building	661	229

	174,038	54,984
Less accumulated depreciation	(30,634)	(12,302)

	$143,404	$42,682

	2007	2006
Deposits on new vessel	76,796	—
	December 31,
	2007	2006
Deferred drydocking costs	$15,911	$7,566
Less accumulated amortization	(6,841)	(2,667)

	$9,070	$4,899

BRITANNIA BULK HOLDINGS INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005 (Continued)

6    Vessels and other fixed assets and deferred drydocking costs (Continued)

        Depreciation and amortization expense for the years ended December 31, 2007, 2006 and 2005 was $22,564, $10,894 and $9,341, respectively. For the years ended December 31, 2007 and 2006, fully depreciated drydocking costs of $57 and $6,380, respectively, have been written off.

7    Accrued expenses and other liabilities

        Accrued expenses consist of the following:

	December 31,
	2007	2006
Bunker fuel accruals	$4,440	$—
Port cost accruals	3,045	1,285
Ship accruals	817	131
Voyage expense accruals	8,555	1,599
Deposits from charterers	8,162	430
Bond interest accruals	1,696	2,544
Compensation related tax accruals	1,434	381
Interest accruals	812	—
Holiday accruals	590	361
Office rent accruals	303	—
Other accruals	376	220

	$30,230	$6,951

        As of December 31, 2007 and 2006, there were 59 and 30 voyages in progress as at year end, respectively.

8    Short-term debt

        On November 2, 2007, Britannia Bulk Finance Limited ("BBF"), a 100% owned subsidiary of the Company, entered into memoranda of agreement to provide financing for the acquisition of the six new-built ice class Panamax bulk carriers. Pursuant to the terms of the memoranda of agreement, BBF will acquire the six 74,500 dwt Panamax bulk carrier vessels for approximately $59,000 each. The acquisitions are subject to the satisfaction of customary closing conditions and there can be no assurance that the acquisitions will be consummated. Following delivery, BBF proposes to enter into agreements with Britannia Bulk and its subsidiaries relating to the operation of these vessels.

        In connection with the acquisition of these six vessels, BBF, as borrower, and Holdings, as guarantor, entered into a $74,500 credit agreement dated November 6, 2007, as amended and restated on November 22, 2007, to increase the principal amount to $75,900. The loan is repayable on November 27, 2008. This facility has been drawn in full and bears interest at LIBOR (plus mandatory costs), plus a margin of between 6.5% and 13% per annum. Goldman, Sachs & Co. has a first priority lien on the property purchased with the proceeds from the facility. The senior credit facility requires that the Company maintains certain financial covenants. As of December 31, 2007, the Company has complied with all applicable covenants.

BRITANNIA BULK HOLDINGS INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005 (Continued)

9    Long-term debt

        On November 16, 2006, Britannia Bulk Plc raised $185,000 through a private placement bond issue of 11% Senior Secured Notes (the "Notes"). The Notes are subject to an Indenture dated November 16, 2006 between Britannia Bulk and Wilmington Trust Company, as trustee for the Note holders (the "Indenture"). The Notes will mature on December 1, 2011. The Notes were issued at a discount rate of 93.622%, resulting in net proceeds of $173,201 to Britannia Bulk. The Notes accrue interest at a rate of 11% of the principal amount per annum. Interest on the Notes will be payable semi-annually in arrears on December 1 and June 1 of each year, commencing June 1, 2007.

        The discount of $11,799 is being amortized to interest expense over the term of the Notes. The unamortized balance at December 31, 2007 was $9,710.

        Fees incurred in connection with the Notes totaled $7,238 and is being amortized to interest expense over the term of the Notes. The unamortized balance at December 31, 2007 was $5,955.

        The net proceeds to Britannia Bulk, after payment of fees incurred in connection with the issuance of the Notes, of $166,374 were used to repay all other then outstanding long-term debt of $20,724, fund working capital requirements of $5,650 and to fund the Vessel Acquisition Account.

        Concurrently with the issuance of the Notes, Britannia Bulk deposited into a Vessel Acquisition Account the sum of $140,000. The Vessel Acquisition Account is a secured collateral account administered by the Wilmington Trust Company, for the benefit of the Note holders. These funds will be released for the purpose of purchasing vessels, subject to certain conditions, including that each acquired vessel becomes additional collateral for the Notes. Amounts in the Vessel Acquisition Account may also be released to make certain interest payments, to make certain capital expenditures and at maturity to repay the Notes or redeem the Notes. In addition, if, as of December 1, 2008, at least $125,000 of the initial funds deposited in the Vessel Acquisition Account have not been used to purchase additional vessels in accordance with the Indenture, the difference between the funds that have been so expended and the initial deposit must be used to make an offer to purchase the Notes at a price of 101% of the accreted value, plus accrued interest. Any such offered funds that are not used to repurchase Notes in such offer will remain in the Vessel Acquisition Account. The proceeds deposited into the Vessel Acquisition Account were invested temporary cash investments as permitted under the Indenture, which generated interest income of $2,690 and $252 through December 31, 2007 and 2006, respectively. As of December 31, 2007, Britannia Bulk has made payments totaling $122,514 related to vessel acquisitions funded from the proceeds held in the Vessel Acquisition Account. The Company took delivery of the Navigator II on February 27, 2007 for a purchase price of $28,500, the Endurance II on April 10, 2007 for $36,735, the Endeavor II on May 8, 2007 for $36,735, the Commander II on May 2, 2007 for $10,750, and the Enforcer II on July 11, 2007 for $6,244. On August 7, 2007, Britannia Bulk paid deposits totaling $3,550 for the Ice Power II and the Ice Trader II. In accordance with the terms of the indenture, interest payments of $10,175 and $11,023 were made on November 30, 2007 and May 30, 2007, respectively, relating to the period from November 16, 2006 to December 1, 2007. The balance remaining in the Vessel Acquisition Account as of December 31, 2007 and December 31, 2006 was $544 and $138,133, respectively.

        The bonds are secured by a first priority lien for the benefit of the holders of the Notes by (i) Britannia Bulk's existing vessels, including five drybulk vessels, five barges and three tugs,

BRITANNIA BULK HOLDINGS INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005 (Continued)

9    Long-term debt (Continued)

(ii) vessels acquired with the net proceeds of the original offering and (iii) related collateral including the Vessel Acquisition Account.

        Britannia Bulk may redeem some or all of the Notes, at its option, in whole or in part at any time after December 1, 2009 at specified redemption prices as defined in the Indenture, with accrued and unpaid interest, if any, to the date of redemption.

        Prior to December 1, 2009, Britannia Bulk, at its option, may redeem up to 35% of the aggregate principal amount of the Notes with the net proceeds of certain equity offerings at a redemption price of 112.75% of the accreted value of the Notes, plus accrued and unpaid interest to the date of redemption.

        If a change of control occurs, subject to certain conditions, Britannia Bulk must offer the Note holders an opportunity to sell to Britannia Bulk their exchange Notes at a purchase price of 101% of the accreted value of the Notes, plus accrued and unpaid interest to the date of the purchase.

        Within 60 days after December 31, 2007 and each subsequent fiscal year, Britannia Bulk will be required to use a specified percentage of its excess cash flow, as defined in the Indenture, if such excess cash flow exceeds $5,000, to make a pro rata offer to purchase the bonds at a price equal to 101% of the accreted value thereof plus accrued and unpaid interest to the date of purchase. The percentage of excess cash flow required to be used to offer to repurchase Notes will be 100% with respect to the initial period ending December 31, 2007 and fiscal year 2008, and thereafter will be 50% for each subsequent fiscal year. If the amount of the Notes tendered pursuant to such offer is less than the offered excess cash flow amount, such remaining amounts shall be deposited in the Vessel Acquisition Account. If the Note holders were to accept Britannia Bulk's pro rata offer to purchase the Notes, based on the excess cash flow calculation at December 31, 2007, Britannia Bulk would be required to make an offer equal to $52 million. To the extent that this offer is not accepted the excess cash flow will be deposited in the Vessel Acquisition Account.

        The terms of the Notes contain certain covenants that limit Britannia Bulk's ability and that of certain of its subsidiaries to, among other things:

  •
  incur or guarantee additional indebtedness;

  •
  pay dividends on Britannia Bulk's capital stock or redeem, repurchase or retire Britannia Bulk's capital stock or subordinated debt;

  •
  make investments;

  •
  create restrictions on the ability of Britannia Bulk's restricted subsidiaries to pay dividends or make other payments to Britannia Bulk;

  •
  transfer or sell Britannia Bulk's assets;

  •
  engage in transactions with Britannia Bulk's affiliates;

  •
  create liens on Britannia Bulk's assets; and

  •
  consolidate, merge or transfer all or substantially all of Britannia Bulk's assets and the assets of Britannia Bulk's subsidiaries.

BRITANNIA BULK HOLDINGS INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005 (Continued)

9    Long-term debt (Continued)

        These covenants are subject to certain exceptions and qualifications as described in the Indenture. As of December 31, 2007 and 2006, Britannia Bulk was in compliance with all of the covenants contained in the Indenture.

        In accordance with the Indenture, on March 9, 2007, Britannia Bulk filed a registration statement in order to register Exchange Notes for the purpose of offering to exchange the Notes for the Exchange Notes. The Exchange Notes will be identical to the Notes except that the Exchange Notes will be registered under the United States Securities Act of 1933 and will not have restrictions on transfer, registration rights or provisions for special interest and will contain different administrative terms. The Exchange Notes will evidence the same debt as the Notes, and the same Indenture will govern the Exchange Notes and the Notes.

10    Fair value of financial instruments

        The principal financial assets of the Company consist of cash on hand and at banks, the vessel acquisition account and accounts receivable due from charters. The principal financial liabilities of the Company consist of long-term debt and accounts payable and accrued expenses and other liabilities.

        The carrying values of cash and cash equivalents, vessel acquisition account, due from charters, accounts payable and accrued expenses and other liabilities are reasonable estimates of their fair value due to the short-term nature of these financial instruments.

        The estimated fair values of the Company's long-term debt instruments are as follows:

	December 31, 2007		December 31, 2006
	Carrying Value	Fair Value	Carrying Value	Fair Value
Floating rate debt	$75,945	$75,945	$—	$—

Fixed rate debt	$175,290	$190,550	$173,496	$173,496

        The estimated fair values of the Company's variable rate long term debt approximates their individual carrying amounts due to their short-term maturity or the variable-rate nature of the respective borrowings as of December 31, 2007.

        The fair value of the fixed-rate debt is estimated based on current rates offered to the Company for similar debt of the same remaining maturities.

11    Revenue from time charters

        The Company's vessels are available for hire. Total revenue earned on time charters for the years ended December 31, 2007, 2006 and 2005 were $133,329, $12,909 and $33,295, respectively.

BRITANNIA BULK HOLDINGS INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005 (Continued)

11    Revenue from time charters (Continued)

        Future minimum time charter revenue based on vessels committed to noncancelable time charter contracts is as follows:

For the years ending December 31,
2008	$119,668
2009	$42,271
2010	$—

12    Commitments

        The Company entered into a new lease agreement for office space in London, United Kingdom during the year ended December 31, 2006. Rent expense for the years ended December 31, 2007 and 2006, was $274 and $96, respectively. The length of the lease on the new office occupied from January 2007 is eight years.

        Future minimum lease payments in respect of office space are as follows:

For the years ending December 31,
2008	$288
2009	$269
2010	$269
2011	$269
2012	$269
Thereafter	$397

        The Company has also entered into time charters with various expirations dates through September 2013. Minimum charter hire payments due for the next five years, including time charters entered into through May 2015, are as follows:

For the years ending December 31,
2008	$285,350
2009	$142,408
2010	$138,798
2011	$127,397
2012	$109,295
Thereafter	$123,634

        The Company entered into a two-year time charter out agreement to lease out one of its owned vessels on February 27, 2007 at a rate of $25 per day and subsequently leased back the vessel on October 26, 2007 at a rate of $65 per day for the remainder of the hire term ending on March 30, 2009. The Company has accounted for the time charter in arrangement as a modification of the time charter out lease agreement that was in substance a termination of the time charter out arrangement. The net remaining excess payments of the time charter in over the time charter out payments of $20,840 has been accounted for as a direct cost of obtaining the necessary resources to service one of the Company's COAs that commenced in January 2008. These direct costs have been reflected as an asset that will be recognized as an expense over the term of the new COA.

BRITANNIA BULK HOLDINGS INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005 (Continued)

12    Commitments (Continued)

This asset will be amortized over the expected term of the new COA commencing in January 2008 and ending in December 2008, and the corresponding lease termination liability will be reduced until the remaining hire term expires on March 30, 2009.

Memorandum of Agreement

        The Company entered into a Memorandum of Agreement, dated August 3, 2007, for the acquisition of two Handymax vessels, Ice Trader II and Ice Power II. Pursuant to the terms of the Memorandum of Agreement, the Company acquired two 1995-built Handymax vessels for approximately $71,000. The Company took delivery of these vessels on February 14 and February 18, 2008, and financed these acquisitions through cash available from operations and additional debt financings.

Forward Freight Agreements ("FFAs")

        The Company may from time to time enter into drybulk forward freight agreements ("FFAs") as economic hedges relating to identifiable ship and/or cargo positions and as economic hedges of transactions the Company expects to carry out in the normal course of its shipping business. By utilizing certain derivative instruments, including drybulk shipping FFAs, the Company may attempt to manage its financial risk associated with fluctuating market conditions. In entering into these contracts, the Company assumes the risk that counterparties may fail to meet the terms of their contracts. None of the Company's FFAs qualify for hedge accounting; therefore, the net changes in derivative assets and liabilities are reflected in current period operations. The Company marks its FFAs to market and recognises gains or losses as incurred. Entering into FFAs could lead to material fluctuations in the Company's reported net income on a period-to-period basis. The Company classifies cash flows related to the FFAs within cash provided by operating activities in the consolidated statements of cash flows.

        The FFAs are recorded in the consolidated statements of operations under "Loss on forward freight agreement". The net loss from FFAS amounted to $1,247 for the year ended December 31, 2007.

13    Pension schemes

        The Company maintains individual employee pension schemes set up for individual employees. The contributions made by the Company will be charged to expense as incurred. The Company has made no contributions nor recognized any pension scheme expense for the years ended December 31, 2007, 2006 and 2005.

14    Stockholders' Equity

Earnings per Share

        Basic earnings per share are computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue stock were exercised. For the years ended December 31, 2007 and 2006, the Company had no dilutive securities.

BRITANNIA BULK HOLDINGS INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005 (Continued)

14    Stockholders' Equity (Continued)

Anti-dilution

        The Company shall not issue any share capital without first offering it to existing stockholders, on identical terms, in proportion to their then shareholdings in the Company unless the Company shall be authorized at a stockholders meeting to do so by stockholders holding not less than 60% in nominal value of the shares issued by the Company.

Share transfers

        No stockholder shall assign, transfer, exchange, pledge, mortgage, charge or otherwise encumber or dispose of any interest in any of the shares held by it except as authorized by more than 50% of the stockholders unless the transfer is a compulsory transfer. A compulsory transfer of shares occurs if a stockholder resigns as a director or employee; or on a corporate winding up; or fails to remedy a material breach, as defined in the agreement, within 30 days of notification.

Share repurchase

        In April 2007, the Company entered into a purchase agreement with North Western Neva Limited ("Neva"), a stockholder, to repurchase 986,745 common shares of its common shares in three separate tranches. The purchase agreement with Neva was initiated at Neva's request and was not part of any previously existing agreement with the Company. The purchase of the first tranche was completed on April 16, 2007 for 362,911 common shares for total consideration of $2,758. The purchase of the second tranche was scheduled for April 15, 2008 for 362,911 common shares for total consideration of $2,758. The purchase of the third tranche was scheduled for April 15, 2009 for 260,922 common shares for total consideration of $1,984. The purchase agreement also included a provision whereby the Company's stockholders had the option to purchase the remaining shares of 101,989 held by Neva for $775.

        In November 2007, this agreement was amended enabling the Company to complete the repurchase of the outstanding second and third tranche of common shares immediately. As a result of the amendment, on November 14, 2007, the Company repurchased 623,833 common shares for $4,742.

        Simultaneously with the execution of the amended agreement, the Company's chief executive officer repurchased 101,989 common shares held by Neva and in turn sold those shares to the Company for $150 pursuant to a plan approved by the Company's board. Neva agreed to the discounted sale price for the remaining 101,989 common shares on the basis that Neva would be able to sell its common shares for cash approximately two years in advance of the previously agreed repurchase date.

        The Indenture Agreement governing the Notes includes a provision limiting the aggregate expenditures the Company can make for share repurchases from outside stockholders to $7,500, but permits the Company to make incremental share purchases from employees of up to $500.

Share issue

        In February 2006, the Company sold 2,273 common shares to outside shipping broker, Robson Shipping and Trading (Dublin) Limited ("Robson") for $2.41 per share. Britannia Bulk offered

BRITANNIA BULK HOLDINGS INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005 (Continued)

14    Stockholders' Equity (Continued)

Robson the opportunity to purchase the shares to strengthen the relationship between Robson and the Company. Robson was an independent outside consultant in February 2006, the time that the shares were sold to him. On the basis that Robson was an independent third party, the Company determined that the cash paid by Robson for the Company's shares of approximately $2.41 per share, was an adequate indication of the fair market value of the shares.

        The share transaction with Robson was a continuation of the Company's effort that commenced in December 2005 to obtain the commitment from key brokers who could assist with establishing strong customer relationships that could enhance the Company's reputation in the dry bulk shipping market. The share price negotiated with the other key brokers in December 2005 was the basis for the share price in the February 2006 share transaction.

15    Share Exchange

        On May 27, 2008 the Company filed and Marshall Islands accepted an Amended Articles of Incorporation. Under the Amended Articles of Incorporation, the authorized share capital of the Company consists of 1,000,000,000 shares of common stock with a par value of $0.01.

        Additionally, on May 27, 2008, the Company commenced a series of transactions that were completed on June 2, 2008 whereby the Company acquired all of the issued and outstanding $1.79 par value ordinary shares of Britannia Bulk Holdings Plc. The net consideration for this acquisition consisted of 227 shares of the Company's common stock of $0.01 in return for 100 ordinary shares of Britannia Bulk Holdings Plc. As a result, immediately after this share exchange transaction, the Company had 2.27 times more outstanding shares of common stock than Britannia Bulk Holdings Plc (disregarding common stock issued to deal with fractional holdings). All common stock amounts (and per share amounts) in the accompanying financial statements have been adjusted to reflect the 227 for 100 share exchange. In the accompanying consolidated balance sheets, the Company has adjusted its stockholders' equity accounts by decreasing the stated capital and increasing the additional paid-in capital by $14,499 as of December 31, 2007 and $15,346 as of December 31, 2006 to reflect the decrease in outstanding common shares' par value to $0.01 from the $1.79 par value ordinary shares. In addition, the accompanying consolidated balance sheets as of December 31, 2007 and 2006 have been adjusted to reflect the increase of the Company shares of common stock par value of $0.01 from ordinary shares par value $1.79 as of December 31, 2007 and 2006, respectively, to 18,646,170 and 19,734,902, respectively.

        In the accompanying consolidated statements of income, basic net income (loss) per share and weighted average number of shares have been adjusted for all periods presented. In the accompanying consolidated statements of stockholders' equity, the Company has adjusted the balance of its stated capital and paid-in capital for all periods presented to reflect the 227 for 100 share exchange.

16    Contingencies

        From time to time the Company may be subject to legal proceedings and claims in the ordinary course of its business, principally personal injury and property casualty claims. Such claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. The Company is not aware of any legal proceedings or claims that it believes will have,

BRITANNIA BULK HOLDINGS INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005 (Continued)

16    Contingencies (Continued)

individually or in the aggregate, a material adverse effect on the Company, its financial condition, results of operations or cash flows.

        In the normal course of business the Company enters into contracts that contain a variety of indemnifications with its customers, suppliers and service providers. Further, the Company indemnifies its directors and officers who are, or were, serving at the Company's request in such capacities. The Company's maximum exposure under these arrangements is unknown as of December 31, 2007. The Company does not anticipate recognizing any significant losses relating to these arrangements.

17    Subsequent Events

        On February 13, 2008, in connection with financing the purchase price for the acquisition of the Ice Trader II and the Ice Power II, Britannia Bulk Plc, as borrower, entered into a loan agreement relating to a secured bridge term loan facility with Lloyds TSB Bank Plc as original lender, agent and security trustee. Pursuant to the terms of the loan agreement, two of our wholly-owned subsidiaries, Enterprise Bulk Services S.A. and Oceanic Bulk S.A., entered into guarantee agreements with the security trustee. The senior secured bridge facility consists of a $30,000 term bridge loan facility expiring on November 27, 2008 and currently bears interest at a rate equal to the London Interbank Offered Rate, or LIBOR, plus 2%.

         Through and including              , 2008 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

8,333,333 Shares

Britannia Bulk
Holdings Inc

Common Stock

Goldman, Sachs & Co.	Banc of America Securities LLC
Dahlman Rose & Company LLC	Oppenheimer & Co.

                  , 2008

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers.

        Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys' fees and disbursements and court costs) to our directors and offices and carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities.

        Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:

Indemnification of directors and officers.

(1)
Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2)
Actions by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)
When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(4)
Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)
Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholder or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)
Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)
Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7.    Recent Sales of Unregistered Securities.

        In November 2006 our subsidiary, Britannia Bulk Plc, issued $185,000,000 in aggregate principal amount of 11% senior secured notes due 2011. The principal underwriter was Jefferies & Company, Inc. We believe that the issuance of these securities was exempt from registration under the Securities Act, because the securities were offered and sold outside the United States in reliance upon Regulation S under the Securities Act or in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act.

Item 8.    Exhibits and Financial Statement Schedules.

(a)   Exhibits

        The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Exhibit
1.1*	—	Form of Underwriting Agreement
3.1*	—	Amended Articles of Incorporation of Britannia Bulk Holdings Inc
3.2*	—	Bylaws of Britannia Bulk Holdings Inc
4.1*	—	Form of specimen of share certificate of Britannia Bulk Holdings Inc, par value $0.01 per share
5.1*	—	Opinion of Dennis J. Reeder, Reeder & Simpson, P.C., Marshall Islands Counsel to Britannia Bulk Holdings Inc, as to validity of the common shares
8.1*	—	Opinion of Vinson & Elkins L.L.P. as to certain tax matters
8.2*	—	Opinion of Addleshaw Goddard LLP as to certain tax matters
8.3*	—	Opinion of Dennis J. Reeder, Reeder & Simpson, P.C. as to certain tax matters
8.4*	—	Opinion of Bedell Cristin as to certain tax matters

10.1*	—	Memorandum of Agreement dated as of November 8, 2007 by and between Britannia Bulk Finance Limited (whose performance is guaranteed by Britannia Bulk Holdings Plc) and Golden Ocean Group Ltd.
10.2*	—	Memorandum of Agreement dated as of November 8, 2007 by and between Britannia Bulk Finance Limited (whose performance is guaranteed by Britannia Bulk Holdings Plc) and Golden Ocean Group Ltd.
10.3*	—	Memorandum of Agreement dated as of November 8, 2007 by and between Britannia Bulk Finance Limited (whose performance is guaranteed by Britannia Bulk Holdings Plc) and Golden Ocean Group Ltd.
10.4*	—	Memorandum of Agreement dated as of November 8, 2007 by and between Britannia Bulk Finance Limited (whose performance is guaranteed by Britannia Bulk Holdings Plc) and Golden Ocean Group Ltd.
10.5*	—	Memorandum of Agreement dated as of November 8, 2007 by and between Britannia Bulk Finance Limited (whose performance is guaranteed by Britannia Bulk Holdings Plc) and Golden Brilliant Inc.
10.6*	—	Memorandum of Agreement dated as of November 8, 2007 by and between Britannia Bulk Finance Limited (whose performance is guaranteed by Britannia Bulk Holdings Plc) and Golden Emerald Inc.
10.7*	—	Memorandum of Agreement dated as of October 24, 2007 by and between Britannia Bulk Plc (or a guaranteed nominee thereof) and Erik Thun AB and B&N Rederi AB
10.8*	—	Memorandum of Agreement dated as of July 27, 2007 by and between Britannia Bulk Plc (or a guaranteed nominee thereof) and Franklin GmbH and Co. KG
10.9*	—	Memorandum of Agreement dated as of July 27, 2007 by and between Britannia Bulk Plc (or a guaranteed nominee thereof) and Baffin GmbH and Co. KG
10.10**	—	Registration Rights Agreement dated as of November 16, 2006 by and among Britannia Bulk Plc, the Guarantors party thereto and Jefferies & Company, Inc., ABN AMRO, Incorporated and DAVY, as Initial Purchasers
10.11**	—	Indenture dated as of November 16, 2006 by and among Britannia Bulk Plc, the Guarantors party thereto and Wilmington Trust Company, as trustee
10.12**	—	Form of 11% Senior Secured Note Due 2011
10.13**	—	First Supplemental Indenture dated as of February 6, 2007 by and among Britannia Bulk Plc, the Guarantors party thereto and Wilmington Trust Company, as trustee
10.14**	—	Second Supplemental Indenture dated as of February 9, 2007 by and among Britannia Bulk Plc, the Guarantors party thereto and Wilmington Trust Company, as trustee
10.15*	—	Third Supplemental Indenture dated as of August 9, 2007 by and among Britannia Bulk Plc, the Guarantors party thereto and Wilmington Trust Company, as trustee
10.16*	—	$30,000,000 Loan Agreement dated February 13, 2007 by and among Britannia Bulk Plc, the Lenders listed thereto and Lloyds TSB Bank Plc as lender, agent and security trustee
10.17*	—	$170,000,000 Loan Agreement dated May 23, 2008 by and among Britannia Bulk Plc, Britannia Bulk Holdings Inc, Lloyds TSB Bank Plc and Nordea Bank Denmark A/S
11.1*	—	Statement re computation of per share earnings (included in note 2(r) to the audited consolidated financial statements)

14.1*	—	Code of Ethics
21.1*	—	List of Subsidiaries (included in note 1 to the audited consolidated financial statements and note 1 to the interim condensed consolidated financial statements)
23.1	—	Consent of Moore Stephens Hays LLP
23.2	—	Consent of Grant Thornton LLP
23.3*	—	Consent of Vinson & Elkins L.L.P. (included in exhibit 8.1)
23.4	—	Consent of Drewry Shipping Consultants, Ltd.
23.5*	—	Consent of Dennis J. Reeder, Reeder & Simpson, P.C., Marshall Islands Counsel to Britannia Bulk Holdings Inc. (included in Exhibits 5.1 and 8.3)
23.6*	—	Consent of Addleshaw Goddard (included in Exhibit 8.2)

*
Previously filed.

**
Incorporated by reference from Britannia Bulk Plc's Registration Statement on Form F-4 (Commission Number 333-141113) dated March 7, 2007.

(b)   Financial Statement Schedules

(1)    Financial Statements

        The financial statements filed as part of this registration statement are listed in the "Index to Financial Statements" on page F-1.

(2)    Schedules

        The financial statement schedules of Britannia Bulk Holdings Inc have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 9.    Undertakings.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   It will provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions described under "Item 6—Indemnification of Directors and Officers" above, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment to the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on the 16th day of June, 2008.

BRITANNIA BULK HOLDINGS INC
By:	/s/ Arvid Tage
	Name:	Arvid Tage
	Title:	Chairman of the Board, Chief Executive Officer and Director

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on the 16th day of June, 2008.

Signature	Title
/s/ Arvid Tage Arvid Tage	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Fariyal Khanbabi Fariyal Khanbabi	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)
* John Sinders	Non-Executive Director
* Jens Fehrn-Christensen	Non-Executive Director
* Soren Halsted	Non-Executive Director
*By:	/s/ Fariyal Khanbabi Fariyal Khanbabi

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the undersigned in the capacity indicated on the 16th day of June, 2008.

Name	Title
/s/ Donald Puglisi Puglisi & Associates	Authorized U.S. Representative

INDEX TO EXHIBITS

Exhibit Number		Description of Exhibit	Page Number
1.1*	—	Form of Underwriting Agreement
3.1*	—	Amended Articles of Incorporation of Britannia Bulk Holdings Inc
3.2*	—	Bylaws of Britannia Bulk Holdings Inc
4.1*	—	Form of specimen of share certificate of Britannia Bulk Holdings Inc, par value $0.01 per share
5.1*	—	Opinion of Dennis J. Reeder, Reeder & Simpson, P.C., Marshall Islands Counsel to Britannia Bulk Holdings Inc as to validity of the common shares
8.1*	—	Opinion of Vinson & Elkins L.L.P. as to certain tax matters
8.2*	—	Opinion of Addleshaw Goddard LLP as to certain tax matters
8.3*	—	Opinion of Dennis J. Reeder, Reeder & Simpson, P.C. as to certain tax matters
8.4*	—	Opinion of Bedell Cristin as to certain tax matters
10.1*	—	Memorandum of Agreement dated as of November 8, 2007 by and between Britannia Bulk Finance Limited (whose performance is guaranteed by Britannia Bulk Holdings Plc) and Golden Ocean Group Ltd.
10.2*	—	Memorandum of Agreement dated as of November 8, 2007 by and between Britannia Bulk Finance Limited (whose performance is guaranteed by Britannia Bulk Holdings Plc) and Golden Ocean Group Ltd.
10.3*	—	Memorandum of Agreement dated as of November 8, 2007 by and between Britannia Bulk Finance Limited (whose performance is guaranteed by Britannia Bulk Holdings Plc) and Golden Ocean Group Ltd.
10.4*	—	Memorandum of Agreement dated as of November 8, 2007 by and between Britannia Bulk Finance Limited (whose performance is guaranteed by Britannia Bulk Holdings Plc) and Golden Ocean Group Ltd.
10.5*	—	Memorandum of Agreement dated as of November 8, 2007 by and between Britannia Bulk Finance Limited (whose performance is guaranteed by Britannia Bulk Holdings Plc) and Golden Brilliant Inc.
10.6*	—	Memorandum of Agreement dated as of November 8, 2007 by and between Britannia Bulk Finance Limited (whose performance is guaranteed by Britannia Bulk Holdings Plc) and Golden Emerald Inc.
10.7*	—	Memorandum of Agreement dated as of October 24, 2007 by and between Britannia Bulk Plc (or a guaranteed nominee thereof) and Erik Thun AB and B&N Rederi AB
10.8*	—	Memorandum of Agreement dated as of July 27, 2007 by and between Britannia Bulk Plc (or a guaranteed nominee thereof) and Franklin GmbH and Co. KG

10.9*	—	Memorandum of Agreement dated as of July 27, 2007 by and between Britannia Bulk Plc (or a guaranteed nominee thereof) and Baffin GmbH and Co. KG
10.10**	—	Registration Rights Agreement dated as of November 16, 2006 by and among Britannia Bulk Plc, the Guarantors party thereto and Jefferies & Company, Inc., ABN AMRO, Incorporated and DAVY, as Initial Purchasers
10.11**	—	Indenture dated as of November 16, 2006 by and among Britannia Bulk Plc, the Guarantors party thereto and Wilmington Trust Company, as trustee
10.12**	—	Form of 11% Senior Secured Note Due 2011
10.13**	—	First Supplemental Indenture dated as of February 6, 2007 by and among Britannia Bulk Plc, the Guarantors party thereto and Wilmington Trust Company, as trustee
10.14**	—	Second Supplemental Indenture dated as of February 9, 2007 by and among Britannia Bulk Plc, the Guarantors party thereto and Wilmington Trust Company, as trustee
10.15*	—	Third Supplemental Indenture dated as of August 9, 2007 by and among Britannia Bulk Plc, the Guarantors party thereto and Wilmington Trust Company, as trustee
10.16*	—	$30,000,000 Loan Agreement dated February 13, 2007 by and among Britannia Bulk Plc, the Lenders listed thereto and Lloyds TSB Bank Plc as lender, agent and security trustee
10.17*	—	$170,000,000 Loan Agreement dated May 23, 2008 by and among Britannia Bulk Plc, Britannia Bulk Holdings Inc, Lloyds TSB Bank Plc and Nordea Bank Denmark A/S
11.1*	—	Statement re computation of per share earnings (included in note 2(r) to the audited consolidated financial statements)
14.1*	—	Code of Ethics
21.1*	—	List of Subsidiaries (included in note 1 to the audited consolidated financial statements)
23.1	—	Consent of Moore Stephens Hays LLP
23.2	—	Consent of Grant Thornton LLP
23.3*	—	Consent of Vinson & Elkins L.L.P (included in exhibit 8.1)
23.4	—	Consent of Drewry Shipping Consultants, Ltd.
23.5*	—	Consent of Dennis J. Reeder, Reeder & Simpson, P.C., Marshall Islands Counsel to Britannia Bulk Holdings Inc. (included in Exhibits 5.1 and 8.3)
23.6*	—	Consent of Addleshaw Goddard (included in Exhibit 8.2)

*
Previously filed.

**
Incorporated by reference from Britannia Bulk Plc's Registration Statement on Form F-4 (Commission Number 333-141113) dated March 7, 2007.

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PROSPECTUS SUMMARY
THE OFFERING
SUMMARY CONSOLIDATED FINANCIAL AND OTHER OPERATING DATA
RISK FACTORS
Risks Related to Our Business
Industry Specific Risk Factors
Risks Relating to Our Debt
Risks Related to Our Common Stock
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
EXCHANGE CONTROLS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION AND INDEBTEDNESS
DILUTION
SELECTED CONSOLIDATED FINANCIAL AND OTHER OPERATING DATA
OPERATING AND FINANCIAL REVIEW AND PROSPECTS
INDUSTRY OVERVIEW
BUSINESS
COMPANY HISTORY AND STRUCTURE
DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES
PRINCIPAL AND SELLING STOCKHOLDERS
RELATED PARTY TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF CERTAIN INDEBTEDNESS
TAXATION
UNDERWRITING
VALIDITY OF SECURITIES
EXPERTS
INDUSTRY DATA
ENFORCEABILITY OF U.S. CIVIL LIABILITIES
WHERE YOU CAN FIND MORE INFORMATION
BRITANNIA BULK HOLDINGS INC INDEX TO FINANCIAL STATEMENTS
BRITANNIA BULK HOLDINGS INC CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except share and per share amounts) (Unaudited)
BRITANNIA BULK HOLDINGS INC CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except share and per share amounts)
BRITANNIA BULK HOLDINGS INC CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (Dollars in thousands, except share and per share amounts) (Unaudited)
BRITANNIA BULK HOLDINGS INC CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands, except share and per share amounts) (Unaudited)
BRITANNIA BULK HOLDINGS INC NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Dollars in thousands, except share and per share amounts) THREE MONTHS ENDED MARCH 31, 2008 and 2007 (Unaudited)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
BRITANNIA BULK HOLDINGS INC CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except share and per share amounts)
BRITANNIA BULK HOLDINGS INC CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except share and per share amounts)
BRITANNIA BULK HOLDINGS INC CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Dollars in thousands, except share and per share amounts)
BRITANNIA BULK HOLDINGS INC CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands, except share and per share amounts)
BRITANNIA BULK HOLDINGS INC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
TABLE OF CONTENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 6. Indemnification of Directors and Officers.
  Item 7. Recent Sales of Unregistered Securities.
  Item 8. Exhibits and Financial Statement Schedules.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
AUTHORIZED REPRESENTATIVE
INDEX TO EXHIBITS